                                                Filed pursuant to Rule 424(b)(3)
                                                Registration No. 333-36493


                             JOINT PROXY STATEMENT

      SOUTHFIRST BANCSHARES, INC.                                        FIRST FEDERAL SAVINGS AND LOAN
          FOR SPECIAL MEETING                                            ASSOCIATION OF CHILTON COUNTY
            OF SHAREHOLDERS                                                   FOR SPECIAL MEETING
            TO BE HELD ON                                                       OF SHAREHOLDERS
           OCTOBER 29, 1997                                                     TO BE HELD ON
                                                                               OCTOBER 28, 1997


                             --------------------

                                   PROSPECTUS

                          SOUTHFIRST BANCSHARES, INC.

                             --------------------

         This Joint Proxy Statement/Prospectus is being furnished to shareholders of SouthFirst Bancshares, Inc. ("SouthFirst") and First Federal Savings and Loan Association of Chilton County ("Chilton County"), in connection with the solicitation of proxies by the respective Boards of Directors of such organizations for use at the Special Meeting of Shareholders of SouthFirst (the "SouthFirst Special Meeting") and the Special Meeting of Shareholders of Chilton County (the "Chilton County Special Meeting") (including any adjournments or postponements thereof), to be held on October 29, 1997 and October 28, 1997, respectively. This Joint Proxy Statement/Prospectus relates to a proposal to adopt the Amended and Restated Agreement and Plan of Merger, dated as of September 17, 1997 (the "Merger Agreement"), by and among SouthFirst, First Federal of the South ("First Federal"), a federally chartered stock savings bank and a wholly-owned subsidiary of SouthFirst, and Chilton County, and to approve the merger (the "Merger") of Chilton County and First Federal, pursuant to which Chilton County will be merged with and into First Federal, and each issued and outstanding share of common stock, par value $.01 per share, of Chilton County ("Chilton County Common Stock") will be converted into the right to receive (i) cash,
(ii) shares of common stock, par value $.01 per share, of SouthFirst ("SouthFirst Common Stock"), or (iii) any combination of cash and shares (subject to certain limitations which are detailed more fully in this Joint Proxy Statement/Prospectus). A copy of the Merger Agreement is attached hereto as Appendix A and is incorporated herein by reference.

         This Joint Proxy Statement/Prospectus also constitutes the Prospectus of SouthFirst relating to the shares of SouthFirst Common Stock issuable to holders of Chilton County Common Stock in connection with the Merger.

         FOR CERTAIN FACTORS WHICH SHOULD BE CONSIDERED IN EVALUATING THE MERGER, SEE "RISK FACTORS CONSIDERATIONS" BEGINNING ON PAGE 17.

         This Joint Proxy Statement/Prospectus and the accompanying form of proxy are first being mailed to shareholders of SouthFirst and Chilton County on or about October 1, 1997.

    NEITHER THIS TRANSACTION NOR THE SECURITIES COVERED BY THIS JOINT PROXY
         STATEMENT/PROSPECTUS HAVE BEEN APPROVED OR DISAPPROVED BY THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION.  NEITHER THE SECURITIES AND EXCHANGE COMMISSION
            NOR ANY STATE SECURITIES COMMISSION HAS PASSED UPON THE
              FAIRNESS OR MERITS OF THIS TRANSACTION NOR UPON THE
               ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED
                IN THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY
                  REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

    THE SECURITIES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR BANK DEPOSITS,
       ARE NOT OBLIGATIONS OF OR GUARANTEED BY ANY BANKING OR NONBANKING
         AFFILIATE OF SOUTHFIRST, AND ARE NOT INSURED BY THE FEDERAL
        DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

                             --------------------

    The date of this Joint Proxy Statement/Prospectus is October 1, 1997.

                             AVAILABLE INFORMATION

         SouthFirst is subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the regional offices of the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such information can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. Such documents may also be obtained at the web site maintained by the Commission (http://www.sec.gov). In addition, such reports, proxy statements and other information concerning SouthFirst can be inspected at the offices of The American Stock Exchange, 86 Trinity Place, New York, New York 10006-1881.

         This Joint Proxy Statement/Prospectus is filed as part of a Registration Statement on Form S-4 (together with any exhibits and amendments thereto, the "Registration Statement") filed by SouthFirst with the Commission under the Securities Act of 1933, as amended (the "Securities Act") and does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. The Registration Statement and any amendments thereto, including exhibits filed as a part thereof, are available for inspection and copying as set forth above.

         NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED OR INCORPORATED IN THIS JOINT PROXY STATEMENT/PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY SOUTHFIRST OR CHILTON COUNTY.

         THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO EXCHANGE OR SELL, OR A SOLICITATION OF AN OFFER TO EXCHANGE OR PURCHASE, THE SECURITIES OFFERED BY THIS JOINT PROXY STATEMENT/PROSPECTUS; NOR DOES IT CONSTITUTE THE SOLICITATION OF A PROXY, IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR TO OR FROM ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

         THE INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS SPEAKS AS OF THE DATE HEREOF UNLESS OTHERWISE SPECIFICALLY INDICATED.

         NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF SOUTHFIRST OR CHILTON COUNTY SINCE THE DATE OF THIS JOINT PROXY
STATEMENT/PROSPECTUS OR THAT THE INFORMATION IN THIS JOINT PROXY
STATEMENT/PROSPECTUS IS CORRECT AT ANY TIME SUBSEQUENT TO THAT DATE.

         THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT COVER ANY RESALES OF THE SOUTHFIRST COMMON STOCK OFFERED HEREBY TO BE RECEIVED BY SHAREHOLDERS OF CHILTON COUNTY DEEMED TO BE "AFFILIATES" OF SOUTHFIRST OR CHILTON COUNTY UPON THE CONSUMMATION OF THE MERGER. NO PERSON IS AUTHORIZED TO MAKE USE OF THIS JOINT PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH ANY SUCH RESALES.

                              TABLE OF CONTENTS

                                                                                                                      Page
                                                                                                                      ----
AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  ii

SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         The Parties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         The Special Meetings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         Terms of the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         Selected Financial Data  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

RISK FACTORS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         No Prior Acquisition History . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         Dependence on Key Personnel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         Highly Competitive Nature of Banking Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         Unpredictable Economic Conditions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         Interest Rate Sensitivity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         Exposure to Regulatory and Legislative Changes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         Restrictions on Future Acquisitions of the Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         Possible Stock Price Volatility  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         Unpredictable Elections  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

INTRODUCTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

THE SPECIAL MEETINGS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         Date, Time and Place . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         Purpose of Special Meeting . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         Record Date; Shares Entitled to Vote . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         Quorum; Vote Required  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         Voting; Solicitation and Revocation of Proxies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

BACKGROUND OF AND REASONS FOR THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         Reasons for the Merger; Recommendation of Boards of Directors  . . . . . . . . . . . . . . . . . . . . . . .  24
         Opinion of SouthFirst's Financial Advisor  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         Opinion of Chilton County's Financial Advisor  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

TERMS OF THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         The Effective Time . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         Merger Consideration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         Fractional Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         Options  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         Election, Allocation and Exchange of Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         Conditions Precedent to the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         Conduct of Business Prior to the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         Modification, Waiver and Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         No Solicitation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         Expenses and Termination Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         Certain Federal Income Tax Consequences  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         Interests of Certain Persons in the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         Accounting Treatment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46


         Regulatory Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         Restrictions on Resales by Affiliates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47

DISSENTERS' RIGHTS OF APPRAISAL OF
     CHILTON COUNTY SHAREHOLDERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48

PRO FORMA CONDENSED CONSOLIDATED
     FINANCIAL INFORMATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49

PRO FORMA CONDENSED CONSOLIDATED
     STATEMENT OF FINANCIAL CONDITION   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50

PRO FORMA CONDENSED CONSOLIDATED
     STATEMENT OF OPERATIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51

PRO FORMA CONDENSED CONSOLIDATED
     STATEMENT OF OPERATIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52

DESCRIPTION OF SOUTHFIRST CAPITAL STOCK . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         SouthFirst Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         SouthFirst Preferred Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         Chilton County Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         Chilton County Preferred Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54

COMPARISON OF SHAREHOLDER RIGHTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         Cumulative Voting  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         Board of Directors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         Quorum of Shareholders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
         Adjournment and Notice of Shareholder Meetings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
         Special Meetings of Shareholders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
         Shareholder Consent In Lieu of Meeting . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
         Shareholder Proposals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
         Indemnification of Officers and Directors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
         Limitation of Personal Liability of Directors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
         Amendment of Articles of Incorporation/Federal Stock Charter and Bylaws  . . . . . . . . . . . . . . . . . .  60
         Shareholder Vote Required to Approve Certain Business Combinations . . . . . . . . . . . . . . . . . . . . .  61
         Restrictions on Acquisitions of Securities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62

INFORMATION REGARDING SOUTHFIRST  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
         Business of SouthFirst . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
         Business of First Federal  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
         Properties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  70
         Legal Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  71

MANAGEMENT OF SOUTHFIRST  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  71
         Directors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  72
         Executive Officers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  73
         Compliance With Section 16(a) of the Securities Exchange Act of 1934 . . . . . . . . . . . . . . . . . . . .  74


         Executive Compensation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  75
         Employment and Deferred Compensation Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  76
         Stock Option Plan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  78
         Compensation of Directors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  80
         Compensation Committee Interlocks and Insider Participation  . . . . . . . . . . . . . . . . . . . . . . . .  80
         Security Ownership of Certain Beneficial Owners and Management . . . . . . . . . . . . . . . . . . . . . . .  81
         Certain Relationships and Related Transactions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  82

SOUTHFIRST--MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS. . . . . . . . . ..  83
         Asset/Liability Management . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  83
         Average Balance, Interest and Average Yields and Rates . . . . . . . . . . . . . . . . . . . . . . . . . . .  87
         Financial Condition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  90
         Capital Resources  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 106
         Results of Operations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 108

INFORMATION REGARDING CHILTON COUNTY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 115
         Business of Chilton County . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 115
         Executive Compensation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 115
         Aggregated Options Exercises and Fiscal Year-End Option Values . . . . . . . . . . . . . . . . . . . . . . . 116
         Certain Relationships and Related Transactions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 117
         Security Ownership of Certain Beneficial Owners and Management . . . . . . . . . . . . . . . . . . . . . . . 117

CHILTON COUNTY--MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS  . . . . . . .  119
         Operating Strategy . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 119
         Asset/Liability Management . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 119
         Average Balance, Interest and Average Yields and Rates . . . . . . . . . . . . . . . . . . . . . . . . . . . 123
         Financial Condition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 126
         Capital Resources  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 142
         Results of Operations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 145

SUPERVISION AND REGULATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 151
         Savings and Loan Holding Company Regulation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 152
         Regulation of First Federal and Chilton County . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 154

LEGAL OPINIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 163

EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 164

PROPOSALS BY SOUTHFIRST SHAREHOLDERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 164

OTHER MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 164



INDEX TO SOUTHFIRST CONSOLIDATED FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-1

INDEX TO CHILTON COUNTY FINANCIAL STATEMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-1


APPENDIX A      Amended and Restated Agreement and Plan of Merger, dated as of
                September 17, 1997, among SouthFirst Bancshares, Inc., First
                Federal of the South and First Federal Savings and Loan
                Association of Chilton County

APPENDIX B      Opinion of Trident Financial Corporation

APPENDIX C      Opinion of Professional Bank Services, Inc.

APPENDIX D      Dissenters' Rights of Appraisal

                                    SUMMARY

       Certain significant matters discussed in this Joint Proxy Statement/Prospectus are summarized below. This summary is not intended to be complete and is qualified in all respects by reference to the more detailed information contained elsewhere in this Joint Proxy Statement/Prospectus, the Appendices hereto and the documents referred to and incorporated by reference herein.

                                  THE PARTIES

SOUTHFIRST BANCSHARES, INC. . . . . . . . . .     SouthFirst is a thrift holding company headquartered in Sylacauga,
                                                    Alabama, conducting its primary banking business through its subsidiary, First Federal of the South ("First Federal").
                                                    SouthFirst was incorporated under the laws of the State of Delaware in April of 1994, as a vehicle to enhance First Federal's ability to serve its customers' requirements for various financial services.
                                                    The holding company structure provides flexibility for expansion of
                                                    SouthFirst's banking and other financial services businesses.  See
                                                    "INFORMATION REGARDING SOUTHFIRST -- Business of SouthFirst."

FIRST FEDERAL OF THE SOUTH  . . . . . . . . .     Beginning its operation as a federally chartered mutual savings and loan association in 1949, First Federal is a member of the Federal
                                                    Home Loan Bank System and the Federal Deposit Insurance Corporation.
                                                    First Federal is a federally chartered savings bank without trust powers.  It operates as a locally owned bank, targeting primarily the banking needs of individuals, professionals and small to medium-
                                                    sized businesses.  First Federal's principal business consists of attracting deposits from the general public and investing those deposits, together with funds generated from principal and interest payments on loans and mortgage-backed securities and from
                                                    operations, primarily in one-to-four family residential mortgage loans, and to a lesser extent, construction loans and consumer loans.  First Federal may also originate commercial loans.  First
                                                    Federal's main office is located in Sylacauga, Alabama.  In addition, First Federal operates a branch office in Talladega,
                                                    Alabama, and a loan production office in Birmingham.  See
                                                    "INFORMATION REGARDING SOUTHFIRST -- Business of First Federal."

FIRST FEDERAL SAVINGS AND LOAN
  ASSOCIATION OF CHILTON COUNTY . . . . . . .     Chilton County was founded in 1963 as a federally chartered mutual savings and loan association and converted in


                                                    November 1988 to a federally chartered stock savings and loan association.  Chilton County's main office is located in Clanton,
                                                    Alabama, which is located in Chilton County.  Chilton County also operates a branch office in Centreville, Alabama, which is located in Bibb County.  Chilton County is primarily a real estate mortgage lender whose business revolves around the origination of one-to-four family residential mortgage loans.  In addition, Chilton County engages in an array of traditional banking activities, including the acceptance of savings and time deposit accounts, as well as NOW and money market accounts.  Chilton County derives its operating revenues largely from interest and fees in connection with its lending activities.  Chilton County also receives significant operating revenues from its holdings of mortgage-backed securities.
                                                    See "INFORMATION REGARDING CHILTON COUNTY."

                                             THE SPECIAL MEETINGS

DATE, TIME AND PLACE OF THE
  SPECIAL MEETINGS  . . . . . . . . . . . . .     SouthFirst.  The Special Meeting of SouthFirst shareholders is to be held on Wednesday, October 29, 1997, at 2:00 p.m., local time, at the main office of SouthFirst, located at 126 North Norton Avenue,
                                                    Sylacauga, Alabama 35150 (together with any adjournments or postponements thereof, the "SouthFirst Special Meeting").  See "THE
                                                    SPECIAL MEETINGS -- Date, Time and Place."

                                                  Chilton County.  The Special Meeting of Chilton County shareholders is to be held on Tuesday, October 28, 1997, at 4:00 p.m., local time, at the main office of Chilton County, located at 102 5th Street
                                                    North, Clanton, Alabama 35046 (together with any adjournments or postponements thereof, the "Chilton County Special Meeting").  See
                                                    "THE SPECIAL MEETINGS -- Date, Time and Place."

PURPOSE OF THE SPECIAL MEETINGS . . . . . . .     SouthFirst.  The purpose of the SouthFirst Special Meeting is to consider and vote upon a proposal to approve the Merger Agreement and to approve the Merger as set forth in the Merger Agreement; and
                                                    to transact such other business as may properly come before the
                                                    SouthFirst Special Meeting or any adjournments or postponements thereof.  See "THE SPECIAL MEETINGS -- Purpose of Special Meetings."


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
                                                  Chilton County.  The purpose of the Chilton County Special Meeting is to consider and vote upon a proposal to approve the Merger Agreement and to approve the Merger as set forth in the Merger Agreement and to transact such other business as may properly come before the
                                                    Chilton County Special Meeting or any adjournments or postponements thereof.  See "THE SPECIAL MEETINGS -- Purpose of Special Meetings."

RECORD DATE . . . . . . . . . . . . . . . . .     SouthFirst.  Only holders of record of shares of SouthFirst Common
                                                    Stock at the close of business on September 10, 1997 (the
                                                    "SouthFirst Record Date") are entitled to notice of and to vote at the SouthFirst Special Meeting.  On that date, 847,600 shares of
                                                    SouthFirst Common Stock were outstanding and entitled to vote.  See
                                                    "THE SPECIAL MEETINGS -- Shares Entitled to Vote."

                                                  Chilton County.  Only holders of record of shares of Chilton County
                                                    Common Stock at the close of business on September 22, 1997 (the
                                                    "Chilton County Record Date") are entitled to notice of and to vote at the Chilton County Special Meeting.  On that date, 169,222 shares of Chilton County Common Stock were outstanding and entitled to vote.  See "THE SPECIAL MEETINGS -- Shares Entitled to Vote."

VOTES REQUIRED  . . . . . . . . . . . . . . .     SouthFirst.  The affirmative vote of the holders of a majority of the shares of SouthFirst Common Stock present and voting at the
                                                    SouthFirst Special Meeting is necessary to approve the Merger.
                                                    Directors and executive officers of SouthFirst beneficially owned as of  September 10, 1997, 160,889 shares of SouthFirst Common Stock
                                                    (approximately 18.6% of the shares then outstanding).  See "THE
                                                    MEETINGS -- Quorum; Vote Required."

                                                  Chilton County.  The affirmative vote of the holders of two-thirds
                                                    (66 2/3%) of the outstanding shares of Chilton County Common Stock is required for approval of the Merger Agreement and the Merger.
                                                    Directors and executive officers of Chilton County beneficially owned as of September 22, 1997, 108,177 shares of Chilton County
                                                    Common Stock (approximately 61% of the shares then outstanding).
                                                    See "THE SPECIAL MEETINGS -- Quorum; Vote Required."


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
                              TERMS OF THE MERGER


STRUCTURE . . . . . . . . . . . . . . . . . .     Pursuant to the Merger Agreement, Chilton County will be merged with and into First Federal.  First Federal will be the surviving bank in the Merger.  As a result of the Merger, the separate legal existence of Chilton County will cease.

MERGER CONSIDERATION  . . . . . . . . . . . .     Under the terms of the Merger Agreement, each share of Chilton County
                                                    Common Stock issued and outstanding immediately prior to the
                                                    Effective Time (excluding shares held by shareholders who perfect their dissenters' rights) shall cease to be outstanding and shall be converted at the option of such shareholders into the right to receive (i) $31.50 per share (the "Cash Price Per Share"), (ii) the
                                                    "Stock Price Per Share" (as defined below) or (iii) any combination of the Cash Price Per Share and the Stock Price Per Share; subject to the limitations more fully described below and provided that no single share of Chilton County Common Stock may be converted into a combination of the Cash Price Per Share and the Stock Price Per
                                                    Share.  See "TERMS OF THE MERGER -- Merger Consideration."

                                                  The Stock Election. Holders of Chilton County Common Stock may elect to receive shares of SouthFirst Common Stock in the Merger in accordance with the election procedures set forth in the Merger
                                                    Agreement.  See "TERMS OF THE MERGER -- Election, Allocation and
                                                    Exchange of Certificates."  Holders who elect SouthFirst Common
                                                    Stock will receive an amount of SouthFirst Common Stock (the "Stock
                                                    Price Per Share") in respect of each share of Chilton County Common
                                                    Stock that is so converted equal to the product of the Average
                                                    Closing Price (as defined below) multiplied by the Exchange Ratio
                                                    (as defined below).  The Average Closing Price shall mean the average of the closing sale price per share of SouthFirst Common
                                                    Stock on the American Stock Exchange (as reported in The Wall Street
                                                    Journal, or if not reported thereby, any other authoritative source as mutually determined by SouthFirst and Chilton County) for each of the 10 Trading Days immediately preceding the five consecutive
                                                    Business Days immediately preceding the Effective Time.  A "Trading
                                                    Day" means any day in which the American Stock Exchange is open and no less than 100 shares of SouthFirst Common Stock are traded.

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

                                                    A "Business Day" shall mean any day, except Saturdays, Sundays and
                                                    Federal Holidays, in which First Federal is open.  See "TERMS OF THE
                                                    MERGER -- Merger Consideration."

                                                  The exchange ratio (the "Exchange Ratio") for each share of Chilton
                                                    County Common Stock shall be that number of shares of SouthFirst
                                                    Common Stock equal to the quotient obtained by dividing $31.50 by the Average Closing Price.  See "TERMS OF THE MERGER -- Merger
                                                    Consideration."

                                                  The Cash Election. Holders of Chilton County Common Stock may elect to receive cash in the Merger in accordance with the election procedures set forth in the Merger Agreement.  Holders who elect cash will receive $31.50 in respect of each share of Chilton County
                                                    Common Stock that is so converted.  The Merger Agreement provides that the Aggregate Cash Amount (which includes the cash paid for
                                                    (1) the Chilton County Options, (2) any dissenters' rights
                                                    (estimated at $31.50 per share) and (3) fractional shares) that may be paid in the Merger to satisfy such elections will not exceed 50%
                                                    of the aggregate merger consideration (the "Threshold Cash Amount").


                                                    If the Aggregate Cash Amount is more or less than the Threshold Cash
                                                    Amount, the number of shares of SouthFirst Common Stock and the amount of cash paid to each electing holder of Chilton County Common
                                                    Stock shall be allocated pro rata so that the 50% threshold described above is not exceeded.  See "TERMS OF THE MERGER --
                                                    Election, Allocation and Exchange of Certificates."

                                                  Notwithstanding the preceding discussion of the merger consideration, the aggregate amount of shares of SouthFirst Common Stock that will be paid in the merger to satisfy such elections will not exceed 50%
                                                    of the total Merger consideration paid in exchange for shares of
                                                    Chilton County Common Stock.  If the aggregate elections of cash or shares exceeds 50% of the total merger consideration, then
                                                    SouthFirst shall allocate shares and cash to each electing shareholder on a pro rata basis.  Therefore, no shareholder of
                                                    Chilton County can be guaranteed that, if so elected, all shares of
                                                    Chilton County


                                                    Common Stock will be converted into the right to receive SouthFirst
                                                    Common Stock, or that a cash election will be accepted in full, or that, if so elected, a particular combination of shares of
                                                    SouthFirst Common Stock and cash will be received.  See "TERMS OF
                                                    THE MERGER -- Election, Allocation and Exchange of Certificates."


RECOMMENDATIONS OF THE
  BOARD OF DIRECTORS  . . . . . . . . . . . .     SouthFirst.  The Board of Directors of SouthFirst (the "SouthFirst
                                                    Board") believes that the Merger is in the best interests of
                                                    SouthFirst and its shareholders and has unanimously approved the
                                                    Merger Agreement and the Merger.  The SouthFirst Board recommends that SouthFirst shareholders approve the Merger Agreement and the
                                                    Merger.  The SouthFirst Board's recommendation is based upon a number of factors discussed in this Joint Proxy
                                                    Statement/Prospectus.  See "BACKGROUND OF AND REASONS FOR THE MERGER
                                                    -- Reasons for the Merger; Recommendation of Boards of Directors."

                                                  Chilton County.  The Board of Directors of Chilton County (the
                                                    "Chilton County Board") believes that the Merger is in the best interests of Chilton County and its shareholders and has approved
                                                    (by a majority vote with one director abstaining) the Merger
                                                    Agreement and the Merger.  The Chilton County Board recommends that
                                                    Chilton County shareholders approve the Merger Agreement and the
                                                    Merger.  The Chilton County Board's recommendation is based upon a number of factors discussed in this Joint Proxy
                                                    Statement/Prospectus.  See "BACKGROUND OF AND REASONS FOR THE MERGER
                                                    -- Reasons for the Merger; Recommendation of Boards of Directors."

OPINIONS OF FINANCIAL ADVISERS  . . . . . . .     SouthFirst.  Trident Financial Corporation ("Trident") has delivered its opinion to the SouthFirst Board that, as of September 26, 1997, the financial terms of the Merger are fair, from a financial point of view, to the shareholders of SouthFirst.  A copy of the opinion of Trident, setting forth the assumptions made, the matters considered and the limitations on the review undertaken in rendering such opinion, is attached to this Joint
                                                    Proxy Statement/Prospectus as Appendix B and should be read in its entirety.  See "BACKGROUND OF AND

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
                                                    REASONS FOR THE MERGER -- Opinion of SouthFirst's Financial Advisor."

                                                  Chilton County.  Professional Bank Services, Inc. ("PBS") has
                                                    delivered its opinion to the Chilton County Board that, as of
                                                    October __, 1997, the financial terms of the Merger are fair, from a financial point of view, to the shareholders of Chilton County.  A copy of the opinion of PBS, setting forth the assumptions made, the matters considered and the limitations on the review undertaken in rendering such opinion, is attached to this Joint Proxy Statement/Prospectus as Appendix C and should be read in its entirety.  See "BACKGROUND OF AND REASONS FOR THE
                                                    MERGER -- Opinion of Chilton County's Financial Advisor."

MANAGEMENT AND OPERATIONS
  AFTER THE MERGER  . . . . . . . . . . . . .     Management.  Following consummation of the Merger, the SouthFirst
                                                    Board will be expanded by one member (the SouthFirst Board is currently comprised of eight members) to include Bobby R. Cook, the
                                                    President and Chief Executive Officer of Chilton County.  The Board
                                                    of Directors of First Federal (the "First Federal Board") will be expanded by three members (the First Federal Board is currently comprised of eight members) to include Mr. Cook, L. Neal Bice and
                                                    Kenneth E. Easterling, all of whom currently serve on the Chilton
                                                    County Board.  See "TERMS OF THE MERGER -- Management and
                                                    Operations After the Merger."

INTERESTS OF CERTAIN PERSONS
  IN THE MERGER . . . . . . . . . . . . . . .     Certain members of Chilton County's management and the Chilton County
                                                    Board may be deemed to have interests in the Merger in addition to their interests, if any, as shareholders of Chilton County generally.  These interests include, among others, (i) that
                                                    SouthFirst has agreed to replace the current employment agreement between Chilton County and its President and Chief Executive
                                                    Officer, Bobby R. Cook, with a new employment agreement with First
                                                    Federal to be effective upon consummation of the Merger; (ii) the election or appointment of certain members of the Chilton County
                                                    Board to the SouthFirst and/or First Federal Boards; and (iii)
                                                    agreements by SouthFirst to indemnify present and former directors, officers, employees and agents of Chilton County from and after the
                                                    Merger against certain


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
                                                    liabilities arising prior to the Merger to the fullest extent permitted under applicable regulations of the Office of Thrift
                                                    Supervision (the "OTS"), the Chilton County Federal Stock Charter,
                                                    and the Chilton County Bylaws.  Pursuant to his employment agreement with Chilton County, as of June 30, 1997, Mr. Cook would have been entitled to severance payments aggregating approximately $185,000, payable in monthly installments.  However, Mr. Cook has indicated
                                                    that he currently intends to enter into the employment agreement with First Federal.

EFFECTIVE TIME OF THE
  MERGER  . . . . . . . . . . . . . . . . . .     If the Merger Agreement and the Merger are approved by the requisite vote of shareholders of SouthFirst and Chilton County and the other conditions to the Merger are satisfied or waived, the Merger will be consummated and become effective on the last to occur of (i) the effective date of the last required consent of any federal regulatory authority having authority over the Merger (including the expiration of all applicable waiting periods following such consents or the delivery of appropriate notices) or (ii) the date on which the shareholders of SouthFirst and Chilton County approve the Merger
                                                    Agreement, unless otherwise agreed upon by SouthFirst and Chilton
                                                    County.  If approved by SouthFirst and Chilton County shareholders and applicable regulatory authorities, the parties expect that the
                                                    Effective Time will occur on or before October 31, 1997, although there can be no assurance as to whether or when the Merger will occur.  See "TERMS OF THE MERGER -- The Effective Time."

GOVERNMENTAL AND
  REGULATORY MATTERS  . . . . . . . . . . . .     The Merger is subject to the prior approval (or waiver of the approval requirements) by the OTS and the Department of Justice.  The Merger
                                                    may not be consummated until expiration of all applicable waiting periods.  See "TERMS OF THE MERGER -- Regulatory Matters."

                                                  SouthFirst has filed all requisite applications for regulatory review and approval or notice with the OTS in connection with the Merger.
                                                    There can be no assurance that such approvals will be obtained or as to the date of any such approvals.


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
CERTAIN FEDERAL INCOME TAX
  CONSEQUENCES  . . . . . . . . . . . . . . .     The Merger is intended to qualify as a tax-free reorganization under
                                                    Section 368(a) of the Internal Revenue Code of 1986 as amended.
                                                    Smith, Gambrell & Russell, LLP, has delivered an opinion, based upon certain customary assumptions and representations, to the effect that, for federal income tax purposes, no gain or loss will be recognized by the Chilton County shareholders as a result of the
                                                    Merger to the extent that they receive SouthFirst Common Stock solely in exchange for their Chilton County Common Shares.  For a more complete description of the federal income tax consequences, see "TERMS OF THE MERGER -- Federal Income Tax Consequences."

ACCOUNTING TREATMENT  . . . . . . . . . . . .     The Merger will be accounted for by the purchase method of accounting under generally accepted accounting principals.  See "TERMS OF THE
                                                    MERGER -- Accounting Treatment."

CONDITIONS OF THE
 MERGER; TERMINATION  . . . . . . . . . . . .     The consummation of the Merger is conditioned upon the fulfillment or waiver of certain conditions set forth in the Merger Agreement, including, among other things, approval of the Merger by the shareholders of SouthFirst and Chilton County and the absence of any material adverse change in the business of SouthFirst or Chilton
                                                    County and approval (or waiver of the approval requirements) by the applicable regulatory authorities.  See "TERMS OF THE MERGER
                                                    Conditions Precedent to the Merger" and "Modification, Waiver and
                                                    Termination."  The Merger Agreement may be terminated (i) by either party if the Merger has not been consummated on or before
                                                    October 31, 1997, (ii) by mutual consent of the parties, or (iii) by one or both of the parties in certain other situations.  See "TERMS
                                                    OF THE MERGER -- Modification, Waiver and Termination."

DISSENTERS' RIGHTS  . . . . . . . . . . . . .     Each holder of Chilton County Common Stock who dissents from the Merger is entitled to the rights and remedies of dissenting shareholders as set forth in 12 CFR ss. 552.14 (the "Dissenter Provisions"), subject to the compliance with the procedures set forth therein.  Among other things, a dissenting shareholder is entitled to receive an amount in cash equal to the fair value (as defined) of such holder's


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
                                                    shares, as discussed under "DISSENTERS' RIGHTS OF CHILTON COUNTY
                                                    SHAREHOLDERS."  See also Appendix D hereto.  To perfect dissenters'
                                                    rights, a shareholder must comply with the Dissenter Provisions which require, among other things, that the shareholder give Chilton
                                                    County notice of such holder's intention to dissent from the Merger
                                                    Agreement prior to the vote of the shareholders of Chilton County at the Chilton County Special Meeting and that such shareholder not vote his or her shares in favor of the Merger Agreement.  Any
                                                    Chilton County shareholder who returns a signed proxy but fails to provide instructions as to the manner in which such holder's shares are to be voted will be deemed to have voted in favor of the Merger
                                                    Agreement and thus will not be entitled to assert dissenters'
                                                    rights.  Shareholders should note that the obligations of each party to consummate the Merger are subject to the condition, among others, that Chilton County shall not have received notification of demands from dissenting shareholders who hold an aggregate of 10% or more of the outstanding Chilton County Common Stock.  See "DISSENTERS'
                                                    RIGHTS OF CHILTON COUNTY SHAREHOLDERS."

                                                  Any holder of Chilton County Common Stock who dissents and then elects not to perfect his or her rights under the Dissenter Provisions, shall receive the
                                                    Cash Price Per Share (i.e., $31.50) for each share of Chilton County Common
                                                    Stock held by such holder.  See "DISSENTERS' RIGHTS OF CHILTON COUNTY
                                                    SHAREHOLDERS."


EFFECT OF THE MERGER  . . . . . . . . . . . .     The rights of SouthFirst shareholders differ in certain respects
  ON RIGHTS OF CHILTON COUNTY SHAREHOLDERS          from the rights of Chilton County shareholders, including, but not limited to, rights relating to the removal of directors, filling vacancies on the board of directors, the establishment of a quorum for meetings of shareholders and the shareholder vote required to approve certain business combinations. For a comparison of the rights of SouthFirst shareholders and Chilton County shareholders, respectively, see "COMPARISON OF SHAREHOLDER RIGHTS."

ELECTION DEADLINE . . . . . . . . . . . . . .     Any shares of Chilton County Common Stock with respect to which the holder (or the beneficial owner, as the case may be) has not made an election on or before
                                                    4:00 p.m., October 28, 1997, will be converted into cash at the Cash Price Per
                                                    Share (i.e., $31.50).  See "THE TERMS OF THE MERGER - Elections, Allocation and
                                                    Exchange of Certificates."

RISK FACTORS  . . . . . . . . . . . . . . . .     Shareholders of Chilton County and SouthFirst should carefully consider the matters set forth under "CERTAIN CONSIDERATIONS."  The matters to be considered, among other things, include the ability of
                                                    SouthFirst to manage its growth, its dependence on senior
                                                    management, intense competition among financial institutions, unpredictable economic conditions, future legislation and government regulation, and other considerations.

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


                            SELECTED FINANCIAL DATA

         Selected Financial Data of SouthFirst. The following table sets forth selected historical financial data of SouthFirst for each of the five fiscal years in the period ended September 30, 1996 and the nine month periods ended
June 30, 1997 and 1996. The financial data for the fiscal years has been derived from SouthFirst's audited consolidated financial statements. The financial data for the nine month periods has been derived from SouthFirst's unaudited consolidated financial statement. The information set forth below should be read in conjunction with "SOUTHFIRST MANAGEMENT'S DISCUSSION AND
ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS," SouthFirst's financial statements and related notes and selected financial data included elsewhere herein.


FINANCIAL CONDITION:

                                         At June 30,                      At September 30,
                                       ----------------     --------------------------------------------------
                                       1997       1996       1996       1995       1994       1993       1992
                                       ----       ----       ----       ----       ----       ----      -----
                                                  (In thousands, except per share data and ratios)
Total amount of:
    Assets  . . . . . . . . . . . .   $97,283   $90,542    $90,282     $85,495   $82,477    $80,558  $83,002
    Loans   . . . . . . . . . . . .    71,513    62,035     62,402      53,533    50,101     44,441   45,852
    Investments (1)   . . . . . . .    17,291    22,263     21,789      27,888    29,331     32,909   33,960
    Deposits  . . . . . . . . . . .    62,542    65,290     64,095      62,832    64,771     66,541   71,541
    Borrowed funds  . . . . . . . .    18,493    10,512     10,959       6,070     9,135      6,144    4,502
    Retained earnings   . . . . . .     5,752     5,958      5,690       7,624     7,262      6,902    6,110
    Shareholders' equity  . . . . .    13,616    13,050     12,888      14,771     7,262      6,902    6,110

RESULTS OF OPERATIONS:

                                             Nine Months
                                            Ended June 30,                     Year ended September 30,
                                        -------------------       -----------------------------------------------------
                                           1997        1996         1996        1995       1994        1993      1992
                                        -------     -------        ------     -------    --------    ------     -------
                                                     (In thousands, except per share data and ratios)
Net interest income . . . . . . . .     $ 2,475     $ 2,288       $ 3,061     $  3,104   $ 2,838     $ 2,772    $ 2,551
Provision for loan losses . . . . .         (36)         (1)           (1)         (29)      (50)        (30)       (35)
Other income  . . . . . . . . . . .         732       1,142         1,290          559       593         488        394
Other expense . . . . . . . . . . .      (2,554)     (2,834)       (4,274)      (2,660)   (2,767)     (2,031)    (2,072)
                                        -------     -------       -------     --------   -------     -------    -------
Income before taxes   . . . . . . .         616         593            75          974       614       1,199        838
Income tax expense  . . . . . . . .        (246)       (214)          (92)        (363)     (235)       (407)      (300)
                                        -------      -------      -------     --------   -------     -------    -------
Income (loss) before
    accounting change   . . . . . .         370         379           (17)         611       379         792        538
Accounting change (2) . . . . . . .           -           -            --            -       (18)          -       -
                                        -------     -------       -------     --------   -------     -------    -------
Net income (loss) . . . . . . . . .     $   370     $   379           (17)    $    611   $   361     $   792    $   538
                                        =======     =======       =======     ========   =======     =======    =======
Per common share data (3):
    Net income (loss)   . . . . . .     $  0.43     $  0.44       $ (0.02)    $   1.17   $    --     $    --    $    --
                                        =======     =======       =======     ========   =======     =======    =======
    Cash dividends declared   . . .     $  0.38     $  2.38       $  2.50     $   0.30   $    --     $    --    $    --
                                        =======     =======       =======     ========   =======     =======    =======

(1) Includes overnight deposits in other financial institutions.
(2) Cumulative effect of change in accounting for income taxes under FAS No. 109, Accounting for Income Taxes.
(3) First Federal was converted to a stock form of ownership on February 13, 1995.

    Selected Financial Data of Chilton County. The following tables set forth selected financial data for each of the five fiscal years in the period ended June 30, 1997. Such financial data has been derived from Chilton County's audited financial statements. The information set forth below should be read in conjunction with "CHILTON COUNTY MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS," Chilton County's financial statements and related notes and selected financial data included elsewhere herein.

FINANCIAL CONDITION:

                                                                                At June 30,
                                                   -----------------------------------------------------------------------
                                                    1997             1996          1995          1994           1993
                                                    ----             ----          ----          ----           ----
                                                                          (In thousands)
Total amount of:
    Assets  . . . . . . . . . . . . . . . . .      $  74,753        $  73,915     $  73,516      $  71,325     $  68,853
    Loans   . . . . . . . . . . . . . . . . .         33,843           34,369        29,226         29,839        31,212
    Investments   . . . . . . . . . . . . . .         30,238           35,348        40,032         38,793        30,295
    Interest-bearing deposits
      and federal funds sold  . . . . . . . .          7,828              734         1,496            246         4,362
    Deposits  . . . . . . . . . . . . . . . .         68,152           69,525        67,399         66,503        64,575
    Borrowed funds  . . . . . . . . . . . . .          2,000                          1,000
    Retained earnings   . . . . . . . . . . .          3,491            3,558         3,499          3,393         2,873
    Stockholders' equity  . . . . . . . . . .          4,376            4,119         4,573          4,358         4,076

RESULTS OF OPERATIONS:

                                                                        Year ended June 30,
                                                --------------------------------------------------------------------
                                                 1997           1996           1995           1994           1993
                                                 ----           ----           ----           ----           ----
                                                           (In thousands, except per share data)
Net interest income . . . . . . . . . . . .     $  1,674       $  1,373       $  1,711        $ 1,840       $ 1,889
Provision for loan losses . . . . . . . . .          (64)           (85)           (53)           (76)           90
Other income  . . . . . . . . . . . . . . .          228            257            195            278           173
Other expense . . . . . . . . . . . . . . .       (1,910)        (1,375)        (1,618)        (1,231)       (1,731)
                                                ---------      --------       --------        -------       -------
Income (loss) before
   taxes  . . . . . . . . . . . . . . . . .          (72)           170            235            811           421
Income tax expense  . . . . . . . . . . . .           52            (63)           (80)          (244)         (267)
                                                --------       --------       --------        -------       -------
Net income (loss) . . . . . . . . . . . . .     $    (20)      $    107       $    155        $   567       $   154
                                                ========       ========       ========        =======       =======
Per common share data:
Net income (loss) . . . . . . . . . . . . .     $  (0.12)(1)   $   0.63       $   0.91        $  3.35       $  0.91
                                                ========       ========       ========        =======       =======
Cash dividends declared . . . . . . . . . .     $   0.28       $   0.28       $   0.29        $  0.28       $  0.26
                                                ========       ========       ========        =======       =======

(1) Includes the special deposit insurance assessment imposed during the year ended June 30, 1997 by the FDIC on all institutions whose deposits were insured by the SAIF on March 31, 1995. See "SUPERVISION AND REGULATION." Chilton County's assessment was $430,000 in September 1996. If such assessment had not been imposed, Chilton County's net income would have been approximately $238,000 for the year ended June 30, 1997, and its net income per share would have been approximately $1.41.

              SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

         The following table sets forth selected, unaudited, pro forma, combined financial data of SouthFirst, after giving effect to the Merger, accounted for under the purchase method as of October 1, 1995, for income statement data and, as of June 30, 1997, for balance sheet data. For a description of the effect of purchase accounting on the Merger and the historical financial statements of SouthFirst, see "TERMS OF THE MERGER Accounting Treatment." The selected unaudited pro forma combined financial data reflects the Merger based upon preliminary purchase accounting adjustments. Actual adjustments, which may include adjustments to additional assets, liabilities and other items, will be made on the basis of appraisals and evaluations as of the Effective Time and, therefore, is likely to differ from those reflected in the selected, unaudited, pro forma, combined financial data.

         SouthFirst and Chilton County expect that combined operations will achieve substantial benefits from the Merger, including operating cost savings and revenue enhancements. However, the selected, unaudited, pro forma, combined financial data does not reflect any direct costs, potential savings or revenue enhancements which are expected to result from the consolidation of operations of SouthFirst and Chilton County, and, therefore, does not purport to be indicative of the results of future operations.

         Results of each of SouthFirst and Chilton County for the nine months ended June 30, 1997, are not necessarily indicative of results expected for the entire year. All adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of results of interim periods, have been included.

         The selected, unaudited, pro forma, combined financial data has been derived from, and should be read in conjunction with, the Pro Forma Condensed Consolidated Financial Information and the separate historical financial statements of SouthFirst and Chilton County, all of which are included elsewhere in this Joint Proxy Statement/Prospectus.

                                                    Nine Months                       Year Ended
                                                Ended June 30, 1997                September 30, 1996
                                                -------------------                ------------------
                                                  (In thousands, except per share data and ratios)
INCOME STATEMENT DATA:
Net interest income . . . . . . . . . . . .           $    3,595                     $    4,531
Provision for loan losses . . . . . . . . .                  (91)                           (65)
Other income  . . . . . . . . . . . . . . .                  906                          1,518
Other expense . . . . . . . . . . . . . . .               (3,750)                        (6,325)
Income (loss) before taxes  . . . . . . . .                  649                           (341)
Income tax expense  . . . . . . . . . . . .                 (286)                            31
Net income (loss) . . . . . . . . . . . . .           $      374                     $     (310)

PER COMMON SHARE DATA:
Net income (loss) . . . . . . . . . . . . .           $     0.36                     $    (0.31)

Book value  . . . . . . . . . . . . . . . .           $    16.10                     $    15.36
Weighted average common shares
   outstanding  . . . . . . . . . . . . . .            1,033,071                        991,175


                                                  At June 30, 1997               At September 30, 1996
                                                  ----------------               ---------------------
BALANCE SHEET DATA:
Total assets  . . . . . . . . . . . . . . .           $  170,572                     $  162,616
Loans, net  . . . . . . . . . . . . . . . .              105,356                         96,902
Investments(1)  . . . . . . . . . . . . . .               52,272                         54,594
Deposits  . . . . . . . . . . . . . . . . .              130,693                        133,620
Total shareholders' equity  . . . . . . . .           $   16,528                     $   15,426

-------------------
(1)      Includes overnight deposits in other financial institutions.

                      COMPARATIVE UNAUDITED PER-SHARE DATA

         The following table sets forth comparative, unaudited, per share information (i) for SouthFirst on a historical basis and on a pro forma, combined basis, assuming the Merger had been effective during the periods presented, and (ii) for Chilton County on a historical basis and on a pro forma equivalent basis. The pro forma information has been prepared giving effect to the Merger as a purchase using the purchase method of accounting. For a description of the effect of purchase accounting on the Merger and the historical financial statements of SouthFirst, see "TERMS OF THE MERGER Accounting Treatment." The comparative, unaudited, per-share data reflects the Merger based upon preliminary purchase accounting adjustments. Actual adjustments, which may include adjustments to additional assets, liabilities and other items, will be made on the basis of appraisals and evaluations as of the Effective Time and, therefore, are likely to differ from those reflected in the comparative, unaudited, per-share data.

         SouthFirst and Chilton County expect that combined operations will achieve substantial benefits from the Merger, including operating cost savings and revenue enhancements. However, the comparative, unaudited, per-share data does not reflect any direct costs, potential savings or revenue enhancements which are expected to result from the consolidation of operations of SouthFirst and Chilton County, and, therefore, does not purport to be indicate of the results of future operations.

         Results of each of SouthFirst and Chilton County for the nine months ended June 30, 1997, are not necessarily indicative of results expected for the entire year, nor are pro forma amounts necessarily indicative of results of operations or the combined financial position that would have resulted had the Merger been consummated at the beginning of the periods indicated. All adjustments consisting of only normal recurring adjustments necessary for a fair statement of results of interim periods have been included.

         The information presented below should be read in conjunction with the Pro Forma Condensed Consolidated Financial Information and the separate historical financial statements of SouthFirst and of Chilton County, all of which are included elsewhere in this Joint Proxy Statement/Prospectus.

                                                           Nine Months
                                                              Ended
                                                            June 30,
                                                              1997             Year Ended(1)
                                                            --------           -------------
INCOME (LOSS) FROM CONTINUING OPERATIONS PER SHARE:
SouthFirst
         Historical . . . . . . . . . . . . . . . . . .     $ 0.43               $(0.02)
         Pro forma combined . . . . . . . . . . . . . .     $ 0.36               $(0.31)
Chilton County
         Historical . . . . . . . . . . . . . . . . . .     $ 1.07               $(0.12)
         Pro forma combined . . . . . . . . . . . . . .     $ 2.20               $(0.25)

---------------------

(1)      For SouthFirst:  September 30, 1996; for Chilton County: June 30, 1997.

                                                                  At
                                                             June 30, 1997      Year End(1)
                                                             -------------      --------
BOOK VALUE PER SHARE:
SouthFirst
         Historical . . . . . . . . . . . . . . . . . .       $16.53             $15.20
         Pro forma combined . . . . . . . . . . . . . .       $16.10             $15.36
Chilton County
         Historical . . . . . . . . . . . . . . . . . .       $25.86             $25.86
         Pro forma combined . . . . . . . . . . . . . .       $53.27             $53.27

----------------------

(1)      For SouthFirst:  September 30, 1996; for Chilton County: June 30, 1997.

                      SHARE INFORMATION AND MARKET PRICES

         SouthFirst. SouthFirst Common Stock is listed and traded on the American Stock Exchange (the "AMEX") under the symbol "SZB." On April 11, 1997, the last business day preceding the public announcement of the Merger, the closing sale price for SouthFirst Common Stock was $14.13 per share. On September 10, 1997, the SouthFirst Record Date, the closing sale price for SouthFirst Common Stock was $16.50 per share.

         The following table sets forth the quarterly range of high and low closing sale prices per share of SouthFirst Common Stock, from February 14, 1995 (the first day of trading in SouthFirst Common Stock), through June 30, 1997, as reported on the AMEX, together with the amounts of cash dividends per share declared by SouthFirst during each such quarter. For a discussion of SouthFirst's policies concerning the declaration of dividends and regulatory restrictions on such declaration, see "DESCRIPTION OF SOUTHFIRST CAPITAL STOCK AND CHILTON COUNTY CAPITAL STOCK -- Distributions."

                                                                            PRICES OF
                                                                           COMMON STOCK
                                                                           ------------

                                                                         HIGH        LOW       CASH DIVIDENDS(1)
                                                                         ----        ---       -----------------
FISCAL 1997

     Third Quarter  . . . . . . . . . . . . . . . . . . . . . .         $ 16.00    $ 13.88    $      0.125
     Second Quarter   . . . . . . . . . . . . . . . . . . . . .         $ 14.50    $ 12.88    $      0.125
     First Quarter  . . . . . . . . . . . . . . . . . . . . . .         $ 13.25    $ 12.25    $      0.125

FISCAL 1996

     Fourth Quarter   . . . . . . . . . . . . . . . . . . . . .         $ 13.00    $ 12.00    $      0.125
     Third Quarter  . . . . . . . . . . . . . . . . . . . . . .         $ 12.75    $ 12.00    $      0.125
     Second Quarter   . . . . . . . . . . . . . . . . . . . . .         $ 12.75    $ 11.50    $      2.125
     First Quarter  . . . . . . . . . . . . . . . . . . . . . .         $ 16.13    $ 11.50    $      0.125


FISCAL 1995

     Fourth Quarter   . . . . . . . . . . . . . . . . . . . . .         $ 14.75    $ 11.88    $       0.10
     Third Quarter  . . . . . . . . . . . . . . . . . . . . . .         $ 12.00    $ 11.25    $       0.10
     Second Quarter (February 14, 1995 through June 30, 1995) .         $ 11.88    $ 10.63    $       0.10

---------------
(1) Certain cash dividends associated with SouthFirst's MRP and ESOP shares are reflected as compensation expense in the consolidated financial statements. See "MANAGEMENT OF SOUTHFIRST -- Management Recognition Plans" and "-- Employee Stock Ownership Plan" for further information.

         SouthFirst Common Stock was held by approximately 400 shareholders of record as of September 10, 1997.

         Chilton County. There is no established public trading market for Chilton County Common Stock, nor are there any uniformly quoted price for such shares. There are, however, occasional transactions in Chilton County Common Stock as a result of private negotiations. Management of Chilton County does not maintain a record of the sales prices of trades of Chilton County Common Stock. The last known sale of Chilton County Common Stock was on July 11, 1996 at a price of $10.00 per share.

         Chilton County has paid dividends on shares of Chilton County Stock $0.28 per share in 1997 and 1996. See "TERMS OF THE MERGER -- Conduct of Business Prior to the Merger."

         Chilton County Common Stock was held by approximately 150 shareholders of record as of September 10, 1997.

         BECAUSE THE EXCHANGE RATIO IS NOT FIXED AND BECAUSE THE MARKET PRICE OF SOUTHFIRST COMMON STOCK IS SUBJECT TO FLUCTUATION, THE MARKET VALUE OF THE SHARES OF SOUTHFIRST COMMON STOCK THAT HOLDERS OF CHILTON COUNTY COMMON STOCK WILL RECEIVE IN THE MERGER MAY INCREASE OR DECREASE PRIOR TO AND FOLLOWING THE MERGER. SHAREHOLDERS OF SOUTHFIRST AND CHILTON COUNTY ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR SOUTHFIRST COMMON STOCK.

                                  RISK FACTORS


         In addition to the other information contained in this Joint Proxy Statement/Prospectus, the following factors should be considered carefully by shareholders of SouthFirst and Chilton County in evaluating the Merger.

         This Joint Proxy Statement/Prospectus contains certain statements that constitute "forward-looking statements" within the meaning of Section 27(A) of the Securities Act and Section 21(E) of the Exchange Act. Those statements appear in a number of places in this Joint Proxy Statement/Prospectus and include statements with respect to the financial condition, results of operations and business of SouthFirst following the consummation of the Merger, including statements relating to the cost savings, revenue enhancements and funding advantages that are expected to be realized from the Merger, the expected impact of the Merger on SouthFirst's financial performance, and earnings estimates for the combined thrifts. See "BACKGROUND OF AND REASONS FOR THE MERGER -- Reasons for the Merger; Recommendations of Boards of Directors." These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) expected cost savings from the Merger cannot be fully realized; (2) deposit attrition, customer loss or revenue loss following the Merger is greater than expected; (3) competitive pressure in the banking industry increases significantly; (4) costs or difficulties related to the integration of the business of SouthFirst and Chilton County are greater than expected; (5) changes in the interest rate environment reduce margins; (6) general economic conditions, either nationally or regionally, are less favorable than expected, resulting in, among other things, a deterioration in credit quality; (7) changes in the regulatory environment; (8) changes in business conditions and inflation; and (9) changes in the securities markets.

         NO PRIOR ACQUISITION HISTORY

         With the Merger, SouthFirst will be experiencing significant growth and its future operating results will depend largely upon its ability to successfully integrate the operations of Chilton County. The process of integrating Chilton County into SouthFirst's operations may result in unforeseen difficulties and may require a disproportionate amount of resources and management's attention. Further, SouthFirst has no history of prior acquisitions of other financial institutions with which to judge the likelihood of improved performance as a result of the Merger. As a result, there can be no assurance that SouthFirst's acquisition of Chilton County will be successful, that SouthFirst will be able to expand its market presence in its current locations or successfully compete in Chilton County's markets or that any such expansion will be as profitable as existing operations. If SouthFirst's management is unable to manage growth effectively, SouthFirst's business, results of operations and financial condition could be materially and adversely affected.

         DEPENDENCE ON KEY PERSONNEL

         The success of SouthFirst has been largely dependent on the skills, experience and efforts of its senior management and especially its President and Chief Executive Officer, Donald C. Stroup and its Chief Operating Officer, Chief Financial Officer and Executive Vice President, Joe K. McArthur. First Federal also relies primarily on the expertise and experience of Jimmy C. Maples, First Vice President, in connection with First Federal's construction lending activities. Upon consummation of the Merger, the success of SouthFirst's integration of Chilton County's operations will be dependent upon the skills, experience and efforts of the senior management of Chilton County and especially of Bobby R. Cook, Chilton County's President and Chief Executive Officer. The loss of the services of Messrs. Stroup, McArthur, Maples or Cook or other members of senior management of SouthFirst or Chilton County could have a material adverse effect on SouthFirst's and Chilton County's combined business and prospects. Upon consummation of the Merger, First Federal will enter into an employment agreement with Mr. Cook. See "TERMS OF THE MERGER -- Interests of Certain Persons in the Merger." SouthFirst maintains a key man life insurance policy on Mr. Stroup in the amount of $1.5 million. SouthFirst believes that its future success will also depend in part upon its ability to attract, retain and motivate qualified personnel. There can be no assurance that SouthFirst will be successful in attracting and retaining such personnel.

         HIGHLY COMPETITIVE NATURE OF BANKING BUSINESS

         Competition among financial institutions in SouthFirst's and Chilton County's market areas are extremely intense. First Federal and Chilton County compete with other savings associations, state and national banks, consumer financial companies, credit unions, money market mutual funds, and other financial institutions which have resources greater than those available to SouthFirst, First Federal and Chilton County. Further, SouthFirst's size after the Merger may impact its ability to compete effectively with larger institutions in offering other services. If First Federal is unable to compete for deposits effectively in its primary service areas after the Merger, such inability would likely have an adverse effect on SouthFirst's potential for growth and profitability. There can be no assurance that SouthFirst will be able to compete successfully against existing financial institutions or new entrants to the marketplace.

         UNPREDICTABLE ECONOMIC CONDITIONS

         Thrift holding companies, such as SouthFirst, and financial institutions, such as First Federal and Chilton County, are affected by economic and political conditions, both domestic and international, and by governmental monetary policies. Conditions such as inflation, recession, unemployment, high interest rates, short money supply, scarce natural resources, international disorders and other factors, which are beyond the control of SouthFirst, First Federal and Chilton County, may adversely affect their continued profitability.

         INTEREST RATE SENSITIVITY

         First Federal's and Chilton County's results of operations are dependent to a large extent upon their net interest income, which is the difference between interest income on interest-earning assets, such as loans and investments, and interest expense on interest-bearing liabilities, such as deposits. First Federal and Chilton County, like most financial institutions, will continue to be affected by general changes in levels of interest rates and other economic factors beyond their control. Changes in the level of interest rates can affect the amount of loans originated by First Federal and Chilton County, the level of First Federal's and Chilton County's deposits and the value of First Federal's and Chilton County's investments. In addition, First Federal and Chilton County will continue to be affected by factors influencing the markets for debt and equity securities, as well as legislative, regulatory, accounting and tax changes which are beyond their control.

         Like other financial institutions, First Federal and Chilton County are subject to interest rate risk to the degree that their interest-bearing liabilities with short and medium term maturities mature or reprice more rapidly, or on a different basis, than their interest-earning assets. First Federal's and Chilton County's strategies in reducing interest rate risk are to originate adjustable-rate loans and to purchase adjustable-rate mortgage products such as mortgage-backed securities, mortgage derivative securities, such as collateralized mortgage obligations ("CMOs"), real estate mortgage investment conduits ("REMICS") and other investment securities. Any relative increase in fixed-rate loans or fixed-rate mortgage products would decrease interest rate sensitivity of First Federal's and Chilton County's assets, but increase interest rate risk. Volatility in interest rates can also result in disintermediation, which is the flow of funds away from savings institutions and to direct investments such as United States Government and corporate securities and other investment vehicles which, because of the absence of federal insurance premiums and reserve requirements, generally pay a higher rate of return than savings institutions.

         EXPOSURE TO REGULATORY AND LEGISLATIVE CHANGES

         SouthFirst, First Federal and Chilton County operate in a highly regulated environment and are subject to supervision by several governmental regulatory agencies, including the Office of Thrift Supervision (the "OTS") and the Federal Deposit Insurance Corporation (the "FDIC"). SouthFirst, First Federal and Chilton County are vulnerable to future legislation and government policy, including continued bank deregulation and interstate expansion, which could significantly affect the banking industry as a whole including the operations of SouthFirst. See "SUPERVISION AND REGULATION."

         RESTRICTIONS ON FUTURE ACQUISITIONS OF THE COMPANY

         SouthFirst's Certificate of Incorporation contains provisions requiring supermajority shareholder approval to effect certain extraordinary corporate transactions which are not approved by the SouthFirst Board. These provisions make it more difficult to effect a merger, sale of control or similar transaction involving SouthFirst even though a majority of SouthFirst's shareholders may vote in favor of such a transaction. In addition, SouthFirst's Certificate of Incorporation authorizes the issuance of up to 500,000 shares of preferred stock, issuable in series, the relative rights and preferences of which may be designated by the SouthFirst Board of Directors. The effect of these provisions is to make it more difficult to effect a change in control of SouthFirst through the acquisition of a large block of SouthFirst Common Stock.

         POSSIBLE STOCK PRICE VOLATILITY

         The market price of SouthFirst Common Stock could be subject to significant fluctuations in response to SouthFirst's operating results and other factors, and there can be no assurance that the market price of SouthFirst Common Stock will not decline below the current market price. In addition, the stock market has, from time to time, experienced extreme price and volume volatility. These fluctuations may be unrelated to the operating performance of particular companies whose shares are publicly traded and may adversely affect the market price of SouthFirst Common Stock.

         UNPREDICTABLE ELECTIONS; ELECTION DEADLINE

         Assuming consummation of the Merger, 50% of the aggregate merger consideration will be paid in stock and 50% will be paid in cash. As a result of the foregoing limitation, shareholders of Chilton County cannot be guaranteed that all shares of Chilton County Common Stock in which stock is elected will be converted into the right to receive SouthFirst Common Stock, or that a cash election will be accepted in full or that any shareholder will receive the combination of SouthFirst Common Stock, or cash that he or she elected. Consequently, a Chilton County shareholder may receive shares of SouthFirst Common Stock, cash, or a combination of both, which may not be consistent with his or her election, and Chilton County shareholders should consider such a result when voting on the Merger Agreement.

        Any shares of Chilton County Common Stock with respect to which the holder (or the beneficial owner, as the case may be) has not made an election on or before 4:00 p.m., October 28, 1997, will be converted into cash at the Cash Price Per Share (i.e., $31.50). See "THE TERMS OF THE MERGER -- Elections, Allocation and Exchange of Certificates."

                                  INTRODUCTION

         This Joint Proxy Statement/Prospectus is being furnished to holders of SouthFirst Common Stock in connection with the solicitation of proxies by the Board of Directors of SouthFirst (the "SouthFirst Board") for use at the SouthFirst Special Meeting to consider and vote upon the approval of the Merger Agreement and the Merger and to transact such other business as may properly come before the SouthFirst Special Meeting or any adjournments or postponements thereof. In addition, this Joint Proxy Statement/Prospectus is being furnished to holders of Chilton County Common Stock in connection with the solicitation of proxies by the Board of Directors of Chilton County (the "Chilton County Board") for use at the Chilton County Special Meeting to consider and vote upon the approval of the Merger Agreement and the Merger and to transact such other business as may properly come before the Chilton County Special Meeting or any adjournments or postponements thereof. Each copy of this Joint Proxy Statement/Prospectus mailed to holders of SouthFirst Common Stock is accompanied by a form of proxy for use at the SouthFirst Special Meeting, and each copy of this Joint Proxy Statement/Prospectus mailed to holders of Chilton County Common Stock is accompanied by a form of proxy for use at the Chilton County Special Meeting.

         This Joint Proxy Statement/Prospectus is also furnished by SouthFirst to Chilton County shareholders as a prospectus in connection with the issuance by SouthFirst of the shares of SouthFirst Common Stock upon consummation of the Merger.

         All information contained in this Joint Proxy Statement/Prospectus relating to Chilton County has been furnished by Chilton County, and SouthFirst is relying upon the accuracy of that information. All information contained in this Joint Proxy Statement/Prospectus relating to SouthFirst has been furnished by SouthFirst, and Chilton County is relying upon the accuracy of that information.


                              THE SPECIAL MEETINGS

DATE, TIME AND PLACE

         SouthFirst. The SouthFirst Special Meeting is to be held on October 29, 1997 at 2:00 p.m., local time, at the main office of SouthFirst, located at 126 North Norton Avenue, Sylacauga, Alabama 35150.

         Chilton County. The Chilton County Special Meeting is to be held on October 28, 1997 at 4:00 p.m., local time, at the main office of Chilton County, located at 102 5th Street North, Clanton, Alabama 35046.

PURPOSE OF SPECIAL MEETINGS

         SouthFirst. The purpose of the SouthFirst Special Meeting is to consider and vote upon a proposal to approve the Merger Agreement and the Merger and such other business as may properly come before the SouthFirst Special Meeting or any adjournments or postponements thereof.

         Chilton County. The purpose of the Chilton County Special Meeting is to consider and vote upon a proposal to approve the Merger Agreement and the Merger and such other business as may properly come before the Chilton County Special Meeting or any adjournments or postponements thereof.

RECORD DATE; SHARES ENTITLED TO VOTE

         SouthFirst. Only holders of record of shares of SouthFirst Common Stock at the close of business on September 10, 1997 (the "SouthFirst Record Date") are entitled to notice of and to vote at the SouthFirst Special Meeting. On that date, 847,600 shares of SouthFirst Common Stock were outstanding and entitled to vote. The holders of record on the SouthFirst Record Date of shares of SouthFirst Common Stock are entitled to one vote per share on each matter submitted to a vote at the SouthFirst Special Meeting.

         Chilton County. Only holders of record of shares of Chilton County Common Stock at the close of business on September 22, 1997 (the "Chilton County Record Date") are entitled to notice of and to vote at the Chilton County Special Meeting. On that date, 169,222 shares of Chilton County Common Stock were outstanding and entitled to vote. The holders of record on the Chilton County Record Date of shares of Chilton County Common Stock are entitled to one vote per share on each matter submitted to a vote at the Chilton County Special Meeting.

QUORUM; VOTE REQUIRED

         SouthFirst. The affirmative vote of the holders of a majority of the shares of SouthFirst Common Stock present and voting at the SouthFirst Special Meeting is required for approval of the Merger. Directors and executive officers of SouthFirst beneficially owned as of September 10, 1997 160,889 shares of SouthFirst Common Stock (approximately 18.6% of the shares then outstanding). All directors and executive officers of SouthFirst have indicated that they currently intend to vote all shares of SouthFirst Common Stock over which they have voting power in favor of the Merger. The presence in person or by proxy of the holders of a majority of the outstanding shares of SouthFirst Common Stock is necessary to constitute a quorum for the transaction of business at the SouthFirst Special Meeting.

         Chilton County. The affirmative vote of the holders of two-thirds (66 2/3%) of the outstanding shares of Chilton County Common Stock is required for approval of the Merger. Directors and executive officers of Chilton County beneficially owned as of September 22, 1997, 108,177 shares of Chilton County Common Stock (approximately 61% of the shares then outstanding). A majority of the directors and executive officers of Chilton County have indicated that they currently intend to vote all shares of Chilton County Common Stock over which they have voting power in favor of the Merger. The presence in person or by proxy of the holders of a majority of the outstanding shares of Chilton County Common Stock is necessary to constitute a quorum for the transaction of business at the Chilton County Special Meeting.

VOTING; SOLICITATION AND REVOCATION OF PROXIES

         Proxies for use at the SouthFirst Special Meeting and the Chilton County Special Meeting (each sometimes referred to herein as a "Special Meeting" or collectively, the "Special Meetings") accompany copies of this Joint Proxy Statement/Prospectus delivered to record holders of SouthFirst Common Stock and Chilton County Common Stock, respectively. A shareholder may use his proxy if he is unable to attend the appropriate Special Meeting in person or wishes to have his shares voted by proxy even if he does attend the appropriate Special Meeting. Shares represented by properly executed proxies received at or prior to the appropriate Special Meeting and which have not been revoked will be voted at such Special Meeting and will be voted in accordance with the instructions contained in such proxies. All shares of SouthFirst Common Stock represented by properly executed proxies for which no instruction is given will be voted at the SouthFirst Special Meeting in favor of the Merger. All shares of Chilton County Common Stock represented by properly executed proxies for which no instruction is given will be voted at the Chilton County Special Meeting in favor of the Merger.

         SouthFirst and Chilton County shareholders are requested to complete, sign, date and return promptly the enclosed proxy in the postage prepaid envelope provided for this purpose, regardless of whether they plan to attend the appropriate Special Meeting, to ensure that their shares are voted. A shareholder may revoke a proxy by submitting at any time prior to the vote at the appropriate Special Meeting a later dated proxy with respect to the same shares, by delivering written notice of revocation to the Secretary of SouthFirst, for SouthFirst shareholders, or to the Secretary of Chilton County, for Chilton County shareholders, at any time prior to such vote or by attending the appropriate Special Meeting and voting in person. Mere attendance at the appropriate Special Meeting will not in and of itself revoke a proxy.

         Abstentions and broker non-votes will not be counted as votes either in favor of or against the Merger. The approval of the Merger Agreement and the Merger by the shareholders of Chilton County requires the affirmative vote of the holders of two-thirds (66 2/3%) of shares outstanding. As a result, a Chilton County shareholder who fails to return a proxy or who abstains from voting on the Merger in his proxy or at the Chilton County Special Meeting will have effectively voted against approval of these proposals.

         If a quorum is not obtained, or if fewer shares of SouthFirst Common Stock or Chilton County Common Stock are voted in favor of approval of the Merger than the number required for approval, it is expected that the appropriate Special Meeting will be postponed or adjourned for the purpose of allowing additional time for obtaining additional proxies or votes, and, at any subsequent reconvening of such Special Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the meeting (except for any proxies which have theretofore effectively been revoked), notwithstanding that they might have been effectively voted on the same or any other matter at a previous meeting.

         The SouthFirst and Chilton County Boards do not know of any other matters which are to come before their respective Special Meetings. If any other matters are properly presented at the SouthFirst Special Meeting or the Chilton County Special Meeting for consideration, the persons named in the enclosed form of proxy and acting thereunder will have discretion to vote on such matters in accordance with their best judgment unless authority therefor is withheld on the enclosed proxy card. Such discretionary matters may include motions to adjourn the meeting for the purpose of further soliciting proxies in favor of the Merger.

         SouthFirst and Chilton County will bear their respective costs of the solicitation of proxies from their respective shareholders. In addition to solicitation by mail, directors, officers and employees of SouthFirst and Chilton County may solicit proxies by telephone, telegram or otherwise. The directors, officers and employees of SouthFirst and Chilton County will not be additionally compensated for such solicitation but may be reimbursed for out-of-pocket expenses incurred in connection therewith. SouthFirst and/or Chilton County may also employ a proxy solicitation firm at customary fees to assist it in the solicitation effort. Brokerage firms, fiduciaries and other custodians who forward soliciting material to the beneficial owners of shares of SouthFirst Common Stock or Chilton County Common Stock held by them will be reimbursed for their reasonable expenses incurred in forwarding such material.


                    BACKGROUND OF AND REASONS FOR THE MERGER


BACKGROUND OF THE MERGER

         During the last several years, there has been a trend toward consolidation in the banking industry. This trend has been fueled by recent national and state banking-related legislation and has enabled participants in business combinations to benefit from the economies of scale and greater efficiencies available to the combined entities. Financial institutions have increasingly sought suitable combinations as a means of obtaining such benefits.

         During 1995, the Chilton County Board evaluated alternative operating strategies to improve Chilton County's financial condition and operating results and thereby enhance shareholder value, including the possible formation of a holding company for Chilton County and other long-term plans for remaining an independent organization.

         From late 1995 to early 1996, Chilton County received unsolicited inquiries from several financial institutions, including SouthFirst, regarding their interest in acquiring Chilton County. None of these discussions led to any agreement or understanding regarding such an acquisition.

         In early 1996, Chilton County retained Professional Bank Services, Inc. ("PBS") as its financial advisor to assist in developing a business plan as a mechanism to measure actual results against expectations and to satisfy certain regulatory requirements. The business plan focused on long-term results with specific annual objectives, goals and strategies. Although the business plan indicated that Chilton County had a number of strengths and opportunities for growth, it also indicated certain areas needing improvement and possible threats to successful future operation. For its services in connection with the business plan, PBS received a fee of $16,260, plus reimbursement of out-of- pocket expenses.

         In May 1996, Chilton County once again retained PBS as its financial advisor to provide consultation regarding strategic issues, particularly the future structure and focus of Chilton County under the business plan as compared to the indications of interest from other financial institutions. In June 1996, the Chilton County Board considered PBS' analysis of Chilton County, including a valuation of Chilton County and an analysis of Chilton County's potential profitability and growth under the business plan. For its services on these strategic issues, PBS received a fee of $12,510, plus reimbursement of out-of-pocket expenses.

         Based on the PBS analysis of Chilton County, the Chilton County Board reaffirmed its preference to remain an independent financial institution. However, the Chilton County Board also recognized that the interests of shareholders might be better served if Chilton County were to combine with another financial institution. The Chilton County Board agreed that all strategic alternatives to enhance shareholder value should be carefully considered, including an evaluation of acquisition opportunities with those financial institutions which had previously expressed an interest in acquiring Chilton County, as well as other appropriate potential acquirers.

         In July 1996, Chilton County retained PBS and its subsidiary, Investment Bank Services, Inc. ("IBS"), to consult with Chilton County regarding strategic alternatives to enhance shareholder value, including using IBS' best efforts as Chilton County's investment banker to solicit, confidentially, indications of interest from various financial institutions and other appropriate potential acquirers. Chilton County selected PBS and IBS because of their familiarity with Chilton County and its market area, as well as their knowledge of Alabama commercial banks and thrift institutions and their previous experience with combinations involving financial institutions.

         In August 1996, IBS contacted a total of 13 interested parties, all of which had previously indicated an interest in possibly acquiring Chilton County. IBS prepared and forwarded informational materials to all interested parties after receiving a confidentially agreement from each of them.

         Subsequent to the distribution of the informational materials, it was determined that any responses thereto should be delayed until after Chilton County's audited financial statements for the year ended June 30, 1996 were available to the interested parties.

         On January 30, 1997, IBS received non-binding indications of interest from four financial institutions (one of which was SouthFirst). One of the indications of interest consisted of an all cash proposal, another involved an all stock proposal, and two proposals (including the proposal from SouthFirst) involved a combination of cash and stock. The range of values for these indications of interest was from approximately

$4.1 million to $5.3 million in the aggregate, with SouthFirst's indication of interest being the highest received.

         At a meeting held on February 5, 1997, the Chilton County Board, with the assistance of IBS and PBS, thoroughly analyzed each of the indications of interest that had been submitted. Based on this analysis and upon the recommendation of IBS and PBS, the Chilton County Board unanimously determined the SouthFirst proposal to be in the best interests of Chilton County and its shareholders. Although IBS and PBS analyzed the proposed terms of the SouthFirst proposal to acquire Chilton County, they did not recommend the amount of consideration to be paid. SouthFirst subsequently conducted an extensive due diligence review of Chilton County's operations and financial condition. SouthFirst concluded its due diligence review in April 1997 and advised Chilton County that it wished to proceed with the proposed transaction. At that time, a draft of a merger agreement (the "First Agreement") was prepared by SouthFirst and forwarded to Chilton County. After a series of meetings and discussions regarding the First Agreement, it was unanimously approved by the SouthFirst Board and the Board of Directors of First Federal of the South ("the First Federal Board") on March 19, 1997. The Chilton County Board unanimously approved the First Agreement on April 14, 1997. The First Agreement was executed by all parties on April 14, 1997.

         Subsequent to the execution of the First Agreement by SouthFirst, First Federal and Chilton County, the price per share of SouthFirst Common Stock increased from $14.13 on April 11, 1997 (the last business day preceding the public announcement of the Merger) to over $16.00 in early September 1997. This increase exceeded a $15.50 price per share limit which had been established as a condition precedent to SouthFirst's obligation to close the
Merger.   As a result, the parties agreed to amend the First Agreement and, on
August 20, 1997, the SouthFirst and First Federal Boards unanimously approved certain amendments to the First Agreement which, among other things, (i) did not condition the Merger on the price of SouthFirst Common Stock, (ii) increased the Cash Price Per Share from $30.00 to $31.50, and (iii) revised the calculation of the Exchange Ratio from the quotient obtained by dividing $30.00 by the Average Closing Price to the quotient obtained by dividing $31.50 by the Average Closing Price. In early September 1997, these amendments were restated in the form of the Merger Agreement and after a series of meetings and discussions between the parties, on September 17, 1997, the Merger Agreement was approved by the SouthFirst Board. At a meeting also held on September 17, 1997, the Chilton County Board, with the assistance of IBS and PBS, thoroughly analyzed the Merger Agreement and, based on such analysis as well as an opinion of PBS with respect to the fairness of the consideration to be received by Chilton County shareholders, approved the Merger by a majority vote with one director abstaining. The Merger Agreement was executed by all parties on September 17, 1997.

REASONS FOR THE MERGER; RECOMMENDATION OF BOARDS OF DIRECTORS

         SOUTHFIRST.      The SouthFirst Board recommends that shareholders
vote FOR approval and adoption of the Merger Agreement and consummation of the transactions contemplated thereby. In recommending that shareholders approve and adopt the Merger Agreement, the SouthFirst Board considered and based their opinion as to the fairness of the transactions contemplated by the Merger Agreement on:

                 (i) The belief that the Merger would allow SouthFirst to leverage or better employ the equity capital position of First Federal. This creation of a larger asset base was viewed as a means by which an improved return on equity to SouthFirst's shareholder base could be attained.

                 (ii) The financial terms of the Merger. In this regard, the SouthFirst Board considered the consideration to be paid to Chilton County to be fair in relation to relative book values, earnings per share, and shareholders' equity of SouthFirst and Chilton County.

                 (iii) The general structure of the Merger, with SouthFirst retaining control of the SouthFirst Board along with the compatibility of management and the business philosophies of SouthFirst and Chilton County.

                 (iv) The belief that the larger combined entity would be more likely to continue independent banking operations in a banking environment of "big bank" mergers and acquisitions.

                 (v) The complementary, rather than competitive, geographical scope of the businesses of First Federal and Chilton County whereby First Federal will have a significant banking presence in Chilton and Bibb Counties.

         Each of the above factors support, directly or indirectly, the determination of the SouthFirst Board as to the fairness of the Merger. The SouthFirst Board did not quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determination; however, the SouthFirst Board of Directors placed a special emphasis on the consideration payable in the Merger and the receipt of a favorable opinion from Trident Financial Corporation ("Trident"), SouthFirst's financial advisor. See "Opinion of SouthFirst's Financial Advisor."

         THE SOUTHFIRST BOARD RECOMMENDS THAT THE SOUTHFIRST SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND THE MERGER.

         CHILTON COUNTY. On September 17, 1997, a majority of the Chilton County Board (with one director abstaining) approved the Merger Agreement and determined that, subject to satisfaction of the conditions in the Merger Agreement, the completion of the Merger on the terms set forth in the Merger Agreement is in the best interests of Chilton County and its shareholders. Accordingly, the Chilton County Board has recommended that the holders of Chilton County Common Stock vote FOR approval of the Merger Agreement and the Merger.

         Prior to approving the Merger and the Merger Agreement, the Chilton County Board received information regarding and analyzed and considered the following:

                 (i) The financial terms of the Merger. In this regard, the Chilton County Board considered, among other things, the opinion of PBS as to the fairness of the Merger Consideration, from a financial point of view, to the shareholders of Chilton County and the fact that SouthFirst Common Stock has a more liquid trading market than Chilton County Common Stock.

                 (ii) A comparison of Chilton County as an independent entity with the Merger, particularly as to shareholder value. The Chilton County Board considered the benefits that could reasonably be expected to accrue to Chilton County shareholders from the Merger, including the premium offered over Chilton County's then-current stock price. As of September 18, 1997, the most recent sale price for the Chilton County Common Stock of which management was aware was $10.00 per share on July 11, 1996. The Merger Agreement provides for either
         (i) a cash price of $31.50 per share, (ii) approximately 157,986 shares of SouthFirst Common Stock depending on the price of SouthFirst Common Stock (based on a per share of $17.75 as of September 18, 1997), or (iii) a combination of cash and shares of SouthFirst Common Stock. See "TERMS OF THE MERGER -- Merger Consideration."

                 (iii) Certain financial and other information concerning SouthFirst. Such information included, among other things, information with respect to the business, operations, condition and future prospects of SouthFirst, particularly its capital position and asset quality.

                 (iv) The non-financial terms and structure of the Merger, in particular, the fact that the Merger qualifies as a tax-free reorganization to Chilton County shareholders, except in respect of cash received for their Chilton County Common Stock.

                 (v) The likelihood of the Merger being approved by the appropriate regulatory authorities.

                 (vi) The limited adverse impact, generally, of the Merger on the various constituencies served by Chilton County, including its employees, customers and the community.

         THE CHILTON COUNTY BOARD RECOMMENDS THAT THE CHILTON COUNTY SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND THE MERGER.

OPINION OF SOUTHFIRST'S FINANCIAL ADVISOR

         On April 14, 1997, the date upon which the First Agreement was executed, Trident delivered a preliminary written opinion to the SouthFirst Board that, as of such date, the consideration to be paid pursuant to the Merger was fair to SouthFirst's shareholders from a financial point of view.
On January 28, 1997, Trident delivered its valuation report and merger analysis of Chilton County to the SouthFirst Board. On February 19, 1997, Trident presented a report to the SouthFirst Board summarizing the results of its due diligence examination of Chilton County. Trident discussed with the SouthFirst Board the information in the reports and the financial data and other factors considered by Trident in conducting its analysis. These reports provided the basis for the preliminary written opinion delivered by Trident on April 14, 1997, as well as the basis for an updated written opinion to the SouthFirst Board (the "SouthFirst Opinion") confirming that, as of the date of this Joint Proxy Statement/Prospectus, the consideration to be paid pursuant to the Merger continued to be fair to SouthFirst from a financial point of view. Trident is not affiliated with either SouthFirst or Chilton County.

         In requesting the SouthFirst Opinion, the SouthFirst Board did not give any special instructions to Trident or impose any limitation upon the scope of the investigation that Trident deemed necessary to enable it to deliver the SouthFirst Opinion. A copy of the SouthFirst Opinion, which Trident has consented to the inclusion of in this Joint Proxy Statement/Prospectus and which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached to this Joint Proxy Statement/Prospectus as Appendix B and is incorporated herein by reference.
The summary of the SouthFirst Opinion set forth below is qualified in its entirety by reference to the full text of the SouthFirst Opinion. SouthFirst shareholders are urged to read the SouthFirst Opinion in its entirety.

         THE SOUTHFIRST OPINION IS DIRECTED TO THE BOARD OF DIRECTORS OF SOUTHFIRST AND IS DIRECTED ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE CONSIDERATION TO BE PAID BY SOUTHFIRST BASED ON CONDITIONS AS THEY EXISTED AND COULD BE EVALUATED AS OF THE DATE OF THE OPINION. THE SOUTHFIRST OPINION DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SOUTHFIRST SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE SOUTHFIRST SPECIAL MEETING. NOR DOES THE SOUTHFIRST OPINION ADDRESS THE UNDERLYING BUSINESS DECISION TO EFFECT THE MERGER. THIS SUMMARY OF THE SOUTHFIRST OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE TEXT OF SUCH OPINION, WHICH IS ATTACHED TO THIS JOINT PROXY STATEMENT/PROSPECTUS AS APPENDIX B. SOUTHFIRST SHAREHOLDERS ARE URGED TO READ THE SOUTHFIRST OPINION IN ITS ENTIRETY FOR A DESCRIPTION OF THE ASSUMPTIONS MADE AND MATTERS CONSIDERED AND THE LIMITS ON THE REVIEW UNDERTAKEN IN RENDERING SUCH OPINION.

         In connection with rendering the SouthFirst Opinion, Trident reviewed and analyzed, among other things, the following: (i) the First Agreement as well as the Merger Agreement; (ii) certain publicly available information concerning Chilton County, including the audited financial statements of Chilton County for each of the years in the three-year period ended June 30, 1997, and unaudited financial statements for the nine months ended June 30, 1997; (iii) certain publicly available information concerning SouthFirst, including the audited financial statements of SouthFirst for each of the years in the three-year period ended September 30, 1996, and unaudited financial statements for the nine months ended June 30, 1997; (iv) certain other internal information, primarily financial in nature, concerning the business and operations of Chilton County and SouthFirst furnished to Trident by Chilton County and SouthFirst for purposes of Trident's analysis; (v) certain information with respect to the limited trading market for Chilton County Common Stock; (vi) certain information with respect to the pricing and trading of SouthFirst Common Stock; (vii) certain publicly available information with respect to other companies that Trident believed to be comparable to Chilton County and SouthFirst and the trading markets for such other companies' securities; and (viii) certain publicly available information concerning the nature and terms of other transactions that Trident considered relevant to its inquiry. Trident met with certain officers and employees of Chilton County and SouthFirst to discuss the foregoing, as well as other matters which it believed relevant to its inquiry, such as: (i) the current business operations, financial condition, and future prospects of SouthFirst and Chilton County;
(ii) the results of Trident's due diligence examination of Chilton County; and
(iii) the expected cost savings and revenue enhancements resulting from the Merger. Trident also took into account its assessment of general economic, market, financial and regulatory conditions and trends, as well as its knowledge of the financial institutions industry, its experience in connection with similar transactions, and its knowledge of securities valuation generally.

         In its review and analysis, and in arriving at the SouthFirst Opinion, Trident assumed and relied upon the accuracy and completeness of all of the financial and other information provided to it or that was publicly available and did not attempt independently to verify any such information. Trident did not conduct a physical inspection of the properties or facilities of Chilton County or SouthFirst, nor did it make or obtain any independent evaluations or appraisals of any of such properties or facilities.

         The summaries set forth below reflect all the material analysis, factors and assumptions considered by Trident and the material valuation methodologies used by Trident in arriving at the SouthFirst Opinion as to fairness described above. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial or summary description. Trident believes that its analyses and the summary set forth below must be considered as a whole and that selecting portions of its analyses, without considering all of the analyses, or all of the above summary, without considering all factors and analyses, would create an incomplete view of the processes underlying the analyses set forth in Trident's reports and the SouthFirst Opinion. Therefore, the ranges of valuations resulting from any single analysis described below should not be taken to be Trident's view of the actual value of Chilton County or the combined company. In performing its analyses, Trident made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of SouthFirst or Chilton County. The results of the specific analyses performed by Trident may differ from SouthFirst's or Chilton County's actual values or actual future results as a result of changing economic conditions, changes in company strategy and policies, as well as a number of other factors. Such individual analyses were prepared to provide valuation guidance solely as part of Trident's overall valuation analysis and the determination of the fairness of the consideration to be paid by SouthFirst's shareholders, and were provided to the SouthFirst Board in connection with the delivery of the SouthFirst Opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. In addition, as described above, the SouthFirst Opinion and presentations to the SouthFirst Board were among the many factors taken into consideration by the SouthFirst Board in making its determination to approve the Merger Agreement.

         Financial Analysis of Chilton County. Trident examined Chilton County's financial performance for the period June 30, 1993 through December 31, 1996 by analyzing the composition of its balance sheet, adjusting and normalizing its earnings (as further described in the "income approach" below), and calculating a variety of operating and financial ratios for Chilton County.

         Peer Group Analysis. Trident evaluated Chilton County's strengths and weaknesses by comparing the financial performance of Chilton County to that of the following groups of SAIF-insured, OTS-regulated thrift institutions as of June 30, 1996: (i) all United States institutions; (ii) all institutions in the Southeast; (iii) all Alabama institutions; (iv) all United States institutions with total assets between $50 million and $100 million; and (v) Southeast institutions with total assets between $50 million and $100 million (the "Aggregates"). This analysis compared a number of Chilton County's historical financial ratios to those of the Aggregates, including but not limited to: (i) the balance sheet composition as a percentage of total assets; (ii) the loan portfolio as a percentage of total assets; (iii) the investment portfolio as a percentage of total assets; and (iv) asset quality. Trident also compared Chilton County's growth rates between December 31, 1993 and June 30, 1996, its yields on assets and costs of liabilities and its income and expense data for 1995 and the six months ended June 30, 1996 to those of the Aggregates.

         Valuation of Chilton County.   Trident estimated the fair market value
of Chilton County in a merger scenario. In valuing Chilton County, Trident utilized the asset approach, income approach and market approach, and then reconciled the values derived therefrom.

         The asset approach considers the market value of a company's assets and liabilities, as well as any intangible value the company may have. Trident estimated Chilton County's net asset value by adjusting the carrying value of its assets and liabilities to reflect current market values. In addition, the net asset value of Chilton County was adjusted downward based on an estimate of transaction and other costs. Finally, Trident increased Chilton County's net asset value for the proceeds and tax effect of exercising all outstanding options to purchase Chilton County Common Stock. Based on the adjustments discussed above, Trident estimated Chilton County's fully-diluted net asset value to be approximately $3.9 million or $21.35 per share. After determining Chilton County's net asset value, Trident added an intangible premium to reflect the estimated value of its customer relationships. According to the asset approach, the total value of Chilton County is the sum of its net asset value and its intangible value. Based on a branch purchase methodology and intangible ("core deposit") premiums observed in the market for thrift acquisitions, as well as Trident's knowledge of Chilton County, Trident applied premiums equal to 3.5% and 6.0% of core deposits to Chilton County's estimated fully-diluted net asset value. Using the asset approach, Trident established a reference range of $33.00 to $41.25 per share of Chilton County Common Stock.

         Trident also used an income approach in its valuation of Chilton County by capitalizing Chilton County's annualized earnings for the quarter ended September 30, 1996 (adjusted to exclude non-recurring income and expense items and lower deposit insurance premiums) plus merger cost savings of 15% to 22% as a result of an assumed acquisition of Chilton County (the "normalized earnings"). The normalized earnings were capitalized at rates of 11% and 13%. The capitalization rates chosen were estimates of the required rates of return for holders or prospective holders of shares of financial institutions similar to Chilton County, based on a number of factors including prevailing interest rates, the pricing ratios of publicly traded financial institutions, the financial condition and operating results of Chilton County, as well as Trident's general knowledge of valuation, the securities markets, and acquisition values in other mergers of financial institutions. Trident adjusted the resulting values to reflect the exercise of stock options and certain merger-related expenses. Using the income approach, Trident established a reference range of $18.50 to $26.50 per share of Chilton County Common Stock.

         In the market approach, Trident analyzed certain median pricing ratios (e.g., price to book value, price to tangible book value, price to reported earnings, price to assets, and the premium paid over tangible book value as a percentage of core deposits) resulting from selected completed thrift merger transactions, as well as recently announced pending transactions. In applying the market approach, Trident considered the pricing ratios for the following groups of thrift merger transactions: (i) all pending thrift merger transactions (33 transactions); (ii) all pending thrift mergers announced during the 90 days prior to January 13, 1997 (the date of the market data) (14 transactions);
(iii) all pending thrift mergers involving thrifts located in the Southeast (2 transactions); (iv) all pending thrift mergers in which the aggregate consideration was less than $10 million (4 transactions); (v) all pending thrift mergers in which the target thrift had assets between $50 million and $100 million (5 transactions); (vi) all pending thrift mergers in which the target thrift had a return on assets of between 0.00% and 0.40% (4 transactions); (vii) all pending thrift mergers in which the target thrift had a return on equity of between 2% and 5% (6 transactions); (viii) all pending thrift mergers in which the target thrift had a tangible equity ratio of between 5% and 6% of assets (4 transactions); and (ix) all pending thrift mergers in which the target thrift had a ratio of non- performing assets to total assets between 0.6% and 1.0% (6 transactions). Trident also considered the pricing ratios for six pending or completed thrift merger transactions in which the target thrift was of similar size and capital structure as Chilton County, and in which the target thrift had similar profitability and asset quality. Trident then performed a comparison of a number of financial ratios for Chilton County to those of the target thrift institutions. Based on Chilton County's financial condition and results of operations, as well as other factors, relative to the groups of thrift mergers noted above, Trident chose ranges of pricing ratios to apply to Chilton County. Trident chose price to book value ratios of 115% to 135%, resulting in per share values of $28.25 to $33.25; price to tangible book value ratios of 115% to 135%, resulting in per share values of $28.25 to $33.25; price to earnings multiples of 25 to 30 times earnings, resulting in per share values of $22.25 to $26.75; price to assets ratios of 7% to 9%, resulting in per share values of $31.75 to $40.75; and premiums over tangible book value as a percentage of core deposits of 2% to 5%, resulting in per share values of $31.75 to $42.50. Based on these derived ranges of value, Trident established a reference range of $28.25 to $33.25 per share using the market approach.

         Trident then reviewed the results from the three approaches, and after consideration of all relevant facts, reconciled the acquisition values generated by each approach and determined a final range for the acquisition value of Chilton County of $28.00 to $32.00 per share.

         Contribution and Dilution Analysis. Trident presented a pro forma combined balance sheet as of December 31, 1996 and a pro forma combined income statement for the four quarters ended December 31, 1996 assuming a purchase transaction in which Chilton County shareholders would receive, in the aggregate, 50% cash and 50% SouthFirst Common Stock. Trident analyzed the contribution of each of SouthFirst and Chilton County (on a fully diluted basis assuming fully phased-in projected cost savings and revenue enhancements) to the pro forma combined company for, among other things, ownership, equity, and earnings. Trident also compared the earnings per share of SouthFirst Common Stock to the earnings per share of the common stock of the combined company on a pro forma basis. Based on such analysis and assuming certain projected cost savings and revenue enhancements, the proposed transaction would be accretive to SouthFirst's earnings per share. The pro forma merger analysis also showed the Merger would be dilutive to SouthFirst's book value and tangible book value per share, but the dilution would be recovered through higher earnings in less than ten years.

         Review of Due Diligence Examination of Chilton County. Trident presented a summary of its on-site due diligence examination of Chilton County. The positive and negative findings were presented, as well as an update of Chilton County's financial condition and operating results through December 31, 1996. Trident discussed Chilton County's investment portfolio, the change in its book value from September 30, 1996, the feasibility of achieving projected cost savings, asset quality, loan loss reserve coverage, asset classifications, deposits, recent earnings, recent regulatory examinations of Chilton County, and other issues. During its investigation, Trident did not discover any conditions that would prevent it from rendering the SouthFirst Opinion to the SouthFirst Board.

         Trident, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwriting, and valuations for corporate and other purposes. Trident has extensive experience with the valuation of financial institutions. The SouthFirst Board selected Trident as its financial advisor because SouthFirst was familiar with Trident, because Trident is a nationally recognized investment banking firm specializing in financial institutions and because of its substantial experience in transactions similar to the Merger.

         Pursuant to the terms of an engagement letter dated September 26, 1996, SouthFirst has agreed to pay Trident its customary hourly rates for acting as financial advisor in connection with the Merger. In addition, SouthFirst agreed to pay Trident a fee of $15,000 for rendering the SouthFirst Opinion. However, Trident agreed to refund $2,500 of its hourly fees in the event it rendered a final fairness opinion. Whether or not the Merger is consummated, SouthFirst also has agreed to reimburse Trident for reasonable out-of-pocket expenses and to indemnify Trident and certain related persons against certain liabilities relating to or arising out of its engagement.

OPINION OF CHILTON COUNTY'S FINANCIAL ADVISOR

         PBS was engaged by Chilton County to advise the Chilton County Board as to the fairness of the consideration, from a financial perspective, to be paid by SouthFirst to Chilton County's shareholders as set forth in the Merger.

         PBS is a bank consulting firm with offices in Louisville, Atlanta, Chicago, Nashville, and Washington, D.C. PBS's subsidiary, IBS, is a registered broker/dealer and was retained by Chilton County to serve as the association's investment banker in order to evaluate and facilitate the possible sale of Chilton County. See " Background of the Merger." As part of its investment banking business, PBS is regularly engaged in reviewing the fairness of financial institution acquisition transactions from a financial perspective and in the valuation of financial institutions and other businesses and their securities in connection with mergers, acquisitions, estate settlements, and other transactions. Neither PBS, nor any of its affiliates, has a material financial interest in Chilton County or SouthFirst. PBS and IBS were selected to advise the Chilton County Board based upon their familiarity with Alabama financial institutions and knowledge of the financial industry as a whole.

         PBS performed certain analyses described below and discussed the range of values for Chilton County resulting from such analyses with the Chilton County Board in connection with its advice as to the fairness of the consideration to be paid by SouthFirst.

         PBS delivered a fairness opinion to the Chilton County Board on March 28, 1997, at a special meeting of the Chilton County Board. PBS confirmed such opinion on April 14, 1997, the date upon which the First Agreement was executed. On September 17, 1997, PBS delivered a second fairness opinion (the "Chilton County Opinion") at a meeting of the Chilton County Board where the Merger Agreement was considered. A copy of the Chilton County Opinion, which includes a summary of the assumptions made and information analyzed in deriving the Chilton County Opinion, together with PBS' confirmation of the Chilton County Opinion as of October __, 1997, are attached as Appendix C to this Joint Proxy Statement/Prospectus and should be read in its entirety.

         In arriving at the Chilton County Opinion, PBS reviewed certain publicly available business and financial information relating to Chilton County and SouthFirst. PBS considered certain financial and stock market data of Chilton County and SouthFirst, compared that data with similar data for certain other publicly-held savings institutions and considered the financial terms of certain other comparable regional transactions that had recently been effected. PBS also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that it deemed relevant. In connection with its review, PBS did not independently verify the foregoing information and relied on such information as being complete and accurate in all material respects. Financial forecasts prepared by PBS were based on assumptions believed by PBS to be reasonable and to reflect currently available information. PBS did not make an independent evaluation or appraisal of the assets of Chilton County or SouthFirst. PBS took into account the contacts made by IBS with other financial institutions concerning their interest in affiliation with Chilton County. PBS reviewed the correspondence and information regarding the financial institutions contacted concerning their interest in a merger or acquisition of Chilton County. PBS reviewed all offers received by Chilton County.

         PBS reviewed and analyzed the historical performance of Chilton County contained in Audited Financial Statements as of June 30, 1994, 1995, 1996 and 1997; September 30, 1996 and December 31, 1996 Thrift Financial Reports filed with the OTS by Chilton County; historical common stock trading activity of Chilton County; and the premises and other fixed assets. PBS further reviewed and tabulated statistical data regarding the loan portfolio, securities portfolio and other performance ratios and statistics and also prepared and analyzed financial projections. In addition, PBS prepared and analyzed other financial studies, analyses and investigations as it deemed relevant for the purposes of the Chilton County Opinion. In review of the aforementioned information, PBS took into account its assessment of general market and financial conditions, experience in other transactions, and knowledge of the financial industry generally.

         In connection with rendering the Chilton County Opinion and preparing its various written and oral presentations to the Chilton County Board, PBS performed a variety of financial analyses, including those summarized below. The summary does not purport to be a complete description of the analyses performed by PBS in this regard. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and therefore, such an opinion is not readily susceptible to summary description. Accordingly, notwithstanding the separate factors summarized below, PBS believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying the Chilton County Opinion. In performing its analyses, PBS made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond Chilton County's or SouthFirst's control. The analyses performed by PBS are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the values of businesses do not purport to be appraisals or to reflect the process by which businesses actually may be sold.

         Acquisition Comparison Analysis. In performing this analysis, PBS reviewed thrift acquisition transactions in the states of Alabama, Florida and Georgia (the "Southeast Region"). There were 73 Southeast Region thrift acquisition transactions announced since 1990 for which detailed financial information was available. The purpose of the analysis was to obtain an evaluation range based on these Southeast Region acquisition transactions. Median multiples of earnings and book value implied by the comparable transactions were utilized in obtaining a range for the acquisition value of Chilton County. In addition to reviewing recent Southeast Region thrift transactions, PBS performed separate comparable analyses for acquisitions of Southeast Region thrifts which, like Chilton County, had an equity-to-asset ratio of less than 7.0%, total deposits between $50.0 million and $125.0 million and those located within the State of Alabama. Median values for the 73 Southeast Region acquisitions expressed as multiples of both book value and earnings were 1.46X and 15.04X, respectively. The median multiples of book value and earnings for acquisitions of Southeast Region thrifts with an equity-to-asset ratio less than 7.0% were 1.48X and 14.22X, respectively. For acquisitions of Southeast Region thrifts with total deposits between $50.0 million and $125.0 million, the median multiples were 1.43X and 17.22X, respectively. For acquisitions of Alabama thrifts the median multiples were 1.20X and 15.80X, respectively. In the proposed merger, Chilton County shareholders will receive $31.50 per common share in cash or SouthFirst Common Stock for an aggregate value of $5,608,510. This represents a multiple of June 30, 1997 book value and a multiple of June 30, 1997 adjusted earnings of 1.28X and 19.89X, respectively. Trailing four-quarter December 31, 1996 earnings were adjusted to reflect the after-tax effect of a non-recurring loss on foreclosed assets of $38,000, net gain on sale of securities of $20,000 and a one-time SAIF assessment of $430,000. See "CHILTON COUNTY -- MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Results of Operations -- Other Expense."

         Adjusted Net Asset Value Analysis. PBS reviewed Chilton County's balance sheet data to determine the amount of material adjustments required to the stockholder's equity of Chilton County based on differences between the market value of Chilton County's assets and their value reflected on Chilton County's financial statements. PBS determined that two adjustments were warranted. The investment securities portfolio had depreciation of approximately $115,000 after adjustment for income taxes. PBS also reflected a value of the non-interest bearing demand deposits of approximately $84,000. The adjusted net asset value was determined to be $24.56 per share of Chilton County Common Stock.

         Discounted Earnings Analysis. A dividend discount analysis was performed by PBS pursuant to which a range of stand-alone values of Chilton County was determined by adding (i) the present value of estimated future dividend streams that Chilton County could generate over a five-year period beginning in 1998 and ending in 2003, and (ii) the present value of the "terminal value" of Chilton County's earnings at the end of the year 2003. The "terminal value" of Chilton County's earnings at the end of the five-year period was determined by applying a multiple of 1.46 times the projected terminal year's equity. The 1.46 multiple represents the median price paid as a multiple of book value for all Southeast Region thrift transactions since 1990. Dividend streams and terminal values were discounted to present values using a discount rate of 12%. This rate reflects assumptions regarding the required rate of return of holders or buyers of Chilton County Common Stock. The value of Chilton County, determined by adding the present value of the total cash flows, was $29.67 per share of Chilton County Common Stock. In addition, using the five-year projection as a base, a twenty-year projection was prepared assuming an annual growth rate of 5% and a return on assets of 1.00% by year thirteen remaining in effect for the rest of the period. Dividends also were assumed to be 50% of income for all years. This long-term projection resulted in a value of $29.29 per share of Chilton County Common Stock.

         Specific Acquisition Analysis. PBS valued Chilton County based on an acquisition analysis assuming a "break-even" earnings scenario to an acquirer as to price, current interest rates and amortization of the premium paid. Based on this analysis, an acquiring institution would pay $28.70 per share of Chilton County Common Stock, assuming it was willing to accept no impact to its net income in the initial year. This analysis was based on a funding cost of 7.5% adjusted for taxes, amortization of the acquisition premium over 15 years and an earnings level for Chilton County of $282,000. The same assumptions were utilized assuming a 10% and 20% overhead reduction. Based on a 10% and 20% overhead reduction, an acquiring institution would pay $32.10.

         The Chilton County Opinion is directed only to the question of whether the consideration to be received by Chilton County's shareholders under the Merger Agreement is fair and equitable from a financial perspective and does not constitute a recommendation to any Chilton County shareholder to vote in favor of the Affiliation. No limitations were imposed on PBS regarding the scope of its investigation or otherwise by Chilton County or any of its affiliates.

         Based on the results of the various analyses described above, PBS concluded that the consideration to be received by Chilton County's shareholders under the Merger Agreement is fair and equitable from a financial perspective to the shareholders of Chilton County.

         PBS and IBS will receive a fee of $75,000 plus 3% of the total consideration received by Chilton County shareholders in excess of $3,700,000 from Chilton County for all of their services performed in connection with the Merger, including rendering the Chilton County Opinion. As of September 22, 1997, the total fee to PBS and IBS would have been approximately $132,255. In addition, Chilton County has agreed to indemnify PBS and IBS and their directors, officers and employees, from liability in connection with the Merger, and to hold PBS and IBS harmless from any losses, actions, claims, damages, expenses or liabilities related to any of PBS' or IBS' acts or decisions made in good faith and in the best interest of Chilton County.


                              TERMS OF THE MERGER

         The description of the Merger Agreement set forth in this Section does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached as Appendix A to this Joint Proxy Statement/Prospectus and is incorporated by reference herein. Reference is made to the Merger Agreement for the definition of such capitalized terms used herein for which no definition is provided. ALL SOUTHFIRST AND CHILTON COUNTY SHAREHOLDERS ARE URGED TO READ THE MERGER AGREEMENT IN ITS ENTIRETY.

GENERAL

         The Merger Agreement provides that, subject to the satisfaction or waiver of certain conditions (including, among other things, approval of the Merger by the shareholders of each of SouthFirst and Chilton County and the
OTS), Chilton County will be merged with and into First Federal, which will be the surviving entity and which will remain a 100% controlled subsidiary of SouthFirst.

         At the Effective Time, each share of Chilton County Common Stock issued and outstanding immediately prior to the Effective Time (excluding shares held by shareholders who perfect their dissenters' rights) shall, by virtue of the Merger, cease to be outstanding and shall be converted at the option of such shareholders into the right to receive, subject to certain limitations, (i) cash, (ii) shares of SouthFirst Common Stock, or (iii) a combination thereof.

THE EFFECTIVE TIME

         Subject to the satisfaction or waiver of certain conditions contained in the Merger Agreement, the Effective Time will occur on the last to occur of
(i) the effective date of the last required consent of any state or federal regulatory authority having authority over the Merger (including the expiration of all applicable waiting periods following such consents or the delivery of appropriate notices) or (ii) the date on which the shareholders of each of SouthFirst and Chilton County approve the Merger Agreement. If approved by SouthFirst and Chilton County shareholders and the applicable regulatory authorities, the parties expect that the Effective Time will occur on or before October 31, 1997, although there can be no assurance as to whether or when the Merger will occur.

MERGER CONSIDERATION

         Under the terms of the Merger Agreement, each share of Chilton County Common Stock issued and outstanding immediately prior to the Effective Time (excluding shares held by shareholders who perfect their dissenters' rights) shall cease to be outstanding and shall be converted, at the option of such shareholders, into the right to receive (i) $31.50 per share (the "Cash Price Per Share"), (ii) the Stock Price Per Share (as defined below) or (iii) any combination of the Cash Price Per Share and the Stock Price Per Share; subject to the limitations more fully described below and provided that no single share of Chilton County Common Stock may be converted into a combination of the Cash Price Per Share or the Stock Price Per Share.

         The Stock Election. Holders of Chilton County Common Stock may elect to receive shares of SouthFirst Common Stock in the Merger in accordance with the election procedures set forth in the Merger Agreement. See " -- Election, Allocation and Exchange of Certificates." Holders who elect SouthFirst Common Stock will receive an amount of SouthFirst Common Stock (the "Stock Price Per Share") in respect of each share of Chilton County Common Stock that is so converted equal to the product of the Average Closing Price (as defined below) multiplied by the Exchange Ratio (as defined below). The Average Closing Price shall mean the average of the closing sale price per share of SouthFirst Common Stock on the American Stock Exchange (the "AMEX") (as reported in The Wall Street Journal, or if not reported thereby, any other authoritative source as mutually determined by SouthFirst and Chilton County) for each of the 10 Trading Days immediately preceding the 10 consecutive Business Days immediately preceding the Effective Time. A "Trading Day" means any day in which the AMEX is open and no less than 100 shares of SouthFirst Common Stock are traded. A "Business Day" shall mean any day, except Saturdays, Sundays and Federal Holidays, in which First Federal is open.

         The exchange ratio (the "Exchange Ratio") for each share of Chilton County Common Stock shall be that number of shares of SouthFirst Common Stock equal to the quotient obtained by dividing $31.50 by the Average Closing Price.

         Notwithstanding the preceding two paragraphs, the aggregate amount of stock that will be paid in the Merger to satisfy such elections will not exceed 50% of the aggregate consideration paid in exchange for shares of Chilton County Common Stock.

         The Cash Election. Holders of Chilton County Common Stock may elect to receive cash in the Merger in accordance with the election procedures set forth in the Merger Agreement. Holders who elect cash will receive an amount in cash at the Cash Price Per Share in respect of each share of Chilton County Common Stock that is so converted. The Aggregate Cash Amount (which includes the cash paid for (1) Chilton County Options (as defined below), (2) any dissenters' rights (estimated at $31.50 per share) and (3) fractional shares) that will be paid in the Merger to satisfy such elections will not exceed 50% of the aggregate consideration paid in exchange for shares of Chilton County Common Stock (the "Threshold Cash Amount").

         If the Aggregate Cash Amount is more or less than the Threshold Cash Amount, the number of shares of SouthFirst Common Stock and the amount of cash paid to each electing holder of Chilton County Common Stock will be allocated pro rata in accordance with the Merger Agreement. See " -- Election, Allocation and Exchange of Certificates."

FRACTIONAL SHARES

         No fractional shares of SouthFirst Common Stock will be issued in the Merger. Each holder of shares of Chilton County Common Stock converted pursuant to the Merger, who would otherwise have been entitled to receive a fraction of a share of SouthFirst Common Stock shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of SouthFirst Common Stock multiplied by the Average Closing Price. No such holder will be entitled to dividends, voting rights or any other rights as a shareholder in respect of any fractional shares.

OPTIONS

         At the Effective Time, each award, option, warrant, or other right to purchase or acquire shares of Chilton County Common Stock pursuant to stock awards, stock options, warrant agreements, or stock appreciation rights ("Chilton County Options") granted by Chilton County which are outstanding at the Effective Time shall be canceled and all rights in respect thereof will cease to exist. As consideration for the cancellation of all of the Chilton County Options, each holder thereof shall receive cash in an amount equal to
(i) the aggregate number of options which each holder of Chilton County Options could have been converted into immediately prior to the Effective Time, multiplied by (ii) the difference between (A) the Cash Price Per Share (i.e., $31.50) and (B) the exercise price for each Chilton County Option.

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

ELECTION, ALLOCATION AND EXCHANGE OF CERTIFICATES

         Pursuant to the Merger Agreement, 50% of the consideration to be paid in the Merger must be paid in shares of SouthFirst Common Stock and 50% must be paid in cash. To satisfy this requirement, SouthFirst may, in its discretion, modify the elections of Chilton County shareholders to increase or decrease their respective allocations of cash or shares of SouthFirst Common Stock in the manner as set forth below. As a result of the foregoing limitation, shareholders of Chilton County cannot be guaranteed that all shares of Chilton County Common Stock in which stock is elected will be converted into the right to receive SouthFirst Common Stock, or that a cash election will be accepted in full or that any shareholder will receive the combination of SouthFirst Common Stock, or cash that he or she elected. Consequently, a Chilton County shareholder may receive shares of SouthFirst Common Stock, cash, or a combination of both, which may not be consistent with his or her election, and Chilton County shareholders should consider this when voting on the Merger Agreement.

         An election form (an "Election Form") is being mailed along with this Joint Proxy Statement/Prospectus. Subject to the Election Deadline (as defined below), each holder of Chilton County Common Stock will be entitled to make an election and to submit an Election Form to SouthFirst. Each Election Form will permit a holder (or the beneficial owner through appropriate and customary documentation and instructions) of Chilton County Common Stock to elect to receive cash or SouthFirst Common Stock with respect to all or a portion of such holder's Chilton County Common Stock. Prior to the Election Deadline, SouthFirst and Chilton County will make available one or more Election Forms as may be reasonably requested by all persons who become holders (or beneficial owners) of Chilton County Common Stock by the Election Deadline.

         Any shares of Chilton County Common Stock with respect to which the holder (or the beneficial owner, as the case may be) has not submitted to SouthFirst an effective, properly completed Election Form on or before 4:00 p.m., October 28, 1997 (the "Election Deadline") will be converted into cash at the Cash Price Per Share (i.e., $31.50).

         All elections shall be final, and any holder of Chilton County Common Stock who made a valid election shall not have the right to withdraw such election. SouthFirst shall determine whether or not elections have been properly or timely made and shall promptly notify the holder of any Chilton County Common Stock with respect to any election that has not been properly or timely made. SouthFirst, with the agreement of Chilton County, may make such equitable changes in the procedures described herein as are necessary or desirable to effect any elections.

         Prior to the Effective Time, SouthFirst shall determine whether the Aggregate Cash Amount is greater than or less than the Threshold Cash Amount. If such determination indicates that the Aggregate Cash Amount is greater than or less than the Threshold Cash Amount, the aggregate merger consideration will be allocated pro rata in accordance with the Merger Agreement. Under the Merger Agreement, if the Aggregate Cash Amount is greater than the Threshold Cash Amount, SouthFirst shall eliminate from the total number of Cash Election Shares (pro rata as to each holder of Cash Election Shares) an amount of Cash Election Shares necessary to reduce the Aggregate Cash Amount to the Threshold Cash Amount. However, if the Aggregate Cash Amount is less than the Threshold Cash Amount, SouthFirst shall attribute to and deem increased the total number of Cash Election Shares by allocating to each holder of Stock Election Shares (pro rata as to each holder of Stock Election Shares) an amount of Cash Election Shares that, when added to the Aggregate Cash Amount, will increase the Aggregate Cash Amount to the Threshold Cash Amount.

         Prior to, or as promptly as practicable after, the Effective Time, SouthFirst will send, or cause to be sent, to each holder of record of shares of Chilton County Common Stock, transmittal materials for use in exchanging such holder's share certificates for Chilton County Common Stock (the "Chilton County Certificates") for the consideration due in respect thereof. SouthFirst will cause share certificates for SouthFirst Common Stock (the "SouthFirst Certificates"), into which shares of a holder's Chilton County Common Stock are converted at the Effective Time, and/or any check in respect of the cash consideration and any fractional share interests which such person will be entitled to receive, to be delivered to such Chilton County shareholder, upon delivery to SouthFirst of Chilton County Certificates (or indemnity reasonably satisfactory to SouthFirst, if any of such certificates are lost, stolen or destroyed) owned by such shareholder. No interest will be paid on any such cash to be paid upon such delivery.

         CHILTON COUNTY SHAREHOLDERS SHOULD NOT SEND IN THEIR CHILTON COUNTY CERTIFICATES UNTIL THEY RECEIVE THE TRANSMITTAL MATERIALS FROM SOUTHFIRST.

         Notwithstanding the foregoing, neither SouthFirst, nor any party to the Merger Agreement, will be liable to any holder (or, if after the Effective Time, former holder) of Chilton County Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

         Beginning 60 days after the Effective Time, no dividends or other distributions with respect to SouthFirst Common Stock, with a record date occurring after the Effective Time, will be paid to the holder of any unsurrendered Chilton County Certificate, until the holder thereof will surrender such Chilton County Certificate in accordance with the terms of the Merger Agreement. After the proper surrender of a Chilton County Certificate, the record holder thereof will be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of SouthFirst Common Stock represented by such Chilton County Certificate.

CONDITIONS PRECEDENT TO THE MERGER

         The Merger will occur only if the Merger Agreement is approved by the requisite vote of the shareholders of SouthFirst and Chilton County. Consummation of the Merger is subject to the satisfaction of certain other conditions, unless waived, to the extent legally permitted. Such conditions include (i) the receipt of all required governmental orders, permits, approvals, or qualifications (and the expiration of all applicable waiting periods following the receipt of such items or the delivery of appropriate notices), provided that such approvals shall not have imposed any condition or restriction that, in the reasonable judgment of either the SouthFirst Board or the Chilton County Board, would so materially adversely impact the economic or business benefits of the transactions contemplated by the Merger Agreement that, had such condition or requirement been known, such party would not, in its reasonable judgment, have entered into the Merger Agreement; (ii) the receipt, with certain exceptions, of all consents required for consummation of the Merger and the preventing of any default under any contract of such party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a material adverse effect on such party; (iii) the absence of any action by a court or governmental or regulatory authority that restricts, prohibits or makes illegal the transactions contemplated by the Merger Agreement; (iv) the effectiveness of the Registration Statement under the Securities Act and the receipt of all necessary approvals under state securities laws, the Securities Act or the Exchange Act relating to the issuance or trading of the shares of SouthFirst Common Stock issuable pursuant to the Merger; and (v) the receipt of the tax opinion referred to in "-- Certain Federal Income Tax Consequences."

         In addition, unless waived, each party's obligation to effect the Merger is subject to the accuracy of the other party's representations and warranties at the Effective Time and the performance by the other party of its obligations under the Merger Agreement and the receipt of certain closing certificates from the other party. The obligation of SouthFirst to effect the Merger also is subject to (i) the loan loss reserves of Chilton County, prior to the Effective Time, being not less than $260,000; (ii) the sale of any of the investment securities held in the "available for sale" investment portfolio of Chilton County, prior to the Effective Time, as requested by SouthFirst, (iii) the unrealized loss on investment securities held in the "held to maturity" investment portfolio of Chilton County not exceeding $500,000 prior to the Effective Time; (iv) SouthFirst's receipt of a written legal opinion of Reinhart, Boerner, Van Deuren, Norris & Rieselbach, P.C., special counsel to Chilton County, dated as of the Effective Time, with respect to such matters and in such form as shall be agreed upon between such firm and SouthFirst; (v) SouthFirst's receipt from Trident of a letter, dated not more than five days prior to the date of this Joint Proxy Statement/Prospectus, stating that in the opinion of Trident, the Exchange Ratio and the Cash Price Per Share are fair, from a financial point of view, to the holders of SouthFirst Common Stock and such opinion is not withdrawn prior to SouthFirst Shareholders' Special Meeting; (vi) Bobby R. Cook, President and Chief Executive Officer of Chilton County, entering into a new First Federal employment contract in exchange for the cancellation of his existing Chilton County employment contract and corresponding change of control and severance pay agreements; and (vii) the holders of not more than 10% of all of the issued and outstanding shares of Chilton County Common Stock exercise their dissenters' rights of appraisal.

         The obligation of Chilton County to effect the Merger is further subject to (i) Chilton County's receipt from PBS of a letter, dated not more than five business days prior to the date of this Joint Proxy Statement/Prospectus, stating that in the opinion of PBS, the Exchange Ratio and the Cash Price Per Share are fair, from a financial point of view, to the holders of Chilton County Common Stock and such opinion is not withdrawn prior to the Chilton County Special Meeting; (ii) SouthFirst having delivered the consideration to be paid to holders of Chilton County Common Stock; and (iii) Chilton County's receipt of a written opinion of Smith, Gambrell & Russell, LLP, dated as of the Effective Time, with respect to such matters and in such form as shall be agreed upon between such firm and Chilton County.

         No assurances can be provided as to when or if all of the conditions precedent to the Merger can or will be satisfied or waived by the party permitted to do so. Either Chilton County or SouthFirst may waive certain of the conditions imposed with respect to its or their respective obligations to consummate the Merger, except for requirements that the Merger be approved by SouthFirst's and Chilton County's respective shareholders and that all required regulatory approvals be received.

CONDUCT OF BUSINESS PRIOR TO THE MERGER

         Under the terms of the Merger Agreement, Chilton County has agreed, except as otherwise contemplated by the Merger Agreement, to (i) operate its business only in the usual, regular and ordinary course, (ii) use its reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises, (iii) use its reasonable efforts to maintain its current employee relationships, and (iv) take no action which would materially adversely affect the ability of any party to obtain any consent or approvals required for the transactions contemplated by the Merger Agreement without imposition of a condition or restriction which in the reasonable judgement of either the SouthFirst Board or the Chilton County Board would so materially adversely impact the economic or business benefits of the transactions contemplated by the Merger Agreement that, had such condition or requirement been known, such party would not, in its reasonable judgement, have entered into the Merger Agreement.

         In addition, Chilton County has agreed that it will not, without the prior written consent of SouthFirst:

            (a) amend the Federal Stock Charter, Bylaws, or other governing instruments of Chilton County;

            (b) incur any additional debt obligation or other obligation for borrowed money (other than indebtedness of Chilton County in excess of an aggregate of $100,000 except in the ordinary course of the business consistent with past practices, or impose, or suffer the imposition, with certain exceptions, of a lien on any asset of Chilton County (other than in connection with deposits, repurchase agreements, bankers acceptances, treasury tax and loan accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and already existing liens);

            (c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of Chilton County, or declare or pay any dividend or make any other distribution in respect of its capital stock (except for a dividend paid in accordance with Section 8.6 of the Merger Agreement);

            (d) except for the Merger Agreement or the exercise of the Chilton County Options, issue, sell, pledge, encumber, authorize the issuance of, enter into any contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Chilton County Common Stock or any right to acquire any such stock;

            (e) adjust, split, combine, or reclassify the capital stock of Chilton County or issue or authorize the issuance of any other securities in respect of or in substitution for Chilton County Common Stock or sell, lease, mortgage, or otherwise dispose of or otherwise encumber any asset (other than loan participations) having a book value in excess of $25,000 other than in the ordinary course of business for reasonable and adequate consideration;

            (f) except for purchases of United States Treasury securities or United States government agency securities, which in either case have maturities of five years or less, purchase any securities or make any material investment, either by purchase of stock or securities, contributions to capital, asset transfers, or purchase of any assets, in any person other than a wholly-owned subsidiary or otherwise acquire direct or indirect control over any person, other than in connection with (i) foreclosures in the ordinary course of business, or (ii) acquisitions of control in its fiduciary capacity;

            (g) grant any increase in compensation or benefits to the employees or officers of Chilton County, except in accordance with past practice or as required by law; pay any severance or termination pay or any bonus other than pursuant to written policies or written contracts in effect on the date of the Merger Agreement or as otherwise disclosed; enter into or amend any severance agreements with officers of Chilton County or its subsidiaries; grant any material increase in fees or other compensation to directors of Chilton County or any of its subsidiaries except in accordance with past practice; or voluntarily accelerate the vesting of any Chilton County Options or other employee benefits;

            (h) enter into or amend any employment contract (unless such amendment is required by law) that Chilton County does not have the unconditional right to terminate without liability (other than liability for services already rendered) at any time on or after the Effective Time;

            (i) adopt any new employee benefit plan or make any material change in or to any existing employee benefit plans other than such changes required by law or to maintain the tax qualified status of any such plan;

            (j) make any significant change in any tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in tax laws, regulatory accounting requirements or GAAP;

            (k) commence any litigation other than in accordance with past practice or settle any litigation for material money damages or restrictions upon the operations of Chilton County; or

                  (l) except in the ordinary course of business, modify, amend, or terminate any material contract, other than renewals without a material adverse change of terms, or waive, release, compromise, or assign any material rights or claims.

          In the Merger Agreement, SouthFirst has agreed (i) to conduct its business and the business of its subsidiaries in a manner designed, in its reasonable judgment, to enhance the long-term value of SouthFirst Common Stock and its business prospects and (ii) to take no action which would materially adversely affect the ability of any party to obtain any consent or approvals required by the Merger Agreement or to perform its covenants and agreements under the Merger Agreement; provided that SouthFirst or any of its subsidiaries may discontinue or dispose of any of its assets or business if SouthFirst determines that such action is desirable in the conduct of its business. SouthFirst further agreed that it will not, without the prior written consent of the Chief Executive Officer of Chilton County, which consent shall not be unreasonably withheld, amend the Certificate of Incorporation or the Bylaws of SouthFirst in any manner adverse to the holders of Chilton County Common Stock.

MODIFICATION, WAIVER AND TERMINATION

         The Merger Agreement provides that it may be amended by a subsequent writing signed by each party upon the approval of each of their respective Board of Directors. However, the provision relating to the consideration to be received by the holders of Chilton County Common Stock may not be amended after the Chilton County Special Meeting in a manner to reduce or modify in any material respect the consideration to be received by holders of Chilton County Common Stock without the further approval of the holders of the issued and outstanding shares of Chilton County Common Stock entitled to vote thereon.

         The Merger Agreement provides that each party may (i) waive any default in the performance of any term of the Merger Agreement by the other party, (ii) waive or extend the time for compliance of fulfillment by the other party of any of its obligations under the Merger Agreement and (iii) waive any of the conditions precedent to its obligations to consummate the Merger to the extent legally permitted. Neither of the parties intends, however, to waive any conditions of the Merger if such waiver would, in the judgment of the waiving party, have a material adverse effect on its shareholders.

         The Merger Agreement may be terminated by mutual agreement of the SouthFirst Board and the Chilton County Board. The Merger Agreement may also be terminated by either the SouthFirst Board or the Chilton County Board (i) if the Merger is not consummated on or before October 31, 1997 (provided that the terminating party shall not have breached in any material respect its obligations under the Merger Agreement in a manner that proximately contributed to the failure to consummate the Merger by such date); (ii) if any governmental regulatory body, the consent of which is a condition to the obligations of SouthFirst and Chilton County to consummate the transactions contemplated by the Merger Agreement, shall have determined not to grant its consent and all appeals of such determination shall have been taken and have been unsuccessful;
(iii) if any court of competent jurisdiction shall have issued an order or judgment restraining, enjoining or otherwise prohibiting the Merger and such order or judgment shall have become final and unappealable. The Merger Agreement may also be terminated by SouthFirst (i) if any event shall have occurred as a result of which certain conditions are no longer capable of being satisfied; (ii) if there has been a breach by Chilton County of any representation or warranty contained in the Merger Agreement which would have or would be reasonably likely to have a material adverse effect on the assets, liabilities, financial condition, results of operations, business or prospects of Chilton County taken as a whole, or there has been a material breach by Chilton County of a covenant or agreement set forth in the Merger Agreement which breach is not curable, or, if curable, is not cured within 20 days after written notice of such breach is given by SouthFirst; (iii) if Chilton County or the Chilton County Board shall have authorized, recommended, proposed or publicly announced its intention to enter into a Superior Proposal or a Competing Transaction which has not been consented to in writing by SouthFirst; or (iv) if the Chilton County Board shall have withdrawn or materially modified its recommendation to the shareholders of Chilton County with respect to the Merger or the Merger

Agreement (unless the Chilton County Final Opinion has been withdrawn or, after receipt of the Chilton County Opinion, such opinion failed to make a favorable recommendation).

         The Merger Agreement may further be terminated by Chilton County (i) if any event shall have occurred as a result of which certain conditions are no longer capable of being satisfied; (ii) if there has been a breach by SouthFirst of any representation or warranty contained in the Merger Agreement which would have or would be reasonably likely to have a material adverse effect on the assets, liabilities, financial condition, results of operations, business or prospects of SouthFirst and its subsidiaries taken as a whole, or there has been a material breach of any of the covenants or agreements set forth in the Merger Agreement on the part of SouthFirst which breach is not curable or, if curable, is not cured within 20 days after written notice of such breach is given by Chilton County; or (iii) if the SouthFirst Board shall have withdrawn or materially modified its recommendation to the shareholders of SouthFirst with respect to the Merger or the Merger Agreement (unless the SouthFirst Final Opinion has been withdrawn or, after receipt of the SouthFirst Opinion, such opinion failed to make a favorable recommendation).

NO SOLICITATION

         Pursuant to the Merger Agreement, Chilton County agreed that neither it, nor any director, officer, employee, investment banker, attorney or other advisor or representative of Chilton County (i) initiate, solicit or encourage the submission of any Takeover Proposal (as defined below), or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to any Competing Transaction (as defined below) or Superior Proposal (as defined below) prior to the Effective Time. In addition, neither the Chilton County Board nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to SouthFirst, the approval or recommendation of such Board or any such committee of the Merger Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal or (iii) enter into any agreement with respect to any Takeover Proposal.

         Notwithstanding the foregoing, the Merger Agreement provides that Chilton County, may, to the extent the Chilton County Board determines in good faith, after consultation with its legal counsel, that the Chilton County Board's fiduciary duties under applicable law require it to do so, participate in discussions or negotiations with, and furnish information to any person, entity or group after such person, entity or group shall have delivered to Target in writing a Superior Proposal. As used in the Merger Agreement, a "Takeover Proposal" means any inquiry, proposal or acquisition or purchase of a substantial amount of assets of Chilton County (other than investors in the ordinary course of business) or of over 20% of any class of equity securities of Chilton County or any tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of any class of equity securities of Chilton County, or any merger, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving Chilton County or any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Merger or which would reasonably be expected to dilute materially the benefits to SouthFirst of the transactions contemplated by the Merger. Further, a "Superior Proposal" means any bona fide Takeover Proposal to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the shares of Chilton County Common Stock then outstanding or all or substantially all of the assets of Chilton County and otherwise on terms which the Chilton County Board determines in good faith judgment (based on the advice of a financial advisor of national reputation) to be more favorable to its shareholders than the terms of the Merger Agreement.

EXPENSES AND TERMINATION FEE

         In the Merger Agreement, each of the parties has agreed to pay its own expenses and one-half of the printing costs of this Joint Proxy Statement/Prospectus and related materials. In the event the Merger Agreement is terminated as a result of SouthFirst's failure to satisfy any of its representations, warranties or covenants set forth therein, SouthFirst shall reimburse Chilton County for its reasonable out-of-pocket expenses relating to the Merger in an amount not to exceed $300,000. Similarly, in the event the Merger Agreement is terminated as a result of Chilton County's failure to satisfy any of its representations, warranties or covenants set forth therein, and Chilton County is not otherwise liable for payment of the fee (as defined and described below), Chilton County shall reimburse SouthFirst for its reasonable out-of-pocket expenses relating to the Merger in an amount not to exceed $300,000.

         The Merger Agreement provides that Chilton County is required to pay liquidated damages in the amount of $270,000 plus all reasonable out-of-pocket expenses and fees (including, without limitation, fees and expenses payable to all investment banking firms and counsel, and all fees of counsel, accountants, experts and consultants to SouthFirst) actually incurred by SouthFirst or on its behalf in connection with the Merger and all transactions contemplated by the Merger Agreement (the "Fee") to SouthFirst if: (1) SouthFirst terminates the Merger Agreement by reason of a failure of Chilton County to meet certain conditions (which were not previously waived by SouthFirst) due to Chilton County's knowing and intentional misrepresentation or knowing and intentional breach of warranty or of any covenant or agreement, and, between the date of the Merger Agreement and the date of such event or breach, Chilton County made certain contacts regarding a Competing Transaction; (2) if SouthFirst terminates the Merger Agreement after the Chilton County Board shall have withdrawn or materially modified its authorization, approval or recommendation to the shareholders of Chilton County regarding the Merger or the Merger Agreement in a manner adverse to SouthFirst (unless the Chilton County Opinion is withdrawn or such opinion fails to make a favorable recommendation); (3) if SouthFirst terminates the Merger Agreement because, without first obtaining SouthFirst's consent, Chilton County or the Chilton County Board shall have authorized, recommended, proposed or publicly announced its intention to enter into a Superior Proposal or a Competing Transaction and within nine months from the date of such termination a Superior Proposal or a Competing Transaction is consummated or Chilton County shall have entered into an agreement which if consummated would constitute a Competing Transaction; or (4) if Chilton County terminates the Merger Agreement because the Merger Agreement did not receive the requisite vote of the Chilton County shareholders and within nine months from the date of such termination a Superior Proposal or a Competing Transaction is consummated or Chilton County shall have entered into an agreement which if consummated would constitute a Competing Transaction. If SouthFirst is entitled to the Fee, Chilton County is also obligated to pay to SouthFirst interest at a simple interest rate per annum equal to the highest prime rate of interest published from time to time in the "Money Rates" section of the Wall Street Journal on any amounts that are not paid when due, plus all costs and expenses in connection with or arising out of the enforcement of the obligation of Chilton County to pay the Fee or such interest. As used in the Merger Agreement, a "Competing Transaction" means any of the following involving Chilton County: (1) any merger, consolidation, share exchange, business combination, or other similar transaction; (2) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 15% or more of the assets of Chilton County in a single transaction or series of transactions to the same person, entity or group; or (3) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

         It is not possible to know whether a terminating event will occur until after the Effective Time. SouthFirst and Chilton County have made no decision as to whether either one of them would exercise its termination right in such a situation. Both SouthFirst and Chilton County would, consistent with their fiduciary duties, take into account all relevant facts and circumstances that exist at such time, and would consult with their financial advisors and legal counsel.

         Approval of the Merger Agreement by the shareholders of SouthFirst and Chilton County at the Special Meetings will confer on the SouthFirst Board and the Chilton County Board, respectively, the power, consistent with each of their fiduciary duties, to elect to consummate the Merger in the event of a terminating event without any further action by, or resolicitation of, the shareholders of SouthFirst or Chilton County.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         Smith, Gambrell & Russell, LLP has delivered to SouthFirst and Chilton County its opinion that, based upon certain customary assumptions and representations, under federal law as currently in effect, (a) the proposed Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended; (b) no gain or loss will be recognized by the shareholders of Chilton County on the exchange of their shares of Chilton County Common Stock solely for SouthFirst Common Stock pursuant to the terms of the Merger to the extent of such exchange; (c) the federal income tax basis of SouthFirst Common Stock for which shares of Chilton County Common Stock are exchanged pursuant to the Merger will be the same as the basis of such Chilton County Common Stock exchanged therefor; (d) the holding period of SouthFirst Common Stock for which shares of Chilton County Common Stock are exchanged will include the period that such shares of Chilton County Common Stock were held by the holder, provided that such shares were capital assets of the holder; (e) the receipt of cash by Target shareholders electing to receive cash in exchange for all or a portion of their shares of Chilton County Common Stock pursuant to the terms of Merger Agreement will be a taxable event upon which gain or loss will be recognized by Chilton County shareholders to the extent of such exchange; and (f) the receipt of cash in lieu of fractional shares will be treated as if the fractional shares were distributed as part of the exchange and then redeemed by SouthFirst, and gain or loss will be recognized in an amount equal to the difference between the cash received and the basis of the fractional share of SouthFirst Common Stock surrendered, which gain or loss will be capital gain or loss if the shares of Chilton County Common Stock was a capital asset in the hands of the shareholder.

         THE FOREGOING IS A SUMMARY OF THE ANTICIPATED MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE PROPOSED MERGER UNDER THE CODE AND IS FOR GENERAL INFORMATION ONLY. IT DOES NOT INCLUDE CONSEQUENCES OF STATE, LOCAL OR OTHER TAX LAWS OR SPECIAL CONSEQUENCES TO PARTICULAR SHAREHOLDERS HAVING SPECIAL SITUATIONS. SHAREHOLDERS OF CHILTON COUNTY SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING SPECIFIC TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE AND LOCAL TAX LAWS AND TAX CONSEQUENCES OF SUBSEQUENT SALES OF SOUTHFIRST COMMON STOCK.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         GENERAL

         Certain members of Chilton County's management and of the Chilton County Board have interests in the Merger that are in addition to any interests they may have as shareholders of Chilton County generally. These interests include, among others, provisions in the Merger Agreement relating to the management of Chilton County after the Effective Time, election or appointment of certain members of the Chilton County Board to the First Federal and SouthFirst Boards, a proposed employment agreement between First Federal and the President and Chief Executive Officer of Chilton County and certain other employee benefits and indemnification of Chilton County directors and officers, as hereinafter described.

         MANAGEMENT POST-MERGER; FIRST FEDERAL EMPLOYMENT AGREEMENT

         SouthFirst has agreed to cause certain of the Chilton County directors to be appointed to the Board of Directors of First Federal and/or SouthFirst.

         After the Effective Time, Chilton County will be merged with and into First Federal under the charter of First Federal and the branch offices of Chilton County operating in Clanton and Centreville, Alabama will become branches of First Federal. At such time, Bobby R. Cook, a current director of Chilton County, will be appointed as a director of SouthFirst and First Federal. In addition, L. Neal Bice and Kenneth E. Easterling, both of whom are current directors of Chilton County, will be appointed to director positions at First Federal. Bobby R. Cook, who currently is the President and Chief Executive Officer of Chilton County, will be named President of the Western Division of First Federal. SouthFirst has offered to provide Mr. Cook with a new First Federal employment agreement, in exchange for the cancellation by Mr. Cook of his existing Chilton County employment agreement and corresponding severance pay agreement, which is explained in detail below. The proposed salary under Mr. Cook's new employment agreement with First Federal is $66,000 and vacation and group life and health insurance are provided to the same extent as is provided to similarly positioned employees of First Federal.

         The term of Mr. Cook's current employment agreement with Chilton County ends June 30, 1998. For the year ended June 30, 1997, Mr. Cook's base salary was $66,000. The agreement provides for a salary review by the Chilton County Board not less often than annually, as well as for annual one-year renewals upon affirmative action by the Chilton County Board and written acceptance thereof by Mr. Cook. The agreement also provides for disability benefits and for a severance payment in the event employment is involuntarily terminated within 12 months after a change in "control" of Chilton County which has not been approved in advance by two-thirds vote of the Chilton County Board. This payment will be equal to the total amount of 2.99 times the average annual compensation paid Mr. Cook during the five years immediately prior to the change in control. As of June 30, 1997, Mr. Cook would have been entitled to receive approximately $185,000 had a change in "control" occurred on such date. In addition, Mr. Cook will be entitled to the same amount if he voluntarily terminates his employment with Chilton County following a change in "control" where, without his prior written consent, (i) he must move his personal residence or work more than 45 miles from Clanton, Alabama, (ii) his base compensation is reduced, (iii) Chilton County fails to maintain the same employee benefits plans, (iv) his duties would be other than those normally associated with the position of President and Chief Executive Officer, or (v) his responsibilities would be materially reduced or diminished. The term "control" is defined in the agreement as "the ownership, holding or power to vote more than 50% of the Chilton County Common Stock, the control of the election of a majority of Chilton County's directors, or the exercise of a controlling influence over the management or policies of the Chilton County by any person or by persons acting as a group within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended."

         At present, only Mr. Cook has an employment agreement with Chilton County. Mr. Cook currently intends to enter into the proposed First Federal employment agreement. However, if Mr. Cook were to decline the proposed First Federal employment agreement, SouthFirst will honor the existing severance pay agreement entered into between Mr. Cook and Chilton County.

         Set forth below is further information with respect to those individuals currently serving as directors of Chilton County who will be appointed directors of SouthFirst and/or First Federal. Unless otherwise indicated, the principal occupation listed for each person below has been his principal occupation for the past five years.

         BOBBY R. COOK has served as President and Chief Executive Officer of Chilton County since 1973. Mr. Cook is past president of the Clanton, Alabama Kiwanis Club, past treasurer of the Clanton, Alabama

Jaycees and serves as a Deacon of The First Baptist Church of Clanton, Alabama. Mr. Cook will serve as a director of both First Federal and SouthFirst.

         L. NEAL BICE has been a professor at George C. Wallace State Community College in Clanton, Alabama since 1975. Mr. Bice teaches investment banking, economics, accounting and management. Mr. Bice will serve as a director of First Federal.

         KENNETH E. EASTERLING has owned and operated Home Printing Company since 1970. Mr. Easterling also owns and operates High Rise Cattle Farm. Mr. Easterling will serve as a director of First Federal.

         INDEMNIFICATION

         SouthFirst has agreed that it will, following the Effective Time, indemnify, defend, and hold harmless the current and former directors, officers, employees, and agents of Chilton County against all losses, expenses, claims, damages, or liabilities arising out of actions or omissions occurring at or prior to the Effective Time to the fullest extent then permitted under OTS regulations and by the Chilton County Federal Stock Charter and Chilton County Bylaws as in effect on the date of the Merger Agreement, including provisions relating to advances of expenses incurred in defense of any litigation.

         CHILTON COUNTY OPTIONS

         Chilton County has granted incentive and non-qualified stock options to certain Chilton County officers and directors under the Chilton County Stock Option Plan (the "Stock Option Plan"). All options granted under the Stock Option Plan have vested.

         The following table sets forth, as of September 22, 1997, with respect to Chilton County officers and directors (i) the number of shares covered by options held by such persons, (ii) the number of shares covered by currently-exercisable options held by such persons, (iii) the exercise price of all such options held by such persons, and (iv) the aggregate value (i.e., Cash Price Per Share less option exercise price multiplied by currently-exercisable options) of all such options.

                                                                      OPTIONS                                  AGGREGATE
                                                                     CURRENTLY            EXERCISE PRICE        VALUE OF
NAME                                          OPTIONS HELD          EXERCISABLE             PER OPTION          OPTIONS
----                                          ------------          -----------           -------------        ---------
Bobby R. Cook (1)(2)                                 1,443                1,443                 $10.00          $ 31,025
Elizabeth G. Smith(1)                                1,423                1,423                  10.00            30,595
David W. Smitherman(1)                               1,200                1,200                  10.00            25,800
Joann Adams(1)                                         875                  875                  10.00            18,813
Renee E. Sample                                        775                  775                  10.00            16,663
H.D. Bice(3)                                         1,443                1,443                  10.00            31,025
Raymond Hamilton(2)                                  1,443                1,443                  10.00            31,025
Lewis W. Headley(2)                                  1,443                1,443                  10.00            31,025
Joseph W. Moore(4)                                   1,443                1,443                  10.00            31,025
Estate of Charles W. Moore(4)                        1,443                1,443                  10.00            31,025
   Officers, Directors and Director                 12,931               12,931                 $10.00          $273,226
   Emeritus as a Group (10 persons
   in all)

--------------------------
(1)   Employee
(2)   Director
(3)   Director Emeritus
(4)   Mr. Moore served as Director Emeritus.

         Under the Merger Agreement all outstanding Chilton County Options granted by Chilton County which are outstanding at the Effective Time shall be canceled and all rights in respect thereof will cease to exist. As consideration for the cancellation of all of the Chilton County Options, each holder thereof shall receive cash in an amount equal to (i) the aggregate number of shares of Chilton County Common Stock which each holder of Chilton County Options could have acquired upon the exercise of such Options into immediately prior to the Effective Time, multiplied by (ii) the difference between (A) the Cash Price Per Share (i.e., $31.50) and (B) the exercise price for each Chilton County Option (i.e., $10.00).

         OTHER MATTERS RELATING TO CHILTON COUNTY EMPLOYEE BENEFIT PLANS

         The Merger Agreement also provides that, following the Effective Time, SouthFirst will provide generally to officers and employees of Chilton County employee benefits under employee benefit plans (other than stock option or other plans involving the potential issuance of SouthFirst Common Stock), on terms and conditions which when taken as a whole are no less favorable than those currently provided by Chilton County or those currently provided by SouthFirst or its subsidiaries to their similarly situated officers and employees.

         For purposes of participation and vesting (but not benefit accrual under any employee benefit plans of SouthFirst other than under the Chilton County Stock Plans) under such employee benefit plans, the service of the employees of Chilton County prior to the Effective Time will be treated as service with SouthFirst.

ACCOUNTING TREATMENT

         The Merger will be accounted for using the purchase method of accounting for financial reporting purposes. Under purchase accounting, the assets and liabilities of an acquired company as of the Effective Time of the acquisition are recorded at their respective fair values and added to those of the acquiring company. Financial statements issued after consummation of an acquisition accounted for as a purchase would reflect such values and would not be restated retroactively to reflect the historical financial position or results of operations of the acquired company. See "PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION."

REGULATORY MATTERS

         GENERAL

         The Merger is subject to prior approval by the Office of Thrift Supervision ("OTS"). Under OTS regulations, the OTS is required, when approving a transaction such as the Merger, to take into consideration the financial and managerial resources (including the competence, experience and integrity of the officers, directors and principal shareholders) and future prospects of the existing and proposed institutions and the convenience and needs of the communities to be served. In considering financial resources and future prospects, the OTS will, among other things, evaluate the adequacy of the capital levels of the parties to a proposed transaction.

         OTS regulations prohibit the OTS from approving a merger if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or if its effect in any section of the country would be substantially to lessen competition or to tend to create a monopoly, or if it would in any other manner result in a restraint of trade, unless the OTS finds that the anti-competitive effects of a merger are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served. In addition, under the Community Reinvestment Act of 1978, as amended (the "CRA"), the OTS must take into account the record of performance of the existing institutions in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by such institutions.

         Applicable federal law provides for the publication of notice and public comment on applications filed with the OTS and authorizes the agency to permit interested parties to intervene in the proceedings. If an interested party is permitted to intervene, such intervention could delay the regulatory approvals required for consummation of the Merger.

         The Merger generally may not be consummated until 15 days following the date of applicable federal regulatory approval, during which time the United States Department of Justice (the "Justice Department") may challenge the Merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of the regulatory agency's approval unless a court specifically ordered otherwise. SouthFirst and Chilton County believe that the Merger does not raise substantial antitrust or other significant regulatory concerns and that any divestitures that may be required in order to consummate the Merger will not be material to the financial condition or results of operations of SouthFirst or Chilton County prior to the Effective Time, or SouthFirst after the Effective Time.

         STATUS OF REGULATORY APPROVALS AND OTHER INFORMATION

         SouthFirst and Chilton County will file all applications and notices and have taken (or will take) other appropriate action with respect to any requisite approvals or other action of any governmental authority.

         The Merger Agreement provides that the obligation of each of SouthFirst and Chilton County to consummate the Merger is conditioned upon the receipt of all requisite regulatory approvals, including the approval of the OTS. There can be no assurance that any governmental agency will approve or take any other required action with respect to the Merger, and, if approvals are received or action is taken, there can be no assurance as to the date of such approvals or action, that such approvals or action will not be conditioned upon matters that would cause the parties to abandon the Merger, or that no action will be brought challenging such approvals or action, including a challenge by the Justice Department or, if such a challenge is made, the result thereof.

         SouthFirst and Chilton County are not aware of any governmental approvals or actions that may be required for consummation of the Merger other than as described above. Should any other approval or action be required, SouthFirst and Chilton County currently contemplate that such approval or action would be sought.

         THE MERGER CANNOT PROCEED IN THE ABSENCE OF THE REQUISITE REGULATORY APPROVALS. THERE CAN BE NO ASSURANCES THAT SUCH REGULATORY APPROVALS WILL BE OBTAINED OR AS TO THE DATES OF ANY SUCH APPROVALS. THERE CAN ALSO BE NO ASSURANCE THAT SUCH APPROVALS WILL NOT CONTAIN A CONDITION OR REQUIREMENT WHICH CAUSES SUCH APPROVALS TO FAIL TO SATISFY THE CONDITIONS SET FORTH IN THE MERGER AGREEMENT. SEE "-- CONDITIONS PRECEDENT TO THE MERGER." THERE CAN LIKEWISE BE NO ASSURANCE THAT THE JUSTICE DEPARTMENT WILL NOT CHALLENGE THE MERGER, OR, IF SUCH A CHALLENGE IS MADE, AS TO THE RESULT THEREOF.

         See "-- The Effective Time," "-- Conditions Precedent to the Merger" and "-- Modification, Waiver and Termination."

RESTRICTIONS ON RESALES BY AFFILIATES

         The shares of SouthFirst Common Stock to be issued to shareholders of Chilton County in the Merger have been registered under the Securities Act. Such shares may be traded freely and without restriction by those shareholders not deemed to be "affiliates" of Chilton County or SouthFirst as that term is defined under the Securities Act. Any subsequent transfer of such shares, however, by any person who is an affiliate of Chilton County at the time the Merger is submitted for vote or consent of the shareholders of Chilton County will, under existing law, require either (a) the further registration under the Securities Act of the shares of SouthFirst Common Stock to be transferred, (b) compliance with Rule 145 promulgated under the Securities Act (permitting limited sales under certain circumstances), or (c) the availability of another exemption from registration. As a result, SouthFirst may place restrictive legends on certificates representing SouthFirst Common Stock issued to all persons who are deemed to be "affiliates" of Chilton County under Rule 145. An "affiliate" of Chilton County, as defined by the rules promulgated pursuant to the Securities Act, is a person who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with Chilton County. Moreover, the foregoing restrictions are expected to apply to the directors, executive officers, and the beneficial holders of 10% or more of the Chilton County Common Shares (and to certain relatives or the spouse of any such person and any trusts, estates, corporations, or other entities in which any such person has a 10% or greater beneficial or equity interest). Stop transfer instructions will be given by SouthFirst to the transfer agent with respect to SouthFirst Common Stock to be received by persons subject to the restrictions described above.

         DISSENTERS' RIGHTS OF APPRAISAL OF CHILTON COUNTY SHAREHOLDERS

         Pursuant to 12 CFR ss. 552.14 (the "Dissenter Provisions"), any Chilton County shareholder who desires to receive the "fair value" of his or her Chilton County stock in cash rather than to receive shares of SouthFirst Common Stock or the Cash Price Per Share as part of the Merger may do so if he or she complies with the Dissenter Provisions. The following is a summary of such provisions and is qualified in its entirety by reference to such provisions, a copy of which is attached hereto as Appendix D and is incorporated by reference herein.

         The Dissenter Provisions provide that any dissenting shareholder desiring to object to the Merger and receive payment in cash for his or her shares of Chilton County Stock must deliver, prior to the vote of the Chilton County shareholders, written notice of his or her intent to demand appraisal of and payment for his or her shares of Chilton County Common Stock. The notice must be delivered to First Federal Savings and Loan Association of Chilton County, Attention: Secretary, 102 5th Street North, Clanton, Alabama 35046. Such demand must be in addition to, and separate from, any proxy or vote against the Merger.

         If the Merger is approved by the Chilton County and SouthFirst shareholders, Chilton County is required, within 10 days of the Effective Time, to send by mail written notice (the "Dissenters' Notice") to each of the dissenting Chilton County shareholders who filed a written notice of his or her intent to dissent. The Dissenters' Notice shall (i) make an offer to each dissenting shareholder to pay for dissenting shares at a specified price deemed by First Federal to be the fair value thereof and (ii) state that within 60 days of the Effective Time, the dissenting shareholder shall (a) send to the OTS and First Federal by registered or certified mail, a written petition demanding a determination of the fair market value of the stock of all Chilton County shareholders and (b) submit to the transfer agent his or her certificates of Chilton County stock for notation thereon that an appraisal and payment have been demanded with respect to such stock and that appraisal proceedings are pending. Any dissenting shareholder who fails to meet any one of the requirements set forth in the preceding sentence shall no longer be entitled to appraisal rights under the Dissenters Provisions and shall be deemed to have accepted the terms offered under the Merger. The Dissenters' Notice is to be sent to each dissenting shareholder at his or her address as it appears in the Chilton County stock transfer books or at such address as the dissenting shareholder supplies by notice to Chilton County.

         Notwithstanding the foregoing, at any time within 60 days after the Effective Time, any dissenting shareholder shall have the right to withdraw his or her demand for appraisal and to accept the terms offered upon the Merger.

         The Director of the OTS (the "Director") shall, as he or she may elect, either appoint one or more independent persons, or direct appropriate staff of the OTS, to appraise the shares of Chilton County Common Stock in which appraisal rights have been properly exercised to determine their fair market value, as of the Effective Time, exclusive of any element of value arising from the accomplishment or expectation of the Merger. The OTS staff shall review and provide an opinion on appraisals prepared by independent persons as to the suitability of the appraisal methodology and the adequacy of the analysis and supportive data. The Director, after consideration of the appraisal report and the advice of the appropriate staff, shall, if he or she concurs in the valuation of the shares, direct payment by First Federal of the appraised fair market value of the shares, upon surrender of the certificates representing such stock. Payment shall be made, together with interest from the Effective Time, at a rate deemed equitable by the Director.

         The costs and expenses of any proceeding under the Dissenter Provisions may be apportioned and assessed by the Director as he or she may deem equitable against all or some of the parties. In making this determination, the Director will consider whether any party acted arbitrarily, vexatiously, or not in good faith in respect to the rights provided by the Dissenter Provisions.

        Any holder of Chilton County Common Stock who dissents and then elects not to perfect his or her rights under the Dissenter Provisions, shall receive the Cash Price Per Share (i.e., $31.50) for each share of Chilton County Common Stock held by such holder.

             PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

         The following presentation sets forth certain unaudited proforma financial information of SouthFirst giving effect to SouthFirst's acquisition of Chilton County. The acquisition will be accounted for as a purchase. For a description of the terms of the Merger, see "TERMS OF THE MERGER."

         Specifically, the presentation below sets forth SouthFirst's historical statement of condition as of September 30, 1996, and historical statement of operations for the year ended September 30, 1996, derived from audited financial statements of SouthFirst. In addition, the presentation below sets forth SouthFirst's historical statement of operations for the nine months ended June 30, 1997 derived from unaudited financial statements. Chilton County's historical statement of condition as of June 30, 1997 and historical statement of operations for the year ended June 30, 1997, derived from the audited financial statements of Chilton County, are also shown. Chilton County's historical statement of operations for the nine months ended June 30, 1997, derived from unaudited financial statements, are further shown below. The unaudited pro forma financial information combined the historical financial information of SouthFirst and Chilton County and provides the pro forma purchase accounting adjustments.

         The proforma information should be read in conjunction with the historical financial statements of SouthFirst and Chilton County and the related notes thereto included elsewhere in this Joint Proxy Statement/Prospectus. The following presentation is not necessarily indicative of the results of operations or combined financial position that would have resulted had the Merger been consummated at the periods indicated, nor is it necessarily indicative of the results of operations of future periods or future combined financial positions.

       PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL CONDITION
                                 JUNE 30, 1997
                             (AMOUNTS IN THOUSANDS)

                                                                                     Chilton    Pro forma adjustments    Pro forma
Assets:                                                         SouthFirst           County     Debit          Credit     Amounts
                                                                ----------        -----------   ---------------------  ----------
  Cash and amounts due from depository institutions            $    3,981         $     968                            $    4,949
  Federal funds sold                                                    -             7,500                                 7,500
  Interest-bearing deposits in other financial institutions             3               328                                   331
  Investment securities held to maturity at cost                      154             8,732                    174(2)       8,712
  Investment securities available for sale at market               17,134            21,507                  2,912(1)      35,729
  Loans receivable                                                 71,513            33,843                               105,356
  Premises and equipment, net                                       1,826             1,080                                 2,906
  Foreclosed real estate, net                                         157                60                                   217
  Accrued interest receivable                                         559               502                                 1,061
  Other Assets                                                      1,760               233        61(1)                    2,054
  Investments in affiliates                                           196                 -                                   196
                                                                                                1,387(1)
  Goodwill                                                              -                 -       174(2)                    1,561
                                                               ----------         ---------                            ----------
     Total assets                                              $   97,283         $  74,753                            $  170,572
                                                               ==========         =========                            ==========
Liabilities:
  Deposits:
     Non-interest bearing                                      $    1,424         $     139                            $    1,563
     Interest bearing                                              61,117            68,013                               129,130
                                                               ----------         ---------                            ----------
        Total deposits                                             62,541            68,152                               130,693
  Advance by borrowers for property taxes insurance                   342                55                                   397
  Accrued interest payable                                            736                72                                   808
  Borrowed funds                                                   18,493             2,000                                20,493
  Income taxes payable                                                704                 5                                   709
Accrued expenses and other liabilities                                851                93                                   944
                                                               ----------         ---------                            ----------
        Total liabilities                                      $   83,667         $  70,377                            $  154,044

Stockholders' equity
  Common stock                                                          9                 2         2(1)         2(1)          11
  Treasury stock                                                    (198)               (51)                    51(1)        (198)
  Additional paid-in capital                                        7,909             1,521     1,521(1)     2,910(1)      10,819
  Retained earnings                                                 5,752             3,491     3,491(1)                    5,752
  Unrealized gain (loss) on investment securities
     securities available for sale                                  1,056              (587)                   587(1)       1,056
  Deferred compensation                                              (912)                -                                  (912)
                                                               ----------         ---------                             ---------
     Total stockholders' equity                                    13,616             4,376                                16,528
                                                               ----------         ---------                             ---------
     Total liabilities and stockholders' equity                $   97,283         $  74,753                             $ 170,572
                                                               ==========         =========                             =========


----------
(1) To reflect issuance of 179,178 shares of SouthFirst common stock and liquidation of $2,912,000 of SouthFirst investments to acquire Chilton County Common Stock.

(2)      To adjust Chilton County's held to maturity investments to fair value.

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                    FOR THE NINE MONTHS ENDED JUNE 30, 1997
                  (AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                                Chilton      Pro forma adjustments        Pro forma
                                                             SouthFirst          County       Debit          Credit         Amounts
                                                            -------------     -------------  ---------------------------------------
Interest and dividend income:
  Interest on loans                                              $  4,241          $  2,280                               $    6,521
  Interest on investment securities held to maturity                    7                66                                       73
  Interest and dividend income on securities available
     for sale                                                       1,023             1,244    153(1)                          2,114
  Interest on mortgage backed securities                                -               549                                      549
                                                                 --------          --------                               ----------
        Total interest and dividend income                          5,271             4,139                                    9,257

Interest expense:
  Interest on deposits                                              2,119             2,773                                    4,892
  Interest on Borrowed funds                                          677                93                                      770
                                                                 --------          --------                               ----------
     Total interest expense                                         2,796             2,866                                    5,662
                                                                                                                               3,595
Net interest income before provision for loan losses                2,475             1,273                                       91
Provision for loan losses                                              36                55                               ----------
                                                                 --------          --------                                    3,504
Net interest income                                                 2,439             1,218
                                                                                                                                 906
Noninterest income                                                    732               174     78(1)                          3,750
Noninterest expense                                                 2,554             1,118                               ----------
                                                                 --------          --------
                                                                                                                                 660
Income before income taxes                                            617               274                   54(1)              286
Income tax expense                                                    247                93                               ----------
                                                                 --------          --------                               $      374
     Net income                                                  $    370          $    181                               ==========
                                                                 ========          ========                               $     0.36
     Net income per common share                                 $   0.43          $   1.07
                                                                                                                           1,033,071
     Weighted average common shares                               853,893           169,222



----------------------------------

(1) To reflect loss of investment earnings on securities liquidated to fund the acquisition and to record goodwill amortization.

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                             FOR THE YEAR ENDED(2)
                  (AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                                   Chilton     Pro forma adjustments    Pro forma
                                                               SouthFirst          County      Debit          Credit      Amounts
                                                               ----------         --------     ---------------------  -------------
Interest and dividend income:
  Interest on loans                                              $  4,888           $ 3,036                           $   7,924
  Interest on investment securities held to maturity                   44                90                                 134
  Interest and dividend income on securities available
     for sale                                                       1,688             1,640    204(1)                     3,124
  Interest on mortgage backed securities                                -               744                                 744
                                                                ---------         ---------                           ---------
     Total interest and dividend income                             6,620             5,510                              11,926

Interest expense:
  Interest on deposits                                              3,006             3,724                               6,730
  Interest on borrowed funds                                          553               112                                 665
                                                                 --------        ----------                           ---------
     Total interest expense                                         3,559             3,836                               7,395

Net interest income before provision for loan losses                3,061             1,674                               4,531
Provision for loan losses                                               1                64                                  65
                                                                ---------          --------                           ---------
Net interest income                                                 3,060             1,610                               4,466

Noninterest income                                                  1,290               228                               1,518
Noninterest expense                                                 4,275             1,910    140(1)                     6,325
                                                                  -------           -------                           ---------

Loss before income taxes                                               75               (72)                               (341)
Income tax expense (benefit)                                           92               (52)                                (31)
                                                                 --------         ----------                          ---------

     Net loss                                                    $    (17)        $     (20)                   71(1)  $    (310)
                                                                 ========         =========                           =========

     Net loss per common share                                   $  (0.02)        $   (0.12)                          $   (0.31)

     Weighted average common shares                               810,997           169,222                             991,175



----------
(1) To reflect loss of investment earnings on securities liquidated to fund the acquisition and to record goodwill amortization.

(2)      For SouthFirst: September 30, 1996; for Chilton County: June 30, 1997.

                    DESCRIPTION OF SOUTHFIRST CAPITAL STOCK

SOUTHFIRST COMMON STOCK

         GENERAL

         SouthFirst is authorized to issue 2,000,000 shares of SouthFirst Common Stock, of which 847,600 shares were outstanding as of September 22, 1997. SouthFirst Common Stock is traded on the AMEX under the trading symbol "SZB." Registrar and Transfer Company, Cranford, New Jersey acts as the transfer agent and the registrar for SouthFirst Common Stock.

         As of September 22, 1997, approximately 116,200 shares of SouthFirst Common Stock were reserved for issuance under various employee benefit plans. After taking into account the shares reserved under various employee benefit plans, as well as the approximately 180,000 shares reserved for issuance in connection with the Merger, the number of authorized shares of SouthFirst Common Stock available for other corporate purposes as of September 22, 1997 was approximately 857,000.

         VOTING AND OTHER RIGHTS

         The holders of SouthFirst Common Stock are entitled to one vote per share, and, in general, a majority of votes cast with respect to a matter is sufficient to authorize action upon routine matters. Directors are elected by a plurality of the votes cast, and each shareholder entitled to vote in such election is entitled to vote each share of common stock for as many persons as there are directors to be elected. In elections for directors, shareholders do not have the right to cumulate their votes.

         In the event of liquidation, holders of SouthFirst Common Stock would be entitled to receive pro rata any assets legally available for distribution to shareholders with respect to shares held by them, subject to any prior rights of any SouthFirst Preferred Stock (as defined and described below) then outstanding.

         SouthFirst Common Stock does not have any preemptive rights, redemption privileges, sinking fund privileges or conversion rights. All the outstanding shares of SouthFirst Common Stock are, and upon issuance the shares of SouthFirst Common Stock to be issued to shareholders of Chilton County will be, validly issued, fully paid and nonassessable.

         DISTRIBUTIONS

         The holders of SouthFirst Common Stock are entitled to receive such dividends or distributions as the SouthFirst Board may declare out of funds legally available for such payments. The payment of distributions by SouthFirst is subject to the restrictions of Delaware law applicable to the declaration of distributions by a business corporation. A corporation generally may not authorize and make distributions if, after giving effect thereto, it would be unable to meet its debts as they become due in the usual course of business or if the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if it were to be dissolve at the time of distribution, to satisfy claims upon dissolution of shareholders who have preferential rights superior to the rights of the holders of its common stock. In addition, the payment of distributions to shareholders is subject to any prior rights of outstanding SouthFirst Preferred Stock. Share dividends, if any are declared, may be paid from authorized but unissued shares.

         The ability of SouthFirst to pay distributions is affected by the ability of its subsidiaries to pay dividends. The ability of SouthFirst's subsidiaries, as well as of SouthFirst, to pay dividends in the future is influenced by thrift regulatory requirements and capital guidelines.

SOUTHFIRST PREFERRED STOCK

         SouthFirst has authorized 500,000 shares of preferred stock, $.01 par value (the "SouthFirst Preferred Stock"), none of which are issued and outstanding. The SouthFirst Board has the authority to issue SouthFirst Preferred Stock in one or more series and to fix the dividend rights, dividend rate, liquidation preference, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), and the number of shares constituting any such series, without any further action by the shareholders unless such action is required by applicable rules or regulations or by the terms of other outstanding series of SouthFirst Preferred Stock. Any shares of SouthFirst Preferred Stock which may be issued may rank prior to shares of SouthFirst Common Stock as to payment of dividends and upon liquidation.

CHILTON COUNTY COMMON STOCK

         Chilton County is authorized to issue 15,000,000 shares of Chilton County Common Stock, of which 169,222 shares were issued and outstanding as of the Chilton County Record Date. Chilton County acts as the transfer agent and the registrar for the shares of Chilton County Common Stock.

CHILTON COUNTY PREFERRED STOCK

         Chilton County is authorized to issue 5,000,000 shares of preferred stock ("Chilton County Preferred Stock"), none of which are issued and outstanding. The Chilton County Board has the authority to issue Chilton County Preferred Stock in one or more series and to fix the dividend rights, dividend rate, liquidation preference, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and the number of shares constituting any such series, without any further action by the shareholders unless such action is required by applicable rules or regulations or by the terms of other outstanding series of Chilton County Preferred Stock. Any shares of Chilton County Preferred Stock which may be issued may rank prior to shares of Chilton County Common Stock as to payment of dividends and upon liquidation.

                        COMPARISON OF SHAREHOLDER RIGHTS

GENERAL

         At the Effective Time, the shareholders of Chilton County, a federal stock association, will become shareholders of SouthFirst, a Delaware corporation, and Delaware law will govern shareholder rights after the Merger. Differences between the Delaware General Corporation Law (the "DGCL") and the Regulations of the OTS ("OTS Regulations") and between the SouthFirst Restated Certificate of Incorporation (the "SouthFirst Certificate of Incorporation") and the SouthFirst Bylaws and the Chilton County Federal Stock Charter (the "Chilton County Charter") and the Chilton County Bylaws will result in various changes in the rights of shareholders of Chilton County.

         The following is a summary of all material differences between the rights of SouthFirst shareholders under the DGCL, the SouthFirst Certificate of Incorporation and the SouthFirst Bylaws, as compared with

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

those of Chilton County shareholders under OTS Regulations, the Chilton County Charter and the Chilton County Bylaws. This summary does not purport to be a complete description of the provisions discussed and is qualified in its entirety by the DGCL, OTS Regulations, the SouthFirst Certificate of Incorporation, the SouthFirst Bylaws, the Chilton County Charter and the Chilton County Bylaws, to which Chilton County shareholders are referred.

CUMULATIVE VOTING

         SouthFirst. The SouthFirst Certificate of Incorporation provides that there shall be no cumulative voting by shareholders of any class or series of SouthFirst stock for the election of directors.

         Chilton County. The Chilton County Bylaws provide that, unless otherwise provided in the Chilton County Charter, every shareholder entitled to vote in an election for directors has the right to cumulate his votes. The Chilton County Charter provides that shareholders may not cumulate their votes for the election of directors for a five-year period commencing February 13, 1995.

BOARD OF DIRECTORS

         NUMBER AND ELECTION OF DIRECTORS

         SouthFirst. The DGCL provides that a corporations' bylaws shall fix the number of directors, unless the certificate of incorporation fixes the number of directors, in which case the number may only be changed by amending the certificate of incorporation. Under the DGCL, the board of directors may be divided into one, two or three classes, with the term of office of one class of directors to expire each year and the terms of office of no two classes to expire during the same year. The SouthFirst Certificate of Incorporation sets the number of directors at not less than seven nor more than fifteen (exclusive of directors, if any, to be elected by holders of preferred stock of the corporation, voting separately as a class). The precise number of directors is to be set by the SouthFirst Bylaws, provided that no action shall be taken to decrease or increase the number of directors unless at least two-thirds (66 2/3%) of the directors then in office shall concur. Presently, the SouthFirst Bylaws provide that the SouthFirst Board shall consist of eight members and shall be divided into three classes, as nearly equal in number as possible, who shall be elected for staggered three-year terms.

         Chilton County. OTS Regulations provide that an association's board of directors shall consist of not fewer than five nor more than fifteen directors, to be prescribed in the bylaws of Chilton County. The directors shall be divided into three classes, as nearly equal in number as possible, with the members of each class elected for staggered three-year terms. The Chilton County Charter specifies that the Chilton County Board shall consist of not fewer than seven nor more than fifteen directors, except when a greater number is approved by the Chilton County Board. The Chilton County Bylaws provide that the Chilton County Board shall consist of eight members, divided into three classes as nearly equal in number as possible, with the members of each class elected for staggered three-year terms.

         NOMINATIONS OF DIRECTORS

         SouthFirst. The SouthFirst Certificate of Incorporation provides that the SouthFirst Board shall make nominations for the election of directors at any annual or special meeting of SouthFirst shareholders. SouthFirst shareholders may also nominate directors if such nomination is made in writing and is either delivered or mailed to the Secretary of SouthFirst not less than thirty (30) days nor more than sixty (60) days

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

prior to the annual or special meeting date (unless less than forty (40) days notice of the meeting is given by SouthFirst to the shareholders in which case any shareholder nominations must be delivered or mailed to the Secretary of SouthFirst not later than the close of business on the tenth day following the day on which notice of the meeting was mailed to the shareholders). The written notice must contain certain information concerning the nominee including his or her name and occupation and the number of shares of stock of SouthFirst beneficially owned by such nominee. The Chairman of the annual or special meeting will pass upon the timeliness and sufficiency of the nomination and may declare it to be lacking in which case such nomination will not be considered and will be held over to be voted upon at the next annual or special meeting.

         Chilton County. The Chilton County Bylaws provide that the Chilton County Board shall act as a nominating committee for selecting nominees for election as directors. Chilton County shareholder nominations are permitted and will be voted upon at any annual meeting of shareholders if made in writing and delivered to the Secretary of Chilton County at least five (5) days prior to the date of the annual meeting. Neither the Chilton County Bylaws nor the Chilton County Charter requires any specific information to be contained in the written notice of nomination. The Chilton County Board is required to post any shareholder nominations in a conspicuous place in each office of Chilton County and to print ballots containing the names of all nominees for director within twenty (20) days prior to the annual meeting. A failure of the Chilton County Board to so act permits nominations for directors to be made by Chilton County shareholders at the annual meeting by any shareholder entitled to vote at such meeting.

         REMOVAL OF DIRECTORS

         SouthFirst. The SouthFirst Certificate of Incorporation provides that a director or the entire SouthFirst Board (other than directors elected by holders of preferred stock pursuant to certain special rights) may be removed only for cause by the affirmative vote of the holders of at least 80% of the outstanding shares entitled to vote generally in an election of directors.

         Chilton County. Under the Chilton County Bylaws, at a meeting of shareholders called expressly for that purpose, any director may be removed for cause by a vote of a majority of the shares then entitled to vote at the election of directors. If less than the entire board is to be removed, no director may be removed if the votes cast against the removal would be sufficient to elect a director cumulatively at an election of the class of directors of which the director is a part.

         FILLING VACANCIES

         SouthFirst. Under the DGCL, unless otherwise provided in a corporation's certificate of incorporation or bylaws, vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the shareholders having the right to vote as a single class may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Whenever the holders of any class or classes of stock or series are entitled to elect one or more directors by the certificate of incorporation, vacancies and newly created directorships of such class or classes or series may be filled by a majority of the directors elected by such class or classes or series then in office or by a sole remaining director. The SouthFirst Certificate of Incorporation and the SouthFirst Bylaws provide that any vacancy occurring in the SouthFirst Board, including a vacancy created by an increase in the number of directors, shall be filled for the remainder of the unexpired term by the affirmative vote of two-thirds (66 2/3%) vote of the directors then in office, whether or not a quorum. The SouthFirst Bylaws further provide that a

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

vacancy may be filled by election at an annual meeting or at a special meeting of the shareholders held for that purpose.

         Chilton County. OTS Regulations and the Chilton County Bylaws provide that any vacancy occurring on the Chilton County Board, including a vacancy created by an increase in the number of directors, may be filled for a term of office continuing only until the next election of directors by the affirmative vote of a majority of the remaining directors, although less than a quorum.

QUORUM OF SHAREHOLDERS

         SouthFirst. The DGCL provides that the certificate of incorporation or bylaws of any corporation authorized to issue stock may specify the quorum requirements for a meeting of shareholders. The DGCL further provides that in no event shall a quorum consist of less than one-third (33 1/3%) of the shares entitled to vote at the meeting. In the absence of any specification in the certificate of incorporation or bylaws of a corporation, the DGCL provides that a majority of the shares entitled to vote, present in person or represented by proxy, shall constitute a quorum at a meeting of shareholders. The SouthFirst Bylaws provide that one-third (33 1/3%) of the outstanding shares of SouthFirst entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of shareholders.

         Chilton County. OTS Regulations and the Chilton County Bylaws provide that a majority of the outstanding shares entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting a shareholders.

ADJOURNMENT AND NOTICE OF SHAREHOLDER MEETINGS

         SouthFirst. The SouthFirst Bylaws require that the corporation provide to shareholders entitled to vote at any annual or special meeting written notice of such shareholder meeting, such notice to contain the date, time and purpose of the meeting and to be mailed not less than ten (10) nor more than sixty (60) days prior to the meeting. The SouthFirst Bylaws further provide that the attendance of any shareholder at an annual or special meeting or a writing waiving notice thereof shall make the giving of notice to such shareholder unnecessary.

         Chilton County. The Chilton County Bylaws require that notice of any shareholder meeting be delivered to shareholders entitled to vote at such meeting not fewer than twenty (20) days nor more than fifty (50) days before the date of the meeting.

         Both the SouthFirst Bylaws and the Chilton County Bylaws provide that when any shareholders' meeting, either annual or special, is adjourned for 30 days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. It shall not be necessary to give any notice of the time and place of any meeting adjourned for less than 30 days or of the business to be transacted at the meeting, other than an announcement at the meeting at which such adjournment is taken.

SPECIAL MEETINGS OF SHAREHOLDERS

         SouthFirst. The DGCL provides that special meetings of the shareholders may be called by the board of directors or by such person or persons authorized by the certificate of incorporation or the bylaws. The SouthFirst Bylaws provide that special meetings of the shareholders may be called at any time by the SouthFirst Board or by a committee appointed by the SouthFirst Board whose power and authority, as

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

provided in a resolution of the SouthFirst Board or in the SouthFirst Bylaws, include the power and authority to call such meetings and not by any other person or persons.

         Chilton County. OTS Regulations provide that, unless otherwise provided in the Chilton County Charter, special meetings of the shareholders may be called by the Chilton County Board or upon the request of the holders of 10% or more of the shares entitled to vote at the meeting, or by such other persons as may be specified in the Chilton County Bylaws. The Chilton County Bylaws provide that special meetings of the shareholders may be called at any time by the Chairman of the Chilton County Board, the President of Chilton County, or a majority of the Chilton County Board. Moreover, the Chilton County Bylaws provide that the Chairman of the Chilton County Board, the President of Chilton County or the Secretary of Chilton County must call a special meeting of the shareholders upon the written request of the holders of not less than one-fifth (20%) of all of the outstanding capital stock entitled to vote at a meeting. The Chilton County Charter provides that, for the duration of the five-year period commencing February 13, 1995, special meetings relating to changes in control of Chilton County or amendments to the Chilton County Charter may be called only by the Chilton County Board.

SHAREHOLDER CONSENT IN LIEU OF MEETING

         SouthFirst. The SouthFirst Certificate of Incorporation prohibits the South First shareholders from taking any action by written consent in lieu of a meeting though such action would otherwise be permissibly taken at any annual or special meeting.

         Chilton County. The Chilton County Bylaws provide that any action required to be taken at a meeting of shareholders, or any other action which may be taken at a meeting of shareholders, may be taken without a meeting if consent in writing, setting forth the action so taken, is given by all of the shareholders entitled to vote on the matter.

SHAREHOLDER PROPOSALS

         SouthFirst. The SouthFirst Certificate of Incorporation specifies that SouthFirst shareholders may propose any new business at any annual or special meeting of SouthFirst shareholders by either delivering or mailing written notice of the proposal to the SouthFirst Board not less than thirty (30) days nor more than sixty (60) days prior to the date of any such meeting (unless less than forty (40) days notice of the meeting is given by SouthFirst to the shareholders in which case any shareholder nominations must be delivered or mailed to the Secretary of SouthFirst not later than the close of business or the tenth day following the day on which notice of the meeting was mailed to the shareholders). The written notice must include, among other things, a brief description of the business desired to be brought before the meeting, the background and identity of each person or entity involved in the proposal and the number of shares of SouthFirst stock beneficially owned by each such person or entity.

         Chilton County. The Chilton County Bylaws require that any new business proposed to be taken up at an annual meeting of Chilton County shareholders by any shareholder must be stated in writing and filed with the Chilton County Secretary at least five (5) days before the date of the annual meeting in order to be considered and voted upon at such meeting. However, Chilton County shareholders are permitted to make any proposal at an annual meeting which proposal may be discussed and considered but will not be voted upon until any adjourned, special or annual meeting taking place thirty (30) days or more thereafter.

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

INDEMNIFICATION OF OFFICERS AND DIRECTORS

         SouthFirst. The SouthFirst Certificate of Incorporation provides that SouthFirst shall indemnify any person who is or was a director, officer, employee or agent of SouthFirst and any person who serves or served at SouthFirst's request as a director, officer, employee, agent, partner or trustee of another entity, in the following circumstances: (i) In the case of a derivative suit, only if he is successful on the merits or otherwise, or if he acted in good faith in the subject suit or action and in a manner he reasonably believed to be in, or not opposed to, the best interests of SouthFirst. A person is not entitled to indemnity if he has been adjudged liable to SouthFirst unless and only to the extent that the court in which the suit was brought determines, upon application, that he is entitled to indemnity for expenses as the court deems proper. In such cases, an officer or director shall be indemnified for expenses (including attorney's fees, but excluding amounts paid in settlement) actually and reasonably incurred by him in connection with the defense or settlement of the action or suit, and (ii) In the case of a nonderivative suit against an officer or director by reason of his holding such position, SouthFirst shall indemnify him if he is successful on the merits or otherwise, or if he acted in good faith in the subject transaction and in a manner he reasonably believed to be in, or not opposed to, the best interests of SouthFirst. In the case of a nonderivative suit, SouthFirst shall indemnify the officer or director for amounts actually and reasonably incurred by him in connection with the defense or settlement of the nonderivative suit, including, but not limited to, expenses (including attorneys' fees), amounts paid in settlement, judgments and fines.

         In the SouthFirst Bylaws, a determination that the applicable standard for indemnification has been satisfied may be made by a court, or, unless otherwise provided, by the SouthFirst Board by a majority vote of a quorum consisting of directors of SouthFirst who were not parties to the action, suit or proceeding; by independent legal counsel (appointed by a majority of the disinterested directors of the corporation, whether or not a quorum) in a written opinion; or by the shareholders of SouthFirst. Anyone making a determination that the standard has been met may determine that a person has met the standard as to some matters but not as to others, and may reasonably prorate amounts to be indemnified.

         In the SouthFirst Certificate of Incorporation, SouthFirst must pay in advance any expenses (including attorneys' fees) which may become subject to indemnification if the SouthFirst Board authorizes the specific payment and if the person receiving the payment undertakes in writing to repay the same if it is ultimately determined that he is not entitled to indemnification.

         The DGCL requires indemnification for expenses actually and reasonably incurred by any director, officer, employee or agent in connection with any action, suit or proceeding against such person for actions in such capacity to the extent that the person has been successful on the merits or otherwise in defense of any action.

         The SouthFirst Certificate of Incorporation further provides that, notwithstanding any other provision, no person shall be indemnified for expenses, penalties or other payments incurred in connection with an administrative proceeding or action instituted by a federal or state regulatory authority that results in a final order assessing civil monetary penalties or requiring such person to make payments to SouthFirst. SouthFirst shall not make any advance payments of expenses to a person in connection with an administrative proceeding or action instituted by the federal or state regulatory authority that results in a final order assessing civil monetary penalties or requiring such person to make payments to SouthFirst.

         The SouthFirst Certificate of Incorporation states that SouthFirst may purchase and maintain insurance on behalf of any officer or director against any liability incurred by him in any such position, or arising out


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

of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the preceding paragraphs. SouthFirst maintains such insurance on each officer and director.

         Chilton County. The Chilton County Charter and Bylaws do not address the issue of officer and director indemnity. OTS Regulations provide that a savings association shall indemnify any director, officer or employee by reason of the fact that he is or was a director, officer or employee only (i) if a final judgment on the merits is in his favor or (ii) in case of settlement, a final judgment against him, or a final judgment in his favor, other than on the merits, if a majority of the disinterested directors determine that he was acting in good faith and within what he reasonably could perceive to be in the scope of his employment and in the best interests of the association. An association must give the OTS sixty (60) days notice of its intent to indemnify.

         There is no parallel provision in the Chilton County Charter or Bylaws to that in the SouthFirst Certificate of Incorporation which requires Chilton County to advance to an officer, director or other employer the expenses of defending an action brought against him in such capacity. The OTS Regulations permit a savings associations board of directors to advance payment of such expenses and authorizes the board to obtain such agreement or to apply such conditions as it deems necessary to ensure repayment in the event the indemnification is later determined to be improper.

         In contrast to the DGCL, neither the OTS Regulations nor the Chilton County Charter or Bylaws requires mandatory indemnification of officers, directors and other employees for reasonable expenses incurred in defense of any claim or action when any such officer, director or employee has prevailed on the merits of such claim or action.

         Under OTS Regulations, an association is permitted, but not required, to obtain insurance to protect itself and its directors, officers and employees. Unlike the DGCL and the SouthFirst Bylaws, the OTS Regulations do not permit insurance to be obtained by Chilton County for losses stemming from the willful or criminal misconduct of any director, officer or employee. Chilton County maintains insurance to the extent allowed by the OTS Regulations for the benefit of its officers and directors.

LIMITATION OF PERSONAL LIABILITY OF DIRECTORS

         SouthFirst. The DGCL allows a Delaware corporation to limit or eliminate the personal liability of a director to a corporation and its shareholders for monetary damages for breach of fiduciary duty as a director, subject to certain limitations. The SouthFirst Certificate of Incorporation provides for the limitation of liability as provided in the DGCL.

         Chilton County. There is no comparable provision for limitation of director liability in the Chilton County Charter or Bylaws and such limitation is not permitted by the OTS Regulations.

AMENDMENT OF ARTICLES OF INCORPORATION/FEDERAL STOCK CHARTER AND BYLAWS

         SouthFirst. The SouthFirst Certificate of Incorporation provides that specified provisions contained in the SouthFirst Certificate of Incorporation may not be amended except upon the affirmative vote of not less than 80% of the outstanding shares of the stock entitled to vote generally in the election of directors, after giving effect to any limits on special voting rights. The SouthFirst Certificate of Incorporation further provides that the SouthFirst Bylaws may be amended either by a two-thirds (66 2/3%) vote of the SouthFirst

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

Board or by the affirmative vote of the holders of not less than 80% of the outstanding shares of SouthFirst stock entitled to vote generally in the election of directors, after giving effect to any limits on voting rights.

         Chilton County. OTS Regulations and the Chilton County Charter provide that, except as otherwise provided, no amendment shall be made unless it is first proposed and approved by the Chilton County Board and thereafter approved by a majority of the shareholders. OTS Regulations further provide that if the proposed charter amendment is not covered by certain provisions specified in the OTS Regulations, an association first must obtain the prior approval of the OTS. The Chilton County Bylaws provide that they may be amended by either a majority of the shareholders or a majority of the Chilton County Board.

SHAREHOLDER VOTE REQUIRED TO APPROVE CERTAIN BUSINESS COMBINATIONS

         SouthFirst. Under the DGCL, business combinations, including mergers, consolidations and sales of substantially all of the assets of a corporation, must be approved by a vote of the holders of a majority of the outstanding shares of common stock of that corporation. Unless otherwise required in a corporation's certificate of incorporation, however, the DGCL does not require the vote of the shareholders of a constituent corporation surviving the business combination if (i) the merger agreement does not amend the certificate of incorporation; (ii) each share of stock of the surviving corporation outstanding before the merger is an identical outstanding or treasury share after the merger; and (iii) either no shares of the surviving corporation and no securities convertible into such stock are to be issued in the merger or the number of shares to be issued by the surviving corporation in the merger does not exceed 20% of the shares outstanding immediately prior to the merger.

         The SouthFirst Certificate of Incorporation requires the approval of the holders of: (i) at least 80% of the outstanding shares of voting stock and
(ii) at least a majority of the outstanding shares of voting stock, not including shares held by a "Related Person," to approve certain "Business Combinations" and related transactions. The increased voting requirements apply in connection with Business Combinations involving a Related Person, except in cases where the proposed transaction has been approved in advance by two-thirds (66 2/3%) of those members of the SouthFirst Board who are unaffiliated with the Related Person and who were directors prior to the time when the Related Person became a Related Person (the "Continuing Directors"). The term "Related Person" is defined to include any individual, corporation, partnership or other entity which owns beneficially or controls, directly or indirectly, 10% or more of the outstanding shares of voting stock of SouthFirst. A "Business Combination" is defined to include: (i) any merger, reorganization or consolidation of SouthFirst with or into any Related Person; (ii) any sale, lease exchange, mortgage, transfer or other disposition of all or a substantial part of the assets of SouthFirst or of a subsidiary to any Related Person (the term "substantial part" is defined to include more than 25% of SouthFirst's total assets); (iii) any merger or consolidation of a Related Person with or into SouthFirst or a subsidiary of SouthFirst; (iv) any sale, lease, exchange, transfer or other disposition of all or any substantial part of assets of a Related Person to SouthFirst or a subsidiary of SouthFirst; (v) the issuance of any securities of SouthFirst or a subsidiary of SouthFirst to a Related Person;
(vi) the acquisition by SouthFirst of any securities of the Related Person;
(vii) any reclassification of the Common Stock, or any recapitalization involving SouthFirst Common Stock; and (viii) any agreement, contract or other arrangement providing for any of the above transactions.

         Chilton County. OTS Regulations provide that any merger or consolidation with another depository institution, or an acquisition of all or substantially all of the assets or assumption of all or substantially all of the liabilities of a depository institution by another depository institution, depending on the circumstances, requires either the approval of the OTS, notification to the OTS, or notification and the passage of a specified time period. Unless otherwise provided, an affirmative vote of two-thirds (66 2/3%) of the outstanding voting

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

stock of any constituent federal savings association is required for a merger, consolidation or acquisition. If any class of shares is entitled to vote, an affirmative vote of a majority of the shares of each voting class and two-thirds (66 2/3%) of the total voting shares is required.

         OTS Regulations further provide that the shareholders of the resulting federal stock association are not required to authorize a merger, consolidation or acquisition if (i) an interim federal savings association or state savings association is not involved; (ii) the charter is not changed; (iii) each share of stock outstanding immediately prior to the effective date of the merger, consolidation or acquisition is to be an identical share of the resulting federal stock association after the effective date; and (iv) either no shares of voting stock of the resulting federal stock association and no securities convertible into such stock are to be issued or delivered, or the authorized unissued shares or the treasury shares of voting stock of the resulting federal stock association to be issued or delivered, plus those initially issuable upon conversion of any securities to be issued or delivered, do not exceed 15% of the total shares of voting stock of the association that were outstanding immediately prior to the effective date of the merger, consolidation or acquisition. Moreover, there are additional exceptions for certain combinations involving an interim association. Following shareholder approval of any merger, consolidation or acquisition in which a federal savings association is the resulting institution, articles of combination must be executed by each constituent institution as well as certain officers.

RESTRICTIONS ON ACQUISITIONS OF SECURITIES

         SouthFirst. With the exception of securities acquired through SouthFirst employee stock benefit plans, the SouthFirst Certificate of Incorporation provides that for a period of five years from February 13, 1995 (the effective date of First Federal's conversion from a federally chartered mutual savings and loan to a federally chartered stock savings bank), no person may acquire, directly or indirectly, the beneficial ownership of more than 10% of any class of the corporation's equity securities, unless the offer or acquisition is approved in advance by a two-thirds (66 2/3%) vote of the corporation's Continuing Directors. Moreover, during such five year period, no shares beneficially owned in violation of the 10% limitation, as determined by the SouthFirst Board, are entitled to vote in connection with any matter submitted for a shareholder's vote. The SouthFirst Certificate of Incorporation also provides for additional restrictions on voting rights of shares owned in excess of 10% of any class of equity securities of the corporation beyond the five year period, although an exception is provided from the restriction if the acquisition of more than 10% of the securities received prior approval by a two-thirds (66 2/3%) vote of the Continuing Directors. Under the SouthFirst Certificate of Incorporation the restriction on voting shares beneficially owned in violation of the foregoing limitations is imposed automatically. In order to prevent the imposition of such restrictions, the SouthFirst Board must take affirmative action approving in advance a particular offer.

         Chilton County. The Chilton County Charter no longer contains applicable similar provisions with respect to the acquisition of Chilton County capital stock.

                        INFORMATION REGARDING SOUTHFIRST

BUSINESS OF SOUTHFIRST

         GENERAL

         SouthFirst was formed in April of 1994 at the direction of the First Federal Board for the purpose of becoming a holding company to own all of the outstanding common stock of First Federal. On February


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

13, 1995, First Federal was converted from a mutual to a stock form of ownership (the "Conversion") whereupon SouthFirst, approved by the OTS as a thrift holding company, acquired all of the issued and outstanding shares of First Federal. SouthFirst's business primarily involves directing, planning and coordinating the business activities of First Federal. In addition, the business of SouthFirst involves three fee-for-service subsidiaries. In the future, SouthFirst may acquire or organize other operating affiliates or subsidiaries, including other financial institutions.

         To date, SouthFirst has neither owned nor leased any property, but has instead used the premises, equipment and furniture of First Federal. At the present time, because SouthFirst does not intend to employ any persons other than officers, it will continue utilizing the support staff of First Federal from time to time. Additional employees may be hired as appropriate to the extent SouthFirst expands in the future.

         FEE-FOR-SERVICE SUBSIDIARIES

         On April 11, 1997, SouthFirst's wholly-owned subsidiary, Benefit Financial Services, Inc. ("Benefit Financial"), purchased substantially all of the assets of Pension & Benefit Financial Services, Inc., a Montgomery-based employee benefits consulting firm. The acquisition immediately enhanced SouthFirst's earnings by approximately $0.10 per share.

         In addition, SouthFirst owns 50% stakes in two start-up companies, Magnolia Title Services, Inc. ("Magnolia"), which provides title insurance and related services to borrowers and lenders, and the Meta Company ("Meta"), a financial planning business. Neither Magnolia nor Meta have been profitable since their inception. Start-up losses at Magnolia have resulted in write-downs of SouthFirst's initial investment of $165,000 to $87,170 and start-up losses at Meta have resulted in write-downs of SouthFirst's initial investment of $175,000 to $107,425. As a consequence, SouthFirst has undertaken programs to re-evaluate its investments in these two subsidiaries. The results of these re-evaluations may lead SouthFirst to make certain strategic changes, including further write-downs of its investments, as circumstances may require or if certain performance-based goals are not met.

BUSINESS OF FIRST FEDERAL

         GENERAL

         First Federal was organized in 1949 as a federally chartered mutual savings and loan association under the name Sylacauga Federal Savings and Loan Association. In 1959, First Federal changed its name to First Federal Savings and Loan Association of Sylacauga. In the Conversion, First Federal changed its name to First Federal of the South. First Federal is a member of the Federal Home Loan Bank (the "FHLB") System and its deposit accounts are insured up to the maximum amount allowable by the FDIC.

         First Federal currently conducts business from two full-service locations in Talladega County, Alabama, consisting of its home office in Sylacauga and one branch in Talladega, Alabama and a loan production office in Hoover, Alabama, a suburb of Birmingham. See "Properties." Prior to opening this office in 1994, First Federal had not engaged in construction lending activities. See "-- Construction Lending."

         First Federal's principal business has been and continues to be attracting retail deposits from the general public and investing those deposits, together with funds generated from operations, primarily in one-to-four family mortgage loans, constructions loans, mortgage-backed securities ("MBS"), collateralized mortgage obligations ("CMOs") and investment securities.

         First Federal's revenues are derived principally from interest and fees on loans in its portfolio and from MBS, CMOs, investment securities portfolios and customer service fees. First Federal's primary sources of funds are deposits and proceeds from principal and interest payments on loans, MBS, CMOs and other investment securities. First Federal's primary expense is interest paid on deposits.

         First Federal markets its one-to-four family residential loans and deposit accounts primarily to persons in Talladega County, Alabama. Mortgage loans are generated from depositors, walk-in customers, referrals from local real estate brokers and developers and, to a limited extent, local radio and newspaper advertising. Construction loan originations are attributable largely to the lending officer's reputation and his long-standing relationships with builders and developers in the Hoover, Alabama area. See "-- Construction Lending."

         First Federal offers its customers fixed rate and adjustable rate mortgage loans, residential construction loans, as well as consumer loans, including savings account loans. Fixed rate mortgage loans with maturities of 15 years or less are originated for retention in First Federal's loan portfolio while other fixed rate mortgage loans are generally sold upon origination to the secondary market. One-year adjustable rate loans with 30-year maturities are generally originated for retention in First Federal's loan portfolio while other adjustable rate loans are generally sold upon origination to the secondary market. All consumer loans are retained in First Federal's portfolio. See "-- Loan Originations, Sales and Repayments."

         To attract deposits, First Federal offers a selection of deposit accounts including NOW, money market, passbook savings and certificates of deposit. First Federal offers competitive rates and relies substantially on customer service, advertising and long-standing relationships with customers to attract and retain deposits.

         MARKET AREA

         First Federal's primary deposit gathering and lending area covers the County of Talladega in central Alabama. To a lesser extent, First Federal's deposits gathering and lending area covers the adjoining Alabama counties of Coosa, Shelby, Clay, Cleburne, Calhoun, and St. Clair. Talladega County has a population of approximately 75,000 based on the 1993 CACI, Inc. estimates. First Federal's main office is situated approximately 38 miles to the south and east of Birmingham, the largest city in the state of Alabama. First Federal's branch office in Talladega is situated approximately 55 miles to the east of Birmingham and approximately 25 miles north of First Federal's main office in Sylacauga. First Federal's loan production office in Hoover is situated within the Birmingham metropolitan area.

         First Federal is the largest financial institution headquartered in Sylacauga, Alabama and is the second largest in the County of Talladega. The County of Talladega has a diversified economy based primarily on textile and other manufacturing, wholesale, retail, mining, service, government, agriculture and tourism. Manufacturing accounts for approximately one-third of total employment in Talladega County. The economy is generally stable and there has been no substantial increase or decrease in the population in the last five years.

         Sylacauga's economy is based primarily on major industrial employers such as ECC International, Inc., Sullivan Graphics, Inc., Avondale Mills, Russell Corporation, Pursell Industries and Georgia Marble.

Kimberly-Clarke Corporation is a major employer in Childersburg, Alabama which is 10 miles from Sylacauga and is in Talladega County.

         Talladega's economy is based on major textile manufacturing employers such as Brecon Knitting Mills, Wehadkee Yarn Mills, and Image Industries, Inc. Georgia Pacific Corporation and other industries also employ a number of persons in Talladega. In addition, Talladega is the home of the Talladega Superspeedway which hosts the Winston 500 and other NASCAR events and attracts persons to Talladega County primarily from the southeast region of the United States.

         RESIDENTIAL LENDING

         First Federal's primary lending activity consists of the origination of one-to-four family, owner-occupied, residential mortgage loans secured by property located in First Federal's market area. Originations for such loans are generally obtained from existing or past customers, realtors, referrals, walk- ins, and to a lesser extent, local newspaper and radio advertising. Loans are originated by First Federal personnel. No loan brokers or commissioned loan officers are used. Conventional residential loans are priced based on rates offered by the local competition and the secondary market. At June 30, 1997, First Federal had $51.0 million or 72% of its loan portfolio invested in one-to-four family residential mortgage loans. Management believes that this policy of focusing on one-to-four family lending has been effective in contributing to net interest income while reducing credit risk by keeping loan delinquencies and losses to a minimum.

         First Federal offers conventional fixed rate one-to-four family mortgage loans with terms of 15 and 30 years. Fixed-rate loans are generally underwritten either according to Federal Home Loan Mortgage Corporation ("FHLMC") or Federal National Mortgage Association ("FNMA") guidelines, utilizing their approved documents so that the loans qualify for sale in the secondary mortgage market. Generally, First Federal holds a portion of its fixed-rate mortgage loans with maturities not exceeding 15 years in its portfolio as long-term investments.

         Adjustable rate mortgage ("ARM") loans originated by First Federal consist of one-, three-, five-, and seven-year ARMs that are indexed to the comparable maturity Treasury index or various cost of funds indexes. At June 30, 1997, First Federal held approximately $12.4 million ARMs, which represented approximately 15.60% of First Federal's total loan portfolio. First Federal's ARM loans are subject to a limitation of 2.0% per adjustment for interest rate increases and decreases. In addition, ARM loans currently originated by First Federal typically have a lifetime cap of 6.0% on increases in the interest rate. These limits, based on the initial rate, may reduce the interest rate sensitivity of such loans during periods of changing interest rates. The repayment terms of ARM loans may increase the likelihood of delinquencies during periods of rising interest rates. First Federal offers teaser rates on ARM loans to remain competitive. Adjustable-rate loans which provide for teaser rates may be subject to increased risk of delinquency or default as the higher, fully indexed rate of interest subsequently replaces the lower, initial rate.

         Regulations limit the amount which a savings association may lend in relationship to the appraised value of the real estate securing the loan, as determined by an appraisal at the time of loan origination. Such regulations permit a maximum loan-to-value ratio of 100% for residential property and 90% for all other real estate loans. First Federal's lending policies, however, generally limit the maximum loan-to-value ratio to 80% of the appraised value of the property, based on an independent appraisal. For Federal Housing Administration ("FHA"), Veterans' Administration ("VA") and Farmers' Home Loans, First Federal generally limits the maximum loan-to-value ratio to 100% of the appraised value of the property. When First Federal makes a loan in excess of 80% of the appraised value or purchase price, private mortgage insurance is required.

         The loan-to-value ratio, maturity and other provisions of the residential real estate loans made by First Federal reflect the policy of making loans generally below the maximum limits permitted under applicable regulations. For all residential mortgage loans originated by First Federal, upon receipt of a completed loan application from a prospective borrower, a credit report is ordered, income, employment and certain other information are verified; and, if necessary, additional financial information is requested. First Federal requires an independent appraisal, title insurance (or an attorney's opinion), flood hazard insurance (if applicable), and fire and casualty insurance on all properties securing real estate loans made by First Federal. First Federal reserves the right to approve the selection of which title insurance companies' policies are acceptable to insure the real estate in the loan transactions.

         Members of the First Federal Board receive a monthly summary of all loans which are closed. Construction loans in excess of $350,000 and all other loans in excess of $250,000 require authorizations by the Loan Committee of the First Federal Board prior to closing. First Federal issues written, formal commitments as to interest rates to prospective borrowers upon request on real estate loans at the date of application. The interest rate commitment remains valid for 45 to 60 days (the "lock-in period") from the date of the application. Upon receipt of loan approval, the borrower has the balance of the lock-in period to close the loan at the interest rate committed.

         Originated mortgage loans held in First Federal's portfolio generally include due-on-sale clauses which provide First Federal with the contractual right to deem the loan immediately due and payable in the event that the borrower transfers ownership of the property without First Federal's consent. It is First Federal's policy to endorse due-on-sale provisions or to require that the interest rate be adjusted to the current market rate when ownership is transferred.

         First Federal also offers loans such as home improvement loans secured by second mortgages on real estate. On June 30, 1997, such loans amounted to $957,837. Second mortgage loans are extended for up to 80% of the appraised value of the property, less existing liens, at an adjustable or fixed interest rate. First Federal generally holds the first mortgage loans on the properties securing the second mortgages.

         CONSTRUCTION LENDING

         First Federal opened a loan production office in Hoover in March of 1994 for its construction lending activities. In April of 1994, First Federal purchased its initial construction loan portfolio from another Alabama financial institution for approximately $5.0 million. At June 30, 1997, committed construction loans secured by single-family residential property totaled $25.0 million; of such amount, $7.5 million was not disbursed. Such loans consisted of loans to home builders for construction of single-family residences.

         Jimmy C. Maples, First Vice President of First Federal, was hired in March of 1994 to manage the Hoover loan production office. His primary responsibility is to manage the construction lending portfolio of First Federal, substantially all of which was purchased from Mr. Maples' former employer. The purchased loans were all previously originated and serviced by Mr. Maples at another Alabama institution immediately prior to joining First Federal. Mr. Maples performs all underwriting of the construction loans and has the authority to originate construction loans out of the Hoover office up to $350,000. No other loan officer of First Federal has such authority. Loans in excess of $350,000 must be approved by the Loan Committee of the First Federal Board. Funds are disbursed based upon percentage of completion as verified by on-site inspections performed by Mr. Maples.

         First Federal makes loans primarily to builders for the construction of single-family residences in the Birmingham area on both a pre-sold and speculative basis. However, in 1996, approximately 50% of First Federal's construction loans were made on a pre-sold basis. First Federal also makes construction loans on single-family residences to individuals who will ultimately be the owner-occupant of the house. First Federal currently originates out of its Hoover loan production office only construction loans; however, First Federal intends to expand its construction lending activities to include originating permanent one-to-four family residential loans.

         Construction loan proceeds are disbursed in increments as construction progresses. Disbursements are scheduled by contract, with First Federal reviewing the progress of the underlying construction project prior to each disbursement. First Federal's construction loan agreements with builders generally provide that principal repayments are required as individual units are sold to third parties so that the remaining loan balance on the property is paid off.

         Construction loans are principally made to builders who have an established credit history with First Federal or Mr. Maples, as well as to builders who are referred by such borrowers. New builders must be approved by First Federal's Loan Committee and must display the same levels of knowledgeability and financial strength as existing builders. The application process includes a submission to First Federal of plans, specifications and costs of the project to be constructed or developed. The Loan Committee also reviews the borrower's existing financial condition and total debt outstanding. All borrower relationships are reviewed annually by the Loan Committee. First Federal's residential construction loans are originated with adjustable or fixed rates of interest that are negotiated with the builders, but typically will be tied to the prime rate plus a spread and have terms of 12 months or less. Construction loans generally have a maximum loan-to-value ratio of 80% on an "as completed" basis. First Federal generally obtains personal guarantees for all of its construction loans. First Federal anticipates that it will convert many of its construction loans to permanent loans with First Federal upon completion of the construction phase.

         Construction loans generally involve a higher level of credit risk than permanent single-family residential lending, due to the concentration of principal in a limited number of borrowers and the effects of changing economic, governmental and weather conditions. The nature of these loans is such that they require a sophisticated knowledge of building standards, material costs, union rules, real estate values and housing demand; and, thus, are more difficult to evaluate and monitor. First Federal's risk of loss on a construction loan is dependent largely upon the accuracy of the initial estimate of the property's value upon completion of the project and the estimated cost (including interest) of the project. If the estimate of construction cost proves to be inaccurate, First Federal may be required to advance funds beyond the amount originally committed in order to permit completion of the project and will be confronted, at or prior to the maturity of the loan, with a project having a value which is insufficient to assure full repayment.

         Mr. Maples is responsible for soliciting business, performing credit risk assessments and annual credit reviews, preparing loan origination documents, maintaining loan files, performing site inspections and disbursing loan proceeds. Also, as previously discussed, Mr. Maples has the authority to originate construction loans out of the Hoover office up to $350,000. First Federal is heavily dependent on Mr. Maples for determining the quality of the construction loan portfolio and the accuracy of the recorded balances. Mr. Maples reports loan information to the First Federal Board on a monthly basis. In addition, First Federal has instituted a system of internal procedures to help ensure that construction loan interest, construction loan balances and other related construction loan accounts are fairly stated. These procedures have been developed and closely coordinated with First Federal's independent auditors and First Federal's Internal Control Review Committee which reports to the First Federal Board on a quarterly basis.

         As of June 30, 1997, 12 borrowers had construction loan commitments in excess of $500,000 with the largest commitment being $3,788,000. The majority of loans in the construction loan portfolio are speculative loans. As previously discussed, construction loans are for a period of 12 months or less. If the loan is not paid within the original twelve month period, it is renewed for a six month period. All renewals are approved by the Loan Committee. As of June 30, 1997, there were 24 such renewal loans totaling $3,538,041.

         Under federal law, the aggregate amount of loans that First Federal is permitted to make to any one borrower is generally limited to the greater of 15% (25% if the security has a readily ascertainable value) of unimpaired capital and surplus or $500,000. First Federal has received permission from the OTS to increase its loan-to-one borrower limits for single-family residential builders, as permitted under applicable federal law and regulations. The increased limits for these borrowers are 30% of unimpaired capital and surplus of First Federal, with an aggregate limit to all such borrowers equal to 150% of First Federal's unimpaired capital and surplus.

         CONSUMER LENDING AND OTHER LENDING

         Commercial loans represent a small portion of First Federal's lending activities, only $388,000, or 0.54% of First Federal's total loan portfolio, at June 30, 1997. First Federal's commercial loans are secured by real estate or other acceptable collateral. In addition, borrowers generally must personally guarantee loans secured by commercial real estate. Commercial loans are mostly made at adjustable rates.

         Commercial loans generally involve a greater degree of risk than residential mortgage loans. Because payments on loans are often dependent on successful operation or management of business, repayment of such loans may be subject to a greater extent to adverse economic conditions. First Federal seeks to minimize these risks by lending to established customers and generally restricting such loans to its primary market area. First Federal does not actively market commercial loans.

         COMMERCIAL LENDING

         As a community-oriented financial institution, First Federal offers certain secured and unsecured consumer loans, including loans secured by deposits, vehicles, heavy equipment and other secured and unsecured loans. Consumer loans totaled $2.9 million (including $807,000 in loans secured by savings accounts, $899,000 in loans secured by vehicles, and $1.2 million in other secured loans) or 4% of First Federal's net loan portfolio at June 30, 1997.

         The underwriting standards employed by First Federal for consumer loans include a determination of the applicant's payment history on other debts and an assessment of ability to meet existing obligations and payments on the proposed loan. In addition, the stability of the applicant's monthly income from primary employment is considered during the underwriting process. Creditworthiness of the applicant is of primary consideration; however, the underwriting process also includes a comparison of the value of the security, if any, in relation to the proposed loan amount.

         LOAN APPROVAL

         All first-mortgage loans, other than construction loans less than $350,000, are underwritten and approved by the Loan Committee of the First Federal Board. One-to-four family loans in excess of $250,000 and construction loans in excess of $350,000 must be approved by the Loan Committee. Mr. Maples has sole underwriting and loan approval authority for any construction loans up to $350,000. See "-- Construction Lending." First Federal has implemented a second loan review policy of all loans that are brought before the Loan Committee that the Loan Committee has not yet approved or denied. The second loan review for loans that have not yet been approved or denied is performed by designated members of First Federal's Internal Control Review Committee on a timely basis following the initial meeting of the Loan Committee. After the second loan review, the Loan Committee makes a final determination as to whether the loan application will be denied or approved.

         LOAN ORIGINATION, COMMITMENT AND OTHER FEES AND COMMISSIONS

         In addition to interest earned on loans, First Federal charges fees for originating and making loan commitments (which are included in non-interest income), prepayments of non-residential loans, late payments, changes in property ownership and other miscellaneous services. The income realized from such fees varies with the volume of loans made or repaid, and the fees vary from time to time depending upon the supply of funds and other competitive conditions in the mortgage markets. Loan demand and the availability of money also affect these conditions. Fees, net of related origination costs, are deferred as an adjustment to yield. First Federal also charges commissions on the sale of credit life insurance and fees in connection with retail banking activities which are reflected in First Federal's non-interest operations income. See "Consolidated Statements of Earnings."

         COMPETITION

         First Federal has significant competition for its residential real estate mortgage loans, construction loans, and other loans and deposits in Talladega County. Sylacauga and Talladega, Alabama, have a high density of financial institutions, some of which are larger, have a state-wide or regional presence and have greater financial resources than First Federal, and all of which are competitors of First Federal to varying degrees. First Federal faces significant competition both in originating mortgage loans and other loans and in attracting deposits. First Federal's competition for loans comes principally from savings and loan associations and commercial banks. In addition, there are a number of mortgage bankers, mortgage brokers, finance companies and insurance companies that compete with First Federal for loan customers. Credit unions, securities firms and mutual funds compete with First Federal in raising deposits. Many of these institutions also seek to provide the same community-oriented services as First Federal. First Federal competes for deposit accounts by offering depositors competitive interest rates and a high level of personal service. First Federal competes for loans primarily through the interest rates and loan fees it charges and the efficiency and quality of service it provides borrowers and contractors.

         First Federal also faces significant competition for originations of residential construction loans out of its Hoover loan production office. First Federal's competition for these loans is principally from larger savings institutions and commercial banks whose primary market is the Birmingham area and who have greater financial resources than First Federal. First Federal competes for residential construction loans primarily through the quality of service it provides borrowers and the long-standing business relationships that First Federal has with builders and developers in this area.

         First Federal is a community and retail-oriented financial institution serving its market area with deposit services, residential and commercial real estate loans and consumer loans. Management considers First Federal's reputation for financial strength and quality customer service to be its major competitive advantage in attracting and retaining customers in its market area. While First Federal is subject to competition from other financial institutions which may have greater financial and marketing resources, management believes First Federal benefits by its community orientation and its long-standing relationship with many of its customers.

         PROPERTIES

         First Federal conducts its business through its main office located in Sylacauga, Alabama, a branch office located in Talladega, Alabama, and a loan production office in Hoover, Alabama. SouthFirst believes that First Federal's current facilities are adequate to meet the present and immediately foreseeable needs of First Federal and SouthFirst.

         The following table sets forth information relating to each of SouthFirst's offices as of June 30, 1997. The total net book value of First Federal's land and buildings at June 30, 1997 was approximately $1 million.

                                                                             NET BOOK VALUE           DEPOSITS
                                            LEASED                                AS OF                 AS OF
                  LOCATION                  OR OWNED       DATE OPENED       JUNE 30, 1997         JUNE 30, 1997
                  --------                  --------       -----------       -------------         -------------
                                                                                     (In thousands)
MAIN OFFICE                                 Owned          April 1966           $  529                   $44,138
         126 North Norton Avenue
         Sylacauga, Alabama 35150

BRANCH OFFICE                               Owned          April 1961           $  237                   $18,408
         301 West North Street
         Talladega, Alabama 35160

LOAN PRODUCTION OFFICE                      Leased (1)     March 1994               --                        --
         3055 Lorna Road
         Birmingham, Alabama 35216

OFFICE/STORAGE BUILDING                     Owned (2)      November 1995        $  252                        --
         North Norton Avenue
         Sylacauga, Alabama 35150

   Total                                                                        $1,018                   $62,546
                                                                                ======                   =======

-----------------

(1) The landlord, Lorna Land Company, Inc. and First Federal are operating under a three-year contract which provides for monthly lease payments of $2,663 and which expires on May 1, 1998.

(2) In 1995, First Federal made improvements to a building adjacent to the main office's parking lot with the intention of renting four offices to the general public while using the remainder of the building for storage space for First Federal. In December 1995, one office was rented by SouthFirst's affiliate, Meta Company. Meta remits a monthly amount of $750 to SouthFirst. In 1996, one office was rented to a local radio station. The station remits a monthly amount of $1,450 to SouthFirst.

         LEGAL PROCEEDINGS

         On December 21, 1993, First Federal filed a complaint against United States Fidelity & Guaranty Company ("USF&G") and Robert R. Peoples, a former employee of First Federal, in the Circuit Court of Talladega County, Alabama. First Federal, for 20 years, maintained a fidelity bond with USF&G. This bond insured First Federal against losses resulting from numerous causes, including the fraudulent acts committed against First Federal by its employees. The complaint alleged that USF&G breached its contractual obligations under the fidelity bond and that Mr. Peoples defrauded First Federal. Further, First Federal sought compensatory damages in the amount of approximately $612,000 and punitive damages against USF&G. USF&G denied First Federal's claim and Mr. Peoples pled guilty to a federal banking crime indictment. On March 3, 1995, a jury awarded $788,000 to First Federal against USF&G, in compensatory damages and punitive damages for bad faith. The punitive damages and certain of the compensatory damages, in the aggregate amount of approximately $200,000, were appealed by USF&G.

         On or about March 8, 1995, USF&G filed a subrogation action in the Circuit Court against current and former officers and directors of First Federal, alleging, among other things, negligence in their oversight of Mr. Peoples. Management believes that this action was filed by USF&G to force a settlement of the bad faith portion of the judgment against USF&G. Management also believes that the current and former officers and directors of First Federal acted properly and in good faith with respect to their duties, including the oversight of Mr. Peoples, and, therefore, are required to be indemnified by First Federal, for any adverse judgment and for the reasonable costs of their legal defense, under applicable regulations of the OTS. On December 22, 1995, the Circuit Court dismissed this action in a final judgment in favor of the current and former officers and directors of First Federal. USF&G subsequently filed an appeal of this dismissal.

         On May 23, 1996 First Federal entered into a final settlement agreement with USF&G, under which USF&G withdrew its appeal and subrogation action, and First Federal received $75,000, net of legal fees, from USF&G. This amount, which brought the total amount received, net of legal fees, to $619,000, represents the final settlement pertaining to the aforementioned bond claim and subrogation action.

         In the normal course of its business, SouthFirst and First Federal from time to time are involved in legal proceedings. SouthFirst and First Federal management believe there are no pending or threatened legal proceedings which upon resolution are expected to have a material effect upon SouthFirst's or First Federal's financial condition.

                            MANAGEMENT OF SOUTHFIRST

         The SouthFirst Board currently consists of eight persons (not including one Director, Emeritus) and is divided into three classes, each of which contains approximately one-third of the SouthFirst Board. The directors of SouthFirst are elected by the shareholders of SouthFirst for staggered, three year terms, such that approximately one-third of the directors will be elected at each annual meeting of shareholders, or until their successors are elected and qualified. The executive officers of SouthFirst are elected annually by the Board of Directors of SouthFirst and shall hold office until their successors are elected and qualified or until their earlier resignation, removal from office or death.

         The direction and control of First Federal is vested in the First Federal Board. Directors of First Federal serve three-year terms. The terms of the directors of First Federal are staggered (as in the case of SouthFirst) so that approximately one-third of the directors will be elected at each annual meeting of shareholders. Since SouthFirst owns all of the issued and outstanding shares of common stock of First Federal, SouthFirst will elect the directors of First Federal in accordance with applicable law.

         There are no arrangements or understandings pursuant to which the directors or executive officers of SouthFirst or First Federal were elected and there are no family relationships between any of such persons.

         The following table sets forth certain information regarding the executive officers and directors of SouthFirst. Each director of SouthFirst is also a director of First Federal.

                                                                                        YEAR           YEAR OF
                                                        POSITIONS HELD               ELECTED AS      EXPIRATION
             NAME                     AGE(1)             WITH COMPANY                 DIRECTORS       OF TERM
             ----                     ------             ------------                 ---------       -------
     Donald C. Stroup                   48         President, Chief Executive           1994            1999
                                                   Officer and Vice Chairman
                                                   of the Board

     Joe K. McArthur                    45         Executive Vice President,
                                                   Chief Operating Officer,
                                                   Chief Financial Officer,
                                                   Secretary/Treasurer and
                                                   Director                             1995            1998

     Paul A. Brown                      71         Chairman of the Board                1994            1999

     Hobert Cook                        74         Director Emeritus                   1994            1995

     H. David Foote, Jr.                47         Director                             1994            1997

     John T. Robbs                      42         Director                             1994            1997

     Allen Gray McMillan, III           40         Director                             1995            1998

     Charles R. Vawter, Jr.             35         Director                             1994            1999

     J. Malcomb Massey                  48         Director                             1997            1997

---------------
(1)  At September 2, 1997.


         Set forth below is certain information with respect to the directors and executive officers of SouthFirst and First Federal. Unless otherwise indicated, the principal occupation listed for each person below has been his principal occupation for the past five years.

DIRECTORS

         PAUL A. BROWN has served as a member of First Federal since 1972 and of SouthFirst since 1994. Mr. Brown has served as Chairman of First Federal Board since 1987 and of the SouthFirst Board since 1994. Mr. Brown was owner of Brown Auto Parts from 1977 to 1987 and is presently retired.

         HOBERT COOK has served as a member of First Federal since 1977 and of SouthFirst since 1994. Mr. Cook is currently serving on the SouthFirst Board as a director, emeritus. Mr. Cook was formerly Senior Vice President of First Federal from 1966 to 1986. Mr. Cook has 36 years of experience in the banking industry and is presently retired.

         H. DAVID FOOTE, JR. has served as a director of First Federal since 1988 and of SouthFirst since 1994. Mr. Foote has been President and owner of Foote Bros. Furniture since 1973. Mr. Foote has been a member of the Board of Directors of the Sylacauga Chamber of Commerce, the Coosa Valley Country Club and Talladega County E-911. He has served as President of Wesley Chapel Methodist Men's Club and head of the Wesley Chapel Methodist Administrative Board.

         JOHN T. ROBBS has served as a director of First Federal since 1988 and of SouthFirst since 1994. Mr. Robbs is President of Michael Supply Co., Inc., where he has been employed since 1980.

         ALLEN GRAY MCMILLAN, III has served as a director of First Federal since 1993 and of SouthFirst since 1994. Mr. McMillan is President of Brecon Knitting Mill, where he has been employed since 1979. Mr. McMillan has been active in the Kiwanis Club, United Way, and Boy Scouts of America. He is a member of the First United Methodist Church.

         CHARLES R. VAWTER, JR. has served as a director of First Federal since 1992 and of SouthFirst since 1994. Mr. Vawter is Chief Financial Officer of Automatic Gas and Appliance Co., Inc., where he has been employed since 1987. Mr. Vawter is a member of the First Baptist Church. He is a member of the Board of Directors of B. B. Comer Library Foundation and the Coosa Valley Country Club. He is a past Board member of the Sylacauga Chamber of Commerce. He is currently a member of the Planning Commission of the City of Sylacauga Chamber of Commerce and has served on the Planning Committee of Alabama LP Gas Association.

         J. MALCOMB MASSEY has served as a director of First Federal and SouthFirst since May, 1997. Mr. Massey is President and Chief Executive Officer of SouthFirst's wholly owned subsidiary, Benefit Financial Services, Inc., ("Benefit Financial"), a position he has held since he joined Benefit Financial in 1997 after Benefit Financial acquired substantially all of the assets of Lambert, Massey, Roper & Taylor, Inc., an employee benefits consulting firm based in Montgomery in which Mr. Massey served as President since 1980. Mr. Massey is a member of the American Society of Pension Actuaries and serves as the insurance consultant to Southern Community Bankers, an industry trade group comprised of 20 savings institutions and community banks located in the Southeastern United States.

EXECUTIVE OFFICERS

         DONALD C. STROUP has served as the President and Chief Executive Officer of First Federal since 1988 and of SouthFirst since 1994. Mr. Stroup has also been a member of the First Federal Board since 1988 and of the SouthFirst Board since 1994. Mr. Stroup has 22 years of experience in the banking industry and has a B.S. in Business Administration from Samford University, and a Certificate of Achievement and Diploma of Merit from the Institute of Financial Education, Chicago, Illinois. He is Chairman of the Southern Community Bankers, a Director of the Boys' Club and a member of the Sylacauga School Board, Red Cross, Sylacauga Industrial Development Board, Hospice Care, Talladega County Economic Development Authority and Boy Scouts Advisory. Mr. Stroup is a current member and former President of Sylacauga Rotary Club and a former Board member of the Sylacauga Chamber of Commerce and Coosa Valley Country Club. Mr. Stroup is a member of the First Baptist Church of Sylacauga.

         JOE K. MCARTHUR has served as the Executive Vice President, Chief Operating Officer and Chief Financial Officer of First Federal and SouthFirst since 1992 and 1994, respectively. Mr. McArthur has served as a director of First Federal and SouthFirst since February 1996. He is currently serving as Chairman of First Federal's Internal Control Review Committee, Compliance Officer, and Secretary/Treasurer. Mr.

McArthur has 19 years of experience in the banking industry and a B.S. in Accounting from the University of Alabama-Birmingham and a Masters of Business Administration equivalent from the National School of Finance and Management. He has also completed all courses with the Institute of Financial Education. Prior to joining First Federal, Mr. McArthur was Assistant Executive Director of Finance of Humana, a hospital, from 1990 to 1992, and Senior Vice president of First Federal of Alabama from 1983 to 1990. Mr. McArthur is a member of the Sylacauga Kiwanis Club and a member of the United Way Committee. He has also served as a manager of various Little League and Babe Ruth Baseball teams. Mr. McArthur is a member of First United Methodist Church of Sylacauga.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Exchange Act requires SouthFirst's directors, certain officers and persons who own more than 10% of the outstanding Common Stock of SouthFirst to file with the Securities and Exchange Commission reports of changes in ownership of the Common Stock of SouthFirst held by such persons. Officers, directors and greater than 10% shareholders are also required to furnish SouthFirst with copies of all forms they file under this regulation. SouthFirst first became subject to this regulation on February 13, 1995, and from such date through the end of fiscal 1996. To SouthFirst's knowledge, based solely on a review of copies of such reports furnished to SouthFirst and representations that no other reports were required, all Section 16(a) filing requirements applicable to its officers, directors and 10% holders were complied with, except John T. Robbs failed to file on a timely basis one report relating to four transactions.

         Although it is not SouthFirst's obligation to make filings pursuant to
Section 16 of the Exchange Act, SouthFirst has adopted a policy requiring all
Section 16 reporting persons to report monthly to a designated employee of SouthFirst as to whether any transactions in SouthFirst's Common Stock occurred during the previous month.

EXECUTIVE COMPENSATION

         The following table provides certain summary information for fiscal 1996, 1995 and 1994 concerning compensation paid or accrued by SouthFirst and First Federal to or on behalf of SouthFirst's Chief Executive Officer and the other executive officers of SouthFirst whose total annual salary and bonus exceeded $100,000 during such periods (the "Named Executive Officers"):

                          SUMMARY COMPENSATION TABLE


                                                Annual Compensation (1)           Long Term Compensation

                                                                                    Restricted       Securities
     Name and Principal        Fiscal                               Other Annual      Stock         Underlying       All Other
          Position              Year       Salary         Bonus    Compensation(2)   Award(s)$     Options/SARs(#)  Compensation
     ------------------        ------     --------     ----------  ---------------  ----------     ---------------  -------------
Donald C. Stroup,               1996      $95,568      $163,093(3)    $10,250        $116,200(5)         20,750        $2,255(7)
  President, Chief              1995       91,000        15,168        10,500              --                --         2,258
  Executive Officer and         1994       78,456        12,656        13,554              --                --         1,800
  Vice Chairman

Joe K. McArthur,                1996      $69,900      $100,316(4)     $9,750         $74,368(6)         13,280        $1,400(8)
  Executive Vice                1995       66,564       11, 094         6,000              --                --         1,286
  President, Chief              1994       64,000         9,590          --                --                --           954
  Operating Officer, Chief
  Financial Officer and
  director

-------------------------

(1) All compensation received by Mr. Stroup and Mr. McArthur was paid by First Federal. No other officer of SouthFirst received cash compensation in excess of $100,000 during 1996.

(2)      Fees received as member of First Federal and SouthFirst Boards.

(3) Includes a regular bonus of $15,928 as well as $147,165 of compensation recognized on dividends paid under SouthFirst's Dividend Investment Plan on unexercised stock options and unvested shares of restricted stock issued under SouthFirst's Management Recognition Plans "A" and "B" and a corresponding bonus paid to assist in the payment of the applicable federal tax due in connection with such dividend payments. See "-- Compensation of Directors"

(4) Includes a regular bonus of $11,650 as wells as $88,666 of compensation recognized on dividends paid under SouthFirst's Dividend Investment Plan on unexercised stock options and unvested shares of restricted stock issued under SouthFirst's Management Recognition Plans "A" and "B" and a corresponding bonus paid to assist in the payment of the applicable federal tax due in connection with such dividend payments. See "-- Compensation of Directors."

(5) Represents 8,300 shares all of which, as of September 30, 1996, were subject to certain vesting requirements as more fully described in "-- Management Recognition Plans." As of September 30, 1996, the aggregate market value of the shares was $103,750.

(6) Represents 5,312 shares all of which, as of September 30, 1996, were subject to certain vesting requirements as more fully described in "-- Management Recognition Plans." As of September 30, 1996, the aggregate market value of the shares was $66,400.

(7) Represents a $1,733 automobile allowance and income of $522 recognized on employer provided group term life insurance in excess of $50,000.

(8) Represents an $878 automobile allowance and income of $522 recognized on employer provided group term life insurance in excess of $50,000.

         EMPLOYMENT AND DEFERRED COMPENSATION AGREEMENT

         Employment Agreements. SouthFirst and First Federal have entered into employment agreements with Donald C. Stroup, President and Chief Executive Officer of SouthFirst and First Federal and Joe K. McArthur, Executive Vice President, Chief Operating Officer and Chief Financial Officer of SouthFirst and First Federal (collectively, the "Employment Agreements").

         The Employment Agreement with Mr. Stroup was effective as of October 1, 1996 and provides for a term of three years. Pursuant to the Employment Agreement, First Federal will pay Mr. Stroup an annual base salary of $100,308, for which SouthFirst is jointly and severally liable. On each anniversary date from the expiration of the initial three year term of the Employment Agreement, the term of Mr. Stroup's employment will be extended for an additional one-year period beyond the then effective expiration date, upon a determination by the SouthFirst Boards that the performance of Mr. Stroup has met the required performance standards and that such Employment Agreement should be extended.

         The Employment Agreement with Mr. McArthur was effective as of October 1, 1996 and provides for a term of three years. Pursuant to the Employment Agreement, First Federal will pay Mr. McArthur an annual base salary of $73,380 for which SouthFirst will be jointly and severally liable. On each anniversary date from the expiration of the initial three year term, the term of Mr. McArthur's employment will be extended for an additional one-year period beyond the then effective expiration date, upon a determination by the SouthFirst Boards that the performance of Mr. McArthur has met the required performance standards and that such Employment Agreement should be extended.

         The Employment Agreements entitle both Mr. Stroup and Mr. McArthur to participate with all other senior management employees of SouthFirst or First Federal in any discretionary bonuses that the SouthFirst or First Federal Boards may award. In addition, Mr. Stroup and Mr. McArthur participate in standard retirement and medical plans, and are entitled to customary fringe benefits, vacation and sick leave. The Employment Agreements will terminate upon the employee's death or disability, and are terminable for "cause" as defined in the Employment Agreements. In the event of termination for cause, no severance benefits are payable to the employee. If SouthFirst or First Federal terminates the employee without cause, the employee will be entitled to a continuation of his salary and benefits from the date of termination through the remaining term of the Employment Agreement plus an additional twelve-month period. The employee may voluntarily terminate his Employment Agreement by providing sixty days written notice to the SouthFirst and First Federal Boards, in which case the employee is entitled to receive only his compensation, vested rights and benefits up to the date of termination.

         The Employment Agreements provide that, in the event of the employee's involuntary termination in connection with, or within one year after, any change in control of First Federal or, SouthFirst, other than for "cause," or death or disability, the employee will be paid, within 10 days of such termination, an amount equal to the difference between: (i) 2.99 times his "base amount," as defined in Section 280G(b)(3) of the Internal Revenue Code; and (ii) the sum of any other parachute payments, as defined under Section 280G(b)(2) of the Internal Revenue Code, that the employee receives on account of the change in control. Such payment would be reduced to the extent it would cause First Federal to fail to meet any of its regulatory capital requirements. Under the Employment Agreements, "change in control" generally refers to a change in ownership, holding or power to vote more than 25.0% of SouthFirst's or First Federal's voting stock, a change in the ownership or possession of the ability to control the election of a majority of First Federal's or SouthFirst's directors or the exercise of a controlling influence over the management or policies of SouthFirst or First Federal. In addition, under each Employment Agreement, a change in control occurs when, during any consecutive two-year period, directors of SouthFirst or First Federal, at the beginning of such period, cease to constitute two-thirds of the SouthFirst or First Federal Board, unless the election of replacement directors was approved by a two-thirds (66 2/3%) vote of the initial directors then in office. Each Employment Agreement also provides for a similar lump sum payment to be made in the event of the employee's voluntary termination of employment within one year following a change in control of First Federal or SouthFirst.

         Deferred Compensation Agreements. First Federal has entered into deferred compensation agreements with its president and executive vice president, pursuant to which each will receive certain retirement benefits at age 65. Under the Deferred Compensation Agreements, benefits are payable for 15 years. A portion of the retirement benefits accrue each year until age 65 or, if sooner, until termination of employment. If the president remains in the employment of First Federal until age 65, his annual benefit will be $65,000. If the executive vice president remains in the employment of First Federal until age 65, his annual benefit will be $45,000. If either of these such officers die prior to age 65, while in the employment of First Federal, the full retirement benefits available under the deferred compensation agreements will accrue and will, thereupon, be payable to their respective beneficiaries. The retirement benefits available under the deferred compensation agreements are unfunded. However, First Federal has purchased life insurance policies on the lives of these officers that will be available to SouthFirst and First Federal to provide, both, for retirement benefits and for key man insurance. The costs of these arrangements was $51,045 in 1996 and 1995, and was $28,522 in 1994.

         MANAGEMENT RECOGNITION PLANS

         The SouthFirst Board has adopted two management recognition plans, denominated SouthFirst Bancshares, Inc. Management Recognition Plan "A" ("Plan A") and SouthFirst Bancshares, Inc. Management Recognition Plan "B" ("Plan B") (Plan A and Plan B referred to collectively as the "Plans" or the "MRPs"). The objective of the MRPs is to enable SouthFirst and First Federal to reward and retain personnel of experience and ability in key positions of responsibility by providing such personnel with a proprietary interest in SouthFirst and by recognizing their past contributions to SouthFirst and First Federal, and to act as an incentive to make such contributions in the future.

         Plan A and Plan B are identical except that Plan A provides for awards to employees, as well as to non-employee directors, of SouthFirst and First Federal, while Plan B provides for awards only to employees. Non-employee directors are entitled to participate in Plan A only, as described in the preceding sentence. The Plans are administered by a committee (the "Committee") of the SouthFirst Board. Awards under the Plans are in the form of restricted stock awards. Each MRP has reserved a total of 16,600 shares of Common Stock for issuance pursuant to awards made by the Committee. Such shares, with respect to each Plan, are held in trust until awards are made by the Committee, at which time the shares are distributed from the trust to the award recipient. Such shares will bear restrictive legends until vested, as described below. The Committee may make awards to eligible participants under the MRPs in its discretion, from time to time. Under Plan A, on November 15, 1995 each non-employee director serving in such capacity on February 13, 1995 (the effective date of the Conversion) automatically received an award of 1,660 shares. In selecting the employees to whom awards are granted under the Plans, the Committee considers the position, duties and responsibilities of the employees, the value of their services to SouthFirst and First Federal and any other factors the Committee may deem relevant. As of September 30, 1996, a total of 33,200 shares had been awarded under the Plans and no shares remain available for future issuance.

         Once an award is made, a participant "earns" the shares under the award (i.e., the shares vest) at the rate of 20% per year, commencing on the first anniversary of the date of the award. The Committee may, however, from time to time and in its sole discretion, accelerate the vesting with respect to any participant, if the Committee determines that such acceleration is in the best interest of SouthFirst. If a participant terminates employment for reasons other than death or disability, the participant forfeits all rights to the allocated shares under restriction. If the participant's termination is caused by death or disability, all restrictions expire and all shares allocated become vested and consequently, unrestricted. Participants will recognize compensation income when their interests vest, or at such earlier date pursuant to a participant's election to accelerate recognition pursuant to Section 83(b) of the Internal Revenue Code.

         STOCK OPTION PLAN

         On June 8, 1994, the SouthFirst Board adopted a Stock Option Plan denominated SouthFirst Bancshares, Inc. Stock Option and Incentive Plan (the "Stock Option Plan"). The objective of the Stock Option Plan is to attract, retain, and motivate the best possible personnel for positions of substantial responsibility with SouthFirst and First Federal. The Stock Option Plan provides select officers, directors, and employees of First Federal and SouthFirst with an opportunity to participate in the ownership of SouthFirst. The Stock Option Plan authorizes the grant of up to 83,000 shares of Common Stock to select officers, directors, and employees in the form of (i) incentive and nonqualified stock options ("Options") or (ii) Stock Appreciation Rights ("SARs;" Options and SARs are referred to herein collectively as "Awards"), as determined by the committee administering the Stock Option Plan. The exercise price for Options and SARs may not be less than the fair market value of the shares on the day of the grant, and no Awards shall be exercisable after the expiration of ten years from the date of this grant. The Stock Option Plan has a term of 10 years unless earlier terminated by the SouthFirst Board. The Stock Option Plan is administered by a committee of the directors of SouthFirst (the "Option Plan Committee"). Except as discussed below with respect to non-employee directors, the Option Plan Committee has complete discretion to make Awards to persons eligible to participate in the Stock Option Plan, and will determine the number of shares to be subject to such Awards, and the terms and conditions of such Awards. In selecting the persons to whom Awards are granted under the Stock Option Plan, the Option Plan Committee will consider the position, duties, and responsibilities of the employees, the value of their services to SouthFirst and First Federal, and any other factor the Option Plan Committee may deem relevant to achieving the stated purpose of the Stock Option Plan.

         Options granted under the Stock Option Plan are exercisable on a cumulative basis in equal installments of 20% per year commencing one year from the date of grant except that all options would be 100% exercisable in the event the optionee terminates his employment due to death, disability or retirement or in the event of a change in control of First Federal or SouthFirst.

         In order to attract and retain members of the board of directors who contribute to SouthFirst's success, the Stock Option Plan further provides for the award of nonqualified stock options to non-employee directors of SouthFirst. All directors who were not employees of SouthFirst, as of November 15, 1995 (the date of the approval of the Stock Option Plan by the shareholders of SouthFirst and OTS), received non-qualified stock options for the purchase of 4,150 shares with an exercise price equal to $14.00 per share, the fair market value of the Common Stock on the date of grant. As of September 30, 1996, a total of 83,000 shares have been issued under the Stock Option Plan and no shares remain available for future issuance.

         The following table presents information regarding fiscal 1996 grants to the named Executive Officers of options to purchase shares of SouthFirst's Common Stock.

                        OPTIONS GRANTS IN FISCAL 1996


                                                                                                 Potential Realizable
                                                                                                   Value at Assumed
                                                                                                Annual Rates of Stock
                                                                                                Price Appreciation for
                                                      Individual Grants                             Option Term(1)
                                           -------------------------------------                ----------------------
                                                   % of Total
                                    Number of       Options
                                    Securities     Granted to
                                    Underlying     Employees
                                     Options       in Fiscal       Exercise     Expiration
          Name                      Granted(2)        Year          Price          Date            5%           10%
------------------------            ----------       ------        -------        ------          ----         ----
Donald C. Stroup                      20,750           25           $14.00       11/15/05       $182,808      $463,140

Joe K. McArthur                       13,280           16           $14.00       11/15/05       $116,997      $296,410

---------------------------
(1) The dollar amounts under these columns represent the potential realizable value of each option assuming that the market price of the common stock appreciates in value from the date of grant for the full 10 year term at the 5% and 10% annualized rates prescribed by regulation and therefore are not intended to forecast possible future appreciation, if any, of the price of the common stock.

(2) Options vest with respect to 20% of the underlying shares on each of November 15, 1996, 1997, 1998, 1999 and 2000.

         The following table provides certain information concerning each exercise of stock options under SouthFirst's Stock Option Plan during the fiscal year ended September 30, 1996, by the named Executive Officers and the fiscal year end value of unexercised options held by such person:

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES


                                                                          Number of Securities     Value of Unexercised
                                                                               Underlying              In-the-Money
                                                                         Unexercised Options at     Options at Fiscal
                                                                             Fiscal Year End             Year End
                              Shares Acquired             Value               Exercisable/             Exercisable/
           Name                 on Exercise             Realized              Unexercisable          Unexercisable(1)
           ----                -------------            --------              -------------          ----------------
Donald C. Stroup                     0                     $0                   0/20,750                  $0/$0

Joe K. McArthur                      0                     $0                   0/13,280                  $0/$0
--------------

(1) The market value of SouthFirst's common stock on September 30, 1996 was $12.50 per share. The actual value, if any, an executive may realize will depend upon the amount by which the market price of SouthFirst's common stock exceeds the exercise price when the options are exercised.

COMPENSATION OF DIRECTORS

         Each member of the First Federal Board (other than the Chairman) receives a fee of $750 for each board meeting attended (with one excused absence), and each non-employee director of First Federal, if a member of a committee, receives $500 for each committee meeting attended. The Chairman of the First Federal Board receives a fee of $850 for each board meeting attended. Each member of the SouthFirst Board receives a fee of $250 for each board meeting attended.

         During fiscal 1996, SouthFirst also granted to each non-employee director of SouthFirst an option to purchase 4,150 shares of Common Stock at an exercise price of $14.00 per share. The options were granted under SouthFirst's Stock Option and Incentive Plan and have a 10 year term. SouthFirst also awarded 1,660 shares of Common Stock to each non-employee director of SouthFirst. The shares were awarded under SouthFirst's Management Recognition Plan "A" in the form of restricted stock (the "Restricted Stock"), which stock vests at the rate of 20% per year, commencing on the first anniversary of the date of grant. As of September 30, 1996, all of the Restricted Stock remained unvested.

         In addition, SouthFirst has adopted, by board resolution, a dividend investment plan pursuant to which holders of SouthFirst's options to purchase Common Stock and holders of Restricted Stock issued under SouthFirst's Management Recognition Plans which remain subject to vesting requirements, are paid an amount equal to the number of shares underlying stock options or the number of shares of Restricted Stock held by them, as the case may be, multiplied by the amount of dividends SouthFirst pays to the holders of its Common Stock. As such, during fiscal 1996, each non-employee director was paid a total of $10,375 with respect to the shares of Common Stock underlying options held by him and a total of $4,150 with respect to the Restricted Stock held by him as provided under the dividend investment plan. In addition, in connection with the grant of Restricted Stock to SouthFirst's directors, each non-employee director was paid a bonus of $15,458 to assist such director pay the applicable federal tax due in connection with such grants.

         Mr. Stroup and Mr. McArthur, each an executive officer and a director of SouthFirst, also received awards of stock options and Restricted Stock. See "-- Summary Compensation Table" and "-- Option Grants in Fiscal 1996."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         SouthFirst presently does not have a compensation committee because no officers of SouthFirst receive any compensation for services to SouthFirst. All officers of SouthFirst are compensated by First Federal solely for their services to First Federal. In addition, directors are paid for attendance at First Federal committee meetings, but employee members of committees are not paid. Donald C. Stroup, President and Chief Executive Officer of SouthFirst and First Federal, and Joe K. McArthur, Executive Vice President, Chief Operating Officer, and Chief Financial Officer of First Federal, serve as members of the Wage and Compensation Committee of First Federal. First Federal's Wages and Compensation Committee is responsible for reviewing salaries and benefits of directors, officers, and employees of First Federal. SouthFirst had no "interlocking" relationships existing on or after the year ended September 30, 1996 in which (i) any executive officer is a member of the Board of Directors/Trustees of another entity, one of whose executive officers is a member of the First Federal Board, or where (ii) any executive officer is a member of the compensation committee of another entity, one of whose executive officers is a member of the First Federal Board.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information as of May 12, 1997 with respect to the beneficial ownership of SouthFirst's common stock by (i) each person known by SouthFirst to own beneficially more than five percent (5%) of SouthFirst's common stock, (ii) each director of SouthFirst, (iii) each of the Named Executive Officers and (iv) all directors and executive officers of SouthFirst as a group. Unless otherwise indicated, each of the shareholders has sole voting and investment power with respect to the shares beneficially owned.

                                                          Shares of
                                                        Common Stock                        Percent of
         Beneficial Owner                            Beneficially Owned(1)               Outstanding Shares
         ----------------                            ---------------------               ------------------
         Paul A. Brown(2)                                 16,478                                  1.9%
         Hobert Cook(3)                                   13,810                                  1.6
         H. David Foote, Jr.(4)                            8,490                                  1.0
         John T. Robbs(5)                                 17,490                                  2.0
         Allen Gray McMillan, III(6)                      12,490                                  1.5
         Charles R. Vawter, Jr.(7)                        32,190                                  3.8
         Donald C. Stroup(8)                              41,750                                  4.9
         Joe K. McArthur(9)                               14,556                                  1.7
         J. Malcomb Massey(10)                            17,445                                  2.1
         Jeffrey L. Gendell, et. al.(11)                  62,600                                  7.4
         All directors and
            executive officers
            as a group (8 persons)(12)                   160,889                                 18.6%

-------------------

(1) "Beneficial Ownership" includes shares for which an individual, directly or indirectly, has or shares voting or investment power or both and also includes options which are exercisable within sixty days of the date hereof. Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 of the Exchange Act. The percentages are based upon 847,600 shares outstanding, except for certain parties who hold presently exercisable options to purchase shares. The percentages for those parties holding presently exercisable options are based upon the sum of 847,600 shares plus the number of shares subject to presently exercisable options held by them, as indicated in the following notes.
(2) Of the amount shown, 4,690 shares are owned jointly by Mr. Brown and his wife, 3,000 shares are owned by his wife, 4,698 shares are held in an individual retirement account, 830 shares are subject to presently exercisable options and 1,660 shares represent restricted stock granted under SouthFirst's Management Recognition Plan "A," 332 shares of which are fully vested.
(3) Of the amount shown, 7,500 shares are owned jointly by Mr. Cook and his wife, 500 shares are owned jointly by Mr. Cook and his son, 4,150 shares are subject to presently exercisable options and 1,660 shares representing stock granted under SouthFirst's Management Recognition Plan "A," all of which are fully vested.
(4) Of the amount shown, 3,000 shares are owned jointly by Mr. Foote and his wife, 1,500 shares are held by Mr. Foote as custodian for each of his two minor children, 830 shares are subject to presently exercisable options and 1,660 shares represent restricted stock granted under SouthFirst's Management Recognition Plan "A," 332 shares of which are fully vested.
(5) Of the amount shown, 2,293 shares are held jointly by Mr. Robbs and his wife, 3,662 shares are held in an Individual retirement account for the benefit of Mr. Robb's wife, 5,000 shares are held jointly with his father, 830 shares are subject to presently exercisable options and 1,660 shares represent restricted stock granted under SouthFirst's Management Recognition Plan "A," 332 shares of which are fully vested.
(6) Of the amount shown, 10,000 shares are held jointly by Mr. McMillan and his wife, 830 shares are subject to presently exercisable options and 1,660 shares represent restricted stock granted under SouthFirst's Management Recognition Plan "A," 332 shares of which are fully vested.
(7) Of the amount shown, 28,500 shares are held jointly by Mr. Vawter and his wife, 900 shares are held by Mr. Vawter as custodian for his two minor children, 830 shares are subject to presently exercisable options and 1,660 shares represent restricted stock granted under SouthFirst's Management Recognition Plan "A," 332 shares of which are fully vested.
(8) Of the amount shown, 14,100 shares are owned jointly by Mr. Stroup and his wife, 3,000 shares are held jointly with Gwendolyn W. Abercrombie, 300 shares are held by one of Mr. Stroup's sons, 9,094 shares are held in his account under SouthFirst's 401(k) plan, 2,781 shares are held in his account under First Federal's ESOP, 4,150 shares are subject to presently exercisable options and 8,300 shares represent restricted stock granted under SouthFirst's Management Recognition Plans "A" and "B," 1,660 shares of which are fully vested.
(9) Of the amount shown, 1,500 shares are owned jointly by Mr. McArthur and his wife, 2,621 shares are held in his account under SouthFirst's 401(k) plan, 2,467 shares are held in his account under First Federal's ESOP, 2,656 shares are subject to presently exercisable options and 5,312 shares represent restricted stock granted under SouthFirst's Management Recognition Plans "A" and "B," 1,062 shares of which are fully vested.
(10) Represents 15,512 shares of restricted stock acquired pursuant to that certain employment agreement between Mr. Massey and Benefit Financial, vesting in equal increments over a period of 15 years beginning on April 11, 1997 and 1,933 shares held in a profit sharing account.
(11) Of the amount shown, Jeffrey L. Gendell has shared voting power with respect to 51,100 shares, Tontine Partners, L.P. ("TP") has shared voting power with respect to 10,500 shares and Tontine Financial Partners, L.P. ("TFP") has shared voting power with respect to 40,600 shares. Tontine Management, L.L.C., the general partner of TP and TFP, has the power to direct the affairs of TP and TFP. Mr. Gendell is the Managing Member of Tontine Management, L.L.C. and, in that capacity, directs its operations. The business address of Mr. Gendell, TP and TFP is 200 Park Avenue, Suite 3900, New York, New York 10166. The foregoing information is based on a Schedule 13G dated April 28, 1997 filed by Mr. Gendell, TP and TFP. SouthFirst makes no representation as to the accuracy or completeness of the information reported.
(12) Amount shown does not include the shares beneficially owned by Hobert Cook who is currently serving on the SouthFirst and First Federal Boards as a Director, Emeritus. Joe K. McArthur and Donald C. Stroup are the only executive officers of SouthFirst.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         No directors, executive officers, or immediate family members of such individuals were engaged in transactions with SouthFirst (other than loans) involving more than $60,000 during the nine month period ended June 30, 1997 or the year ended September 30, 1996. First Federal, like many financial institutions, has followed a policy of granting various types of loans to officers, directors and employees. The loans have been made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with First Federal's other customers, and do not involve more than the normal risk of collectibility, nor present other unfavorable features. All loans by First Federal to its officers and executive officers are subject to OTS regulations restricting loans and other transactions with affiliated persons of First Federal. In addition, all future credit transactions with such directors, officers and related interests of SouthFirst and First Federal will be on substantially the same terms as, and following credit underwriting procedures that are not less stringent than, those prevailing at the time for comparable transactions with unaffiliated persons and must be approved by a majority of the directors of SouthFirst, including the majority of the disinterested directors. At June 30, 1997, the aggregate of all loans by First Federal to its officers, directors, and related interests was $1,126,857.

               SOUTHFIRST -- MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discussion and analysis is designed to provide a better understanding of the major factors which affected SouthFirst's results of operations and financial condition for the referenced periods. Such discussion and analysis should be read in conjunction with the Financial Statements of SouthFirst included elsewhere in this Joint Proxy Statement/Prospectus.

ASSET/LIABILITY MANAGEMENT

         INTEREST RATE SENSITIVITY

         An integral part of the funds management of First Federal is to maintain a reasonably balanced position between interest rate sensitive assets and liabilities. First Federal's Asset/Liability Committee ("ALCO") is charged with the responsibility of managing, to the degree prudently possible, its exposure to "interest rate risk," while attempting to provide a stable and steadily increasing flow of depositors and borrowers and to seek earnings enhancement opportunities. An asset or liability is said to be interest rate sensitive within a specific period if it will mature or reprice within that period. First Federal measures its interest rate risk as the ratio of cumulative interest sensitivity gap to total interest earning assets ("ratio"). The ratio is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that same time period, divided by the total interest earning assets. The ratio is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest sensitive liabilities, and is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. Generally, during a period of rising interest rates, a negative ratio would adversely affect net interest income, while a positive ratio would result in an increase in net interest income. Conversely, during a period of falling interest rates, a negative ratio would result in an increase in net interest income and a positive ratio would adversely affect net interest income. Due to the nature of First Federal's balance sheet structure and its use of the market approach to pricing liabilities, First Federal's management and the First Federal Board recognize that achieving a perfectly matched gap position in any given time frame would be extremely rare. At June 30, 1997, First Federal had a negative one-year cumulative ratio of 11.88% and a negative five-year cumulative ratio of 2.25%, as a result of which its net interest income could be adversely affected by rising interest rates and positively affected by falling interest rates. At September 30, 1996, First Federal had a negative one-year cumulative ratio of 7.76% and a positive five-year cumulative ratio of 1.16%. During the stable interest rate environment of 1996 and 1997, First Federal's interest rate spread remained fairly constant. Consistent with a positive ratio during the increasing interest rate environment experienced in late 1994 and 1995, when interest rates increased further and more rapidly on interest-bearing liabilities than on interest-earning assets, First Federal experienced a decrease in its interest rate spread. Conversely, consistent with a negative ratio, during the declining interest rate environment experienced from 1991 through late 1994, when interest rates declined further and more rapidly on interest-bearing liabilities than on interest-earning assets, First Federal experienced an increase in its interest rate spread.

         There are other factors that may affect the interest rate sensitivity of First Federal's assets and liabilities. These factors generally are difficult to quantify but can have a significant impact on First Federal when interest rates change. Such factors include features in adjustable rate loans that limit the changes in interest rates on a short-term basis and over the life of the loan. First Federal's portfolio of one-to-four family residential mortgage loans includes $12.4 million and $10.0 million (16% of First Federal's total loan portfolio) of adjustable rate loans at June 30, 1997 and September 30, 1996, respectively. These loans have restrictions limiting interest rate changes to 1.0% or 2.0% per year and 6.0% over the life of the loan. In a rapidly declining or rising interest rate environment, these restrictions could have a material effect on interest income by slowing the overall response of the portfolio to market movements. ALCO utilizes the "Asset and Liability Management Report" prepared by Morgan Keegan & Company, Inc. (the "Morgan Keegan Analysis") in order to assist First Federal in determining First Federal's gap and interest rate position. Through use of the Morgan Keegan Analysis, ALCO analyzed the effect of an increase or decrease of up to 400 basis points on the market value of First Federal's portfolio equity ("MVPE") at June 30, 1997 and September 30, 1996. At a 400 basis point increase, First Federal's MVPE increased approximately $108,000 and $107,000 at June 30, 1997 and September 30, 1996, respectively and, at a 400 basis point decrease, First Federal's MVPE decreased approximately $116,000 and $146,000 at June 30, 1997 and September 30, 1996, respectively. Management determined that these changes in MVPE were acceptable.

         The following table sets forth information regarding the projected maturities and repricing of the major asset and liability categories of First Federal as of June 30, 1997 and September 30, 1996. Maturity and repricing dates have been projected by applying the assumptions set forth below as to contractual maturity and repricing dates. Classifications of items in the table are different from those presented in other tables and the financial statements and accompanying notes included therein.

                        Interest Rate Sensitivity Gap



                                                                             At June 30, 1997
                                         ---------------------------------------------------------------------------------------
                                           One
                                          year          One to        Two to      Three to      Four to        Over
                                         or less      two years    three years   four years   five years    five years     Total
                                         -------      ---------    -----------   ----------   ----------    ----------     -----
                                                                               (In thousands)
Interest-earning assets:
   Mortgage loans                       $ 38,737       $ 5,325        $ 4,601      $ 3,970       $3,420      $12,834     $68,887
   All other loans                           737           809            889          477                                 2,912
   Collateralized mortgage                 5,925           586             50                                              6,561
          obligations
   Mortgage-backed securities              3,387           205            220          237          254          542       4,845
   Investments(1)
                                               -           154              -            -        1,500        4,227       5,881
                                        --------       -------        -------      -------       ------      -------     -------
       Total interest earnings          $ 48,786       $ 7,079        $ 5,760      $ 4,684       $5,174      $17,603     $89,086
                                        ========       =======        =======      =======       ======      =======     =======

Interest-bearing liabilities:

   Deposits                               42,328         5,196          5,192        1,140        1,140        7,546      62,542
   Borrowed funds                         17,049           630            286          271          257                  18,493
                                        --------       -------        -------      -------       ------      -------     -------

       Total interest bearing           $ 59,377       $ 5,826        $ 5,478      $ 1,411       $1,397      $ 7,546     $81,035
                                        ========       =======        =======      =======       ======      =======     =======

Interest sensitivity gap                $(10,591)      $ 1,253        $   282      $ 3,273       $3,777      $10,097     $ 7,897
Cumulative interest sensitivity         $(10,591)      $(9,338)       $(9,056)     $(5,783)      $(2,006)    $ 8,051     $ 7,897
  gap
Ratio of cumulative interest
   Sensitivity gap to total
       interest earning assets            (11.88)%      (10.48)%       (10.16)%      (6.49)%      (2.25)%       9.05%       9.05%

Ratio of cumulative interest
   Sensitivity gap to total               (10.89)%       (9.60)%        (9.31)%      (5.94)%      (2.06)%       8.28%       8.28%
       assets of $97,283



                                                                             At September 30, 1996
                                           -------------------------------------------------------------------------------------
                                             One
                                             year      One to        Two to      Three to      Four to       Over
                                           Or less    two years    three years   four years   five years   five years     Total
                                           -------    ---------    -----------   ----------   ----------   ----------     -----
                                                                               (In thousands)


Interest-earning assets:
   Mortgage loans                         $ 29,477     $ 5,319       $ 4,600       $ 3,971     $3,423       $12,784      $59,573
   All other loans                             714         786           864           464         --            --        2,829
   Collateralized mortgage                   6,705       1,080            93            --         --            --        7,878
       obligations
   Mortgage-backed securities                4,444         232           249           267        288           612        6,091
   Investments(1)
                                             3,757       1,761            --            --         --            --           --
       Total interest earnings            $ 45,097     $ 9,178       $ 5,806       $ 4,702     $3,711       $15,697      $84,191
                                          ========     =======       =======       =======     ======       =======      =======

Interest-bearing liabilities:

   Deposits                                 42,225       5,538         5,534         1,631      1,631         7,535       64,095
   Borrowed funds                            9,401         679           308           292        277            --       10,958
                                          --------     -------       -------       -------     ------       -------      -------

       Total interest bearing             $ 51,627     $ 6,217       $ 5,842       $ 1,923     $1,908       $ 7,535      $75,053
                                          ========     =======       =======       =======     ======       =======      =======

Interest sensitivity gap                  $ (6,529)    $ 2,961       $   (36)      $ 2,779     $1,802       $ 8,162      $ 9,138
Cumulative interest sensitivity           $ (6,529)    $(3,569)      $(3,605)      $  (826)    $  976       $ 9,138      $ 9,138

Ratio of cumulative interest
   Sensitivity gap to total
       interest earning assets               (7.76)%     (4.24)%       (4.28)%       (0.98)%     1.16%        10.85%       10.85%

Ratio of cumulative interest
   Sensitivity gap to total                  (7.23)%     (3.95)%       (3.99)%       (0.91)%     1.08%        10.12%       10.12%
       assets of $97,283



---------------------
(1)       Includes investments in overnight deposits.

         The Morgan Keegan Analysis for 1997 and 1996 and the preceding table was prepared based upon contractual terms of the asset or liability and with the following assumptions regarding prepayment of loans, CMOs and mortgage-backed securities and decay rates of deposits. These prepayment and decay rate assumptions are management's estimates based on expectations of future interest rates. Fixed rate mortgage loans are assumed to prepay at rates ranging from 12% to 18%. Adjustable rate loans, CMOs and mortgage-backed securities are presented in the period in which they next reprice. All other loans (principally consumer installment loans) are presented at their contractual maturities. Fixed rate CMOs are assumed to prepay at rates ranging from 12% to 18%. The decay rates for money market demand accounts are assumed to be 33% for the first year and 18% thereafter. The decay rates for passbook accounts are assumed to be 56% for the first year and 10% thereafter and the decay rates for NOW accounts are assumed to be 18% for the first year and 33% thereafter. Certificate accounts and borrowed funds are presented at their contractual maturities. Certain shortcomings are inherent in the method of analysis presented in the table above. Although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in the market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while rates on other types of assets and liabilities may lag behind changes in market interest rates. Certain assets, such as ARMs, generally have features which restrict changes in interest rates on a short-term basis and over the life of the asset. In the event of a change in interest rates, prepayments and early withdrawal levels would cause significant deviations in the table. Additionally, an increased credit risk may result if the ability of many borrowers to service their debt decreases in the event of an interest rate increase. A majority of the adjustable-rate loans in First Federal's portfolio contain conditions which restrict the periodic change in interest rates. See "Business of First Federal -- Residential Lending."

         On October 6, 1994, the Financial Accounting Standards Board issued Financial Accounting Statement No. 119, "Disclosure about Derivative Financial Instruments and Fair Value Financial Investments" ("FAS 119"). FAS 119 amends FAS 105 and FAS 107 and provides specific disclosure requirements for derivative financial instruments. FAS 119 is effective for financial statements issued for fiscal years ending after December 15, 1994, except for entities with less than $150 million in total assets in the current statement of financial position for which the effective date is for fiscal years ending after December 15, 1995. SouthFirst has not entered into derivative products. Therefore, FAS 119 does not require additional disclosures in the financial statements.

         INTEREST RATE RISK STRATEGY

         First Federal has employed various strategies intended to minimize the adverse effect of interest rate risk on future operations by providing a better match between the interest rate sensitivity of its assets and liabilities. First Federal's strategies are intended to stabilize net interest income for the long term by protecting its interest rate spread against decreases and increases in interest rates. To offset the interest rate risk associated with holding a substantial amount of fixed-rate loans and having a predominantly short-term certificate of deposit base, First Federal maintains a portfolio of residential adjustable-rate mortgage loans that reprice in less than one year equal to $3,049,824 at June 30, 1997 and $10,061,000 at September 30, 1996.
First Federal also sells a significant portion of its fixed-rate loan originations with maturities more than 15 years in the secondary markets, and directs excess cash flow into short-term and adjustable-rate investment securities. Recent diversification into more interest-sensitive consumer loans and in construction loans in the Birmingham area has also served to reduce First Federal's interest-rate risk exposure. First Federal has also reduced the interest-rate risk through the use of an increasing level of fixed-rate FHLB advances, which have effectively lengthened the term-to-maturity of liabilities.

         EFFECTS OF INFLATION AND CHANGING PRICES

         Inflation generally increases the costs of funds and operating overhead, and to the extent loans and other assets bear variable rates, the yields on such assets. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on the performance of a financial institution than the effects of general levels of inflation. Although interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services, increases in inflation generally have resulted in increased interest rates. In addition, inflation affects a financial institution's cost of goods and services purchased, the cost of salaries and benefits, occupancy expense, and similar items. Inflation and related increases in interest rates generally decrease the market value of investments and loans held and may adversely affect liquidity, earnings, and shareholders' equity. Mortgage originations and refinancings tend to slow as interest rates increase and would likely reduce First Federal's earnings from such activities. Further, First Federal's income from the sale of residential mortgage loans in the secondary market would also likely decrease if interest rates increased.

AVERAGE BALANCE, INTEREST AND AVERAGE YIELDS AND RATES

         The following table sets forth certain information relating to First Federal's average interest-earning assets and interest-bearing liabilities and reflects the average yield on assets and average cost of liabilities for the periods indicated. Such yields and costs are derived by dividing income or expense by the average monthly balance of assets or liabilities, respectively, for the periods presented. Average balances are derived from month-end-balances. Management does not believe that the use of month-end balances instead of daily balances has caused any material difference in the information presented.

         The table also presents information for the periods indicated with respect to the difference between the average yield earned on interest-earning assets and average rate paid on interest-bearing liabilities, or "interest rate spread," which savings institutions have traditionally used as an indicator of profitability. Another indicator of an institution's net interest income is its "net yield on total interest-earning assets," which is its net interest income divided by the average balance of interest-earning assets. Net interest income is affected by the interest rate spread and by the relative amounts of interest-earning assets and interest-bearing liabilities. When interest-earning assets approximate or exceed interest-bearing liabilities, any positive interest rate spread will generate net interest income.

            Average Balance, Interest and Average Yields and Rates




                                                                Nine months ended June 30,
                                    ---------------------------------------------------------------------------------
                                                        1997                                    1996
                                    ----------------------------------------         --------------------------------
                                           Average                    Yield/         Average                   Yield/
                                           Balance        Interest     Cost          Balance      Interest      Cost
                                           -------        --------     ----          -------      --------      ----
Interest earning assets:

Total investment securities              $19,023,755     $1,029,998     7.22%      $25,626,435   $ 1,299,792     6.76%
Loans receivable                          68,011,074      4,241,169     8.31%       57,685,586     3,587,803     8.24%
                                          ----------     ----------     ----        ----------   -----------     ----
Total interest earning assets             87,034,829      5,271,167     8.00%       83,312,021     4,867,594     7.97%
Allowance for loan losses                   (264,927)                                 (261,126)
Cash and amounts due from
  depository institutions                  3,829,610                                 1,370,870
Premises and equipment                     1,817,879                                 1,644,287
Foreclosed real estate                        70,096                                    28,886
Accrued interest receivable                  532,735                                   464,228
Other assets                               1,025,117                                   316,297
Investments in Affiliates                    199,709                                   238,000
                                         -----------                               -----------
   Total assets                          $94,245,048                               $87,113,465
                                         ===========                               ===========


Interest bearing liabilities:

Deposits:
NOW accounts                             $6,592,839      $  160,310     3.24%      $ 6,622,344   $   179,847     3.62%
Money market demand                         468,498           9,004     2.56%          475,852         8,865     2.50%
Passbook savings                          9,658,132         189,075     2.61%        9,691,428       209,748     2.88%
Certificates of deposit, other than
  Jumbos                                 43,862,578       1,695,173     5.15%       44,164,769     1,777,691     5.40%
  Jumbos                                  1,508,163          65,253     5.77%        1,232,318        43,280     4.70%
                                        -----------      ----------     ----       -----------   -----------     ----





                                                                      Year ended September 30,
                                  --------------------------------------------------------------------------------------------------
                                               1996                              1995                            1994

                                  -------------------------------  ------------------------------    -------------------------------
                                     Average              Yield/     Average              Yield/      Average                Yield/
                                     Balance   Interest    Cost      Balance    Interest   Cost       Balance      Interest   Cost
                                  -----------  --------    ----      -------    --------   ----      --------      --------  -----
Interest earning assets:

Total investment securities       $24,717,374  $1,732,093  7.01%   $29,559,792 $1,909,814   6.46%    $ 13,282,131  $1,688,142  5.40%
Loans receivable                   58,902,758   4,888,183  8.30%    50,969,731  4,291,653   8.42%      47,280,290   3,982,406  8.42%
                                  -----------  ----------  ----    ----------- ----------   -----    ------------  ----------  ----
Total interest earning assets      83,620,132   6,620,276  7.92%    80,529,523  6,201,467   7.70%      78,562,421   5,670,548  7.22%

Allowance for loan losses            (259,024)                        (255,771)                          (230,066)
Cash and amounts due from
  depository institutions           1,752,025                          765,359                            672,451
Premises and equipment              1,686,613                        1,328,517                          1,334,963
Foreclosed real estate                 26,479                           19,257                            119,156
Accrued interest receivable           478,798                          454,080                            432,934
Other assets                          344,974                          576,294                            563,832
Investments in Affiliates             224,635                               --                                  -
                                  -----------                       ----------                       ------------
   Total assets                   $87,882,937                      $83,417,259                       $ 81,455,691
                                  ===========                      ===========                       ============


Interest bearing liabilities:

Deposits:
NOW accounts                      $ 6,634,502  $  247,025  3.72%   $ 6,819,336 $  241,954   3.55%    $  7,141,205  $  236,088  3.31%
Money market demand                   474,725       5,152  1.09%       506,936      6,228   1.23%         618,578       6,880  1.11%
Passbook savings                    9,724,844     279,365  2.87%    11,180,900    300,705   2.69%      11,119,725     300,496  2.70%
Certificates of deposit, other than
  Jumbos                           44,264,844   2,717,380  6.13%    43,555,875  2,173,867   4.99%      42,722,089   1,845,532  4.04%
  Jumbos                            1,319,337      57,115  4.33%     1,130,134     37,636   3.33%         550,000      26,528  4.82%
                                  -----------  ----------  ----    ----------- ----------   -----    ------------  ----------  ----




            Average Balance, Interest and Average Yields and Rates



                                                    Nine months ended June 30,
                                -----------------------------------------------------------------
                                              1997                               1996
                                --------------------------------   -------------------------------
                                Average                  Yield/    Average                  Yield/
                                Balance      Interest     Cost     Balance      Interest    Cost
                                -------      --------     ----     -------      --------    ----
  Total interest-bearing
   deposits                     $62,090,210  $2,118,815   4.55%   $62,186,711  $2,219,431   4.76%
                                                     -
Borrowed funds                   15,403,351     676,922   5.86%     8,371,025     380,585   6.06%
                                ----------- -----------   ----    -----------  ----------   ----
   Total interest-bearing
    liabilities                  77,493,561   2,795,737   4.81%    70,557,736   2,600,016   4.91%
Non-interest bearing demand
   deposits                       1,406,270                         1,191,689
Advances by borrowers for
   property taxes                   292,297                           310,153
Accrued interest payable            615,161                           594,200
Income taxes payable                602,666                           491,586
Accrued expenses and other
   liabilities                      690,465                           161,739
                                -----------                      ------------
   Total liabilities             81,101,292                        73,307,103
Stockholders' equity             13,144,628                        13,806,361
                                -----------                       -----------
   Total liabilities
    & stockholders'
    equity                      $94,245,048                       $87,113,464
                                ===========                       ===========
Net interest income                          $3,300,573                        $3,175,315
                                             ==========                        ==========
Interest rate spread                                      3.19%                             3.06%
                                                        ======                            ======
Net yield on total interest earning
    assets                                                3.79%                             3.66%
                                                        ======                            ======
Average interest earning assets to
   average total interest-bearing
   liabilities ratio                                    112.31%                           118.08%
                                                        ======                            ======



                                                                    Year ended September 30,
                              ----------------------------------------------------------------------------------------------------
                                              1996                            1995                                1994
                              -------------------------------  ----------------------------------  -------------------------------
                                Average                 Yield/   Average                   Yield/     Average                Yield/
                                Balance      Interest   Cost     Balance      Interest     Cost       Balance    Interest     Cost
                                -------      --------   ----     -------      --------     ----       -------    --------    -----
  Total interest-bearing
   deposits                    $62,417,609  $3,006,037  4.82%  $63,193,181   $2,760,390    4.37%    $65,151,597  $2,415,524   3.71%

Borrowed funds                   8,978,744     553,372  6.16%    5,368,525      337,375    6.28%      7,056,214     416,806   5.91%
                               -----------  ----------  ----   -----------   ----------    ----     -----------  ----------   ----
   Total interest-bearing
    liabilities                 71,396,353   3,559,409  4.99%   68,561,706    3,097,765    4.52%     72,207,811  $2,832,330   3.92%
Non-interest
   bearing demand
   deposits                      1,222,123                       1,239,805                            1,039,327
Advances by borrowers for
   property taxes                  328,858                         337,710                              392,135
Accrued interest payable           655,018                         355,538                              384,785
Income taxes payable               463,812                         430,629                               58,280
Accrued expenses and other
   liabilities                     238,643                         162,070                              131,048
                               -----------                     -----------                          -----------
   Total liabilities            74,304,807                      71,087,458                           74,213,386
Stockholders' equity            13,578,131                      12,386,160                            7,242,305
                               -----------                     -----------                          -----------
   Total liabilities
    & stockholders'
    equity                     $87,882,937                     $83,473,618                          $81,455,691
                               ===========                     ===========                          ===========
Net interest income                         $3,060,867                       $3,103,702                          $2,838,218
                                            ==========                       ==========                          ==========
Interest rate spread                                    2.93%                              3.18%                              3.30%
                                                      ======                             ======                             ======
Net yield on total
    interest earning
    assets                                              3.66%                              3.85%                              3.61%
                                                      ======                             ======                             ======
Average interest
   earning assets to
   average total
   interest-bearing
   liabilities ratio                                  117.12%                            117.46%                            108.80%
                                                      ======                             ======                             ======

FINANCIAL CONDITION

     INVESTMENT SECURITIES

     Investment securities held to maturity were $154,000, $154,000 and $13,266,000 at June 30, 1997, September 30, 1996 and September 30, 1995,
respectively. The decline of $13,112,000 (98.8%) in 1996 was due primarily to the reclassification, on December 31, 1995, of approximately $11,959,000 of the Collateralized Mortgage Obligations ("CMO's") to First Federal's available for sale portfolio as a result of the adoption of the Financial Accounting Standards Board's Statement No. 115 "Accounting for Certain Investments in Debt and Equity Securities" ("FAS 115"). The investment securities available for sale portfolio totaled $22,109,364 and $21,793,000 at June 30, 1997 and September 30, 1996,
respectively.

     The composition of First Federal's total investment securities portfolio reflects First Federal's former investment strategy to provide acceptable levels of interest income from portfolio yields while maintaining an appropriate level of liquidity to assist with controlling First Federal's interest rate position. In previous years, First Federal invested primarily in investment grade CMOs and MBS because of their liquidity, credit quality and yield characteristics. The yields, values, and duration of such securities generally vary with the interest rates, prepayment levels, and general economic conditions; and, as a result, the values of such instruments may be more volatile than other instruments with similar maturities. Such securities also may have longer stated maturities than other securities, which may result in further price volatility. First Federal made purchases of CMOs amounting to $3,329,000 in 1994, along with purchases of MBS amounting to $204,000 in 1994. No purchases of CMOs or MBS were made in 1995, 1996 and 1997. With First Federal's purchase of the construction loan portfolio of another Alabama thrift institution in April of 1994, First Federal revised its investment strategy, deciding to curtail its purchases of CMOs and MBS and utilize the principal repayments on these securities to fund construction loans. Principal repayments on both CMOs and MBS during the first nine months of 1997 and the years ended September 30, 1996 and 1995 were $1,360,000, $7,247,000 and $2,806,000, respectively. In 1997, First Federal invested $2,000,000 in FHLB agencies. In 1996, First Federal purchased stock in other financial institutions valued at $570,000, invested $500,000 in a mutual fund, and invested $3,200,000 in FHLB agencies.

     The following table indicates the amortized cost of the portfolio of investment securities held to maturity at June 30, 1997 and at the end of the last three years:

                                                                                   Amortized Cost

                                                                   June 30,                 September 30,
                                                                   --------                 -------------
                                                                     1997           1996         1995       1994
                                                                     ----           ----         ----       ----
                                                                                            (In thousands)
Investment Securities Held to Maturity:
     U.S. Government agency.................................         $154         $154      $   507       $ 1,005
     Mortgage-backed securities.............................           --           --           --        10,047
     Collateralized mortgage obligations....................           --           --       12,759        13,740
     Other..................................................           --           --           --           907
                                                                     ----         ----      -------       -------
         Total investment securities
             held to maturity...............................         $154         $154      $13,266       $25,699
                                                                     ====         ====      =======       =======

         The following table indicates the fair value of the portfolio of investment securities available for sale at June 30, 1997, September 30, 1996 and September 30, 1995:

                                                                                   Fair Value
                                                                         June 30,          September 30,
                                                                         --------          -------------
                                                                           1997         1996         1995
                                                                           ----         ----         ----
                                                                                    (In thousands)
Investment Securities Available for Sale:
     U.S. Government agency............................................   $ 2,003      $ 4,697      $ 1,502
     Mortgage-backed securities........................................     5,008        6,091        8,293
     Collateralized mortgage obligations...............................     6,403        7,878           --
     Other ............................................................     3,720        3,127        1,927
                                                                          -------      -------      -------
         Total investment securities available for sale................   $17,134      $21,793      $11,722
                                                                          =======      =======      =======

     All CMOs are subjected to the Federal Financial Institutions Examination Council's ("FFIEC") "Stress Test" on a monthly basis. Securities are tested as to their average life, average life sensitivity, and price volatility. Because all CMOs passed their most recent stress test, First Federal had none that were considered high risk at June 30, 1997, September 30, 1996 or September 30, 1995. Additionally, no MBS in the investment portfolio are inverse floaters, or interest only ("I/Os") or principal only ("P/Os") securities; and, therefore, are not considered high risk by the FFIEC.

     At June 30, 1997 and September 30, 1996, First Federal owned CMOs totaling $6,403,000 and $7,878,000, respectively. These issues were all backed by federal agency guaranteed mortgages except for three issues, in the amount of $358,000 which are privately issued mortgage pass-through certificates. Four issues totaling $1,259,000 are fixed rate; the remainder are variable. Prior to purchase, SouthFirst applies the FFIEC "Stress Test" and looks at both increasing and decreasing prepayment speeds. CMOs are purchased based on SouthFirst's evaluation of the CMOs at these extremes.

     The MBS portfolio, totaling $5,008,000 and $6,091,000 at June 30, 1997 and September 30, 1996, respectively, is a mixture of fixed rate mortgages ($1,712,382 as of June 30, 1997) and ARMs ($3,295,618 as of June 30, 1997). At
the time of purchase, SouthFirst looks at various prepayment speeds and makes the purchase based on the ability to accept the yield and average life based on both increasing and decreasing prepayment speeds.

     The following table presents the contractual maturities and weighted average yields of investment securities available for sale at June 30, 1997:

                                                                          Maturities of
                                                                      Investment Securities
                                                                   After one         After five
                                                  Within            through            through            After
                                                 one year         five years          ten years         ten years
                                                 --------         ----------          ---------         ---------
                                                                          (In thousands)
U.S. Government agencies, excluding
     mortgage-backed securities                    $ --           $  1,504            $    499         $     --
Mortgage-backed securities                          101                138                 229            4,381
Collateralized mortgage obligations                  --                592                 591            5,379
Other securities                                     --                 --                  --            3,720
                                                   ----           --------            --------         --------
     Total investment securities
         available for sale                        $101           $  2,234            $  1,319         $ 13,480
                                                   ====           ========            ========         ========


                                                                  Weighted Average Yields(1)
                                                                  After one          After five
                                                  Within           through             through          After
                                                 one year        five years           ten years       ten years
                                                 --------        ----------           ---------       ---------
U.S. Government agencies, excluding
     mortgage-backed securities                    --               7.08%               7.00%             --
Mortgage-backed securities                        8.07%             8.68%               7.73%           7.61%
Collateralized mortgage obligations                --               6.67%               6.48%           6.15%
Other securities                                   --                 --                  --            8.94%
                                                  ----              ----                ----            ----
     Total weighted average yield                 8.07%             7.07%               6.89%           7.17%
                                                  ====              ====                ====            ====

-------------------
(1)  None of SouthFirst's investment securities are tax exempt.

     Investment securities held to maturity at June 30, 1997 have contractual maturities within one year.

     The maturities for CMOs and MBS presented above represent contractual maturities of such securities. Due to the nature of these securities, the timing and amount of principal repayments is generally unpredictable. However, assuming current prepayment rates and normal, required principal repayments, the following table sets forth certain information regarding the expected principal payments, carrying values, fair values, and weighted average yields of SouthFirst's CMOs and MBS at June 30, 1997.

                                 Principal payments expected during the year
                                               ended June 30,                                       At June 30, 1997
                           ---------------------------------------------------             ---------------------------------
                                                           (Dollar amounts in thousands)
                                                                                                                    Weighted
                                                                                           Amortized      Fair       Average
                            1998       1999       2000       2001      2002   Thereafter      Cost       Value        Yield
                            ----       ----       ----       ----      ----   ----------     ------      -----       ------
Collateralized
   mortgage
   obligations              $599       $549       $504       $462      $423       $4,026        $6,562     $6,403     6.20%

Mortgage-backed
   securities               $430       $395       $363       $334      $307       $3,021        $4,849     $5,008     7.65%

     LOANS

     Total loans of $71,798,000 at June 30, 1997, reflected an increase of $9,145,000 (14.6%) compared to total loans of $62,653,000 at September 30, 1996.
Total loans of $62,653,000 at September 30, 1996, reflected an increase of $8,854,000 (16.5%) compared to total loans of $53,799,000 at September 30, 1995.
Total loans for year-end 1995 also showed an increase of $3,467,000 (6.9%) over the September 30, 1994 level of $50,332,000. SouthFirst has experienced strong loan demand in its one-to-four family construction loan portfolio since SouthFirst's purchase of the construction loan portfolio and the opening of a loan production office in 1994. See "Business -- Construction Lending."

     One-to-four family real estate mortgage loans increased $1,604,000 (4%) from September 30, 1994 to September 30, 1995. The increase from September 30, 1995 to September 30, 1996 was $6,257,000 (15%). The increase from September 30, 1996 to June 30, 1997 was $3,531,000 (7%). The Company aggressively pursues real estate mortgage loans within its own market area. In addition to originating mortgage loans for its own portfolio, SouthFirst also actively originates residential mortgage loans which are sold in the secondary market, with servicing released. SouthFirst sells a significant portion of all residential mortgage loans with terms greater than 15 years. For the most part, such sales are composed of residential mortgage loans with terms of 30 years. Proceeds from loan sales were $2,454,964, $3,589,602, $4,360,000, $1,034,000, and $1,593,000
for the first nine months of 1997 and 1996 and for the years ended September 30, 1996, 1995, and 1994, respectively. See "Financial Statements and Supplementary Data -- Consolidated Statements of Cash Flows." Had First Federal not sold residential mortgage loans over the past several years, the one-to-four family real estate mortgage loan portfolio would have increased by a larger margin than the percentage indicated above. The relatively stable interest rate market for much of 1997 and 1996 resulted in an increase in volume of loans sold during these periods. The following table presents the composition of the loan portfolio for each of the past five and one-half years:

                          Loan Portfolio Composition


                              At June 30,                        At September 30,
                         ------------------- ------------------------------------------------------------
                                 1997                1996                 1995               1994
                         -------------------        ------               ------             ------
                                                     (Dollar amounts in thousands)
                                    Percent               Percent              Percent           Percent
                            Amount  of Total    Amount   of Total     Amount   of Total  Amount  of Total
                            ------  --------    ------   --------     ------   --------  ------  --------
Real estate mortgage
 loans:

   One-to-four family       $51,381  71.89%     $47,850      76.89%   $41,593    77.70% $39,989    79.82%

   Multi-family and
     commercial                 388   0.54          485       0.78        535     1.00      585     1.17

Construction loans           24,920  34.85       17,717      28.39     13,495    25.21   10,715    21.39

Savings account loans           807   1.13          753       1.21        873     1.63      793     1.48

Installment loans             2,093   2.93        2,129       3.41      2,736     5.11    3,163     6.31
                            -------  -----      -------     ------    -------   ------  -------    -----
   Total loans              $79,589             $68,934               $59,232           $55,191
                            =======             =======               =======           =======

Less:
   Loans in process          (7,550) (10.56)     (6,064)     (9.93)    (5,243)   (9.79) $(4,670)   (9.32)

   Discounts and other, net    (242)  (0.34)       (217)     (0.35)      (190)   (0.35)    (189)   (0.38)

   Allowance for loan
       losses:                 (285)  (0.40)       (251)     (0.40)      (266)   (0.50)    (231)   (0.46)
                            -------  ------     -------     ------    -------   ------  -------   ------

   Total loans, net         $71,512  100.00%    $62,402     100.00%   $53,533   100.00% $50,101   100.00%
                            =======  ======     =======     ======    =======   ======  =======   ======



                                     At September 30,
                             ---------------------------------
                                  1993              1992
                                 ------            -----

                                      Percent          Percent
                              Amount  of Total  Amount of Total
                              ------  --------  ------ --------
                              (Dollar Amounts in Thousands)
Real estate mortgage
 loans:
   One-to-four family         $40,291   90.66%  $41,917   91.42%

   Multi-family and
     commercial                   549    1.24      582    1.27

Construction loans                 20    0.05       --      --

Savings account loans             934    2.10      957    2.09

Installment loans               3,049    6.86    2,797    6.10
                              -------   -----  -------   -----
   Total loans                $44,843          $46,253
                              =======          =======

Less:
   Loans in process           $   (20)  (0.05) $    --      --

   Discounts and other, net      (193)  (0.43)    (229)  (0.50)

   Allowance for loan
       losses:                   (189)  (0,43)    (172)  (0.38)
                              -------  ------  -------  ------

   Total loans, net           $44,441  100.00% $45,852  100.00%
                              =======  ======  =======  ======


     The following table shows the maturity of First Federal's loan portfolio at June 30, 1997, based upon contractual maturity dates. Demand loans, loans having no schedule of repayment and no stated maturity, and overdrafts are reflected as due during the nine months ended June 30, 1997. The table below does not include an estimate of prepayments, which significantly shortens the average life of all mortgage loans and will cause First Federal's actual repayment to differ from that shown below.

                               Loan Maturities



                                      Due during the year
                                         ending June 30,
                                 --------------------------
                                                               Due after      Due after      Due After     Due after
                                 1998       1999       2000    3-5 years     5-10 years     10-15 years     15 years      Total

                                 ----       ----       ----    ---------     ----------     -----------    ---------      -----
                                                               (In thousands)
Real estate mortgage loans     $ 2,167    $ 2,436    $ 2,633    $  5,923        $19,552         $ 9,092     $ 8,908      $50,711

Construction loans(1)           18,175          -          -           -              -               -           -       18,175

All other loans                    737        809      1,366           -              -               -           -        2,912
                               -------    -------    -------    --------        -------         -------     -------      -------
Total                          $21,079    $ 3,245    $ 3,999    $  5,923        $19,552         $ 9,092     $ 8,908      $71,798
                               =======    =======    =======    ========        =======         =======     =======      =======

--------------------
(1) The maturity period for construction loans is typically one year. If the home is not sold at the maturity date, however, the loan may be extended for an additional six months; provided, the builder restructures the loan to provide for principal reduction or finds permanent financing that will pay off the construction loan.

     The following tables set forth at June 30, 1997, the dollar amount of loans due after June 30, 1997 based upon whether such loans have fixed interest rates or adjustable interest rates:

                                        Fixed         Floating or
                                        Rates      Adjustable Rates     Total
                                        -----      ----------------     -----
                                                    (In thousands)
Real estate mortgage loans             $55,806         $12,418         $68,224

Commercial loans                           388              --             388

Savings and installments loans           2,900              --           2,900
                                       -------         -------         -------
     Total                             $59,094         $12,418         $71,512
                                       =======         =======         =======

     The following table sets forth First Federal's loan originations, sales and principal repayments for the periods indicated:

                                     Nine Months ended June 30,                 Year ended September 30,
                                     --------------------------        ---------------------------------------
                                        1997         1996              1996            1995               1994
                                        ----         ----              ----            ----               ----
                                                                  (In thousands)
Loan Originations:

     Real estate mortgage
        and construction loans        $39,519       $37,298          $46,096         $28,368           $25,435
      All other loans                   2,759           802            1,125           1,648             2,162
                                      -------       -------          -------         -------           -------
        Total                          42,278        38,100           47,221          30,016            27,597
                                      =======       =======          =======         =======           =======
Portfolio Loan Purchases:
     Real estate mortgage loans            --            --               --           1,349             5,360
                                      =======       =======          =======         =======           =======
Portfolio Loan Sales Proceeds:
     Real estate mortgage loans         2,455         3,590            4,360           1,034             1,593
                                      =======       =======          =======         =======           =======

Principal Repayments:
     Real estate mortgage
        and construction loans         25,397        25,476           34,928          25,227            18,245
     All other loans                    2,776         1,955              399           1,355             2,244
                                      -------       -------          -------         -------           -------
        Total                         $28,173       $27,431          $35,327         $26,582           $20,489
                                      =======       =======          =======         =======           =======

     ALLOWANCE FOR LOAN LOSSES AND RISK ELEMENTS

     The performance of loans is evaluated primarily on the basis of a review of each customer relationship over a period of time and the judgment of lending officers as to the ability of borrowers to meet the repayment terms of loans. If there is reasonable doubt as to the repayment of a loan in accordance with the agreed terms, the loan may be placed on a nonaccrual basis pending the sale of any collateral or a determination as to whether sources of repayment exist. Generally, delinquency of 90 days or more creates reasonable doubt as to repayment. This action may be taken even though the financial condition of the borrower or the collateral may be sufficient ultimately to reduce or satisfy the obligation. Generally, when a loan is placed on a nonaccrual basis, all payments are applied to reduce principal to the extent necessary to eliminate doubt as to the repayment of the loan. Any interest income on a nonaccrual loan is recognized only on a cash basis. See "--Nonperforming Assets."

     Lending officers are responsible for the ongoing review and administration of each particular loan. As such, they make the initial identification of loans which present some difficulty in collection or where circumstances indicate that the probability of loss exists. The responsibilities of the lending officers include the collection effort on a delinquent loan. Senior management and the First Federal Board are informed of the status of delinquent loans on a monthly basis. Senior management reviews the allowance for loan losses and makes recommendations to the First Federal Board as to loan charge-offs on a monthly basis.

     At June 30, 1997, September 30, 1996 and September 30, 1995, loans accounted for on a nonaccrual basis were approximately $152,000, $203,000 and $82,000, respectively, or 0.21%, 0.32% and 0.15% of the total loans outstanding, net of unearned income. The balances of accruing loans past due 90 days or more as to principal and interest payments were $209,000, $343,000 and $219,000 at June 30, 1997, September 30, 1996 and September 30, 1995, respectively.

     The allowance for loan losses represents management's assessment of the risk associated with extending credit and its evaluation of the quality of the loan portfolio. Management analyzes the loan portfolio to determine the adequacy of the allowance for loan losses and the appropriate provision required to maintain a level considered adequate to absorb anticipated loan losses. In assessing the adequacy of the allowance, management reviews the size, quality and risk of loans in the portfolio. Management also considers such factors as First Federal's historical loan loss experience, the level, severity, and trend of criticized assets, the distribution of loans by risk class, and various qualitative factors such as current and anticipated economic conditions.

     First Federal began construction lending activities in March of 1994. As of June 30, 1997, First Federal has not experienced significant loss on the construction loan portfolio. Since these lending activities are fairly new to First Federal, First Federal does not have the same historical data available for construction loans as for other loans. Due to the concentration of these loans, a default by certain construction loan borrowers or other financial difficulty could result in a significant addition to the allowance for loan losses.

     While it is First Federal's policy to charge off loans in the period in which a loss is considered probable, there are additional risks of future losses which cannot be quantified precisely or attributed to particular loans or classes of loans. Because these risks include the state of the economy, management's judgment as to the adequacy of the allowance is necessarily approximate and imprecise.

     In assessing the adequacy of the allowance, management relies predominately on its ongoing review of the loan portfolio, which is undertaken both to ascertain whether there are probable losses which must be charged off and to assess the risk characteristics of the portfolio in the aggregate. This review takes into consideration the judgments of the responsible lending officers, senior management and those of bank regulatory agencies that review the loan portfolio as part of First Federal's examination process. Specific percentages are allocated to each loan type. Management recognizes that there is more risk traditionally associated with commercial and consumer lending as compared to real estate mortgage lending; as such, a greater allocation is made for commercial and consumer loans than real estate mortgage loans. While all information available is used by management to recognize losses in the loan portfolio, there can be no assurances that future additions to the allowance will not be necessary. First Federal's Board of Directors reviews the assessments of management in determining the adequacy of the allowance for loan losses. Generally, the only loans, including construction loans, which are classified are loans which are greater than 90 days delinquent. However, the Board of Directors may also classify loans less than 90 days delinquent should such classification be considered necessary.

     First Federal's allowance for loan losses is also subject to regulatory examinations and determinations as to adequacy, which may take into account such factors as the methodology used to calculate the allowance for loan loss reserves and the size of the loan loss reserve in comparison to a group of peer banks identified by the regulators. During its routine examinations of banks, the OTS has, from time to time, required additions to banks' provisions for loan losses and allowances for loan losses as the regulators' credit evaluations and allowance for loan loss methodology have differed from those of the management of such banks. Such regulatory examinations have focused on loan quality, particularly that of real estate loans. First Federal attempts to reduce the risks of real estate lending through maximum loan-to-value requirements as well as systematic cash flow and initial customer credit history analyses. See "SUPERVISION AND REGULATION."

     Management believes that the $285,000 and the $251,000 in allowance for loan losses at June 30, 1997 and September 30, 1996, respectively of total outstanding loans, net of unearned income at such dates, is adequate to absorb known risks in the portfolio. No assurance can be given, however, that adverse economic circumstances will not result in increased losses in First Federal's loan portfolio. At June 30, 1997, $166,000 of the allowance for loan losses was reserved for possible losses on construction loans, $69,000 was reserved for possible losses on real estate mortgage loans, and the remaining $50,000 was reserved for all other loan classifications.

     The following table summarizes the levels of the allowance for loan losses at the end of the last five years:

                                            Nine Months
                                          Ended June 30,                          Year Ended September 30,
                                          --------------                -----------------------------------------
                                        1997         1996               1996      1995      1994      1993   1992
                                        ----         ----               ----      ----      ----      ----   ----
                                                         (Dollar amounts in thousands)

Balance at beginning of period          $251          $266              $266      $231      $189     $172   $180
Charge-offs:
     Real estate                          --            --                 3         1        10        4     --
     Installment                           3            14                14        14         6       17     70
                                        ----          ----              ----      ----      ----     ----   ----
        Total charge-offs                  3            14                21        15        16       21     70
                                        ----          ----              ----      ----      ----     ----   ----
Recoveries:
     Real estate mortgage                 --            --                --        --        --       --      9
                                        ----          ----              ----      ----      ----     ----   ----
     Installment                           1             2                 2        21         8        8     18
                                        ----          ----              ----      ----      ----     ----   ----
        Total recoveries                   1             2                 5        21         8        8     27
                                        ----          ----              ----      ----      ----     ----   ----
Net loans (recovered) charged off          2            12                16       (6)        13       13     43
Provisions for loan losses                36            --                 1        29        50       30     35
                                        ----          ----              ----      ----      ----     ----   ----
Balance at end of period                $285          $254              $251      $266      $231     $189   $172
                                        ====          ====              ====      ====      ====     ====   ====
Ratio of net charge-offs
  to total loans
  outstanding net of
  unearned income                       0.00%         0.02%            (0.02)%   (0.01)%    0.02%    0.03%   0.09%
                                        ====          ====             ======    =====      ====     ====    ====
Ratio of allowance for
  loan losses to loans
  outstanding, net of
  unearned income                       0.35%         0.44%             0.40%     0.49%     0.46%    0.42%   0.37%
                                        ====          ====             =====     =====      ====     ====    ====

     As indicated in the above table, loan loss provisions recorded by First Federal have been at modest levels since fiscal 1992, as the credit quality of First Federal's loans has substantially improved.

     The following table sets forth the breakdown of the allowance for loan losses by loan category at the dates indicated. Management believes that the allowance can be allocated by category only on an approximate basis. The allocation of the allowance to each category is not necessarily an indication of future losses and does not restrict the use of the allowance to absorb losses in any category.

                                                                                At September 30,
                                 At June 30,                  ----------------------------------------------------
                                    1997                               1996                        1995
                        ---------------------------           --------------------------  ------------------------

                                   Percent of loans                     Percent of loans          Percent of loans
                                   in each category                     in each category          in each category
                         Amount     to total loans            Amount     to total loans   Amount   to total loans
                         ------     --------------            ------     --------------   ------   --------------
                                                              (Dollar amounts in thousands)

Construction loans       $ 166        59%                     $118            47%        $ 83        31%
Real estate mortgage
  loans                     69        24                        53            21           90        34
All other loans             50        17                        80            32           93        35
                         -----       ---                      ----           ---         ----       ---
    Total allowance for
    loan losses          $ 285       100%                     $251           100%        $266       100%
                         =====       ===                      ====           ===         ====       ===

     On October 1, 1994, SouthFirst adopted the Financial Accounting Standards Board's Statement No. 114, "Accounting by Creditors for Impairment of a Loan" ("FAS 114"), as amended by FAS 118. FAS 114 addresses the accounting by creditors for impairment of certain loans and requires that impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. Under FAS 114, creditors are permitted to use existing methods for recognizing interest income on impaired loans. FAS 114 requires that an entity disclose its policy for recognizing interest income on impaired loans, including how cash receipts are recorded. The effect of the adoption of FAS 114 was immaterial. At June 30, 1997, September 30, 1996 and September 30, 1995, there were no impaired loans and no specific reserve for impaired loans.

     NONPERFORMING ASSETS

     First Federal has policies, procedures and underwriting guidelines intended to assist in maintaining the overall quality of its loan portfolio. First Federal monitors its delinquency levels for any adverse trends. Nonperforming assets consist of loans on nonaccrual status, accruing loans which are past due 90 days or more, and foreclosed real estate.

     SouthFirst's policy generally is to place a loan on nonaccrual status when there is reasonable doubt as to the repayment of the loan in accordance with the agreed terms. Generally, delinquency of 90 days or more creates reasonable doubt as to repayment. At the time a loan is placed on nonaccrual status, interest previously accrued but not collected is reversed and charged against current earnings. Income is subsequently recognized only to the extent that cash payments are received until, in management's judgment, the borrower is able to make periodic interest and principal payments and the loan is no longer delinquent and is returned to accrual status.

     Nonperforming assets were $361,000, $546,000, $330,000, and $516,000 at
June 30, 1997, September 30, 1996, September 30, 1995 and September 30, 1994, respectively. These levels represent a decrease of $185,000 (34%) between June 30, 1997 and September 30, 1996, an increase of $216,000 (65%) between September 30, 1996 and September 30, 1995, and a decline of $186,000 (36%) between September 30, 1995 and September 30, 1994. The increase in nonperforming assets in 1996 coincides with the increase in loan balances. As a percentage of total loans, nonperforming assets continue to be at levels which management considers to be acceptable and commensurate with its conservative lending policies.

     An analysis of the components of nonperforming assets at June 30, 1997, September 30, 1996, and September 30, 1995 and September 30, 1994 is presented in the following table:

                             Nonperforming Assets



                                              At June 30,                    At September 30,
                                             -----------          ----------------------------------------
                                                 1997                1996           1995            1994
                                              --------            ---------      ---------       ---------
                                                                              (In thousands)
Loans accounted for on a non-accrual basis:
Real estate mortgage loans                    $    121            $     147      $      24       $     126
All other loans                                     31                   56             58              25
                                              --------            ---------      ---------       ---------
         Total                                $    152            $     203      $      82       $     151
                                              --------            ---------      ---------       ---------
Accruing loans which are past due 90
   days or more:
Real estate mortgage loans                    $    188            $     342      $     170       $     304
All other loans                                     21                    1             49              27
                                              --------            ---------      ---------       ---------
    Total                                     $    209            $     343      $     219       $     331
                                              --------            ---------      ---------       ---------
Total of non-accrual and 90 days past
   due loans                                  $    361            $     546      $     301       $     482

Foreclosed real estate (net of related
   loss provisions)                                  0                    -             29              34
                                              --------            ---------      ---------       ---------
Total non-performing assets                   $    361            $     546      $     330       $     516
                                              ========            =========      =========       =========
Nonaccrual and 90 days past due loans
   as a % of total loans                           .51%                0.87%          0.56%           0.95%
                                              ========            =========      =========       =========
Nonperforming assets as a % of total
   loans                                           .51%                0.87%          0.61%           1.02%
                                              ========            =========      =========       =========
Total Loans Outstanding                       $ 71,513            $  62,653      $  53,799       $  50,521
                                              ========            =========      =========       =========

     If nonaccrual loans had performed in accordance with their original contractual terms, interest income would have increased approximately $11,855, $14,192, $11,023 and $11,089 for the first nine months of 1997 ended June 30, 1997 and for the years ended September 30, 1996, September 30, 1995 and September 30, 1994, respectively. The amount of interest income earned and collected on nonaccrual loans, which is included in income, was $4,767, $6,162, $4,064, and $30,098 for 1997, 1996, 1995, and 1994, respectively.

     Management regularly reviews and monitors the loan portfolio in a effort to identify borrowers experiencing financial difficulties, but such measures are subject to uncertainties that cannot be predicted.

     DEPOSITS

     Total deposits decreased $1,553,000 (2.4%) to $62,542,000 at June 30, 1997 and compared to September 30, 1996, and increased $1,263,000 (2.0%) to $64,095,000 at September 30, 1996, as compared to $62,832,000 at September 30,1995. Deposits at September 30, 1995 showed a slight decrease of $1,942,000 (3.0%) over total deposits at September 30, 1994. Non-interest-bearing demand deposits were $1,424,000, $1,087,000, $1,516,000, and $1,287,000, while total interest-bearing deposits were $61,117,000, $63,008,000, $61,316,000 and
$63,487,000 at June 30, 1997, September 30, 1996, September 30, 1995, and
September 30, 1994, respectively.

     First Federal's deposit mix at June 30, 1997 remained fairly constant compared to year-end 1996. NOW accounts decreased $318,000 (4.72%), while money market demand accounts increased $3,000 (0.65%). Certificates of deposits other than jumbo certificates of deposit, which are certificates of deposit greater than or equal to $100,000 with specially negotiated rates ("Jumbos"), decreased $1,579,000 (3.5%). Non-interest-bearing demand deposits increased $335,000 (30.82%). During 1997, certificates of deposit comprised approximately 70.1% of total deposits while low cost funds, including NOW accounts, money market demand accounts, and passbook savings accounts, made up 27.1% of First Federal's total deposits. Jumbos comprised 2.5% of total deposits at June 30, 1997.

     The composition of total deposits for the last three years is presented in the following table:


                                                                                       September 30,
                                                           ----------------------------------------------------------------
                                        June 30, 1997            1996                   1995                    1994
                                       ---------------     -------------------- ---------------------  --------------------
                                                                     (Dollar amounts in thousands)

                                                Percent               Percent               Percent                Percent
                                                 change                change             change from              change
                                               from prior            from prior              prior               from prior
                                     Amount     year-end    Amount    year-end  Amount      year-end   Amount     year-end
                                     ------     --------    ------    --------  ------      --------   ------     --------
Demand deposits                      $  1,422      30.82%  $ 1,087     (28.30)% $ 1,516       17.79%  $ 1,287       95.00%

Interest bearing deposits:
   NOW accounts                         6,423      (4.72)    6,741      (6.93)    7,243       (1.42)    7,347        4.35

   Money market demand                    466        .65       463      (7.95)      503       (3.82       523      (27.56)

   Passbook savings                     9,860       (.01)    9,861       1.63     9,703      (12.47)   11,085        1.26

   Certificates of deposit other
   than Jumbos                         42,816      (3.56)   44,395       3.17    43,031       (1.88)   43,857       (6.28)

Jumbos                                  1,555        .45     1,548      85.17       836       23.85       675       80.00
                                     --------   --------   -------     ------   -------     -------   -------

   Total interest bearing deposits     61,120      (3.00)   63,008       2.76    61,316       (3.42)   63,487       (3.63)
                                     --------   --------   -------     ------   -------     -------   -------

     Total deposits                  $ 62,542      (2.42)% $64,095       2.01%  $62,832       (3.00)%  $64,774       (2.66)%
                                     ========   ========   =======     ======   =======     =======   =======       =====

         The following tables set forth the distribution of First Federal's deposit accounts at the dates indicated and the weighted average nominal interest rates on each category of deposits presented based on average balances:

                                                 At June 30, 1997
                                                 ----------------
Interest                                                         Minimum
 rate     Term                    Category                       balance        Balances    Percentage of Total
 ----     ----                    --------                       -------        --------    -------------------
2.15%     None       Non-interest bearing demand              $       50       $   1,425           2.28%
2.15%     None       NOW accounts                                    250           6,423          10.27
2.15%     None       Money market checking                            50             466           0.75
2.15%     None       Passbook savings                                 50           9,860          15.77
4.75%     3 months   Fixed-term Fixed-rate Certificate               250             332           0.53
5.27%     6 months   Fixed-term Fixed-rate Certificate               250           9,667          15.46
5.50%     12 months  Fixed-term Fixed-rate Certificate               250           9,154          14.64
5.75%     18 months  Fixed-term Fixed-rate Certificate               250           3,514           5.62
6.25%     IRA        Fixed-term Fixed-rate Certificate               250           8,196          13.10
6.25%     30 months  Fixed-term Fixed-rate Certificate               250           9,681          15.48
6.25%     1 month    Fixed-term Fixed-rate Certificate           100,000           1,556           2.49
6.25%     4 year     Fixed-term Fixed-rate Certificate             1,500             725           1.16
6.25%     5 year     Fixed-term Fixed-rate Certificate             1,500           1,543           2.47
6.25%     IRA        Fixed-term Fixed-rate Certificate               250               -              -
                                                                               ---------       --------
                                                                               $  62,542         100.00%
                                                                               =========       ========


                                               At September 30, 1996
                                               ---------------------
Interest                                                       Minimum
rate       Term                Category                        balance         Balances Percentage of Total
-----      ----                --------                        -------         -------- -------------------
  - %     None        Non-interest bearing demand            $        50       $   1,087           1.70%
2.50%     None        NOW accounts                                   250           6,741          10.52
2.50%     None        Money market checking                           50             463            .72
2.50%     None        Passbook savings                                50           9,861           5.38
3.75%     3 months    Fixed-term Fixed-rate Certificate              250             275           0.43
5.13%     6 months    Fixed-term Fixed-rate Certificate              250           9,873          15.40
5.25%     12 months   Fixed-term Fixed-rate Certificate              250           9,734          15.19
5.38%     18 months   Fixed-term Fixed-rate Certificate              250           3,504           5.47
5.50%     IRA         Fixed-term Fixed-rate Certificate              250           8,407          13.12
5.38%     30 months   Fixed-term Fixed-rate Certificate              250          10,436          16.28
5.52%     1 month     Fixed-term Fixed-rate Certificate          100,000           1,548           2.42
5.38%     4 year      Fixed-term Fixed-rate Certificate            1,500             680           1.06
5.50%     5 year      Fixed-term Fixed-rate Certificate            1,500           1,486           2.32
  - %     IRA         Fixed-term Fixed-rate Certificate              250               -              -
                                                                               ---------        -------
                                                                               $  64,095         100.00%
                                                                               =========        =======

                                               At September 30, 1995
                                               ---------------------
Interest                                                        Minimum                    Percentage
 rate    Term                     Category                      balance        Balances     of Total
-------- ----                     --------                      -------        --------    -----------
  - %    None         Non-interest bearing demand             $       50       $ 1,516         2.41%
2.50%    None         NOW accounts                                   250         7,243        11.53
2.50%    None         Money market checking                           50           503         0.80
2.50%    None         Passbook savings                                50         9,703        15.44
3.75%    3 months     Fixed-term Fixed-rate Certificate              250           348         0.55
5.44%    6 months     Fixed-term Fixed-rate Certificate              250         9,612        15.30
5.66%    12 months    Fixed-term Fixed-rate Certificate              250         8,357        13.30
5.54%    18 months    Fixed-term Fixed-rate Certificate              250          2,78         4.43
6.25%    IRA          Fixed-term Fixed-rate Certificate              250          7,91        12.70
5.50%    30 months    Fixed-term Fixed-rate Certificate              250         12,69        19.37
4.86%    1 month      Fixed-term Fixed-rate Certificate          100,000           836         1.33
6.85%    4 year       Fixed-term Fixed-rate Certificate            1,500           610         0.98
7.02%    5 year       Fixed-term Fixed-rate Certificate            1,500         1,171         1.86
  - %    IRA          Fixed-term Fixed-rate Certificate              250           -            -
                                                                               -------       ------
                                                                               $62,832       100.00%
                                                                               =======       ======

     Information about the average balances of interest-bearing demand deposits and time deposits for the periods indicated based upon average balances is provided below:

                              Nine Months                                 Year ended September 30,
                              Ended June 30,     ----------------------------------------------------------------------
                                   1997                    1996                    1995                  1994
                         ----------------------  ----------------------   --------------------    ----------------------
                                                              (Dollar amounts in thousands)

                         Interest                 Interest                Interest               Interest
                         bearing                   bearing                 bearing                bearing
                         demand        Time        demand       Time       demand      Time       demand         Time
                         deposits      deposits   deposits    deposits    deposits   deposits    deposits      deposits
                         --------      --------   --------    --------    --------   --------    --------      --------
Average balance        $  16,720    $  45,370     $  16,835   $  45,583  $  18,507   $  44,686   $  1,880     $  46,272
Average rate               2.85%        5.16%         3.15%       5.43%      2.97%       4.95%      2.88%         4.05%

     The following table presents changes in deposits for the periods indicated:

                                                 Nine months
                                                ended June 30,                   Year ended September 30,
                                             -------------------                 ------------------------
                                             1997           1996          1996           1995           1994
                                             ----           ----          ----           ----           ----
                                                           (Dollar amounts in thousands)

Opening balance                         $  64,095       $  62,832       $  62,832     $  64,774     $  66,541
Net deposits(withdrawals)                  (3,118)            810            (626)       (3,901)       (3,816)
Interest credited on deposits               1,565           1,648           1,889         1,959         2,049
                                         --------        --------       ---------     ---------     ---------

Ending balance                          $  62,542       $  65,290       $  64,095     $  62,832     $  64,774
                                         ========        ========       ==========    =========     =========

   Total increase (decrease) in
      deposits                          $  (1,552)      $  (2,458)      $   1,263     $  (1,942)    $  (1,767)
                                        =========       =========       =========     =========     =========
   Percentage increase(decrease)             0.24%           (.39)%          2.01%        (3.00)%       (2.66)%
                                        =========       =========       =========     =========     =========

         The following table presents, by various interest rate categories, the amount of certificate accounts outstanding at June 30, 1997, September 30, 1996, September 30, 1995, and September 30, 1994:

                       Nine months                Year ended September 30,
                      ended June 30,       ----------------------------------
                          1997                1996        1995         1994
                      ---------------      ----------   --------     --------
                                           (In thousands)
Interest Rate
2.00-2.99%             $        -          $     119    $      -     $    202
3.00-3.99%                      -                276       1,163       11,291
4.00-4.99%                    453              1,507       7,784       30,640
5.00-5.99%                 38,335             38,106      20,450        2,075
6.00-6.99%                  4,503              4,889      13,449          323
7.00-7.99%                  1,080              1,046       1,021            1
                       ----------          ---------    --------     --------
    Total              $   44,371          $  45,943    $ 43,867     $ 44,532
                       ==========          =========    ========     ========


     There were no certificates of deposit with an interest rate less than 2.0% at June 30, 1997 or September 30, 1996. At June 30, 1997, First Federal had outstanding approximately $44.3 million in certificate accounts that mature as follows:

                                                                    Amount due
                                 ------------------------------------------------------------------------------
                                     Less        One      Two to      Three       Four
                                   than one    to two      three     to four     to five
                                     year       years      years      years       years     Thereafter    Total
                                     ----       -----      -----      -----       -----     ----------    -----
                                                                 (In thousands)
Interest Rate
2.00-2.99%                       $      -   $     -    $     -     $   -      $     -     $        -   $      -
3.00-3.99%                              -         -          -         -            -              -          -
4.00-4.99%                            453         -          -         -            -              -        453
5.00-5.99%                         32,084     4,317      1,539       359           36              -     38,335
6.00-6.99%                          3,477       432        545        49            -              -      4,503
7.00-7.99%                              -       246        834         -            -              -      1,080
                                 --------   -------    -------     -----      -------     ----------   --------
      Total                      $ 36,014   $ 4,995    $ 2,918     $ 408      $    36     $        -   $ 44,371
                                 ========   =======    =======     =====      =======     ==========   ========


     Certificates of deposit of $100,000 or more, other than Jumbos, mature as follows at June 30, 1997:


                                                                    Amount due
                                 ------------------------------------------------------------------------------
                                     Less        One      Two to      Three       Four
                                   than one    to two      three     to four     to five
                                     year       years      years      years       years     Thereafter    Total
                                     ----       -----      -----      -----       -----     ----------    -----
                                                                 (In thousands)
Interest Rate
2.00-2.99%                         $    -     $   -    $      -      $    -    $     -     $      -      $    -
3.00-3.99%                              -         -           -           -          -            -           -
4.00-4.99%                            115         -           -           -          -            -         115
5.00-5.99%                          1,604       157           -         105          -            -       1,866
6.00-6.99%                              -         -           -           -          -            -           -
7.00-7.99%                            200         -           -           -        300            -         500
                                   ------     -----    --------      ------    -------     --------      ------
          Total                    $1,919     $ 157    $      -      $  105    $     -     $      -      $2,481
                                   ======     =====    ========      ======    =======     ========      ======

     Jumbos mature as follows at June 30, 1997:


                                                                  Amount due
                                 ---------------------------------------------------------------------
                                     Less        One      Two to      Three       Four
                                   than one    to two      three     to four     to five
                                     year       years      years      years       years        Total
                                     ----       -----      -----      -----       -----       --------
                                                                 (In thousands)
Interest Rate
2.00-2.99%                        $     -       $     -    $     -    $    -      $     -      $     -
3.00-3.99%                              -             -          -         -            -            -
4.00-4.99%                            121             -          -         -            -          121
5.00-5.99%                            558             -          -         -            -          558
6.00-6.99%                            876             -          -         -            -          876
7.00-7.99%                              -             -          -         -            -            -
                                  -------       -------    -------    ------      -------      -------
          Total                   $ 1,555       $     -    $     -    $    -      $     -      $ 1,555
                                  =======       =======    =======    ======      =======      =======


     The following table presents the maturities of certificates of deposit at June 30, 1997, September 30, 1996 and September 30, 1995:

                                                                                  Maturities of Time Deposits

                                                                                        September 30,
                                                      June 30,               -----------------------------------
                                                        1997                     1996                   1995
                                                        ----                     ----                   ----
                                                                            (In thousands)
Three months or less                                  $  11,309                $  8,099                 $  8,211
After three within six months                             8,577                  10,655                    9,886
After six within twelve months                           15,052                  15,302                    7,834
One year to two years                                     4,995                   8,115                    5,235
Two years to three years                                  2,918                   2,372                    2,959
Three years to four years                                   408                   1,106                    8,858
Four years to five years                                  1,112                     294                      884
                                                      ---------                --------                 --------
         Total                                        $  44,371                $ 45,943                 $ 43,867
                                                      =========                ========                 ========

Weighted average rate on all certificates
     of deposit at period-end                              5.48%                   5.53%                    5.59%
                                                      =========                ========                 ========


     SHORT-TERM BORROWINGS

     SouthFirst has a line of credit of up to $1,500,000 which bears interest at the prime lending rate plus 1%. The line of credit requires monthly interest payments and payments of the outstanding balance on May 20, 1997. At June 30, 1997 and September 30, 1996, the prime lending rate was 8.25% and the outstanding balance on the line of credit was $1,435,000 and $900,253, respectively.

     Short-term borrowings also include borrowings from the FHLB of Atlanta (See "-- Liquidity"). The balances outstanding at June 30, 1997, September 30, 1996 and September 30, 1995 were $13,268,000, $4,614,017 and $2,367,540, respectively. The interest rates on these advances are fixed and average 6.62% at June 30, 1997, 5.41% at year-end 1996 and 7.20% at year-end 1995.

CAPITAL RESOURCES

     STOCKHOLDERS EQUITY

     SouthFirst's consolidated shareholders' equity was $13,616,000, $12,888,000 and $14,771,000 at June 30, 1997, September 30, 1996 and September 30, 1995,
respectively. The 1997 results are an increase of $728,000 while the 1996 results are a decrease of $1,883,000 (12.7%) and the 1995 results were an increase of $7,509,000 (103.4%) from 1994. The increase in 1997 was primarily due to earnings in excess of dividends paid. The decrease in 1996 was primarily due to a special cash dividend to shareholders of $2.00 per share. The increase in 1995 was due primarily to the initial public offering and earnings. Net proceeds from the initial public offering in February 1995 amounted to $7,248,000.

     There were no dividends declared prior to 1995 due to the mutual form of ownership of SouthFirst. During 1996, cash dividends of $1,918,000, or $2.50 per share, were declared. During 1997, cash dividends of $308,237, or $0.375 per share, were declared on the SouthFirst Common Stock. The cash dividends declared during 1996 included a special dividend of $2.00 per share, paid in connection with SouthFirst's equity management programs. SouthFirst's special dividend in 1996 should be considered a non-recurring event and, although SouthFirst plans to continue a dividend payout policy that allows it to maintain adequate capital to support future growth and capital adequacy, the 1996 dividend payout ratio, which was based in part on excess capital, cannot be viewed as a guarantee of future dividend payments. Management believes that a strong capital position is vital to the continued profitability of SouthFirst and provides a foundation for future growth as well as promoting depositor and investor confidence in the institution.

     Certain financial ratios for SouthFirst at the end of June 30, 1997 and the last three years are presented in the following table:

                                                                         Equity and Assets Ratio

                                                        June 30, 1997                       September 30,
                                                        -------------         ---------------------------------------
                                                                                  1996            1995          1994
                                                                                  ----            ----          ----
Return on average assets                                    0.70%                (0.02)%          0.73%         0.44%
Return on average stockholder's equity                      5.05%                (0.12)%(1)       4.94%         4.98%
Common dividend payout ratio                               83.87%              (11,513)%         40.73%            -
Average shareholders' equity to average assets             13.90%                15.45 %         14.84%         8.89%


--------------
(1) Includes a special cash dividend of $2.00 per share paid in connection with SouthFirst's equity management programs. The special dividend should be considered a non-recurring event.

     FIRREA and the implementing regulations of the OTS, which became effective on December 7, 1989, changed the capital requirements applicable to thrifts, including SouthFirst, and the consequences for failing to comply with such standards. The capital standards include (i) a core capital requirement, (ii) a tangible capital requirement, and (iii) a risk-based capital requirement. FIRREA specifies such capital requirements and states that such standards shall be no less stringent than the capital standards applicable to national banks. The OTS has issued guidelines identifying minimum regulatory tangible capital equal to 1.50% of adjusted total assets, a minimum 3.0% core capital ratio, and a minimum risk-based capital of 8.0% of risk-weighted assets. See "SUPERVISION AND REGULATION -- Regulatory Capital Requirements." As shown in the table below, First Federal was in compliance with these regulatory capital requirements at June 30, 1997 and at September 30, 1996 and September 30, 1995.


                                              At June 30, 1997                                At September 30, 1996
                               ------------------------------------------        -------------------------------------------
                               Tangible           Core         Risk-based        Tangible           Core          Risk-based
                                Capital         Capital          Capital          Capital          Capital          Capital
                                -------         -------          -------          -------          -------          -------
Retained earnings             $13,615,753    $13,615,753      $13,330,765      $12,887,814      $12,887,814      $12,887,814

General valuation allowance            --             --          284,988               --               --          250,714

Regulatory capital             13,615,753     13,615,753       13,615,753       12,887,814       12,887,814       13,138,528

Regulatory asset base          97,283,050     97,283,050       58,505,558       90,281,934       90,281,934       49,788,000

Capital ratio                       14.00%         14.00%           23.27%           11.98%           11.98%           21.72%

Minimum required ratio               1.50%          3.00%            8.00%            1.50%            3.00%            8.00%

Capital ratio required for
  "well-capitalized" designation       --           5.00%           10.00%              --             5.00%           10.00%


LIQUIDITY

     Liquidity is First Federal's ability to convert assets into cash equivalents in order to meet daily cash flow requirements, primarily for deposit withdrawals, loan demand, and maturing liabilities. Without proper management, First Federal could experience higher costs of obtaining funds due to insufficient liquidity. On the other hand, excessive liquidity could lead to a decline in earnings due to the cost of foregoing alternative higher-yielding investment opportunities.

     Asset liquidity is provided primarily through cash, the repayment and maturity of investment securities, and the sale and repayment of loans.

     Sources of liability liquidity include customer deposits and participation in the FHLB advance program. Although deposit growth historically has been a primary source of liquidity, such balances may be influenced by changes in the banking industry, interest rates available on other investments, general economic conditions, competition and other factors. FHLB advances include both fixed and variable terms and are taken out with varying maturities. First Federal can borrow an amount equal to 75% of its mortgage loans which are backed by one-to-four family residential properties. At June 30, 1997, First Federal had credit available, net of advances drawn down, of approximately $25,268,000. First Federal has drawn down such advances of $13,268,000 at June 30, 1997 in order to fund dividend payments to shareholders and to pay various holding company expenses.

     On a consolidated basis, net cash provided by operating activities increased $4,172,978 (88%) to $4,740,114 from $567,136 at June 30, 1996, respectively. The $8,972,124 in net cash used in investing activities during 1997 consisted primarily of $14,318,537 increase in net loans originated and $5,828,000 in proceeds received from the sale of investments. The $5,587,614 in net cash provided by financing activities resulted from a decrease of $1,553,000 in deposits, coupled with a net increase of $7,535,048 in borrowed funds and a payment of $308,237 in common stock dividends.

     On a consolidated basis, net cash provided by operating activities decreased $724,000 (63.6%) to $415,000 from $1,139,000 at September 30, 1996 and
1995, respectively. The $5,979,000 in net cash used in investing activities during 1996 consisted primarily of a $8,761,000 increase in net loans originated, $4,541,000 in purchases of investment securities available for sale and net proceeds from repayments/maturities and purchases of investments securities held to maturity and available for sale of $7,314,000. The $3,725,000 in net cash provided by financing activities resulted from an increase of $1,262,000 in deposits, coupled with a net increase of $4,889,000 in borrowed funds, payment of $1,918,000 in common stock dividends, and net issuance of and contributions to the employee stock ownership plan of $501,000.

     First Federal's liquidity ratio at June 30, 1997 was 9.28% and at September 30, 1996 was 12.88% compared to 10.63% on September 30, 1995 and 6.67% on
September 30, 1994. Liquidity levels may be increased or decreased depending upon the yields on investment alternatives, management's expectations to the level of yield that will be available in the future, and management's projections as to the short-term demand for funds to be used in loan origination. First Federal is subject to certain regulatory limitations with respect to the payment of dividends to SouthFirst. First Federal paid no dividends to SouthFirst during 1997, 1996 or 1995.

     SouthFirst also requires cash for various purposes including servicing debt, paying dividends to shareholders and paying general corporate expenses. The primary source of funds for SouthFirst is dividends from First Federal. First Federal's capital levels meet the requirements for a "well capitalized" institution and enable First Federal to pay dividends to SouthFirst. See "SUPERVISION AND REGULATION -- Regulation of First Federal and Chilton County -- Capital Adequacy Requirements." In addition to dividends, SouthFirst has access to various capital markets and other sources of borrowings.

     SouthFirst retained $3,624,000 of the net proceeds from the initial public offering of common stock in 1994. Substantially all of those funds have been used to pay dividends, (including the special $2.00 per share dividend in 1996), acquire treasury stock, invest in affiliates and pay general corporate expenses. Accordingly, SouthFirst will likely rely on dividends from First Federal to repay borrowings under its line of credit and to continue paying dividends to shareholders. See " -- Financial Condition -- Short-Term Borrowings."

RESULTS OF OPERATIONS

     NET INCOME

     For the nine months ended June 30, 1997, net income decreased $9,115 (2.4%) to $370,089 when compared to net income of $379,204 for the nine months ended June 30, 1996. Earnings per common share was $0.43 for the nine months ended June 30, 1997 versus $0.44 for the same period in 1996. The primary reasons for the decrease in net income are an increase in interest income on loans of $653,366, a decrease in interest income on investments available for sale of $267,000, a decrease in other income of $583,000, an increase in interest expense for borrowed funds of $296,000, and a decrease of $180,000 for compensation and benefits.

     For the year ended September 30, 1996, net income decreased $628,000 (102.8%) to a net loss of $17,000, or $0.02 per share, when compared with 1995's net income of $611,000, or $1.17 per share. The primary reasons for the decline in net income are an increase in compensation and benefits of $990,000, and the one-time SAIF assessment of $430,230 offset by $619,000 income received in the settlement of the USF&G litigation. See "INFORMATION REGARDING SOUTHFIRST -- Business of First Federal -- Legal

Proceedings." Net income increased $250,000 (69.2%) during 1995 and decreased $431,000 (54.4%) to $361,000 during 1994. Increases in net interest income and other income are primarily responsible for the 1995 increase while the write-off of the bond claim receivable primarily caused the decline in 1994.

     Weighted average shares outstanding in 1997 and 1996 reflects shares outstanding for the entire year. However, weighted average shares for 1995 only reflects shares outstanding for the 199 days since the initial public offering on February 13, 1995.

     The items discussed in the preceding paragraphs are discussed more fully below.

     NET INTEREST INCOME

     Net interest income is the difference between the interest First Federal earns on its loans, investment securities and other earning assets and the interest cost of its deposits and borrowed funds. This is the primary component of First Federal's earnings. Net interest income was $2,475,000 for the nine months ended June 30, 1997. This increase of $188,000 (8.2%) over the first nine months of 1996 is primarily the result of an increase in the net yield. The net yield increased 13 basis points as rates on interest-earning assets increased 30 basis points to 8.00%, while cost of funds decreased ten basis points to 4.81% when compared to June 30, 1996.

     Net interest income was $3,061,000 for the twelve months ended September 30, 1996. This decrease of $43,000 (1.4%) over 1995 resulted primarily from the increase in interest on deposits and interest on borrowed funds. The net yield decreased 25 basis points as rates on interest-earning assets increased 22 basis points to 7.92%, while cost of funds increased 47 basis points to 4.99% when compared to 1995. The 25 basis point decrease in the interest rate spread is a result of a small decrease in the yield on loans during 1996 and an increase on the yield on interest-bearing liabilities offset by a slight increase in the yield on investments. These changes in yields resulted from the stabilization of interest rates in the market.

     Net interest income for 1995 was $3,104,000, $266,000 (9.4%) higher than 1994 net interest income of $2,838,000. Net interest income for 1994 increased $66,000 (24%) from the 1993 level of $2,772,000. The moderation of the interest rate environment during 1995 and 1994 was the primary reason for the increases in SouthFirst's net interest income for these periods.

     As previously described above, First Federal's ALCO conducts a gap analysis in order to assist in analyzing the yields on earning assets and the rates paid on interest-bearing liabilities. However, there can be no assurance that such analysis will positively affect earnings. See "-- Capital Resources -- Interest Rate Sensitivity Management" and "Consolidated Average Balances, Interest Income/Expense and Yields/Rates" tables that appears elsewhere herein.

     RATE/VOLUME VARIANCE ANALYSIS

     The following table sets forth information regarding the extent to which changes in interest rates and changes in volume of interest assets and changes in volume of interest related assets and liabilities have affected SouthFirst's interest income and expense during the periods indicated. For each category of interest-earning asset and interest-bearing liability, information is provided for changes attributable to (i) changes in volume (change in volume multiplied by old rate), (ii) changes in rates (change in rate multiplied by old volume) and (iii) changes in rate/volume (change in rate multiplied by change in volume). Changes in rate/volume have been allocated proportionately between changes in volume and changes in rates.


                            Nine months ended June 30,                           Year Ended September 30,
                            ------------------------   ----------------------------------------------------------------------------
                                 1997 vs. 1996               1996 vs. 1995             1995 vs. 1994              1994 vs. 1993
                              Increase (Decrease)         Increase (Decrease)         Increase (Decrease)      Increase (Decrease)
                            ------------------------   -------------------------  --------------------------  ---------------------
                                     Due to                     Due to                      Due to                   Due to
                            ------------------------   -------------------------  --------------------------  ---------------------
                             Volume    Rate   Total    Volume     Rate    Total   Volume    Rate     Total   Volume   Rate  Total
                             ------    ----   -----    ------     ----    -----   ------    ----     -----   ------   ----  -----
                                                                (Dollar amounts in thousands)
Interest income:
    Investment securities     $(361)      92  $(269)    $(306)     128    $(178)   $(947)   1,168     $221   $(214)  (107)  $(321)
    Loans receivable            666       13    653       666      (71)     595      311       (2)     309     314   (369)    (55)
                              -----   ------  -----     -----     ----    -----    -----    -----    -----   -----   ----   -----
Total interest income           305       79    384       360       57      417     (636)   1,166      530     100   (476)   (376)
                              =====   ======  =====     =====     ====    =====    =====    =====    =====   =====   ====   =====

Interest expense:
    NOW accounts                  -      (18)   (18)       (7)      11        4      (11)      17        6       6     (9)     (3)
    Money market demand           -        -      -        (1)      (1)      (2)      (1)       -       (1)     (2)    (1)     (3)
    Passbook savings             (1)     (20)   (21)      (39)      18      (21)       2       (2)       -      (2)     4       2

    Certificates of deposit
    other than Jumbos           (10)     (70)   (80)       35      217      252      (88)     416      328    (169)  (342)   (511)
    Jumbos                        9       10     19         6        3        9       28      (17)      11       9    (15)     (6)
    Borrowed funds              308      (12)   296       229      (11)     218      (99)      20      (79)    135    (56)     79
                              -----   ------  -----     -----     ----    -----    -----    -----    -----   -----   ----   -----
Total interest expense        306.0   (110.0) 196.0       223      237      460     (169)    (434)    (265)    (23)  (419)   (442)
                              =====   ======  =====     =====     ====    =====    =====    =====    =====   -----   ----   -----

Change in net interest income    (1)   189.0  188.0       137     (180)     (43)    (467)     732      265     123    (57)     66
                              =====   ======  =====     =====     ====    =====    =====    =====    =====   =====   ====   =====


     INTEREST INCOME

     Interest income is a fluctuation of the volume of interest earning assets and their related yields. Interest income was $5,271,000 and $4,888,000 for the nine months ended June 30, 1997 and June 30, 1996, respectively, and $6,620,000, $6,201,000, and $5,671,000 for the twelve months ended September 30, 1996, September 30, 1995, and September 30, 1994, respectively. Average interest earning assets increased 3,723,000 (4.5%) during 1997, and $3,090,000 (3.8%)
during 1996, following an increase of $1,967,000 (2.5%) in 1995 and a decrease of $322,000 (.4%) in 1994. The 1997, 1996 and 1995 yield remained relatively constant, reflecting the relative stability of the interest rate environment during the first nine months of 1997, 1996 and 1995. The yield on loans receivable in 1994 reflected the downward trend in the interest rate environment during 1994 as the yield declined 78 basis points. Interest and fees on loans were $4,241,000 and $3,588,000 for the nine months ended June 30, 1997 and June 30, 1996, respectively, and $4,888,000, $4,292,000, and $3,982,000 for the
twelve months ended September 30, 1996, September 30, 1995, and September 30, 1994, respectively. Interest and fees on loans during the first nine months of 1997 reflected an increase of $653,000 (18.2%), as compared with the first nine months of 1996. Interest and fees on loans in 1996 reflected an increase of $596,000 (13.9%) as compared with 1995. The 1995 and 1994 levels reflected increases of $310,000 (7.8%) and $55,000 (1.4%), respectively. The increase in average loans receivable during 1997 and 1996, offset somewhat by the small decrease in yields in loans during 1997 and 1996, resulted in the increase in interest and fees on loans for 1997 and 1996. The increase in average loans receivable during 1995, combined with the stability of yields on loans during the same period, resulted in the increase in interest and fees on loans for 1995. The declines in the average yield on loans receivable during 1994, combined with the decreases of average loans receivable in 1994 resulted in decreases in interest and fee income.

     Interest income on total investment securities, including those held to maturity and those available for sale, decreased $270,000 (20.8%) to $1,030,000 in 1997. Interest income on investment securities was $1,300,000 for the nine months ended June 30, 1996. The average balance outstanding of investment securities, including those held to maturity and those available for sale, decreased $6,603,000 (26%) to $19,024,000 in 1997 from $25,626,000 in 1996. The yields on total investment securities were 7.22% in 1997 and 6.76% in 1996. The decrease in interest income during 1997 was primarily due to the outstanding volume of investment securities declining as a result of prepayments on MBS and CMO securities.

     Interest income on total investment securities, including those held to maturity and those available for sale, decreased $178,000 (9.3%) to $1,732,000 in 1996, compared to a increase of $222,000 (13.2%) during 1995. Interest income on investment securities was $1,910,000, which represented an increase of $222,000 (13.1%) for the twelve months ended September 30, 1995. The average balance outstanding of investment securities, including those held to maturity and those available for sale, decreased $4,791,000 (16.2%) to $24,718,000 in 1996 from $29,507,000 in 1995 following a decrease of $1,775,000 (5.7%) in 1995 from the 1994 level of $31,282,000. The yields on total investment securities were 7.01% in 1996, 6.47% in 1995, and 5.40% in 1994. The decrease in interest income during 1996 was primarily due to the outstanding volume of investment securities declining as a result of prepayments on MBS and CMO securities. The increase in income during 1995 was due to an increase in yield as variable rate investment securities adjusted to the stabilizing interest rate environment which had steadily increased since the second quarter of fiscal 1994. The decrease in income during 1994 was due to both the decline in the average volume outstanding and the drop in the yield on those balances as a result of prepayments on MBS and CMO securities with high coupons.

     INTEREST EXPENSE

     Total average interest-bearing liabilities were $77,494,000 and $70,558,000 for June 30, 1997 and June 30, 1996, respectively. Interest bearing liabilities reflected an increase of $6,936,000 (10%) for 1997. The rates paid on these liabilities decreased ten basis points to 4.81% during 1997. Total interest expense was $2,796,000 for 1997, which represented an increase of $195,000 (7.5%) and a decrease of $12,648,000 (18.3%). The increase during 1997 resulted from this increase in cost of funds.

     Interest on deposits, the primary component of total interest expense, decreased to $2,119,000 for 1997. Interest expense on total deposits for 1996 was $2,219,000. The average volume of outstanding interest bearing deposits decreased in 1997 but the effect on interest expense was offset by the increase in rates paid due to market conditions. For 1996, interest on deposits increased $246,000 (8.9%) to $3,006,000. Interest expense on total deposits for 1995 was $2,760,000 and $2,415,000 in 1994, which represented an increase of $345,000 (14.3%) and a decrease of $522,000 (17.8%) in 1995 and 1994, respectively. The average volume of outstanding interest bearing deposits decreased slightly in 1996 but the effect on interest expense was offset by the increase in rates paid which was also due to market conditions. Although the average volume outstanding decreased in 1995, the increase in rates paid due to market conditions resulted in increases.

     Interest expense on borrowed funds, including both short-term and other borrowed funds, was $677,000 in 1997 and $381,000 in 1996. These levels represented an increase of $296,000 (78%) during 1997. The increase in 1997 is a result of additional advances of $7,500,000 from the FHLB to fund First Federal's continued loan growth. The average balance of FHLB advances outstanding was $15,403,351 for 1997 and $8,371,025 for 1996. Interest expense on borrowed funds, including both short-term and other borrowed funds, was $553,000 in 1996, $337,000 in 1995 and $417,000 in 1994. These levels represented an increase of $216,000 (95.5%) during 1996 and an decrease of $80,000 (19.2%) during 1995, while interest expense on borrowed funds showed an increase of $79,000 (23.4%) during 1994. The increase in 1996 is a result of First Federal acquiring additional advances of $4,000,000 from the FHLB to fund loan growth. The decrease in 1995 is a direct result of First Federal repaying FHLB advances amounting to $5,056,000 through use of cash proceeds from the issuance of common stock in the public offering. First Federal obtained an additional advance of $2,000,000 at the end of September 1995, and at the end of 1995 had $6,058,000 of outstanding FHLB advances. The average balance of FHLB advances outstanding was $8,979,000 for 1996, $5,369,000 for 1995 and $7,056,000
for 1994. The interest cost associated with these advances was $553,000, $337,000, and $417,000 for 1996, 1995, and 1994, respectively.

     Total average interest-bearing liabilities were $71,396,000, $68,562,000, and $72,208,000 for 1996, 1995 and 1994, respectively. Interest bearing liabilities reflected an increase of $2,834,000 (4.1%) for 1996, followed by decreases of $3,646,000 (5.1%) and $1,504,000 (2.0%) for 1995 and 1994,
respectively. The rates paid on these liabilities increased 47 basis points to 4.99% during 1996, increased 60 basis points to 4.52% during 1995, and decreased 52 basis points to 3.92% during 1994. Total interest expense was $3,559,000 for 1996, $3,098,000 for 1995, and $2,832,000 for 1994, which represented an increase of $461,000 (14.9%) an increase of $266,000 (9.4%) and a decrease of $442,000 (13.5%) during 1996, 1995 and 1994 , respectively. The increase during 1996 resulted from an increase in the rate paid associated with the general rise in market interest rates and an increase in the average balance. The increase in 1995 was caused by the increase in rates, offset somewhat by the decrease in average balance. During 1994, the reduction in interest cost resulted from a drop in rates paid associated with the general decline in market interest rates and the lower average volume outstanding.

     PROVISION FOR LOAN LOSSES

     The provision for loan losses is based on management's assessment of the risk in the loan portfolio, as reflected in the amount of recent loan losses. The provision for loan losses was $36,000 and $1,000 for the nine months ended June 30, 1997 and June 30, 1996, respectively and $1,000, $29,000, and $50,000 during 1996, 1995, and 1994, respectively. These provisions for loan losses reflect management's assessment of the quality of the loan portfolio. As previously discussed, the loan portfolio is comprised primarily of one-to-four family residential mortgage loans and residential construction loans. The one-to-four family residential mortgage loans are originated in First Federal's primary market area of Talladega County, Alabama. Management believes that the credit risks associated with this type of loan are significantly lower than other loan types. This belief is substantiated by the low level of net charge-offs which have averaged less than $5,000 each year over the past four years.

     Although residential construction loans have characteristics of relatively higher credit risks, such as concentrations of amounts due from a smaller number of borrowers and dependence on the expertise of the builder, management believes that its residential construction lending policies and procedures substantially reduce the credit risks associated with this type of loan. First Federal entered the residential construction lending area in 1994 by purchasing the portfolio of another Alabama thrift and hiring the loan officer who originated and managed the portfolio. All of First Federal's residential construction loans are in Hoover, Alabama, a suburb of Birmingham and one of the most affluent areas of the state. See "INFORMATION

 REGARDING SOUTHFIRST -- Business of First Federal -- General -- Construction Lending." Since acquiring the portfolio, First Federal has not suffered a significant loss on a residential construction loan.

     For the reasons discussed above, charge-offs for the total loan portfolio, net of recoveries, have averaged less than $9,000 each year over the past four years. Based on this historical level of loan losses, the low level of nonperforming loans and general economic conditions, management believes the allowances for loan losses at June 30, 1997 and June 30, 1996, and at September 30, 1996, September 30, 1995 and September 30, 1994 were adequate. The provisions for loan losses in 1997, 1996, 1995 and 1994 reflect amounts management considered necessary to maintain an acceptable level of loan loss allowance relative to the total loan portfolio and relative to nonperforming loans.

     Future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies periodically review First Federal's allowance for loan losses and may require First Federal to recognize additions to the allowance based on judgments about information available to them at the time of their review. See further discussion at "Management's Discussion and Analysis of Financial Condition and Results of Operation -- Allowance for Loan Losses and Risk Elements."

     OTHER INCOME

     Other income decreased $410,000 (35.9%) to $732,114 in 1997 from $1,142,000 in 1996. Other income increased $731,000 (130.0%) to $1,290,000 in 1996 from
$559,000 in 1995, compared to a decrease of $34,000 (5.7%) over the 1994 level of $593,000. Other income for 1994 represented an increase of $105,000 (21.5%) from 1993. The increase in 1996 resulted from the $619,000 settlement of SouthFirst's lawsuit against USF&G. See "INFORMATION REGARDING SOUTHFIRST -- Business of First Federal -- Legal Proceedings." The decrease in 1995 resulted primarily from a decline in insurance commissions of $29,000 and a decrease in gain on sale of loans of $23,000. The increase in 1994 was primarily due to a $132,000 increase in service charges and other fees, reflecting higher charges for deposit account privileges.

     Service charges and other fees were $295,000 and $289,000 for 1997 and 1996, respectively, which represents an increase of $6,000 (2.1%). Service charges and other fees were $563,000, $474,000, and $432,000 for 1996, 1995, and
1994, respectively, which represent increases of $89,000 (18.8%) in 1996, $42,000 (9.7%) in 1995, and $132,000 (44.0%) in 1994. These fluctuations were due almost entirely to increases in income on nonsufficient funds and overdraft charges.

     Gain on sale of loans increased $9,000 (16.7%) in 1997. The increase is due to the increased volume of loans sold in 1997 compared to prior years. Proceeds from sales of loans increased by $157,000 (9.02%) to $1,898,000 in 1997 from 1,741,000 in 1996. Gain on sale of loans decreased $56,000 (78.9%) in 1996 and $23,000 (24.5%) in 1995 and increased $14,000 (17.5%) in 1994. The increase in
1996 is due to the increased volume of loans sold in 1996 compared to prior years. The decrease in 1995 resulted from the increase in market interest rates in late 1994, coupled with the continuing trend in the early part of 1995. Proceeds from sales of loans increased by $3,326,000 in 1996 end decreased by $559,000 during 1995 and decreased by $329,000 in 1994. The increases during the first nine months of 1997 and in 1996 were due to favorable interest rates and increased marketing efforts. The decrease in 1995 and increases in 1994 were due to lower levels of loan origination volumes.

     OTHER EXPENSE

     Total other expense decreased $280,000 to $2,554,000 for 1997 from $2,834,000 for 1996.

     Compensation and benefits was $1,470,000 and $1,650,000 for 1997 and 1996, respectively. These levels reflect a decrease of $180,000 (10.92%). The decrease was primarily due to additional compensation awarded to selected employees under SouthFirst's two Management Recognition Plans in 1996 including non-recurring cash bonuses to SouthFirst's officers of $263,409 and the cost of a large number of shares released to participants in SouthFirst's Employee Stock Ownership Plan (the "ESOP") in 1996. The increase in the number of shares released is attributable to the special $2.00 dividend paid to qualifying shareholders, including the ESOP, on January 22, 1996. These costs did not recur in 1997.

     Other noninterest expense was $359,000 for 1997 and $437,000 for 1996. This decrease of $78,000 (18%) was due primarily to costs associated with legal and accounting expenses in 1996 in connection with the special $2.00 dividend and certain regulatory filings. These costs did not recur in 1997.

     Total other expense was $4,274,000 for 1996, $2,660,000 for 1995 and $2,767,000 for 1994. The increase for 1996 was $1,614,000 (60.6%), compared to a decrease of $107,000 (3.9%) in 1995 and an increase of $736,000 (36.2%) in 1994.

     Compensation and benefits was $2,469,000, $1,479,000, and $1,369,000 for 1996, 1995, and 1994, respectively. These levels reflect increases of $990,000 (66.9%) in 1996, $114,000 (8.4%) in 1995, and $153,000 (12.6%) in 1994. The
increase in 1996 was primarily due to additional compensation awarded to selected employees under the Management Recognition Plan (MRP) including non-recurring cash bonuses to SouthFirst's officers of $263,409 and the cost of a large number of shares released to participants in SouthFirst's ESOP. The increase in the number of shares released is attributable to the special $2.00 dividend paid to qualifying shareholders, including the ESOP, on January 22, 1996. Additionally, increases in 1996, 1995, and 1994 can be attributed to merit and cost-of-living raises and the cost of benefits associated with such increases, and the addition of key personnel.

     Other expenses in 1996 also reflected a special one time SAIF assessment in the amount of $430,230. This expenditure, in connection with the federal insurance of accounts, was assessed on an industry wide basis and was not assessed in prior years. See "SUPERVISION AND REGULATION."

     Other noninterest expense was $520,000 for 1996, $369,000, and $645,000 for 1995 and 1994 respectively. These levels represent an increase of $151,000 (40.9%) in 1996, compared to a decrease of $276,000 (42.8%) in 1995 and an increase of $485,000 (303.1%) in 1994. The increase in 1996 was due primarily to increased costs associated with legal and accounting expenses. The decrease in 1995 was due primarily to a $407,000 write-off during 1994 for a possible loss on a fidelity bond related to a complaint filed by First Federal against United States Fidelity & Guaranty Company as compared to no allowance during 1995. The effect of the absence of the write-off in 1995 was mitigated somewhat by an increase in professional expenses of $87,000 incurred in relation to the cost of additional regulatory filings and other costs associated with being a public entity.

         INCOME TAX EXPENSE

         Income tax expense was $247,000 and $215,000 for the first nine months of 1997 and 1996, respectively, and $92,000, $362,000, and $235,000 for the years 1996, 1995, and 1994, respectively. These levels represent an effective tax rate on pre-tax earnings of 39% and 36% for the nine months ended June 30, 1997 and June 30, 1996, respectively and 122% for the year ended September 30, 1996, 37% for the year ended September 30, 1995, and 38% for the year ended September 30, 1994. The increase in the effective tax rate for the year ended 1996 was due to the nondeductibility of portions of compensation expense related to SouthFirst's ESOP and the MRP. For all other periods, First Federal's effective tax rate was slightly higher than the statutory rate due to state income taxes and differences between taxable income for financial reporting and income tax purposes.


                      INFORMATION REGARDING CHILTON COUNTY

     Chilton County was founded in 1963 by a group of local businessmen for the purpose of providing home loans in Chilton County and the surrounding area. Four of the original ten directors are still associated with Chilton County either as directors or directors emeritus. Chilton County converted from a federally chartered mutual savings and loan association to a federally chartered stock savings and loan association in November 1988.

     Chilton County operates two full service bank facilities. The home office is located at 102 5th Street North, Clanton, Alabama, and the branch office, which was opened in 1979, is located at 125 Olon Heights Shopping Center, Centreville, Alabama. Chilton County's telephone number is (205) 755-3975.

BUSINESS OF CHILTON COUNTY

     The principal business of Chilton County is to attract savings deposits from the general public and to originate mortgage loans for the purpose of constructing, financing or refinancing one-to-four family, owner-occupied residential real estate in Chilton and Bibb Counties. Chilton County also engages in an array of traditional banking activities, including the acceptance of savings and time deposit accounts, as well as NOW and money market accounts.

     The deposits obtained by Chilton County are invested primarily in real estate and related mortgage banking activities in the secondary market. Chilton County offers construction and permanent loans secured by one-to-four family residences, home improvement, consumer and other types of loans. Operating revenues are derived from interest earned on lending and investment activities as well as from fees assessed on lending and retail services. Chilton County also receives significant operating revenues from its holdings of mortgage-backed securities. Expenses are primarily interest paid on savings deposits, cost of borrowing and operating expenses.

     Chilton County's deposits are insured by the SAIF up to applicable limits for each depositor. Chilton County is subject to comprehensive examination, supervision and regulation by the OTS and FDIC. This regulation is intended primarily for the protection of depositors. See "SUPERVISION AND REGULATION."

EXECUTIVE COMPENSATION

     The following table sets forth the cash and noncash compensation for the fiscal years ended June 30, 1997, 1996 and 1995 awarded to or earned by the Chief Executive Officer of Chilton County. No executive officer of Chilton County earned in excess of $100,000 in salary and bonus during those fiscal years.

                           SUMMARY COMPENSATION TABLE


                                                                                    Long-Term Compensation
                                                                        -----------------------------------------
                                          Annual Compensation                   Awards               Payouts
                                  ----------------------------------    --------------------------   --------
                                                                        Restricted     Securities
Name and                Fiscal                          Other Annual      Stock       Underlying        LTIP          All Other
Principal Position       Year      Salary      Bonus    Compensation      Award(s)      Options(1)    Payouts      Compensation
---------------------------------------------------------------------------------------------------------------------------------
Bobby R. Cook            1997     $66,000       $ --         $--           $--            --           $--          $8,872(2)
President and            1996      61,200        750          --            --            --            --           8,872(2)
Chief Executive          1995      61,200        500          --            --            --            --           9,372(3)
Officer

----------------

     (1) Executive officers of Chilton County receive indirect compensation in the form of certain perquisites and other personal benefits. The amount of such benefits in the fiscal year by the named executive officer did not exceed 10% of the executive officer's annual salary and bonus.
     (2) Consists of $6,000 in directors' fees and $2,872 in life insurance premiums paid by Chilton County on behalf of the named executive officer.
     (3) Consists of $6,500 in directors' fees and $2,872 in life insurance premiums paid by the Association on behalf of the named executive officer.

     The term of Mr. Cook's current employment agreement with Chilton
County ends June 30, 1998. For the year ended June 30, 1997, Mr. Cook's base salary was $66,000. The agreement provides for a salary review by the Chilton County Board not less often than annually, as well as for annual one-year renewals upon affirmative action by the Chilton County Board and written acceptance thereof by Mr. Cook. The agreement also provides for disability benefits and for a severance payment in the event employment is involuntarily terminated within 12 months after a change in "control" of Chilton County which has not been approved in advance by two-thirds vote of the Chilton County Board. This payment will be equal to the total amount of 2.99 times the average annual compensation paid Mr. Cook during the five years immediately prior to the change in control. As of June 30, 1997, Mr. Cook would have been entitled to receive approximately $185,000 had a change in "control" occurred on such date. In addition, Mr. Cook will be entitled to the same amount if he voluntarily terminates his employment with Chilton County following a change in "control" where, without his prior written consent, (i) he must move his personal residence or work more than 45 miles from Clanton, Alabama, (ii) his base compensation is reduced, (iii) Chilton County fails to maintain the same employee benefits plans, (iv) his duties would be other than those normally associated with the position of President and Chief Executive Officer, or (v) his responsibilities would be materially reduced or diminished. The term "control" is defined in the agreement as "the ownership, holding or power to vote more than 50% of the Chilton County Common Stock, the control of the election of a majority of Chilton County's directors, or the exercise of a controlling influence over the management or policies of the Chilton County by any person or by persons acting as a group within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended."

AGGREGATED OPTIONS EXERCISES AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth information concerning the exercise of stock options with respect to Chilton County Common Stock during fiscal year 1997 by Bobby R. Cook, and the fiscal year-end value of unexercised options held by Mr. Cook.

                               Number of              Value of Unexercised
                         Securities Underlying            In-the-Money
                        Unexercised Options/SARs        Options/SARs at
                           at Fiscal Year-End           Fiscal Year-End
Name                      (All Exercisable)(1)        (All Exercisable)(2)
----                      --------------------        --------------------
Bobby R. Cook                    1,443                        $--

------------------

(1) Consists of options granted to the named executive officer under the First Federal Savings and Loan Association of Chilton County 1988 Stock Option and Incentive Plan.
(2) Based on the aggregate fair market value of the shares of Common Stock underlying the options less the aggregate exercise price. For purposes of this calculation, the fair market value per share of the Common
     Stock is assumed to be equal to the last sale during the fiscal year and known to Chilton County's management ($10.00 per share).
     Unexercised options are considered "in-the-money" if the exercise price is less than fair market value of the underlying Common Stock. See "TERMS OF THE MERGER-Interests of Certain Persons in the Merger-Chilton County Options."

     No options were granted or exercised during the year ended June 30, 1996.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Chilton County offers loans to its officers, directors and employees for the financing and improvement of their personal residences. All such loans are approved under loan policies established by the Chilton County Board. Until August 1989, Chilton County granted loans to all full-time employees and directors at a reduced rate of interest. Interest under this loan program was computed at 1% above the savings rate of Chilton County at the time the loan was made for share loans and 1% above the highest rate paid on any savings account for mortgage loans. The loan program also permitted a waiver of all loan origination and application fees which would normally be charged for comparable loans. The loans were made in the ordinary course of business, were substantially on the same terms, except for interest rates and the waiver of loan origination and application fees, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features. Since August 1989, all loans to employees and directors have been made in the ordinary course of business, on substantially the same terms as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectibility or present other unfavorable features.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information as of September 22, 1997 with respect to those persons known by Chilton County to be beneficial owners of more than 5% of Chilton County's outstanding shares, and as to shares of Chilton County Common Stock beneficially owned by all executive officers and directors of Chilton County as a group. Management is not aware of any other person who beneficially owned more than 5% of the outstanding shares of Common Stock as of September 22, 1997.

            NAME AND ADDRESS                   AMOUNT AND NATURE OF                  PERCENTAGE OF SHARES OF
          OF BENEFICIAL OWNER                BENEFICIAL OWNERSHIP (1)               COMMON STOCK OUTSTANDING
          -------------------                ------------------------               ------------------------
H.D. Bice                                              9,887(2)                                   5.79%
P.O. Box 326
Clanton, Alabama  35046

L. Neal Bice                                           8,444(2)                                   4.99%
89 County Road 765
Clanton, Alabama  35046

Bobby R. Cook                                         17,326                                     10.15%
P.O. Box 1194
Clanton, Alabama  35046

Kenneth E. Easterling                                 12,350(2)                                   7.30%
4141 County Road 85
Clanton, Alabama  35046

Raymond Hamilton                                      12,969(2)                                   7.60%
1416 7th Street South
P.O. Box 130A
Clanton, Alabama  35045

Lewis W. Headley                                      10,113(2)                                   5.93%
P.O. Box 1610
Clanton, Alabama  35046

Clark G. Hutchinson                                   14,667                                      8.67%
1489 Bollingbrook Road
Marietta, Georgia  30067

James W. Gore                                         16,902                                      9.99%
1154 Country Club Circle
Birmingham, Alabama  35244

C. Richard Moore                                      15,500                                      9.16%
P.O. Box 1140
Clanton, Alabama  35046

Joseph W. Moore                                        2,943
502 5th Avenue North
Clanton, Alabama  35046                                                                           1.71%

John H. Smith and                                     10,893(3)                                   6.38%
   Elizabeth G. Smith
14418 County Road 29
Jemison, Alabama  35085

All officers and directors                           108,177(4)                                  60.90%
   as a group (10 persons)

-------------------

(1) Unless otherwise indicated, the table includes shares owned by spouses, other immediate family members, in trust and other forms of ownership, over which the persons possess sole voting and investment power. Although Chilton County's Common Stock is no longer registered under the Exchange Act, as amended, for purposes of the above table, Chilton County has continued to utilize Rule 13d-3 under such Act, which provides that a person is considered to "beneficially own" any shares of Common Stock (a) over which he has or shares voting or investment power, or (b) of which he has the right to acquire beneficial ownership at any time within 60 days of the Chilton County Record Date. As used herein, "voting power" is the power to vote or direct the vote of shares and "investment power" is the power to dispose or direct the disposition of shares.

(2) Includes 1,443 shares of Chilton County Common Stock underlying stock options granted pursuant to the First Federal Savings and Loan Association of Chilton County 1988 Stock Option Plan.

(3) Includes 1,423 shares of Chilton County Common Stock underlying stock options granted to Ms. Smith pursuant to the First Federal Savings and Loan Association of Chilton County 1988 Stock Option Plan.

(4) Includes 8,395 shares of Chilton County Common Stock underlying stock options granted pursuant to the First Federal Savings and Loan Association of Chilton County 1988 Stock Option and Incentive Plan.

            CHILTON COUNTY -- MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Chilton County's results of operations in recent years have reflected the fundamental changes which have occurred in the regulatory, economic and competitive environment in which savings institutions operate. Chilton County's results of operations are primarily dependent on its net interest income, which is the difference between interest income on interest-earning assets and interest expense on interest-bearing liabilities. Interest income is a function of the balances of interest-earning assets outstanding during the period and the yields earned on such assets. Interest expense is a function of the amount of interest-bearing liabilities outstanding during the period and the rates paid on such liabilities. Chilton County also generates non-interest income, such as service charges on transaction accounts and other fees. Net income is further affected by the level of operating expenses, such as compensation, occupancy and equipment expenses, professional and data processing services, federal deposit insurance premiums and the establishment of loan loss reserves.

     The operations of Chilton County, and savings institutions generally, are significantly influenced by general economic conditions and the monetary and fiscal policies of governmental regulatory agencies. Deposit flows and costs of funds are influenced by interest rates on competing investments and prevailing market rates of interest. Lending activities are affected by the demand for financing real estate and other types of loans, which in turn is affected by the interest rates at which such financing may be offered and other factors affecting loan demand and the availability of funds.

     The following discussion and analysis focuses on changes in the financial condition and results of the operations of Chilton County during the three fiscal years ended June 30, 1997, 1996 and 1995. This discussion and analysis should be read in conjunction with the financial statements and related notes and selected financial data included elsewhere herein.

OPERATING STRATEGY

     Chilton County's Board of Directors and management have developed a strategic plan with the express purpose of identifying strengths, areas needing improvement, opportunities for growth and possible threats to operating successfully. Overall strengths include local ownership and independence, an adequate capital base, a stable base of customers, a number of mortgage loan products and a good economic outlook in a diversified market. Areas in need of improvement include the asset size of Chilton County which faces strong competition both in originating real estate and consumer loans and in attracting deposits, the present balance of interest sensitive deposits and loans, a need for established products and services, a need to increase and broaden the customers base, and a need to grow and/or maintain market share in an expanding market. Opportunities for growth include expanding commercial lending and other types of loans and improving the level of non-interest income. Finally, threats to operating successfully include increasing costs associated with regulatory compliance, dramatic increases in interest rates which would adversely affect net interest income in the short run and increased competition as a result of the continuing reduction of restrictions on the interstate operations of financial institutions.

ASSET/LIABILITY MANAGEMENT

     INTEREST RATE SENSITIVITY

     Interest rate sensitivity is a function of the repricing characteristics of Chilton County's portfolio of assets and liabilities. These repricing characteristics are the time frames within which the interest-bearing assets and liabilities are subject to change in interest rates either at replacement, repricing or maturity during the life of the instruments. Asset/liability management focuses on repricing relationships of assets and liabilities during periods of changes in market interest rates. Effective asset/liability management seeks to ensure that both assets and liabilities respond to changes in interest rates within an acceptable time frame, thereby minimizing the effect of interest rate movements on net interest income. Interest rate sensitivity is measured as the ratio of the difference between the volumes of assets and liabilities in Chilton County's current portfolio that are subject to repricing at various time horizons, divided by interest earning assets. A ratio is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities, and is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. Generally, during a period of rising interest rates, a negative ratio, would adversely affect net interest income, while a positive ratio would result in an increase in net interest income. Conversely, during a period of falling interest rates, a negative ratio would result in an increase in net interest income and a positive ratio would adversely, affect net interest income. At June 30, 1997, Chilton County had a negative one year ratio of 16.93% and a negative five year cumulative ratio of 12.29%.

     The following table sets forth information regarding the projected maturities and repricing of the major asset and liability categories of Chilton County as of June 30, 1997. Maturities and repricing dates have been projected by applying the assumptions set forth below as to contractual maturity and repricing dates. Classification of items in the tables are different from those presented in other tables and the financial statements and accompanying notes included therein.

                                                                                June 30, 1997
                                           ----------------------------------------------------------------------------------------
                                         One year        One to        Two to       Three to       Four to        Over
                                          or less       two years    three years   four years     five years   five years    Total
                                         --------       ---------    -----------   ----------     ----------   ----------  --------
                                                                      (Dollar amounts in thousands)
 Interest-earning assets:
       Mortgage loans ................    $ 12,724      $  4,900      $  4,730      $  1,505      $    221      $  1,718   $ 25,798
       All other loans ...............       2,117         2,219         1,674         1,020           270           745      8,045
       Collateralized mortgage
       obligations ...................         971            --            --            --            --            --        971
       Mortgage-backed securities ....       2,517         2,473            94           102           110         5,055     10,351
       Investments (1) ...............      15,478         1,325         1,100           555           690         7,597     26,745
                                          --------      --------      --------      --------      --------      --------   --------
       Total interest-earning assets .    $ 33,807      $ 10,917      $  7,598      $  3,182      $  1,291      $ 15,115   $ 71,910
                                          ========      ========      ========      ========      ========      ========   ========
 Interest-bearing liabilities:
       Deposits ......................    $ 43,980      $  9,180      $  9,184      $    644      $    644      $  4,520   $ 68,152
       Borrowed funds ................       2,000            --            --            --            --            --      2,000
                                          --------      --------      --------      --------      --------      --------   --------
       Total interest-earning
       liabilities ...................    $ 45,980      $  9,180      $  9,184      $    644      $    644      $  4,520   $ 70,152
                                          ========      ========      ========      ========      ========      ========   ========

 Interest sensitivity gap ............     (12,173)        1,737        (1,586)        2,538           647        10,595      1,758

 Cumulative interest sensitivity gap..     (12,173)      (10,436)      (12,022)       (9,484)       (8,837)        1,758      1,758

       Ratio of cumulative interest
       sensitivity gap to total
       interest earning assets .......       (16.9)%      (14.15)%      (16.72)%      (13.19)%      (12.29)%        2.44%      2.44%

       Ratio to cumulative interest
       sensitivity gap to total assets
       of $74,753 ....................      (16.28)%      (13.96)%      (16.08)%      (12.69)%      (11.82)%        2.35%      2.35%


--------------------

(1)  Includes investments in interest-bearing deposits and federal funds sold.

     The preceding tables were prepared based upon contractual terms of the asset or liabilities and with the following assumptions regarding prepayment of loans, CMO/REMICS and MBS and decay rates of deposits. These prepayment and decay rate assumptions are management's estimates based on expectations of future interest rates. Fixed rate mortgage loans are assumed to prepay at rates ranging from 7% to 22%. Adjustable rate loans, CMO/REMICS and MBS are presented in the period in which they next reprice. All other loans (principally consumer installment loans) are presented at their contractual maturities. Fixed rate MBS are assumed to prepay at rates ranging from 8% to 20%. The decay rate for passbook and NOW accounts are assumed to be 20% for the first year and approximately 10% thereafter. Certificate accounts and borrowed funds are presented at their contractual maturities. Changes in the mix of earning assets or supporting liabilities can either increase or decrease the net interest margin without affecting interest rate sensitivity. In addition, the interest rate spread between an asset and its supporting liability can vary significantly while the timing of repricing for both the asset and the liability remains the same, thus impacting net interest income. Varying interest rate environments can create unexpected changes in prepayment levels of assets and repricing of liabilities which are not reflected in the interest sensitivity analysis table. These prepayments may have significant effects on Chilton County's net interest margin. Certain assets, such as adjustable rate mortgages, generally have features which restrict changes in interest rates on a short-term basis and over the life of the asset.

INTEREST RATE RISK STRATEGY

     Chilton County recognizes that the current negative gap presents a risk to net interest income margin should an increase occur in the current level of interest rates. Accordingly, Chilton County's current asset/liability management strategy attempts to provide an acceptable balance between interest rate risk, credit risk and maintenance of yield. Chilton County has recently undertaken certain restructuring activities in order to minimize the impact of fluctuations in market rates on net interest income and improve the overall quality of Chilton County's assets. On May 29, 1997, Chilton County sold $10.0 million of investments and MBS, which resulted in a net realized loss of approximately $6,500. These securities had weighted average interest rates of 7.18%. While Chilton County will continue to evaluate the quality of its assets and the maturities of its assets and liabilities, in order to implement its asset/liability management strategies, and investment and interest rate risk policies, it does not expect that in the foreseeable future it will engage in similar extraordinary transactions.

     Chilton County has used and will continue to use various methods to minimize the adverse effect of interest rate risk on future earnings. Chilton County has contracted with an outside service to assist its monitoring of interest rate risk. Chilton County maintains a portfolio of adjustable rate mortgage loans that reprice in less than one year, equal to $7,609,000 at June 30, 1997 and $10,717,000 at June 30, 1996. Chilton County has also increased its portfolio of more interest-sensitive consumer loans. Long term borrowings from the FHLB of Atlanta have also been used to lengthened the maturity of Chilton County's liabilities.

     Although Chilton County is attempting to better match the terms to repricing of its assets and liabilities, there is no assurance that Chilton County will be able to achieve this objective, nor is it possible to predict whether future changes in regulatory, economic and competitive conditions will cause Chilton County to revise its operating strategies. The operating results of Chilton County are expected to remain dependent primarily upon prevailing levels of interest rates.

IMPACT OF INFLATION AND CHANGING PRICES

     A financial institution's asset and liability structure is substantially different from that of an industrial company in that virtually all assets and liabilities of a financial institution are monetary in nature. Management believes the impact of inflation on financial results depends upon Chilton County's ability to react to changes in interest rates and, by such reaction, reduce the inflationary impact on performance. Interest rates do not necessarily move in the same direction, or at the same magnitude, as the prices of other goods and services. Management is seeking to manage the relationship between interest-sensitive assets and liabilities, in order to protect against wide interest rate fluctuations, including those resulting from inflation. In a volatile interest rate environment, liquidity and the maturity structure of Chilton County's assets and liabilities are critical to the maintenance of acceptable performance levels. Chilton County is unable to predict future changes in market rates of interest and their impact on Chilton County's profitability.

AVERAGE BALANCE, INTEREST AND AVERAGE YIELDS AND RATES

     The following table sets forth certain information relating to Chilton County's average interest-earning assets and interest-bearing liabilities and reflects the average yield on assets and average cost of liabilities for the periods indicated. Such yields and costs are derived by dividing income or expense by the average monthly balance of assets or liabilities, respectively, for the periods presented. Average balances are derived from month-end-balances. Management does not believe that the use of month-end balances instead of daily balances has caused any material difference in the information presented.

     The table also presents information for the periods indicated with respect to the difference between the average yield earned on interest-earning assets and average rate paid on interest-bearing liabilities, or "interest rate spread," which savings institutions have traditionally used as an indicator of profitability. Another indicator of an institution's net interest income is its "net yield on total interest-earning assets," which is its net interest income divided by the average balance of interest-earning assets. Net interest income is affected by the interest rate spread and by the relative amounts of interest-earning assets and interest-bearing liabilities. When interest-earning assets approximate or exceed interest-bearing liabilities, any positive interest rate spread will generate net interest income.

            Average Balance, Interest and Average Yields and Rates

                                                                                Year ended June 30, 1997
                                                             ---------------------------------------------------------------
                                                                Average Balance          Interest             Yield/Cost
                                                                ---------------          --------             ----------
Interest-earning assets:
    Total investment securities.......................            $38,981,318           $2,474,197                6.35%
    Loans receivable..................................             34,313,303            3,036,074                8.85%
                                                                   ----------            ---------
    Total interest-earning assets.....................             73,294,621            5,510,271                7.52%
    Reserve for loan losses...........................               (240,024)
    Total cash and due from bank......................                612,087
    Total fixed assets - net..........................              1,112,288
    Foreclosed real estate............................                 93,785
    Accrued interest receivable.......................                350,240
    Other assets......................................                272,844
                                                                 ------------
    Total assets......................................            $75,495,841
                                                                  ===========
Interest-bearing liabilities:
    Demand deposits...................................             $5,430,383             $154,413                2.84%
    Passbook savings..................................              6,393,942              207,320                3.24%
    Certificates of deposit...........................             57,381,344            3,362,366                5.86%
                                                                   ----------           ----------
    Total interest-bearing deposits...................             69,205,669            3,724,099                5.38%
    Borrowed funds....................................              1,811,828              112,152                6.19%
                                                                  -----------           ----------
    Total interest-bearing liabilities................             71,017,497            3,836,251                5.40%

    Non-interest-bearing demand deposits..............                 84,789
    Accrued interest on deposits......................                 26,072
    Other liabilities.................................                197,351
                                                                  -----------
      Total liabilities...............................             71,325,709
Stockholders' equity..................................              4,170,132
                                                                 ------------
    Total liabilities and stockholders' equity........            $75,495,841
                                                                  ===========
    Net interest income...............................                                  $1,674,020
                                                                                        ==========
    Interest rate spread..............................                                                            2.12%
    Net yield on total income earning assets..........                                                            2.28%
    Average interest-earning assets to                                                                          103.21%
      average total interest-bearing liabilities ratio

           Average Balances, Interest Income/Expense and Yield Rates

                                                      Year ended June 30, 1996                    Year ended June 30, 1995
                                          -----------------------------------------------   ------------------------------------
                                                                                                                            Yield/
                                            Average Balance     Interest       Yield/Cost  Average Balance     Interest      Cost
                                            ---------------     --------       ----------  ---------------     --------      ----
Interest-earning assets:
    Total investment securities..........       $39,479,032   $2,438,016         6.18%       $40,286,459    $2,463,226     6.11%
    Loans receivable.....................        32,064,503    2,801,778         8.74%        29,487,598     2,505,385     8.50%
                                                -----------   ----------                     -----------    ----------
    Total interest-earning assets........        71,543,535    5,239,794         7.32%        69,774,057     4,968,611     7.12%
    Reserve for loan losses..............         (228,850)                                     (243,975)
    Total cash and due from bank.........           923,319                                      744,995
    Total fixed assets - net.............         1,174,820                                    1,232,198
    Foreclosed real estate...............            90,836                                       69,846
    Accrued interest receivable..........           359,179                                      364,194
    Other assets.........................           115,693                                      102,918
                                                -----------                                  -----------

         Total assets....................       $73,978,532                                  $72,044,233
                                                ===========                                  ===========

Interest-bearing liabilities:

    Demand deposits......................       $ 5,382,562   $  154,388         2.87%       $ 5,994,186    $  186,598     3.11%
    Passbook savings.....................         6,586,360      214,188         3.25%         9,348,102       300,654     3.22%
    Certificates of deposit..............        56,595,504    3,464,621         6.12%        50,337,342     2,675,926     5.32%
                                                -----------   ----------                     -----------    ----------

    Total interest-bearing deposits......        68,564,426    3,833,197         5.59%        65,679,630     3,163,178     4.82%
    Borrowed funds.......................           413,889       34,081         8.23%         1,394,958        94,482     6.77%
                                                -----------   ----------                     -----------    ----------
    Total interest-bearing liabilities...        68,978,315    3,867,278         5.61%        67,074,588     3,257,660     4.86%

    Non-interest-bearing demand deposits.            62,531                                       43,730
    Accrued interest on deposits.........            65,184                                       45,107
    Other liabilities....................           116,157                                      974,971
                                                -----------                                  -----------
         Total liabilities...............        69,222,187                                   68,138,396
Stockholders' equity.....................         4,756,345                                    3,905,837
                                                -----------                                  -----------

    Total liabilities and stockholders'         $73,978,532                                  $72,044,233
      equity.............................       ===========                                  ===========

Net interest income......................                     $1,372,516                                    $1,710,951
                                                              ==========                                    ==========
Interest rate spread.....................                                        1.71%                                      2.26%
Net yield on total income earning assets.                                        1.92%                                      2.45%
Average interest-earning assets to
    average total interest-bearing
    liabilities ratio....................                                      103.72%                                    104.02%

FINANCIAL CONDITION

     INVESTMENT SECURITIES

     Investment securities held to maturity were $8,731,000, $9,312,000 and $27,033,000 at June 30, 1997, 1996 and 1995, respectively. In November 1995,
$17,252,000 of the investment portfolio was reclassified as "available for sale" from "held to maturity," resulting in a decline of $17,721,000, or 65.6%, in 1996. At June 30, 1997, the portfolio had a net unrealized loss of $587,000 (net of tax benefits of $61,000), as compared to a net unrealized loss of $912,000 (net of tax benefits of $263,000) at June 30, 1996. See Notes 1 and 2 of Notes to Financial Statements for additional discussion on investment securities.

     The following table indicates the amortized cost of the portfolio of investment securities held to maturity as of the dates presented below:


                                                                                     Amortized Cost
                                                                                        June 30,
                                                                 -------------------------------------------------------
                                                                       1997                  1996             1995
                                                                       ----                  ----             ----
                                                                                     (In thousands)
Investment Securities Held to Maturity:

U.S. Government Agencies........................................      $5,956                $5,960          $12,567
Mortgage-backed securities......................................         134                   402            8,278
Corporate securities............................................       2,641                 2,950            4,378
Obligations of state and political subdivisions.................          --                    --            1,810
Collateralized mortgage obligations.............................          --                    --               --
Other...........................................................          --                    --               --
                                                                      ------                ------          -------
Total investment securities held to maturity....................      $8,731                $9,312          $27,033
                                                                      ======                ======          =======

     The following table indicates the fair value of the portfolio of investment securities available for sale as of the dates presented below:


                                                                                      Fair Value
                                                                                       June 30,
                                                                  --------------------------------------------------
                                                                       1997                1996           1995
                                                                       ----                ----           ----
                                                                                      (In thousands)
Investment Securities Available for Sale:

U.S. Government Agencies........................................      $ 5,218             $ 7,295         $ 4,015
Mortgage-backed securities......................................       10,217              10,520           3,932
Collateralized mortgage obligations.............................          971                 959             956
Federal Home Loan Bank stock....................................          622                 622             622
Obligations of states and political subdivisions................           55               1,734              --
Corporate securities............................................        1,404               1,444             460
Other...........................................................        3,020               3,462           3,014
                                                                      -------             -------         -------
Total investment securities available for sale..................      $21,507             $26,036         $12,999
                                                                      =======             =======         =======

         At June 30, 1997 and 1996, Chilton County maintained a portfolio of collateralized mortgage obligations and real estate mortgage investment conduits (collectively, "CMO/REMICS") totaling $971,000 and $959,000, respectively. All of the CMO/REMICS owned by Chilton County are secured through mortgage-backed securities underlying the obligations by the Federal Home Loan Mortgage Corporation ("FHLMC"). See Note 2 to Notes to Financial Statements.

         Chilton County maintains a portfolio of mortgage-backed securities ("MBS") guaranteed by the FHLMC, the Federal National Mortgage Associations ("FNMA") and the Government National Mortgage Association ("GNMA"). At June 30, 1997 and 1996, the carrying values of such securities were $10,351,000 and $10,922,000, respectively, and their estimated market values were $10,349,000 and $10,914,000, respectively. MBS entitle Chilton County to receive a pro rata portion of the cash flows from an identified pool of mortgages. Although MBS generally offer lesser yields than the loans for which they are exchanged, MBS present substantially lower credit risk by virtue of the guarantees that back them, are more liquid than individual mortgage loans, and may be used to collateralize borrowings or other obligations of Chilton County. Further, since they are primarily adjustable-rate and have relatively short terms, Chilton County's MBS are helpful in limiting Chilton County's interest rate risk. At the time of MBS purchases, Chilton County considers various prepayment speeds and makes the purchase based on the ability to accept the yield and average life based on both increasing and decreasing prepayment speeds. See Note 2 to Notes to Financial Statements.

         There is no assurance that Chilton County will continue to be able to invest in these securities at attractive yields.

         The following tables present the contractual maturities and weighted average yields of investment securities available for sale at June 30, 1997:

                                                                          Maturities of Investment Securities
                                                   ------------------------------------------------------------------------------
                                                                       After one      After five              Equity securities
                                                      Within            through        through       After        having no
                                                     one year          five years     10 years     10 years   specific due date
                                                     --------          ----------     ----------   --------   ------------------
                                                                              (In thousands)
 U.S. Government agencies, excluding
    mortgage-backed securities . . . . . . . . . . .  $      --        $  302      $4,916       $     --          $   --
 Mortgage-backed securities  . . . . . . . . . . . .         --            --          --        10,217               --
 Collateralized mortgage obligations . . . . . . . .         --            --          --           971               --
 Corporate securities  . . . . . . . . . . . . . . .         --         1,168         236            --               --
 Federal Home Loan Bank stock  . . . . . . . . . . .         --            --          --            --              622
 Obligations of states and political subdivisions. .         --            55          --            --               --
 Other . . . . . . . . . . . . . . . . . . . . . . .         --            --          --            --            3,020
                                                      ---------        ------      ------       -------           ------
                                                      $      --        $1,525      $5,152       $11,188           $3,642
 Total investment securities available for sale. . .  =========        ======      ======       =======           ======


                                                             Weighted Average Yields
                                        --------------------------------------------------------------------
                                                  After one    After five                 Equity securities
                                         Within    through     through       After             having no
                                        one year  five years   10 years     10 years      specific due date
                                        --------  ----------   --------     --------      ------------------
 U.S. Government agencies, excluding
    mortgage-backed securities . . .       --%       7.07%       6.38%           --%               --%
 Mortgage-backed securities  . . . .       --        8.42         --           6.40                --
 Collateralized mortgage
    obligations  . . . . . . . . . .       --         --          --           6.16                --
 Corporate securities  . . . . . . .       --        6.11        6.07           --                 --
 Federal Home Loan Bank stock  . . .       --         --          --            --               7.24
 Obligations of states and political
         subdivisions (1)  . . . . .       --        6.52         --            --                 --
 Other . . . . . . . . . . . . . . .       --         --          --            --               6.19
                                         ----        ----        ----          ----              ----

 Total weighted average yield  . . .       --        6.31%       6.36%         6.38%             6.37%
                                         ====        ====        ====          ====              ====

----------------------------------------
(1) Weighted average yields on tax-exempt obligations have been computed on a fully tax-equivalent basis using a federal tax rate of 34% at June 30, 1997.

         The following tables present the contractual maturities and weighted average yields of investment securities held to maturity at June 30, 1997.

                                                          Maturities of Investment Securities
                                                    -----------------------------------------------
                                                                After one      After five
                                                     Within      through        through      After
                                                    one year    five years     10 years    10 years
                                                    --------    ----------     --------    --------
                                                                     (In thousands)
 U.S. Government agencies, excluding mortgage-    $  3,452       $2,504        $     --    $    --
      backed securities  . . . . . . . . . . . .
 Mortgage-backed securities  . . . . . . . . . .        --          134              --         --
 Corporate securities  . . . . . . . . . . . . .       200        2,441              --         --
                                                  --------       ------        --------    -------

 Total investment securities held to maturity. .  $  3,652       $5,079        $     --    $    --
                                                  ========       ======        ========    =======

                                                                Weighted Average Yields
                                                    -----------------------------------------------
                                                                 After one   After five
                                                     Within       through     through        After
                                                    one years   five years    10 years     10 years
                                                    ---------   ----------    --------     --------
 U.S. Government agencies, excluding mortgage-          3.90%        4.77%       --%           --%
          backed securities  . . . . . . . . . .
 Mortgage-backed securities  . . . . . . . . . .          --         6.00        --            --
 Corporate securities  . . . . . . . . . . . . .        6.38         6.69        --            --
                                                        ----         ----     -----         -----

 Total weighted average yield  . . . . . . . . .        4.03%        5.73%       --%           --%
                                                        ====         ====     =====         =====


         The maturities for CMO/REMICS and MBS presented above represent contractual maturities of such securities. Due to the nature of these securities, the timing and amount of principal repayments are generally unpredictable. However, assuming current prepayment rates and normal, required principal repayments, the following table set forth certain information regarding the expected principal payments, carrying values, fair values, and weighted average yields of the Chilton County's CMO/REMICS and MBS at June 30, 1997.


                             Principal payments expected during the
                                      year ending June 30,                                       At June 30, 1997
                            ------------------------------------------                 ---------------------------------
                                                                                                                Weighted
                                                                                       Amortized      Fair       Average
                            1998     1999     2000     2001      2002     Thereafter      Cost       Value        Yield
                            ----     ----     ----     ----      ----     ----------      ----       -----        -----
                                                                       (Dollars in thousands)
 CMO/REMICS  . . . . .     $  971      --       --      --         --            --      $ 1,001     $   959      6.16%
 MBS . . . . . . . . .     $2,517  $2,473  $    94    $102       $110        $5,055      $11,155     $10,914      6.35%

         LOANS

         Total loans of $34,108,000 at June 30, 1997, reflected a decrease of $528,000, or 1.52%, compared to total loans of $34,636,000 at June 30,1996.
Total loans of $34,636,000 at June 30, 1996 reflected an increase of $5,182,000, or 17.59%, compared to total loans of $29,454,000 at June 30, 1995.
Total loans at June 30, 1995 reflected a decrease of $663,000, or 2.20%, over the June 30, 1994 level of $30,117,000. The loan growth in fiscal 1996 was attributable primarily to the Chilton County's increased emphasis on construction loans, which increased $2,629,000, or 196.0%, in the year ended June 30, 1996.

         One-to-four family real estate mortgage loans decreased $1,514,000, or 6.7%, from June 30, 1996 to June 30, 1997. From June 30, 1995 to June 30, 1996,
one-to-four family real estate mortgage loans increased $913,000, or 4.2%, while there was a decrease of $2,007,000, or 8.5%, from June 30, 1994 to June 30, 1995. Although Chilton County pursues real estate mortgage loans within its own market area, it also originates residential mortgage loans which are sold in the secondary market, with servicing released. Proceeds from loan sales were $1,379,000, $3,859,000, and $1,903,000, for the fiscal years ended June 30, 1997, 1996, and 1995, respectively.

         Consumer installment loans decreased $430,000, or 5.8%, from June 30, 1996 to June 30, 1997. The increase from June 30, 1995 to June 30, 1996 was $2,219,000, or 43.4%, and the increase from June 30, 1994 to June 30, 1995 was $1,020,000, or 24.9%.

         The following table presents the composition of Chilton County's loan portfolio as of June 30, 1997, 1996, 1995, 1994, and 1993:

                                                                                  June 30, 1997
                                                                          ------------------------------
                                                                                                 Percent
                                                                          Amount                of Total
                                                                          ------                --------
                                                                            (Dollar amounts in thousands)
 Real estate mortgage loans:

   One to four family  . . . . . . . . . . . . . . . . . . . . . .        $20,953                   61.91%
   Commercial  . . . . . . . . . . . . . . . . . . . . . . . . . .          4,180                   12.35

 Construction loans  . . . . . . . . . . . . . . . . . . . . . . .          1,090                    3.22

 Savings account loans . . . . . . . . . . . . . . . . . . . . . .          1,712                    5.06

 Installment loans . . . . . . . . . . . . . . . . . . . . . . . .          6,906                   20.41
                                                                          -------

      Total loans  . . . . . . . . . . . . . . . . . . . . . . . .         34,841

 Less:

   Loans in process  . . . . . . . . . . . . . . . . . . . . . . .           (193)                   (.57)
   Discounts and other, net  . . . . . . . . . . . . . . . . . . .           (540)                  (1.60)
      Allowance for loan losses  . . . . . . . . . . . . . . . . .           (265)                   (.78)
                                                                          -------                  ------

 Total loans, net  . . . . . . . . . . . . . . . . . . . . . . . .        $33,843                  100.00%
                                                                          =======                  ======


                                                                                 June 30,
                                                     -----------------------------------------------------------------
                                                             1996                                       1995
                                                     ---------------------------              ------------------------
                                                                   Percent                                    Percent
                                                     Amount       of Total                      Amount        of Total
                                                     ------       --------                      ------        --------
                                                                         (Dollar amounts in thousands)
 Real estate mortgage loans:

   One to four family  . . . . . . . . . . . .      $22,467           65.37%                    $21,554            73.75%
   Commercial  . . . . . . . . . . . . . . . .        1,381            4.02                       1,054             3.61


 Construction loans  . . . . . . . . . . . . .        3,967           11.54                       1,338             4.58

 Savings account loans . . . . . . . . . . . .        1,758            5.12                       1,424             4.87

 Installment loans . . . . . . . . . . . . . .        7,336           21.34                       5,117            17.51
                                                    -------                                     -------

      Total loans  . . . . . . . . . . . . . .       36,909                                      30,487

 Less:
   Loans in process  . . . . . . . . . . . . .       (1,640)          (4.78)                       (552)           (1.89)

   Discounts and other, net  . . . . . . . . .         (633)          (1.84)                       (481)           (1.65)

      Allowance for loan losses  . . . . . . .         (267)           (.77)                       (228)            (.78)
                                                    -------          ------                     -------           ------

 Total loans, net  . . . . . . . . . . . . . .      $34,369          100.00%                    $29,226           100.00%
                                                    =======          ======                     =======           ======


                                                                                 June 30,
                                                  -----------------------------------------------------------------------
                                                           1994                                            1993
                                                  -----------------------                        ------------------------
                                                                   Percent                                     Percent
                                                    Amount        of Total                        Amount      of Total
                                                                       (Dollar amounts in thousands)
Real estate mortgage loans:
  One to four family.............................   $23,561          78.96%                     $26,224       84.02%
  Commercial.....................................       494           1.66                          217         .70

  Construction loans.............................     1,427           4.78                          285         .91

  Savings account loans..........................     1,344           4.50                        1,423        4.56

  Installment loans..............................     4,097          13.73                        3,701       11.85
                                                    -------                                     -------

      Total loans................................    30,923                                      31,850

Less:
  Loans in process...............................      (398)         (1.33)                          --          --

  Discounts and other, net.......................      (408)         (1.37)                        (416)      (1.33)

      Allowance for loan losses..................      (278)          (.93)                        (222)       (.71)
                                                    -------         ------                      -------      ------

Total loans, net.................................   $29,839         100.00%                     $31,212      100.00%
                                                    =======         ======                      =======      ======


         The following table shows the maturity of Chilton County's loan portfolio at June 30, 1997, based upon contractual maturity dates. Demand loans, loans having no schedule of repayment and no stated maturity, and overdrafts are reflected as due during the year ended June 30, 1997. The table below does not include an estimate of prepayments, which significantly shortens the average life of all mortgage loans and will cause Chilton County's actual repayment to differ from that shown below.

                                     Due during the year ending
                                              June 30,
                                  ---------------------------------
                                                                      Due after   Due after    Due after     Due after
                                     1998        1999        2000     3-5 years   5-10 years   10-15 years    15 years     Total
                                     ----        ----        ----     ---------   ----------   -----------    --------     -----
                                                                         (Dollar amounts in thousands)
Real estate mortgage loans.......  $   795      $1,038      $1,224     $3,727      $7,213      $6,628       $4,408       $25,033

Construction loans...............      897          --          --         --          --          --           --           897

All other loans..................    3,405         475       1,062      1,587       1,331         318           --         8,178
                                   -------      ------      ------     ------      ------      ------       ------       -------

         Total...................  $ 5,097      $1,513      $2,286     $5,314      $8,544      $6,946       $4,408       $34,108
                                   =======      ======      ======     ======      ======      ======       ======       =======

         The following table sets forth at June 30, 1997, the dollar amount of loans due after June 30, 1997, based upon whether such loans have fixed or adjustable interest rates:


                                                                      June 30, 1997
                                                           ------------------------------------

                                                                       Floating or
                                                           Fixed       Adjustable
                                                           Rates          Rates            Total
                                                           -----          -----            -----
                                                                      (In thousands)

Real estate mortgage loans ......................        $ 15,471        $ 6,573       $ 22,044
Commercial loans.................................           3,143          1,036          4,179
Savings and installments loans...................           8,618             --          8,618
                                                         --------        -------       --------

         Total...................................        $ 27,232        $ 7,609       $ 34,841
                                                         ========        =======       ========


         The following table sets forth Chilton County's loan originations, sales and principal repayments for the periods indicated:


                                                              Year ended June 30,
                                                -----------------------------------------------

                                                      1997                1996           1995
                                                      ----                ----           ----
                                                                         (In thousands)
Loan originations:
    Real estate-mortgage loans.................     $   8,668          $  14,902      $   6,812
    All other loans............................         8,431              8,931          6,069
                                                    ---------          ---------      ---------

    Total......................................     $  17,099          $  23,833      $  12,881
                                                    =========          =========      =========

Portfolio loan purchases:
    Real estate mortgage loans.................     $      --          $      --      $      --
                                                    =========          =========      =========

Portfolio loan sales proceeds:
    Real estate mortgage loans.................     $   1,379          $   3,859      $   1,903
                                                    =========          =========      =========

Principal repayments:
    Real estate mortgage loans.................     $   8,881          $   8,262      $   6,599
    All other loans............................         8,907              6,378          4,969
                                                    ---------          ---------      ---------

         Total.................................     $  17,788          $  14,640      $  11,568
                                                    =========          =========      =========


         ALLOWANCE FOR LOAN LOSSES AND RISK ELEMENTS

         The performance of loans is evaluated primarily on the basis of a review of each customer relationship over a period of time and the judgment of lending officers as to the ability of borrowers to meet the repayment terms of loans. If there is reasonable doubt as to the repayment of a loan in accordance with the agreed terms, the loan may be placed on a nonaccrual basis pending the sale of any collateral or a determination as to whether sources of repayment exists. Generally, delinquency of 90 days or more creates reasonable doubt as to repayment. This action may be taken even though the financial condition of the borrower or the collateral may be sufficient ultimately to reduce or satisfy the obligation. Generally, when a loan is placed on a nonaccrual basis, all payments are applied to reduce principal to the extent necessary to eliminate doubt as to the repayment of the loan. Any interest income on a nonaccrual loan is recognized only on a cash basis. See "-- Nonperforming Assets."

         At June 30, 1997, 1996, and 1995, loans accounted for on a nonaccrual basis were $223,000, $219,000 and $25,000, respectively, or 0.64%, 0.63%, and
0.08% of the total loans outstanding, net of unearned income. The balance of accruing loans past due 90 days or more as to principal and interest payments were $-0-, $126,000, and $60,000 at June 30, 1997, 1996 and 1995, respectively.

         The allowance for loan losses represents management's assessment of the risk associated with extending credit and its evaluation of the quality of the loan portfolio. Management analyzes the loan portfolio to determine the adequacy for loan losses and the appropriate provision required to maintain a level considered adequate to absorb anticipated loan losses. In assessing the adequacy of the allowance, management reviews the size, quality and risk of loans in the portfolio. Management also considers such factors as Chilton County's historical loan loss experience, the level, severity, and trend of criticized assets, the distribution of loans by risk class, and various qualitative factors such as current and anticipated economic conditions.

         While it is Chilton County's policy to charge off loans in the period in which a loss is considered probable, there are additional risks of future losses which cannot be quantified precisely or attributed to particular loans or classes of loans. Because these risks include the state of the economy, management's' judgment as to the adequacy of the allowance is necessarily approximate and imprecise.

         In assessing the adequacy of the allowance, management relies predominately on its ongoing review of the loan portfolio, which is undertaken both to ascertain whether there are probable losses which must be charged off and to assess the risk characteristics of the portfolio in the aggregate. This review takes into consideration the judgments of the responsible lending officers, senior management and those of regulatory agencies that review the loan portfolio as part of Chilton County's examination process. Specific percentages are allocated to each loan type. Management recognizes that there is more risk traditionally associated with commercial and consumer lending as compared to real estate mortgage lending; as such, a greater allocation is made for commercial and consumer loans than real estate mortgage loans. While all information available is used by management to recognize losses in the loan portfolio, there can be no assurances that future additions to the allowance will not be necessary. Chilton County's Board of Directors reviews the assessments of management in determining the adequacy of the allowance for loan losses. Generally, the only loans, including construction loans, which are classified are loans which are greater than 90 days delinquent. However, the Board of Directors may also classify loans less than 90 days delinquent should such classification be considered necessary.

         Chilton County's allowance for loan losses is also subject to regulatory examinations and determinations as to adequacy, which may take into account such factors as the methodology used to calculate the allowance for loan loss reserves and the size of the loan loss reserve in comparison to a group of peer banks identified by the regulators. During its routine examinations of savings institutions, the OTS has, from time-to-time, required additions to provisions for loan losses and allowances for loan losses as the regulators' credit evaluations and allowance for loan loss methodology have differed from those of management. Such regulatory examinations have focused on loan quality, particularly that of real estate loans. Chilton County attempts to reduce the risks of real estate lending through maximum loan-to-value requirements as well as systematic cash flow and initial customer credit history analyses. See "Supervision and Regulation."

         Management considers the $265,000 allowance for loan losses adequate to absorb known risks in the portfolio. At June 30, 1997, $131,000 of the allowance for loan losses was reserved for possible losses on real estate mortgage loans, $1,000 was reserved for possible losses on construction loans, and the remaining $133,000 was reserved for all other loan classifications. At June 30, 1997, the ratio of the allowance for loan losses to loans outstanding, net of unearned income, was 0.77%.

         The following table summarizes the levels of the allowance for loan losses at the end of the last five years.

                                                                 Year ended June 30,
                                               --------------------------------------------------------
                                               1997             1996          1995        1994        1993
                                               ----             ----          ----        ----        ----
                                                            (Dollar amounts in thousands)
Balance at beginning of period                $  267           $  228       $   278      $  222      $  450
Charge-offs:
         Real estate..................             7                1            41           4         129
         Installment..................            81               59            72          36          31
                                              ------            -----        ------      ------      ------
                 Total charge-offs....            88               60           113          40         160
                                              ------            -----        ------      ------      ------
Recoveries:
         Real estate..................             1                7             1           4           7
         Installment..................            21                7             9          16          15
                                              ------            -----        ------      ------      ------
                 Total recoveries.....            22               14            10          20          22
                                              ------            -----        ------      ------      ------
Net loans (recovered) charged off.....            66               46           103          20         138
Provisions for loan losses............            64               85            53          76         (90)
                                              ------            -----        ------      ------      ------
Balance at end of period..............        $  265            $ 267        $  228      $  278      $  222
                                              ======            =====        ======      ======      ======
Ratio of net charge-offs to total
  loans outstanding net of
  unearned income.....................          0.19%            0.13%         0.35%       0.07%       0.44%
                                              ======            =====        ======      ======      ======
Ratio of allowance for loan
   losses to loans outstanding, net of
   unearned income....................          0.77%            0.74%         0.77%       0.92%       0.71%
                                              ======            =====        ======      ======      ======


         The following table sets forth the breakdown of the allowance for loan losses by loan category at the dates indicated. Management believes that the allowance can be allocated by category only on an approximate basis. The allocation of the allowance to each category is not necessarily an indication of future losses and does not restrict the use of the allowance to absorb losses in any category.




                                           June 30, 1997                       June 30, 1996                      June 30, 1995
                                  ------------------------------      --------------------------------      -----------------------
                                                                                                                     Percent of
                                              Percent of loans in                  Percent of loans in              loans in each
                                                 each category                        each category                    category
                                    Amount      to total loans           Amount      to total loans        Amount   to total loans
                                    ------      --------------           ------      --------------        ------   --------------
                                                                      (Dollar amounts in thousands)
Construction loans                  $   1              1%            $    4                 1%            $   1             1%
Real estate mortgage loans            131             49                132                50               172            75
All other loans                       133             50                131                49                55            24
                                    -----            ---             ------               ---             -----           ---

Total allowance for loan losses     $ 265            100%            $  267               100%            $ 228           100%
                                    =====            ===             ======               ===             =====           ===


          On July 1, 1995, Chilton County adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS 118. SFAS 114 requires that impaired loans within the scope of the statement be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. SFAS 118 allows a creditor to use existing methods for recognizing interest income on an impaired loan. The adoption of SFAS 114 and 118 had an immaterial effect on the financial statements of Chilton County.

          NONPERFORMING ASSETS

          Chilton County has policies, procedures and underwriting guidelines intended to assist in maintaining the overall quality of its loan portfolio. Chilton County monitors its delinquency levels for any adverse trends. Non-Performing assets consist of loans on nonaccrual status, accruing loans which are past due 90 days or more, and foreclosed real estate.

          Chilton County's policy generally is to place a loan on nonaccrual status when there is reasonable doubt as to the repayment of the loan in accordance with the agreed terms. Generally, delinquency of 90 days or more creates reasonable doubt as to repayment. At the time a loan is placed on nonaccrual status, interest previously accrued but not collected is reversed and charged against current earnings. Income is subsequently recognized only to the extent that cash payments are received until, in management's judgment, the borrower is able to make periodic interest and principal payments and the loan is no longer delinquent and is returned to accrual status.

          Nonperforming assets were $478,000, $417,000, and $159,000, at June 30, 1997, 1996, and 1995 respectively. These levels represent an increase of $61,000, or 14.63%, between June 30, 1997 and June 30, 1996, and an increase of $258,000, or 162%, between June 30, 1996 and 1995. Management believes that such increases were primarily attributable to increased consumer lending.

          An analysis of the components of nonperforming assets at the end of the periods shown below is presented in the following table:



                                                                                        Nonperforming Assets
                                                                                               June 30,
                                                                              --------------------------------------------
                                                                              1997                  1996            1995
                                                                              ----                  ----            ----
                                                                                              (Dollar amounts in thousands)

    Loans accounted for on a non-accrual basis:
          Real estate mortgage loans.........................                 $     223           $    219        $     25
          All other loans....................................                       195                 --              --
                                                                              ---------           --------        --------
               Total.........................................                 $     418           $    219        $     25
                                                                              ---------           --------        --------
    Accruing loans which are past due 90 days or more:
          Real estate mortgage loans.........................                        --                 --              --
                                                                              ---------           --------        --------
          All other loans....................................                        --                126              60
                                                                              ---------           --------        --------
               Total.........................................                 $      --           $    126        $     60
                                                                              ---------           --------        --------

    Total of non-accrual and 90 days past due loans..........                       418                345              85

    Foreclosed real estate (net of related loss provisions)..                 $      60           $     72        $     74
                                                                              ---------           --------        --------

          Total non-performing assets........................                 $     478           $    417        $    159
                                                                              =========           ========        ========
    Non-accrual and 90 days past due loans as a % of total
    loans....................................................                      1.23%              1.00%           0.29%
                                                                              =========           ========        ========

    Non-performing assets as a % of total loans..............                      1.40%              1.20%           0.54%
                                                                              =========           ========        ========

    Total loans outstanding..................................                 $  34,108           $ 34,636        $ 29,454
                                                                              =========           ========        ========


          DEPOSITS

          Total deposits decreased $1,373,000 to $68,152,000 at June 30, 1997 and increased $2,126,000, or 3.15%, to $69,525,000 at June 30, 1996 from
    $67,399,000 at June 30, 1995. Non-interest-bearing deposits have remained at moderate levels of $139,000, $89,000, and $42,000, while interest-bearing deposits were $68,013,000, $69,436,00, and $67,357,000 at
    June 30, 1997, 1996, and 1995, respectively.

          Chilton County's deposit mix at June 30, 1997 remained fairly constant compared to June 30, 1996. There was a slight decrease in NOW accounts of $230,000, or 4.35%, and a slight increase in passbook savings of $59,000, or 0.93%. Certificates of deposit, other than "jumbos" (i.e., certificates of deposit of $100,000 or more) decreased $1,592,000, or 3.56%, while jumbos increased $340,000, or 2.58%. At June 30, 1997 certificates of deposit comprised approximately 83% of total deposits, while lower cost funds, including NOW accounts and passbooks savings, made up approximately 17% of total deposits.

         The composition of total deposits as of the periods indicated below is presented as follows:

                                                          June 30, 1997                            June 30, 1996
                                               ----------------------------------       -----------------------------------
                                                                Percent change                           Percent  change
                                                                     from                                     from
                                                   Amount       Prior Year End             Amount        prior year-end
                                                   ------       --------------             ------        --------------
                                                                      (Dollar amounts in thousands)
 Demand deposits . . . . . . . . . . . . .       $      139        56.18%                $      89             1.12%
                                                 ----------                               ---------

 Interest-bearing deposits:
      NOW accounts . . . . . . . . . . . .            5,056        (4.35)                     5,286            4.28

      Passbook savings . . . . . . . . . .            6,376          .93                      6,317           (9.28)

      Certificate of deposit other
      than jumbos  . . . . . . . . . . . .           43,085        (3.56)                    44,677             .96

      Jumbos . . . . . . . . . . . . . . .           13,496         2.58                     13,156           18.79
                                                   --------                                --------

 Total interest-bearing deposits . . . . .           68,013        (2.04)                    69,436            3.09
                                                    -------                                --------

 Total deposits  . . . . . . . . . . . . .         $ 68,152        (1.97)%                 $ 69,525            3.15%
                                                   ========                                ========


                                                                                      June 30, 1995
                                                                 ----------------------------------------------------------
                                                                                              Percent change
                                                                                                   from
                                                                              Amount          prior year-end
                                                                              ------          --------------
                                                                               (Dollar amounts in thousands)
 Demand deposits . . . . . . . . . . . . . . . . . . . . . . .                $       42          (50.59)%
                                                                              ----------


 Interest-bearing deposits:
      NOW accounts . . . . . . . . . . . . . . . . . . . . . .                     5,069          (29.09)

      Passbook savings . . . . . . . . . . . . . . . . . . . .                     6,963          (40.21)

      Certificate of deposit other
      than jumbos  . . . . . . . . . . . . . . . . . . . . . .                    44,250           15.82

      Jumbos . . . . . . . . . . . . . . . . . . . . . . . . .                    11,075           17.57
                                                                                ---------
 Total interest-bearing deposits . . . . . . . . . . . . . . .                    67,357            1.41
                                                                               ---------

 Total deposits  . . . . . . . . . . . . . . . . . . . . . . .                 $  67,399            1.35%
                                                                               =========

     The following tables set forth the distribution of Chilton County's deposit accounts at the dates indicated and the weighted average nominal interest rates on each category of deposits presented based on average daily balances:


                                                          June 30, 1997
                                                          -------------
                                                                        Minimum
   Interest                                                             -------                                   Percentage
    rate             Term                       Category                Balance                Balances             of Total
    ----             ----                       --------                -------                --------             --------
                                                                                            (In thousands)
      -- %      None             Non-interest-bearing demand            $     300           $        139               .20%
     2.91       None             NOW accounts                                 300                  5,056              7.42
     3.25       None             Passbook savings                              50                  6,377              9.36
     4.49       6 months         Fixed-term Fixed-rate Certificate          2,500                  4,510              6.62
     6.09       9 months         Fixed-term Fixed-rate Certificate          2,500                    442               .65
     5.28       12 months        Fixed-term Fixed-rate Certificate          1,000                 10,077             14.78
     5.48       15 months        Fixed-term Fixed-rate Certificate          1,000                  2,430              3.57
     5.45       18 months        Fixed-term Fixed-rate Certificate          1,000                  1,687              2.48
     5.75       IRA              Fixed-term Fixed-rate Certificate          1,000                 13,054             19.15
     5.51       21 months        Fixed-term Fixed-rate Certificate          1,000                    344               .50
     6.38       30 months        Fixed-term Fixed-rate Certificate          1,000                 20,424             29.97
     6.24       4 years          Fixed-term Fixed-rate Certificate          1,000                  3,432              5.04
     5.78       4 years          Fixed-term Adjustable-rate                 1,000                    180               .26
                                 Certificate                                                    --------            ------
                                                                                                $ 68,152            100.00%
                                                                                                ========            ======



                                                        June 30, 1996
                                                        -------------
   Interest                                                              Minimum
                                                                         -------                                  Percentage
    rate             Term                       Category                 Balance               Balances             of Total
    ----             ----                       --------                 -------               --------             --------
                                                                                            (In thousands)
     --  %      None             Non-interest-bearing demand             $    300                 $   89                 .14%
     2.90       None             NOW accounts                                 300                  5,286                7.60
     3.25       None             Passbook savings                              50                  6,317                9.09
     5.00       6 months         Fixed-term Fixed-rate Certificate          2,500                  6,627                9.53
     5.02       9 months         Fixed-term Fixed-rate Certificate          2,500                    170                 .24
     5.49       12 months        Fixed-term Fixed-rate Certificate          1,000                 14,707               21.15
     5.46       15 months        Fixed-term Fixed-rate Certificate          1,000                    361                 .52
     6.31       18 months        Fixed-term Fixed-rate Certificate          1,000                  2,980                4.29
     6.33       IRA              Fixed-term Fixed-rate Certificate          1,000                 13,099               18.84
     5.25       21 months        Fixed-term Fixed-rate Certificate          1,000                     15                 .02
     6.42       30 months        Fixed-term Fixed-rate Certificate          1,000                 15,578               22.41
     6.22       4 years          Fixed-term Fixed-rate Certificate          1,000                  4,132                5.94
     5.78       4 years          Fixed-term Adjustable-rate                 1,000                    163                 .23
                                 Certificate
     7.75       6 years          Fixed-term Fixed-rate Certificate          1,000                      1               --
                                                                                                 --------             ------
                                                                                                 $ 69,525             100.00%
                                                                                                 ========             ======

                                                        June 30, 1995
                                                        -------------
   Interest                                                               Minimum                              Percentage
    rate             Term                       Category                  Balance              Balances         of Total
    ----             ----                       --------                  -------              --------         --------
                                                                                            (In thousands)
       --  %    None             Non-interest-bearing demand              $   300               $     42            .06%
     2.88       None             NOW accounts                                 300                  5,069           7.52
     3.25       None             Passbook savings                              50                  6,963          10.33
     5.69       6 months         Fixed-term Fixed-rate Certificate          2,500                  7,327          10.87
     5.90       12 months        Fixed-term Fixed-rate Certificate          1,000                 13,011          19.31
     5.66       18 months        Fixed-term Fixed-rate Certificate          1,000                  3,565           5.29
     6.32       IRA              Fixed-term Fixed-rate Certificate          1,000                 11,593          17.20
     6.15       30 months        Fixed-term Fixed-rate Certificate          1,000                 15,388          22.83
     6.35       4 years          Fixed-term Fixed-rate Certificate          1,000                  4,284           6.36
     6.30       4 years          Fixed-term Adjustable-rate                 1,000                    156            .23
                                 Certificate
     7.75       6 years          Fixed-term Fixed-rate Certificate          1,000                      1             --
                                                                                                --------         ------
                                                                                                $ 67,399         100.00%
                                                                                                ========         ======

         Information about the average balances of interest-bearing demand deposits and time deposits for the periods indicated based upon average balances is provided below:

                                                                          Year ended June 30,
                                  ----------------------------------------------------------------------------------------

                                           1997                                 1996                            1995
                                  ------------------------              -------------------------      ---------------------------
                                   Interest-                             Interest-                       Interest-
                                   bearing                               bearing                         bearing
                                   demand         Time                   demand          Time            demand            Time
                                   deposits       deposits               deposits        deposits        deposits         deposits
                                   --------       --------               --------        --------        --------         --------
                                                              (Dollar amounts in thousands)
      Average balance . . . .      $11,824        $57,381                $11,969         $56,596         $15,342          $50,337

      Average rate  . . . . .        3.06%         5.86%                 3.08%           6.12%           3.18%            5.32%

         The following table presents changes in deposits for the periods indicated:

                                                                                 Year ended June 30,
                                                             -----------------------------------------------------

                                                             1997                     1996                1995
                                                             ----                     ----                ----
                                                                            (Dollar amounts in thousands)
                Opening balance . . . . . . . . . . . .    $  69,525               $ 67,399           $     66,503
                Net deposits (withdrawals)  . . . . . .       (4,333)                  (934)                (1,579)
                Interest credited on deposits . . . . .        2,960                  3,060                  2,475
                                                           ---------               --------           ------------

                Ending balance  . . . . . . . . . . . .    $  68,152               $ 69,525           $     67,399
                                                           =========               ========           ============

                                                           $  (1,373)              $  2,126           $        896
                                                           =========               ========           ============
                Percentage increase (decrease)  . . . .        (1.97)%                 3.15%          $       1.35%
                                                           =========               ========           ============


         The following table presents, by various interest rate categories, the amount of certificate accounts outstanding at June 30, 1997:

                                                                    June 30, 1997
                                                                    -------------
                                                                   (In thousands)
                                         Interest Rate
                                         -------------
                                         4.00 - 4.99%  . . . . . . . .   $ 3,289
                                         5.00 - 5.99%  . . . . . . . .    31,950
                                         6.00 - 6.99%  . . . . . . . .    13,055
                                         7.00 - 7.99%  . . . . . . . .     8,287
                                                                         -------
                                         Total . . . . . . . . . . . .   $56,581
                                                                         =======


        At June 30, 1997, Chilton County had outstanding approximately $56.6 million in certificate accounts that mature as follows:

                                                                  Amount due
                        -------------------------------------------------------------------------------------------------
                            Less than      One to         Two to       Three to four     Four to     There
                            one year      two years     three years        years       five years    after          Total
                            --------      ---------     -----------        -----       ----------    -----          -----
                                                                (In thousands)
 Interest Rate
 -------------
 4.00 - 4.99%  . . . . .       $ 3,289       $    --       $     --         $    --  $       --   $                 $  3,289
                                                                                                          --
 5.00 - 5.99%  . . . . .        24,435         6,170          1,264              81          --           --          31,950
 6.00 - 6.99%  . . . . .         4,716         4,108          4,175              56          --           --          13,055
 7.00 - 7.99%  . . . . .         7,290           997             --              --          --           --           8,287
                               -------        ------       --------         -------  ----------   ----------        --------

 Total . . . . . . . . .       $39,730       $11,275       $  5,439         $   137  $       --   $       --        $ 56,581
                               =======       =======       ========         =======  ==========   ==========        ========


        Certificates of deposit of $100,000 or more mature as follows as of June 30, 1997:


                                                                    Amount due
                        -------------------------------------------------------------------------------------------------
                            Less than       One to         Two to         Three to       Four to        There
                            one year      two years      three years     four years    five years       after      Total
                            --------      ---------      -----------     ----------    ----------       -----      -----
                                                                   (In thousands)
 Interest Rate
 -------------

                            $        -
 4.00 - 4.99%  . . . . .             -      $    --        $      --     $       --     $       --   $     --      $    --
 5.00 - 5.99%  . . . . .         4,109          902              259             --             --         --        5,270
 6.00 - 6.99%  . . . . .         2,011        1,691            1,123             --             --         --        4,825
 7.00 - 7.99%  . . . . .         2,956          445               --             --             --         --        3,401
                             ---------      -------        ---------     ----------     ----------   --------      -------

 Total . . . . . . . . .     $   9,076      $ 3,038        $   1,382     $              $            $     --      $13,496
                             =========      =======        =========     ==========     ==========   ========      =======



     The following table presents the maturities of certificates of deposit at June 30, 1997, and at June 30, 1996 and June 30, 1995:

                                                        June 30, 1997      June 30, 1996        June 30, 1995
                                                        -------------      -------------        -------------
                                                                         (In thousands)
 Three months or less  . . . . . . . . . . . . . .    $        11,656       $      9,802         $     10,158
 After three within six months . . . . . . . . . .             12,831             11,606                9,494
 After six within twelve months  . . . . . . . . .             15,243             15,899               14,907
 One year to two years . . . . . . . . . . . . . .             11,275             16,684               10,661
 Two years to three years  . . . . . . . . . . . .              5,439              3,240                8,496
 Three years to four years . . . . . . . . . . . .                137                602                1,609
                                                      ---------------       ------------         ------------

      Total  . . . . . . . . . . . . . . . . . . .    $        56,581       $     57,833         $     55,325
                                                      ===============       ============         ============

 Weighted average rate on all certificates of
 deposit at period-end . . . . . . . . . . . . . .               5.81%              5.97%                6.05%
                                                      ===============       ============         ============


     BORROWED FUNDS

     Borrowed funds consist of advances from the FHLB of Atlanta. The balances outstanding at June 30, 1997 and June 30, 1995 were $2,000,000 and $1,000,000 respectively. At June 30, 1996, Chilton County had no advances from the FHLB of Atlanta. The advances at June 30, 1995, carried an interest rate which resets quarterly based on the three month LIBOR rate, and interest payments are due quarterly. The advances at June 30, 1997, carried a fixed rate of 6.21% and are due at August 5, 1998. See Note 8 of Notes to Financial Statements.

CAPITAL RESOURCES

     STOCKHOLDERS' EQUITY

     Chilton County's stockholders' equity was $4,376,000, $4,119,000 and $4,573,000 at June 30,1997, 1996 and 1995, respectively. For the year ended June 30, 1997, the increase was $257,000, or 6.24%, while the years ended June 30, 1996 and 1995 showed a decrease of $454,000, or 9.9%, and an increase of $215,000, or 4.9%, respectively. The increase in the year ended June 30, 1997, was limited by a special SAIF assessment of $430,000 in September 1996. The decrease in 1996 was due primarily to an increase of $513,000 in the net unrealized losses on available for sale investment securities. The increase in 1995 was due primarily to higher earnings and a decrease in the net unrealized losses on available for sale investment securities. Dividends of $47,000, $47,000 and $49,000 also decreased equity for the years ended June 30, 1997, 1996 and 1995, respectively.

     Certain financial ratios for Chilton County at the end of the periods indicated are presented in the following table:

                                                               Equity and Assets Ratio
                                                               -----------------------
                                                                       June 30,
                                                           -------------------------------
                                                            1997        1996         1995
                                                            ----        ----         ----
 Return on average assets  . . . . . . . . . . . . . .     (.03)%        .15 %        .21 %
 Return on average stockholders' equity  . . . . . . .     (.47)        2.26         3.96
 Common dividend payout ratio  . . . . . . . . . . . .       --         44.4        31.87
 Average stockholders' equity to average assets  . . .     5.71 %       6.43 %       5.42 %


     FIRREA and the implementing regulations of the OTS, which became effective on December 7, 1989, changed the capital requirements applicable to thrifts, including Chilton County, and the consequences for failing to comply with such standards. The capital standards include (i) a core capital requirement, (ii) a tangible capital requirement, and (iii) a risk-based capital requirement. FIRREA specifies such capital requirements and states that such standards shall be no less stringent than the capital standards applicable to national banks. The OTS has issued guidelines identifying minimum regulatory tangible capital equal to 1.50% of adjusted total assets, a minimum 3.0% core capital ratio, and a minimum risk-based capital of 8.0% of risk-weighted assets. See "SUPERVISION AND REGULATION -- Regulation of First Federal and Chilton County -- Capital Adequacy Requirement." Chilton County was in compliance with these regulatory capital requirements at June 30, 1997, 1996, and 1995. Chilton County's compliance with these regulatory capital requirements at June 30, 1997 and June 30, 1996 is illustrated in the following table:

                                                     At June 30, 1997                          At June 30, 1996
                                         -----------------------------------         -----------------------------------
                                         Tangible      Core       Risk-based         Tangible      Core       Risk-based
                                         Capital      Capital      Capital           Capital      Capital     Capital
                                         -------      -------      -------           -------      -------     -------
                                                                  (Dollar amounts in thousands)
 Stockholders' equity                    $ 4,376      $ 4,376      $ 4,376           $ 4,119      $ 4,119     $ 4,119

 Unrealized losses on debt
 securities                                   92           92           92               394          394         394

 General valuation allowance                  --           --          216                --           --         255
                                         -------      -------      -------           -------      -------     -------

 Regulatory capital                        4,468        4,468        4,684             4,513        4,513       4,768
                                         =======      =======      =======           =======      =======     =======

 Regulatory asset base                    74,753       74,753       33,141            73,915       73,915      34,291

 Capital ratio                              5.98%        5.98%       14.13%             6.11%        6.11%      13.90%

 Minimum required capital                   1.50%        3.00%        8.00%             1.50%        3.00%       8.00%

 Capital ratio required for "well-
 capitalized" designation                     --%        5.00%       10.00%               --%        5.00%      10.00%


     LIQUIDITY

     The goal of liquidity management is to ensure the availability of an adequate level of funds to meet the loan demand and the deposit withdrawal needs of Chilton County's customers. In a banking environment, both assets and liabilities are considered sources of liquidity funding and both are, therefore, managed on an active basis.

     The asset portion of the statement of financial condition provides liquidity primarily through loan principal repayments, maturities of investment securities and sales of investment securities available for sale. Loans that mature in one year or less amounted to $5,097,000, or 14.94%, of the total loan portfolio at June 30, 1997. Other short-term investment such as federal funds sold and maturing interest-bearing deposits with other banks are additional sources of funding.

     The liability portion of the statement of financial condition provides liquidity through various customers' interest-bearing and non-interest-bearing deposit accounts. Additionally, Chilton County has funding available through various loan programs with varying maturities and terms from the FHLB of Atlanta.

     Net cash provided by operating activities increased from $59,000 at June 30, 1996 to $240,000 at June 30, 1997. Net cash provided by investing activities was $6,163,000 for the year ended June 30, 1997 and consisted primarily of sales and maturities of investment securities of $13,355,000, offset partially by purchases of securities of $4,305,000 plus mortgage-backed securities of $4,772,000. Net cash from financing activities was provided primarily by an increase in FHLB advances of $2,000,000 and time deposits of $593,000 and offset by a decrease in deposit accounts of $1,966,000.

     Net cash provided by operating activities decreased $296,000, or 83.4%, to $59,000 at June 30, 1996, from $355,000 at June 30, 1995. Net cash used in investing activities was $1,540,000 during 1996 which consisted of net loans originated of $5,383,000, purchases of investment securities and MBS of $9,033,000, and net proceeds from sales, maturities and repayments of investment securities and mortgage backed securities of $12,903,000. Net cash provided by financing activities resulted from an increase in deposit accounts of $2,126,000, which was offset by a repayment of FHLB advances of $1,000,000.

     Chilton County's liquidity ratio was 32.79% at June 30, 1997, compared to 14.62% at June 30, 1996, 16.60% at June 30, 1995 and 10.98% on June 30, 1994.
These liquidity ratios exceed the applicable liquidity measures prescribed by the OTS. Included in Chilton County's regulatory liquidity are cash, time deposits, federal funds sold, certain investment securities and accrued interest on investments. The liquidity base includes deposits, less loans secured by deposit accounts.

RESULTS OF OPERATIONS

     GENERAL

     Net loss was $20,000 for the year ended June 30, 1997 compared to net income of $107,000 for the year ended June 30, 1996. The decrease in income is attributable primarily to a on-time SAIF assessment of $430,000, offset by an increase in consumer loan interest income of $194,000.

     Net income for the year ended June 30, 1996 decreased $48,000, or 31.0%, for a net income of $107,000 when compared to $155,000 in 1995. A decline in net interest income of $338,000 was partially offset by a decline in expenses related to a lawsuit settlement of $346,000 and increases in gains on the sale of investments of $35,000.

     Total assets were $73,915,000 at June 30, 1996, compared to $73,516,000 at June 30, 1995. This growth was funded through increases in deposit accounts.

     The items discussed in the preceding paragraphs are discussed more fully below.

     NET INTEREST INCOME

     Net interest income is the principal component of a financial institution's income stream and represents the differences or spreads between interest income generated from earning assets and the interest expense paid on deposits and borrowed funds. For the year ended June 30, 1997 net interest income was $1,674,000, compared to $1,373,000 for the year ended June 30, 1996. The $301,000, or 21.9%, increase was primarily due to an increased volume of consumer loans, while the cost of funds decreased 21 basis points to an average cost of 5.40% at June 30, 1997, compared to 5.61% at June 30, 1996.

     Net interest income was $1,373,000 for the year ended June 30, 1996, which was a decrease of $338,000, or 20.0%, from 1995. The decrease resulted primarily from an increase in interest on deposits. The average rate paid on certificates of deposit increased to 6.12% in 1996 from 5.32% in 1995. The increase in the cost of funds was partially offset by an increase in interest income from consumer loans of $210,000.

     Chilton County performs a gap analysis in order to monitor its yields on interest-earning assets and the rate paid on interest-bearing liabilities. See "Interest Rate Sensitivity Management" and "Average Balances, Interest Income/Expense and Yield/Rates" tables appearing elsewhere herein and the "Rate/Volume Variance Analysis" table immediately following.

     RATE/VOLUME VARIANCE ANALYSIS

     The following table analyzes net interest income in terms of changes in the volume of interest-earning assets and interest-bearing liabilities and changes in yields and rates. The table reflects the extent to which changes in the interest income and interest expense are attributable to changes in volume (changes in volume multiplied by prior year rate) and changes in rate (changes in rate multiplied by prior year volume). Changes attributable to the combined impact of volume and rate have been allocated proportionately to changes due to volume and changes due to rate.

                                                     Year ended June 30,                      Year ended June 30,
                                              ---------------------------------        ---------------------------------
                                              1997 vs. 1996 Increase (Decrease)        1996 vs. 1995 Increase (Decrease)

                                                           due to                                    due to
                                              ---------------------------------        ---------------------------------

                                              ---------------------------------        ---------------------------------
                                              Volume        Rate        Total          Volume        Rate         Total
                                              ------        ----        -----          ------        ----         -----
 Interest income:                                                          (In thousands)
      Investment securities  . . . . . .     $     (31)   $      67   $      36       $     (50)     $     24   $     (26)
      Loans receivable . . . . . . . . .           199           36         235             224            73         297
                                             ---------    ---------   ---------       ---------     ---------   ---------

 Total interest income . . . . . . . . .           168          103         271             174            97         271
                                             ---------    ---------   ---------       ---------     ---------   ---------

 Interest expense:
      NOW accounts . . . . . . . . . . .             1           (1)         --             (18)          (14)        (32)
      Passbook savings . . . . . . . . .            (6)          (1)         (7)            (90)            3         (87)
      Certificates of deposit  . . . . .            48         (150)       (102)            356           433         789
      Borrowed funds . . . . . . . . . .            88          (10)         78             (78)           17         (61)
                                             ---------    ---------   ---------       ---------     ---------   ---------

 Total interest expense  . . . . . . . .           131         (162)        (31)            170           439         609
                                             ---------    ---------   ---------       ---------     ---------   ---------


 Change in net interest income . . . . .     $      37    $     265   $     302       $       4     $    (342)  $    (338)
                                             =========    =========   =========       =========     =========   =========

                                                     Year ended June 30,
                                              ---------------------------------
                                              1997 vs. 1996 Increase (Decrease)

                                                           due to
                                              ---------------------------------

                                              Volume        Rate        Total
                                              ------        ----        -----
                                                       (In thousands)
 Interest income:
      Investment securities  . . . . . .    $      166    $      19   $     185
      Loans receivable . . . . . . . . .           (82)          62         (20)
                                             ---------    ---------   ---------

 Total interest income . . . . . . . . .            84           81         165
                                             ---------    ---------   ---------

 Interest expense:
      NOW accounts . . . . . . . . . . .           (36)         (19)        (55)
      Passbook savings . . . . . . . . .           (79)         (26)       (105)
      Certificates of deposit  . . . . .           197          163         360
      Borrowed funds . . . . . . . . . .            94           --          94
                                             ---------    ---------   ---------


 Total interest expense  . . . . . . . .           176          118         294
                                             ---------    ---------   ---------

 Change in net interest income . . . . .     $     (92)   $     (37)  $    (129)
                                             =========    =========   =========

     INTEREST INCOME

     Interest income is a combination of the volume of interest-earning assets and their related yields. Interest income was $5,510,000 $5,240,000, and $4,969,000 for the years ended June 30, 1997, 1996, and 1995, respectively. Interest income for the year ended June 30, 1997 grew as a result of a $199,000 increased in the volume of loans receivable and an increase of 20 basis points in the average interest rate earned. Interest income from loans increased $297,000 from 1995 to 1996 as the average loans receivable increased $2,577,000, or 8.7%.

     Interest income on total investment securities, including those held to maturity and those available for sale, increased $36,000, or 1.5%, to $2,474,000 for the year ended June 30, 1997 as compared to the same period in 1996. The average balance outstanding of all investment securities was $38,981,000 and $39,479,000 for the years ended June 30, 1997 and 1996 respectively. The average yield on investment securities was 6.35% in 1997 and 6.18% in 1996. The decline in average balances was primarily due to a decrease in investments available for sale.

     Interest income on total investment securities decreased $25,000, or 1.0%, to $2,438,000 for the year ended June 30, 1996, compared to $2,463,000 for the year ended June 30, 1995. The average balance outstanding of investment securities, including those held to maturity and those available for sale, decreased, $807,000, or 2.0%, to $39,479,000 in 1996 from $40,286,000 in 1995.
The yields on the average balances of investment securities were 6.18%, and 6.11%, for the years ended June 30, 1996, and 1995, respectively. The interest income on investment securities remained relatively constant from 1995 to 1996.

     INTEREST EXPENSE

     Total average interest-bearing liabilities were $71,017,000 and $68,978,000 for the year ended June 30, 1997 and 1996, respectively, which represented an increase of $2,039,000, or 3.0%. The rates paid on these liabilities were 5.40% for 1997, compared to 5.61% for 1996. Total interest expense was $3,836,000 for 1997, compared to $3,867,000 for 1996, a decrease of $31,000, or 0.80%. The decrease in 1997 resulted from a decrease in the average rates, which was partially offset by an increase in average volume.

     Interest expense on deposits decreased from $3,833,000 for the year ended June 30, 1996 to $3,724,000 in 1997. Although the average volume of interest-bearing deposits increased $642,000 in 1997, the increase was offset by a decrease in the average rate paid of 21 basis points from 1996 to 1997.

     Interest expense on borrowed funds increased to $112,000 in 1997 from $34,000 in 1996. The increase was due primarily to an increase in the volume of borrowings from the FHLB of Atlanta in 1997.

     Total average interest-bearing liabilities were $68,978,000 and $67,075,000 for the years ended June 30, 1996, and 1995, respectively. Interest-bearing liabilities reflected an increase of $1,668,000, or 2.6%, and $1,903,000, or 2.8%, for fiscal 1995, and 1996, respectively. The rates paid on those liabilities were 4.86%, and 5.61%, respectively. Total interest expense was $3,867,000 for 1996 and $3,258,000 for 1995. The increase in 1996 of $609,000, or 18.67%, was caused primarily by an increase in the rates paid, and, to a lesser extent, an increase in volume. The increase in 1995 of $296,000, or 10.0%, was also caused by a combination of increased volume and the rates paid.

     Interest on deposits, the primary component of total interest expense, was $3,833,000 and $3,163,000 for the years ended June 30, 1996 and 1995. This represented increases of $670,000, or 21.2% and $200,000, or 6.8%, for the same periods. This increase in interest on deposits was primarily attributable to an increase in the average balances outstanding of interest-bearing deposits in 1996 and 1995 along with an increase in rates paid on those deposits for the same period.

     Chilton County had a limited amount of borrowing activity during 1996 and 1995. Interest expense on borrowed funds was $34,000 and $94,000 for the years ended June 30,1996 and 1995, respectively.

     PROVISION FOR LOAN LOSSES

     The provision for loan losses is the annual cost of providing an allowance or reserve for anticipated future losses on loans. The amount for each year is dependent upon many factors including loan growth, net charge-offs, changes in the composition of the loan portfolio, delinquencies, management's assessment of loan portfolio quality, the value of collateral and general economic factors. The provision for loan losses was $64,000, $85,000, $53,000, and $76,000 for the years ended June 30, 1997, 1996, 1995 and 1994, respectively. As previously discussed, the loan portfolio is comprised primarily of one-to-four family residential mortgage loans which are originated primarily in Chilton County's primary market area.

     As Chilton County has increased the size of its consumer loan portfolio, charge-offs associated with such loans have similarly increased. Net charge-offs for consumer loans were $60,000, $52,000, $63,000 and $20,000 for the years ended June 30, 1997, 1996, 1995 and 1994, respectively. Net charge-offs (recoveries) for real estate loans were $6,000, ($6,000), $40,000, and $-0- for the years ended June 30, 1997, 1996, 1995 and 1994, respectively.

     Various regulatory agencies periodically review Chilton County's allowance for loan losses and may require Chilton County to recognize additions to the allowance based on judgments about information available to them at the time of their review. The provisions for loan losses reflect amounts management considered necessary to maintain an acceptable level of loan loss allowance relative to the total loan portfolio and relative to nonperforming loans.

     OTHER INCOME

     Other income decreased $29,000 or 11.3% to $228,000 for the year ended June 30, 1997 from $257,000 for the same period in 1996. Gains on the sale of MBS decreased from a gain of $21,000 in 1996 to a loss of $10,000 in 1997. Fees and miscellaneous charges on loans decreased from $93,000 in 1996 to $82,000 in 1997. These declines were partially offset by an increase in returned check charges from $59,000 in 1996 to $64,000 in 1997.

     Other income increased $62,000, or 31.8%, to $257,000 for the year ended June 30, 1996, compared to a decrease of $83,000, or 29.9%, from the 1994 amount of $278,000. Gains on the sale of investment securities and mortgage-backed securities increased in 1996 compared to 1995, while there were decreases in 1995 compared to 1994.

     Fees and miscellaneous charges on loans were $77,000, and $140,000 for the years ended June 30, 1995 and 1994, respectively. In 1994, Chilton County originated and sold a large amount of new loans. Since that time, Chilton County has attempted to maintain loans in its portfolio through increased levels of consumer and construction lending.

     OTHER EXPENSE

     Total other expenses increased $535,000 to $1,910,000 for the year ended June 30, 1997 from $1,375,000 in 1996. The increase was due primarily to a special one-time SAIF assessment in the amount of $430,000 in September 1996. This expenditure, in connection with the federal insurance of accounts, was assessed on an industry wide basis.

     Salaries and employee benefits were $588,000 and $558,000 for the years ended June 30, 1997 and 1996, respectively, an increase of $30,000, or 5.4%. This increase was composed primarily of cost of living raises for employees and the addition of select management positions in 1997.

     Legal and professional fees increased $60,000, or 56.0%, to $168,000 for the year ended June 30, 1997, from $108,000 in 1996. The increase was due primarily to increased consulting fees related to the development of various strategic plans for Chilton County.

     Total other expenses were $1,375,000, and $1,618,000 for the years ended June 30, 1996 and 1995, respectively. The decrease in 1996 was $243,000, or 15.0%, compared to an increase of $387,000, or 31.0%, in 1995.

     Salaries and employee benefits were $558,000 and $527,000 for fiscal 1996 and 1995, respectively. These levels reflect increases of $31,000, or 5.9% and $22,000, or 4.4% for 1996 and 1995, respectively. These increases related primarily to cost of living adjustments for employees and increases in health insurance and retirement plan expenses.

     Other expenses in 1995 included $275,000 paid in settlement of a lawsuit related to the sale of certain real estate in prior years. Legal expenses increased to $116,000 in 1995, from $38,000 in 1994, and were primarily related to the lawsuit.

     Other operating expenses were $242,000, and $228,000 in fiscal 1996 and 1995, respectively.

     INCOME TAX EXPENSE

     Income tax expense was a benefit of $52,000 for the year ended June 30, 1997, compared to an expense of $63,000 for 1996. Income tax expense was $63,000 and $80,000 for the years ended June 30, 1996 and 1995, respectively. The difference in the effective rate and the statutory rate was due to state income taxes, certain non-deductible expenses and the receipt of certain tax-free interest.

                           SUPERVISION AND REGULATION

GENERAL

     First Federal and Chilton County are chartered as federal savings institutions under the Home Owners' Loan Act, as amended (the "HOLA"), which is implemented by regulations adopted and administered by the OTS. As federal savings institutions, First Federal and Chilton County are subject to regulation, supervision and regular examination by the OTS. Federal banking laws and regulations control, among other things, First Federal's and Chilton County's required reserves, investments, loans, mergers and consolidations, payment of dividends and other aspects of First Federal and Chilton County' operations. The deposits of First Federal and Chilton County are insured by the Savings Association Insurance Fund (the "SAIF") administered by the FDIC to the maximum extent provided by law ($100,000 for each depositor). In addition, the FDIC has certain regulatory and examination authority over OTS-regulated savings institutions and may recommend enforcement actions against savings institutions to the OTS. SouthFirst, as a savings and loan holding company, is also required to file certain reports with, and otherwise comply with the rules and regulations of the OTS and of the Commission under the federal securities laws. Certain of the regulatory requirements applicable to First Federal and Chilton County and to SouthFirst are referred to below or elsewhere herein.

     As federally insured depository institutions, First Federal and Chilton County are subject to various regulations promulgated by the Federal Reserve Board, including Regulation B (Equal Credit Opportunity), Regulation D (Reserve Requirements), Regulation E (Electronic Fund Transfers), Regulation Z (Truth in Lending), Regulation CC (Availability of Funds and Collection of Checks) and Regulation DD (Truth in Savings).

     The system of regulation and supervision applicable to First Federal, Chilton County and SouthFirst establishes a comprehensive framework for the operations of First Federal, Chilton County and SouthFirst and is intended primarily for the protection of the FDIC and the depositors of First Federal and Chilton County. Changes in the regulatory framework could have an adverse material effect on First Federal and Chilton County and their operations that, in turn, could have a material adverse effect on SouthFirst. To the extent that the following information describes statutory and regulatory provisions, it is qualified in its entirety by reference to the particular statutory and regulatory provisions. Any change in applicable laws or regulations may have a material effect on the business and prospects of SouthFirst.

RECENT LEGISLATION

     On September 30, 1996, the Economic Growth and Regulatory Paperwork Reduction Act (the "Economic Growth Act") was signed into law. Pursuant to the Economic Growth Act, and in order to recapitalize the SAIF, the FDIC imposed a one- time assessment on the deposits of all depository institutions the accounts of which are insured by the SAIF. See " -- Regulation of First Federal and Chilton County -- Insurance of Deposit Accounts." The purpose of the assessment was to resolve the current premium disparity between the SAIF and Bank Insurance Fund ("BIF"). In addition, the Economic Growth Act calls for the merger of the two Funds on January 1, 1999, provided that no insured depository institution is a savings association on such date. In this regard, the Economic Growth Act requires the Treasury Department to conduct a study of all issues related to the development of a common charter for all depository institutions and to submit a report and recommendation by June 30, 1997. The special assessment required a payment from each insured depository institution in an amount equal to .657% of the SAIF-assessable deposits held by it on June 30, 1995. The special assessment was due, and the SAIF became fully capitalized, as of October 1, 1996. As SAIF insured institutions, First Federal and Chilton County were required to pay approximately $430,000 each in connection with this special assessment.

PROPOSED LEGISLATION

     The United States Congress currently is considering legislation that would, if enacted, require all federal savings institutions (such as First Federal and Chilton County) to convert to a national bank or a state bank or savings bank charter. In addition, the proposed legislation would cause SouthFirst to be regulated not as a savings and loan holding company, but rather as a bank holding company or "financial services" holding company (a new regulatory classification created by the legislation). If the pending legislation where to be adopted in its current form, it would eliminate certain advantages now enjoyed by federal savings institutions, such as unrestricted interstate branching and the absence of restrictions on the business activities of unitary savings and loan holding companies. However, holding companies that were formerly savings and loan holding companies would not be subject to any additional activity restrictions so long as their banking subsidiaries continued to comply with certain lending restrictions currently applicable to federal savings institutions and were not acquired by another company. As the proposed legislation is in its early states, neither SouthFirst nor Chilton County can predict whether or in what form the legislation will be enacted.

SAVINGS AND LOAN HOLDING COMPANY REGULATION

     GENERAL

     As the owner of all of the stock of First Federal, SouthFirst is a unitary savings and loan holding company subject to regulatory oversight by the OTS and the Commission. As such, SouthFirst is required to register and file reports with the OTS and the Commission and is subject to regulation and examination by the OTS. In addition, the OTS' enforcement authority over SouthFirst and its non-savings association subsidiaries permits the OTS to restrict or prohibit activities that are determined to be a serious risk to the subsidiary savings association. This regulation and oversight is intended primarily for the protection of the depositors of First Federal and not for the benefit of shareholders of SouthFirst.

     QUALIFIED THRIFT LENDER TEST

     As a unitary savings and loan holding company owning only one savings institution, SouthFirst generally is allowed to engage and invest in a broad range of business activities not permitted to commercial bank holding companies or multiple savings and loans holding companies, provided that First Federal continues to qualify as a "qualified thrift lender." See "-- Regulation of First Federal and Chilton County -- Qualified Thrift Lender Test" herein. In the event SouthFirst acquires control of another savings association as a separate subsidiary, it would become a multiple savings and loan holding company, and the activities of SouthFirst and any of its subsidiaries (other than First Federal or any other SAIF-insured savings association) would become subject to restrictions applicable to bank holding companies unless such other associations each also qualify as a Qualified Thrift Lender and were acquired in a supervisory acquisition.

     RESTRICTIONS ON ACQUISITIONS

     SouthFirst must obtain approval from the OTS before acquiring control of any other SAIF-insured association or savings and loan holding company.
Federal law generally provides that no "person," acting directly or indirectly or through or in concert with one or more other persons, may acquire "control," as that term is defined in OTS regulations, of a federally insured savings institution without giving at least 60 days' written notice to the OTS and providing the OTS an opportunity to disapprove the proposed acquisition. Such acquisition of control may be disapproved if it is determined, among other things, that (i) the acquisition would substantially lessen competition; (ii) the financial condition of the acquiring person might jeopardize the financial stability of the savings institution or prejudice the interests of its depositors; or (iii) the competency, experience or integrity of the acquiring person or the proposed management personnel indicates that it would not be in the interest of the depositors or the public to permit the acquisition of control by such person. Control of a savings institution or a savings and loan holding company is conclusively presumed to exist if, among other things, a person or group of persons acting in concert, directly or indirectly, acquires more than 25.0% of any class of voting stock of the institution or holding company or controls in any manner the election of a majority of the directors of the insured institution or the holding company. Control is rebuttable presumed to exist if, among other things, a person acquires 10.0% or more of any class of voting stock (or 25.0% of any class of stock) and is subject to any of certain specified "control factors."

     The Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") amended provisions of the Bank Holding Company Act of 1956 (the "BHCA") to specifically authorize the Federal Reserve Board to approve an application by a bank holding company to acquire control of a savings association. FIRREA also authorized a bank holding company that controls a savings association to merge or consolidate the assets and liabilities of the savings association with, or transfer assets and liabilities to, any subsidiary bank which is a member of the BIF with the approval of the appropriate federal banking agency and the Federal Reserve Board. The Federal Deposit Insurance Corporation Improvement Act ("FDICIA") further amended the BHCA to permit federal savings associations to acquire or be acquired by any insured depository institution. As a result of these provisions, there have been a number of acquisitions of savings associations by bank holding companies and other financial institutions in recent years.

     FEDERAL SECURITIES LAWS

     Common stock held by persons who are affiliates (generally officers, directors and principal shareholders) of SouthFirst may not be resold without registration or unless sold in accordance with certain resale restrictions. If SouthFirst meets specified current public information requirements, however, each affiliate of SouthFirst is able to sell in the public market, without registration, a limited number of shares in any three-month period.


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REGULATION OF FIRST FEDERAL AND CHILTON COUNTY

     INSURANCE OF DEPOSIT ACCOUNTS

     The deposit accounts are insured by the SAIF to a maximum of $100,000 for each insured member (as defined by law and regulation). Insured institutions are members of either the SAIF or the BIF. Pursuant to FIRREA, an insured institution may not convert from one insurance fund to the other without the advance approval of the FDIC; however, the Economic Growth Act contemplates a merger of SAIF and BIF on January 1, 1999, if, at that time, there are no existing insured depository institutions which are savings associations, such as First Federal and Chilton County. Further the Economic Growth Act requires the Treasury Department to conduct a study of all issues related to the development of a common charter for all depository institutions and to submit a report and recommendations to Congress.

     Under FIRREA, the FDIC is given the authority, should it initiate proceedings to terminate an institution's deposit insurance, to suspend the insurance of any such institution without tangible capital. However, if a savings association has positive capital when it includes qualifying intangible assets, the FDIC cannot suspend deposit insurance unless capital declines materially, the institution fails to enter into and remain in compliance with an approved capital plan, or the institution is operating in an unsafe or unsound manner.

     Regardless of an institution's capital level, insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC or the institution's primary regulator. The managements of First Federal and Chilton County are unaware of any practice, condition or violation that might lead to termination of their deposit insurance.

     As an insurer, the FDIC issues regulations, conducts examinations and generally supervises the operations of its insured members. FDICIA directed the FDIC to establish a risk-based premium system under which the FDIC is directed to charge an annual assessment for the insurance of deposits based on the risk a particular institution poses to its deposit insurance fund. Under the FDIC's risk-related insurance regulations, an institution is classified according to capital and supervisory factors. Institutions are assigned to one of three capital groups: "well capitalized," "adequately capitalized" or "undercapitalized." Within each capital group, institutions are assigned to one of three supervisory subgroups. There are nine combinations of groups and subgroups (or assessment risk classifications) to which varying assessment rates are applicable.

     As a result of the recapitalization of the SAIF by the Economic Growth Act, the FDIC reduced the insurance assessment rate for SAIF-assessable deposits for periods beginning on October 1, 1996. For the first half of 1997, the FDIC set the effective insurance assessment rates for SAIF-insured institutions, such as First Federal and Chilton County, at zero to 27 basis points. In addition, SAIF-insured institutions will be required, until December 31, 1999, to pay assessments to the FDIC at an annual rate of between
6.0 and 6.5 basis points to help fund interest payments on certain bonds issued by the Financing Corporation ("FICO"), an agency of the federal government established to recapitalize the predecessor to the SAIF. During this period, BIF member banks will be assessed for payment of the FICO obligations at one-fifth the annual rate applicable to SAIF member institutions. After December 31, 1999, BIF and SAIF members will be assessed at the same rate for FICO obligations.



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



     The Economic Growth Act also provides that the FDIC may not assess regular insurance assessments for the SAIF unless required to maintain or to achieve the designated reserve ratio of 1.25%, except for such assessments on those institutions that are not classified as "well-capitalized" or that have been found to have "moderately severe" or "unsatisfactory" financial, operational or compliance weaknesses. First Federal and Chilton County are classified as "well-capitalized" and have not been found by the OTS to have such supervisory weaknesses.

     OTS SUPERVISORY ASSESSMENTS

     In addition to federal deposit insurance premiums, savings institutions like First Federal are required by OTS regulations to pay assessments to the OTS to fund the operations of the OTS. The general assessment is paid on either a semi-annual or quarterly basis, as determined by the OTS on an annual basis, and is computed based on total assets of the institution, including subsidiaries.

     REGULATORY CAPITAL REQUIREMENTS

     General. The OTS has adopted capital regulations which establish capital standards applicable to all savings institutions, including a core capital requirement, a tangible capital requirement and a risk-based capital requirement. The OTS also has established pursuant to FDICIA five classifications for institutions based upon the capital requirements: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically under capitalized. At June 30, 1997, First Federal and Chilton County were "well capitalized." Failure to maintain that status could result in greater regulatory oversight or restrictions on First Federal's and Chilton County's activities.

     Core Capital and Tangible Capital. The OTS requires a savings institution to maintain "core capital" in an amount not less than 3.0% of the savings institution's adjusted total assets. "Core capital" includes, generally, (i) common shareholders' equity (including retained earnings), (ii) noncumulative perpetual preferred stock and related surplus, (iii) nonwithdrawable accounts and certain pledged deposits of mutual savings associations, and (iv) minority interests in fully-consolidated subsidiaries, less a savings institution's (A) investments in certain "non-includable" subsidiaries (as determined by regulation) and (B) intangible assets (with limited exceptions for purchased mortgage servicing rights, purchased credit card relationships and certain intangible assets arising from prior regulatory accounting practices).

     The "tangible capital" requirement requires a savings institution to maintain tangible capital in an amount not less than 1.5% of its adjusted total assets. "Tangible capital" means (i) common shareholders' equity (including retained earnings), (ii) noncumulative perpetual preferred stock and related earnings, (iii) nonwithdrawable accounts and pledged deposits that qualify as core capital and (iv) minority interests in equity accounts of fully-consolidated subsidiaries, less any intangible assets (except for purchased mortgage servicing rights and purchased credit card relationships included in core capital).

     Under OTS regulations, those savings associations receiving a composite examination rating of "1," the best possible rating under the CAMELS examination rating system, are required to maintain a ratio of core capital to adjusted total assets of 3.0%. All other savings associations are required to maintain minimum core capital of at least 4.0% of total adjusted assets, with a maximum core capital ratio requirement of 5.0%. In


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

determining the required minimum core capital ratio, the OTS assesses the quality of risk management and the level of risk in each savings association on a case-by-case basis. At June 30, 1997, First Federal's and Chilton County's ratios of tangible and core capital to total adjusted assets were 14.0% and 5.98%, respectively.

     Risk-Based Capital. The risk-based capital standard for savings institutions requires the maintenance of total regulatory capital (which is defined as core capital plus supplementary capital) of 8.0% of risk-weighted assets. The components of supplementary capital include, among other items, cumulative perpetual preferred stock, perpetual subordinated debt, mandatory convertible subordinated debt, intermediate-term preferred stock and the general allowance for credit losses. The portion of the allowance for credit losses includable in supplementary capital is limited to a maximum of 1.25% of risk-weighted assets. Overall, supplementary capital is limited to 100.0% of core capital. In determining total risk-weighted assets for purposes of the risk-based capital requirements, (i) each off-balance sheet item must be converted to an on-balance sheet credit equivalent amount by multiplying the face amount of such item by a credit conversion factor ranging from 00.0% to 100.0% (depending upon the nature of the item); (ii) the credit equivalent amount of each off-balance sheet item and each on-balance sheet asset must be multiplied by a risk factor ranging from 0% to 100.0% (again depending on the nature of the item); and (iii) the resulting amounts are added together and constitute total risk-weighted assets. As of June 30, 1997, First Federal's and Chilton County's ratios of total capital to total risk-weighted assets were 23.27% and 14.13%, respectively.

     The OTS risk-based capital regulation also includes an interest rate risk ("IRR") component that requires savings institutions that have greater than normal IRR, when determining compliance with the risk-based capital requirements, to maintain additional total capital. The OTS has, however, indefinitely deferred enforcement of its IRR requirements.

     See "SOUTHFIRST -- MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION -- Capital Resources" and "CHILTON COUNTY -- MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Capital Resources" for tables setting forth First Federal's and Chilton County's compliance with their regulatory capital requirements as of June 30, 1997.

     PROMPT CORRECTIVE ACTION

     FDICIA also established a system of prompt corrective action to resolve the problems of undercapitalized institutions. Under this system, the banking regulators are required to take certain supervisory actions against undercapitalized institutions, the severity of which depends upon the institution's degree of capitalization. Under the OTS final rule implementing the prompt corrective action provisions of the FDICIA, an institution shall be deemed to be (i) "well capitalized" if it has total risk-based capital of 10.0% or more, has a Tier 1 risk-based capital ratio (core or leverage capital to risk-weighted assets) of 6.0% or more, has a leverage capital ratio of 5.0% or more and is not subject to any order, capital directive or prompt correction action directive to meet and maintain a specific capital level for any capital measure, (ii) "adequately capitalized" if it has a total risk-based capital ratio of 8.0% or more, a Tier 1 risk-based ratio of 4.0% or more and a leverage capital ratio of 4.0% or more (3.0% under certain circumstances) and does not meet the definition of "well capitalized", (iii) "undercapitalized" if it has a total risk- based capital ratio

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

that is less than 8.0%, a Tier 1 risk-based capital ratio that is less than 4.0% or a leverage capital ratio that is less than 4.0% (3.0% in certain circumstances), (iv) "significantly undercapitalized" if it has a total risk-based capital ratio that is less than 6.0%, a Tier 1 risk-based capital ratio that is less than 3.0% or a leverage capital ratio that is less than 3.0% and (v) "critically undercapitalized" if it has a ratio of tangible equity to total assets that is equal to or less than 2.0%. In addition, under certain circumstances, a federal banking agency may reclassify a well capitalized institution as adequately capitalized and may require an adequately capitalized institution or an undercapitalized institution to comply with supervisory actions as if it were in the next lower category (except that the FDIC may not reclassify a significantly undercapitalized institution as critically undercapitalized). At June 30, 1997, First Federal and Chilton County were classified as "well capitalized" institutions.

     STANDARDS FOR SAFETY AND SOUNDNESS

     Under FDICIA, as amended by the Riegle Community Development and Regulatory Improvements Act of 1994, the federal banking agencies were required to establish safety and soundness standards for institutions under its authority. The federal banking agencies, including the OTS, have adopted Interagency Guidelines Establishing Standards for Safety and Soundness and final rules establishing deadlines for submission and review of safety and soundness compliance plans. The guidelines require savings institutions to maintain internal controls and information systems and internal audit systems that are appropriate for the size, nature and scope of the institution's business. The guidelines also establish certain basic standards for loan documentation, credit underwriting, interest rate risk exposure, and asset growth. The guidelines further provide that savings institutions should maintain safeguards to prevent the payment of compensation, fees and benefits that are excessive or that could lead to material financial loss, and should take into account factors such as comparable compensation practices at comparable institutions. Additionally, the OTS guidelines require savings institutions to maintain internal controls over their asset quality and earnings. Under the guidelines, a savings institution should maintain systems, commensurate with its size and the nature and scope of its operations, to identify problem assets and prevent deterioration in those assets as well as to evaluate and monitor earnings and ensure that earnings are sufficient to maintain adequate capital and reserves. If the OTS determines that a savings institution is not in compliance with the safety and soundness guidelines, it may require the institution to submit an acceptable plan to achieve compliance with the guidelines. A savings institution must submit an acceptable compliance plan to the OTS within 30 days of receipt of a request for such a plan. Failure to submit or implement a compliance plan may subject the institution to regulatory sanctions.

     DIVIDENDS AND OTHER CAPITAL DISTRIBUTION LIMITATIONS

     OTS regulations require First Federal to give the OTS 30 days' advance notice of any proposed declaration of dividends to SouthFirst, and the OTS has the authority under its supervisory powers to prohibit the payment of dividends to SouthFirst. In addition, a savings institution may not declare or pay a cash dividend on its capital stock if the effect thereof would be to reduce its regulatory capital below the amount required for the liquidation account established at the time of the institution's conversion from mutual to stock form. First Federal's ability to pay dividends to SouthFirst is subject to the financial performance of First Federal which is dependent upon, among other things the local economy, the success of First Federal's lending


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

activities, compliance of First Federal with applicable regulations, investment performance and the ability to generate fee income.

     OTS regulations impose limitations upon all capital distributions by savings institutions, such as cash dividends, payments to repurchase or otherwise acquire its shares, payments to shareholders of another institution in a cash-out merger and other distributions charged against capital. The regulations establish three tiers of institutions, based primarily on an institution's capital level. An institution that exceeds all fully phased-in capital requirements before and after a proposed capital distribution (Tier 1 institution) and has not been advised by the OTS that it is in need of more than normal supervision can, after prior notice but without the approval of the OTS, make capital distributions during a calendar year equal to the greater of
(i) 100% of its net income to date during the calendar year plus the amount that would reduce by one-half its "surplus capital ratio" (the percentage by which an association's capital-to-assets ratio exceeds the ratio of its fully phased-in capital requirement to its assets) at the beginning of the calendar year, or (ii) 75% of its net income over the most recent four quarter period. Any additional capital distributions require prior regulatory approval. A Tier 2 association is an association that has capital equal to or in excess of its minimum capital requirements but does not meet the fully phased-in capital requirement both before and after the proposed distribution. A Tier 3 association is defined as an association that has capital less than its minimum capital requirement before or after the proposed distribution. As of June 30, 1997, First Federal was a Tier 1 institution. In the event First Federal's capital falls below its fully phased-in requirement or the OTS notifies it that it is in need of more than normal supervision, First Federal's ability to make capital distributions could be restricted. In addition, the OTS could prohibit a proposed capital distribution by any institution, which would otherwise be permitted by the regulation, if the OTS determines that such distribution would constitute an unsafe or unsound practice. Finally, under FDICIA, a savings association is prohibited from making a capital distribution if, after making the distribution, the savings association would be "undercapitalized" (i.e., not meet any one of its minimum regulatory capital requirements).

     The OTS has proposed regulations that would simplify the existing procedures governing capital distributions by savings institutions. Under the proposed rule, the approval of the OTS would be required only for capital distributions by an institution that is deemed to be in troubled condition or that is undercapitalized or would be undercapitalized after the capital distribution. A savings institution would be able to make a capital distribution without notice to or approval of the OTS if it is not held by a savings and loan holding company, is not deemed to be in troubled condition, has received either of the two highest composite supervisory ratings and would continue to be adequately capitalized after such distribution. Notice would have to be given to the OTS by an institution that is held by a savings and loan holding company or that had received a composite supervisory rating below the highest two composite supervisory ratings. An institution's capital rating would be determined under the prompt corrective action regulations. See " -- Prompt Corrective Regulatory Action."

     QUALIFIED THRIFT LENDER TEST

     The Home Owners' Loan Act ("HOLA"), as amended, requires savings institutions to meet one of two Qualified Thrift Lender ("QTL") test, or suffer a number of regulatory sanctions, including restrictions on business activities and on FHLB advances. To qualify as a QTL, a savings institution must either
(i) be deemed a "domestic building and loan association" under the Internal Revenue Code (the "Code") by


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

maintaining at least 60% of its total assets in specified types of assets, including cash, certain government securities, loans secured by and other assets related to residential real property, educational loans, and investments in premises of the institution or (ii) satisfy the HOLA's QTL test by maintaining at least 65% of "portfolio assets" in certain "Qualified Thrift Investments." For purposes of the HOLA's QTL test, portfolio assets are defined as total assets less intangible assets, property used by a savings institution in its business and liquidity investments in an amount not exceeding 20% of assets. "Qualified Thrift Investments," as further defined by the Economic Growth Act (See --"Recent Legislation"), generally include (i) loans made to purchase, refinance, construct, improve or repair domestic residential or manufactured housing, (ii) home equity loans, (iii) securities backed by or representing interest in mortgages or domestic residential or manufactured housing, (iv) obligations issued by the federal deposit insurance agencies, (v) small business loans, (vi) credit card loans, (vii) education loans and (viii) shares in the FNMA, FHLMC and FHLB owned by the savings institution. In addition, subject to a 20% of portfolio assets limit, savings institutions are able to treat as Qualified Thrift Investments 200% of their investments in loans to finance "starter homes" and loans for construction, development or improvement of housing and community service facilities or for financing small business in "credit needy" areas. At June 30, 1997, First Federal and Chilton County both qualified as QTLs. It is expected that First Federal will remain in compliance with the QTL test following the Merger.

     A savings association that does not maintain its status as a QTL in at least nine out of every 12 months must either convert to a bank charter or comply with the following restrictions on its operations: (i) the savings association may not engage in any new activity or make any new investment, directly or indirectly, unless such activity or investment is permissible for a national bank and for a savings association; (ii) the branching powers of the savings association are restricted to those of a national bank; (iii) the savings association is not eligible to obtain any advances from its FHLB; and
(iv) payment of dividends by the savings association are subject to the rules regarding payment of dividends by a national bank. Upon the expiration of three years from the date the savings association ceases to be a QTL, it must cease any activity and not retain any investment not permissible for a national bank and immediately repay any outstanding FHLB advances as promptly as can be prudently done consistent with the safe and sound operation of the savings association.

     LOANS-TO-ONE BORROWER

     Under the HOLA, as amended, savings institutions are subject to the national bank limits on loans-to-one borrower. Generally, a savings association may not make a loan or extend credit to a single or related group of borrowers in excess of 15.0% of Chilton County's unimpaired capital and surplus. An additional amount may be lent, equal to 10.0% of unimpaired capital and surplus, if such loan is secured by readily-marketable collateral, which is defined to include certain securities and bullion, but generally does not include real estate. First Federal has received permission from the OTS to increase its loan-to-one borrower limits for single-family residential builders, as permitted under applicable federal law and regulations. The increased limits for these borrowers are 30.0% of unimpaired capital and surplus of First Federal, with an aggregate limit to all such borrowers equal to 150.0% of First Federal's unimpaired capital and surplus.


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     LENDING GUIDELINES

     All financial institutions must adopt and maintain comprehensive written real estate lending policies that are consistent with safe and sound banking practices. These lending policies must reflect consideration of the Interagency Guidelines for Real Estate Lending Policies adopted by the federal banking agencies (the "Guidelines"). The Guidelines set forth, pursuant to the mandates of FDICIA, uniform regulations prescribing standards for real estate lending. Real estate lending is defined as the extension of credit secured by liens on interests in real estate or made for the purpose of financing the construction of a building or other improvements to real estate, regardless of whether a lien has been taken on the property.

     The policies must address certain lending considerations set forth in the Guidelines, including loan-to-value ("LTV") limits, loan administration procedures, underwriting standards, portfolio diversification standards, and documentation, approval and reporting requirements. These policies must also be appropriate to the size of the institution and the nature and scope of its operations, and must be reviewed and approved by the institution's board of directors at least annually. The LTV ratio framework, with a LTV ratio being the total amount of credit to be extended divided by the appraised value of the property securing or being improved by the extension of credit plus the amount of readily-marketable collateral or other acceptable collateral, must be established for each category of real estate loans. If not a first lien, the lender must combine all senior liens when calculating this ratio. The Guidelines, among other things, establish the following supervisory LTV limits: raw land (65.0%); land development (75.0%); construction (commercial, multifamily and nonresidential) (80.0%); improved property (85.0%) and one-to-four family residential (owner occupied) (no maximum ratio, however, any LTV ratio in excess of 90.0% should require appropriate credit enhancement in the form of either mortgage insurance or readily marketable collateral).

     Certain institutions can make real estate loans that do not conform with the established LTV ratio limits up to 100.0% of the institutions total capital. With this aggregate limit, total loans for all commercial, agricultural, multi-family and other non-one-to-four family residential properties should not exceed 30.0% of total capital. An institution will come under increased supervisory scrutiny as the total of such loans approaches these levels. Certain loans are also exempt from the LTV ratios such as loans guaranteed by a government agency, loans to facilitate the sale of real estate owned, and loans renewed, refinanced or restructured by the original lender(s) to the same borrower(s) where there is no advancement of new funds.

     COMMUNITY REINVESTMENT

     Under the Community Reinvestment Act of 1977 ("CRA"), as implemented by OTS regulations, a savings association has a continuing and affirmative obligation consistent with its safe and sound operation to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. The CRA requires the OTS, in connection with its examination of a savings institution, to assess the institution's record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by such institution. FIRREA amended the CRA to require public disclosure of an institution's CRA rating and require the OTS to provide a written evaluation of an institution's CRA performance utlizing a four-tiered descriptive rating


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system in lieu of the existing five-tiered numerical rating system.  First
Federal received a satisfactory rating as a result of its latest evaluation on March 10, 1997, and Chilton County received a satisfactory rating as a result of its most recent evaluation on February 3, 1997.

     CONSUMER CREDIT REGULATION

     First Federal's and Chilton County's mortgage lending activities are subject to the provisions of various federal and state statutes, including, among others, the Truth in Lending Act, the Equal Credit Opportunity Act, the Real Estate Settlement Procedures Act, the Fair Housing Act, and the regulations promulgated thereunder. These statutes and regulations, among other provisions, prohibit discrimination, prohibit unfair and deceptive trade practices, require the disclosure of certain basic information to mortgage borrowers concerning credit terms and settlement costs, and otherwise regulate terms and conditions of credit and the procedures by which credit is offered and administered. Many of the above regulatory requirements are designed to protect the interests of consumers, while others protect the owners or insurers of mortgage loans. Failure to comply with these requirements can lead to administrative enforcement actions, class action lawsuits and demands for restitution or loan rescission.

     TRANSACTIONS WITH AFFILIATES

     Generally, statutory restrictions on transactions with affiliates require that transactions between a savings institution or its subsidiaries and its affiliates be on terms as favorable to the institution as comparable transactions with non-affiliates. In addition, extensions of credit and certain other transactions with affiliates are restricted to an aggregate percentage of a savings institution's capital, and collateral in specified amounts must usually be provided by affiliates to receive loans from the institution. Affiliates of First Federal include, among other things, SouthFirst and any company which would be under common control with First Federal. In addition, a savings association may not lend to any affiliate engaged in activities not permissible for a bank holding company or acquire the securities of any affiliate which is not a subsidiary. The OTS has the discretion to treat subsidiaries of savings associations as affiliates on a case-by-case basis.

     A savings institution's authority to extend credit to its officers, directors and 10% shareholders, as well as to entities that such persons control, is governed by Sections 22(g) and 22(h) of the Federal Reserve Act and Regulation O promulgated by the Federal Reserve Board. Among other things, these regulations require such loans to be made on terms substantially similar to those offered to unaffiliated individuals, place limits on the amount of loans a savings institution may make to such persons based, in part, on the institution's capital position, and require certain approval procedures to be followed. OTS regulations, with minor variations, apply Regulation O to savings institutions.

     BRANCHING BY FEDERAL ASSOCIATIONS

     The OTS's Policy Statement on Branching by Federal Savings Associations permits interstate branching to the full extent permitted by statute (which is essentially unlimited). This permits federal savings associations with interstate networks to diversify their loan portfolios and lines of business. The Policy Statement specifically states that OTS authority preempts any state law purporting to regulate branching by federal associations. However, recently proposed federal legislation would, if enacted, restrict the First


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Federal's and Chilton County's ability to open branches in states other than
Alabama.  See "-- Proposed Legislation."

     LIQUIDITY REQUIREMENTS

     All savings associations are required to maintain an average daily balance of liquid assets equal to a certain percentage of the sum of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. The liquidity requirement may vary from time to time (between 4.0% and 10.0%) depending upon economic conditions and savings flows of all savings associations. At the present time, the required liquid asset ratio is 5.0%.

     Liquid assets for purposes of this ratio include specified short-term assets (e.g., cash, certain time deposits, certain banker's acceptances and short-term U.S. Government obligations), and long-term assets (e.g., U. S. Government obligations of more than one and less than five years and state agency obligations maturing in two years or less). The regulations governing liquidity requirements include, within the definition of liquid assets, debt securities hedged with forward commitments to purchase the obligation obtained from (including a commitment represented by a repurchase agreement) members of Bank of Primary Dealers in United States Government Securities or banks whose accounts are insured by the FDIC, debt securities directly hedged with a short financial future position, debt securities with a long put option and debt securities that provide the holder with a right to redeem the security at the stated or par value, regardless of the stated maturities of the securities. FIRREA also authorized the OTS to designate as liquid assets certain mortgage-related securities with less than one year to maturity. Short-term liquid assets currently must constitute at least 1% of an association's average daily balance of net withdrawable deposit accounts and current borrowings. Monetary penalties may be imposed upon associations for violations of liquidity requirements.

     The OTS has proposed to revise its liquidity regulations to decrease the burden of compliance with such rules. Specifically, the OTS proposal would (1) reduce the liquidity base by excluding withdrawable accounts payable in more than one year from the definition of "net withdrawable accounts," (2) reduce the liquidity requirement from 5% of net withdrawable accounts and short-term borrowings to 4%, (3) remove the 1% short-term liquidity requirement, and (4) expand the categories of liquid assets that may count toward satisfaction of the liquidity requirements.

     FEDERAL HOME LOAN BANK SYSTEM

     General. First Federal and Chilton County are members of the FHLB System, which consists of 12 regional FHLBs subject to supervision and regulation by the Federal Housing Finance Board (the "FHFB"). The FHLBs maintain central credit facilities primarily for member institutions.

     First Federal and Chilton County, as members of the FHLB of Atlanta, are required to acquire and hold shares of capital stock in the FHLB of Atlanta in an amount at least equal to 1% of the greater of: (i) the aggregate outstanding principal amount of their unpaid home mortgage loans, home purchase contracts and similar obligations as of the beginning of each year or (ii) $500. First Federal and Chilton County are in compliance with this requirement with an investment in stock of the FHLB of Atlanta at June 30, 1997 of $849,300 and $621,500, respectively.

     Advances from Federal Home Loan Bank. Each FHLB serves as a reserve or central bank for its members within its assigned region. It is funded from proceeds derived from the sale of consolidated obligations of the FHLB System. It makes advances (i.e., loans) to members in accordance with policies and procedures established by the Board of Directors of the FHFB. Long term advances may only be made for the purpose of providing funds for residential housing. At June 30, 1997, First Federal and Chilton County had $17 million and $2 million, respectively, of advances outstanding from the FHLB.

     As a result of FIRREA, the FHLBs are required to provide funds for the resolution of troubled savings associations and to contribute to affordable housing programs through direct loans or interest subsidies on advances targeted for community investment and low and moderate income housing projects. These contributions have adversely affected the level of FHLB stock dividends paid and could continue to do so in the future. For the year ended September 30, 1996, stock dividends were paid by the FHLB to First Federal and Chilton County in the amount of $41,219 and $33,763, respectively.

     FEDERAL RESERVE SYSTEM

     The Federal Reserve Board requires all depository institutions to maintain non-interest bearing reserves at specified levels against their deposit transaction accounts (e.g., primarily checking, NOW and Super NOW checking accounts) and non-personal time deposits. Under current Federal Reserve Board regulations, no reserves are required to be maintained on the first $4.4 million of transaction accounts, and reserves equal to 3% must be maintained on the next $49.3 million of transaction accounts, plus reserves equal to 10% on the remainder. Because required reserves must be maintained in the form of vault cash or in a non-interest bearing account at a Federal Reserve Bank, the effect of the reserve requirement is to reduce the amount of the institution's interest-earning assets. As of June 30, 1997, the total transaction accounts of each of First Federal and Chilton County were below the minimum level for which the Federal Reserve Board requires a reserve.

     Savings associations have authority to borrow from the Federal Reserve Bank's "discount window," but Federal Reserve policy generally requires savings associations to exhaust all OTS sources before borrowing from the Federal Reserve System. Neither First Federal nor Chilton County has any such borrowings at June 30, 1997.


                                 LEGAL OPINIONS

     The legality of the shares of SouthFirst Common Stock to be issued in connection with the Merger is being passed upon by Smith, Gambrell & Russell, LLP, Atlanta, Georgia. Smith, Gambrell & Russell, LLP has also rendered an opinion as to certain federal income tax consequences of the Merger.

                                    EXPERTS

     The consolidated financial statements of SouthFirst as of September 30, 1996 and 1995 and for each of the years in the three-year period ended September 30, 1996 have been included herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, included herein and in the Registration Statement and upon the authority of said firm as experts in accounting and auditing.

     The financial statements of Chilton County as of June 30, 1997 and 1996 and for each of the three years in the period ended June 30, 1997, included herein have been so included in reliance on the report of Jones & Kirkpatrick, P.C., certified public accountants, given on the authority of such firm as experts in accounting and auditing.

     Representatives of KPMG Peat Marwick LLP and of Jones & Kirkpatrick, P.C. are expected to be present at the Special Meetings and will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.


                      PROPOSALS BY SOUTHFIRST SHAREHOLDERS

     Shareholders of SouthFirst may submit proposals to be considered for shareholder action at the 1998 Annual Meeting of Shareholders of SouthFirst if they do so in accordance with applicable regulations of the Commission. Any such proposals must be submitted to the Secretary of SouthFirst no later than October 31, 1997 in order to be considered for inclusion in SouthFirst's 1998 proxy materials. As of October __, 1997 SouthFirst had received no such shareholder proposals.


                                 OTHER MATTERS

     The SouthFirst and Chilton County Boards are not aware of any matter to be presented for action at the Special Meetings other than the approval and adoption of the Merger Agreement. If any other matter comes before the Special Meetings, it is the intention of the persons named in the accompanying proxy to vote on such matter in accordance with their best judgment unless authority therefor is withheld on the enclosed proxy card. Such discretionary matters may include motions to adjourn the meeting for the purpose of further soliciting proxies in favor of the Merger.

                                    INDEX TO
                  SOUTHFIRST CONSOLIDATED FINANCIAL STATEMENTS


                                                                                                                     Page
                                                                                                                     ----
AUDITED FINANCIAL STATEMENTS

Report of KPMG Peat Marwick LLP, Independent Auditors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-2
Consolidated Statements of Financial Condition as of September 30, 1996 and 1995  . . . . . . . . . . . . . . . . .  F-3
Consolidated Statements of Operations for the years ended September 30, 1996, 1995 and 1994 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-4
Consolidated Statements of Stockholders' Equity for the years ended September 30, 1996,
    1995 and 1994 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-6
Consolidated Statements of Cash Flows for the years ended September 30, 1996, 1995 and 1994  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-7
Notes to Consolidated Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-10

UNAUDITED FINANCIAL STATEMENTS

Consolidated Statements of Financial Condition as of June 30, 1997 and 1996 . . . . . . . . . . . . . . . . . . . .  F-31
Consolidated Statements of Earnings for the Nine Months ending June 30, 1997 and 1996 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-32
Consolidated Statements of Cash Flows for the Nine Months ending June 30, 1997 and 1996 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-33
Notes to Unaudited Consolidated Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-35


                                   INDEX TO
                      CHILTON COUNTY FINANCIAL STATEMENTS

                                                                                                                     Page
                                                                                                                     ----
AUDITED FINANCIAL STATEMENTS

Report of Jones & Kirkpatrick, P.C., Independent Auditors . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-36
Statements of Financial Condition as of June 30, 1997 and 1996  . . . . . . . . . . . . . . . . . . . . . . . . . .  F-37
Statements of Income (Loss) for the years ended June 30, 1997, 1996 and 1995  . . . . . . . . . . . . . . . . . . .  F-39
Statements of Stockholders' Equity for the years ended June 30, 1997, 1996 and 1995 . . . . . . . . . . . . . . . .  F-41
Statements of Cash Flows for the years ended June 30, 1997, 1996 and 1995 . . . . . . . . . . . . . . . . . . . . .  F-42
Notes to Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-45

                          INDEPENDENT AUDITORS' REPORT


    The Board of Directors
    SouthFirst Bancshares, Inc.:


    We have audited the accompanying consolidated statements of financial condition of SouthFirst Bancshares, Inc. and subsidiary (collectively, the Company) as of September 30, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for the three years ended September 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above, present fairly, in all material respects, the financial position of SouthFirst Bancshares, Inc. as of September 30, 1996 and 1995, and the results of their operations and their cash flows for the three years ended September 30, 1996, in conformity with generally accepted accounting principles.

    As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for income taxes in 1994 to adopt the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Also, as discussed in Note 1 to the consolidated financial statements, the Company adopted the provisions of Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities at October 1, 1994.


                                    /s/ KPMG Peat Marwick LLP
                                        Birmingham, Alabama


    October 30, 1996

                          SOUTHFIRST BANCSHARES, INC.
                                 AND SUBSIDIARY


                 Consolidated Statements of Financial Condition
                          September 30, 1996 and 1995

                         Assets                                                          1996                    1995
                         ------                                                          ----                    ----
Cash and amounts due from depository institutions                                 $      2,625,561             4,464,099
Investment securities held to maturity at cost (market value of
  $153,853 in 1996 and $13,375,240 in 1995)                                                153,853            13,266,095
Investment securities available for sale, at market value                               21,792,852            11,721,696
Loans receivable                                                                        62,652,755            53,798,634
Less allowance for loan losses                                                            (250,714)             (265,759)
                                                                                     -------------        --------------
      Net loans                                                                         62,402,041            53,532,875
Loans held for sale (market value of $138,000 in 1996)                                     131,100                    --
Premises and equipment, net                                                              1,802,482             1,456,673
Foreclosed real estate, net                                                                     --                28,886
Accrued interest receivable                                                                553,606               533,519
Investments in affiliates                                                                  184,537                76,310
Other assets                                                                               635,902               414,880
                                                                                     -------------        --------------
      Total assets                                                                $     90,281,934            85,495,033
                                                                                     =============        ==============

  Liabilities and Stockholders' Equity
  ------------------------------------
Liabilities:
  Deposits:
    Non-interest bearing                                                          $      1,087,042             1,516,160
    Interest bearing                                                                    63,007,561            61,315,998
                                                                                     -------------        --------------
      Total deposits                                                                    64,094,603            62,832,158

  Advances by borrowers for property taxes and insurance                                   392,280               400,405
  Accrued interest payable                                                                 842,285               823,885
  Borrowed funds                                                                        10,959,285             6,069,852
  Income taxes payable                                                                     285,401               396,577
  Accrued expenses and other liabilities                                                   820,266               201,570
                                                                                     -------------        --------------
      Total liabilities                                                                 77,394,120            70,724,447
                                                                                     -------------        --------------

Stockholders' equity:
  Common stock, $.01 par value, authorized 2,000,000
    shares, issued and outstanding 863,200 shares in 1996 and
    830,000 shares in 1995                                                                   8,632                 8,300
  Additional paid-in capital                                                             7,704,856             7,240,066
  Treasury stock                                                                          (500,802)                   --
  Deferred compensation on common stock employee benefit plans                            (744,710)             (597,600)
  Retained earnings, substantially restricted                                            5,690,301             7,624,515
  Unrealized gain on investment securities
    available for sale, net of tax                                                         729,537               495,305
                                                                                     -------------        --------------
      Total stockholders' equity                                                        12,887,814            14,770,586
Commitments and contingencies
                                                                                     -------------        --------------
      Total liabilities and stockholders' equity                                  $     90,281,934            85,495,033
                                                                                     =============        ==============





See accompanying notes to consolidated financial statements.

                          SOUTHFIRST BANCSHARES, INC.
                                 AND SUBSIDIARY


                     Consolidated Statements of Operations
                 Years Ended September 30, 1996, 1995, and 1994


                                                                     1996             1995           1994
                                                                     ----             ----           ----
Interest and dividend income:
    Interest and fees on loans                                $     4,888,183      4,291,653       3,982,406
    Interest and dividend income on investment
       securities held to maturity                                     44,251        884,940       1,688,142
    Interest and dividend income on investment
       securities available for sale                                1,687,842      1,024,874              --
                                                                 ------------    -----------     -----------
           Total interest and dividend income                       6,620,276      6,201,467       5,670,548
Interest expense:
    Interest on deposits                                            3,006,037      2,760,390       2,415,524
    Interest on borrowed funds                                        553,372        337,375         416,806
                                                                 ------------    -----------     -----------
           Total interest expense                                   3,559,409      3,097,765       2,832,330
                                                                 ------------    -----------     -----------
           Net interest income                                      3,060,867      3,103,702       2,838,218
Provision for loan losses                                               1,200         28,730          50,000
                                                                 -----------     -----------     -----------
           Net interest income after provision for
              loan losses                                           3,059,667      3,074,972       2,788,218
                                                                 ------------    -----------     -----------
Other income:
    Service charges and other fees                                    563,235        474,195         432,250
    Gain on sale of loans                                             127,386         70,822          93,714
    Gain on sale of foreclosed real estate                             10,233         14,770          21,318
    Gain (loss) on maturity of investment security
       available for sale                                              21,203           (480)             --
    Loss on sale of premises and equipment                             (7,543)        (7,020)             --
    Insurance commissions                                               2,529         (1,555)         27,677
    Equity in net loss of affiliates                                  (66,773)       (23,690)             --
    Other                                                             639,730         31,729          17,693
                                                                 ------------    -----------     -----------
           Total other income                                       1,290,000        558,771         592,652
                                                                 ------------    -----------     -----------
Other expenses:
    Compensation and benefits                                       2,468,570      1,478,874       1,364,834
    Net occupancy expense                                             154,208        142,267         136,212
    Furniture and fixtures                                            168,600        155,613         145,210
    Data processing                                                   171,692        158,155         155,303
    Office supplies and expenses                                      185,953        177,203         140,308
    Deposit insurance premiums                                        175,542        179,496         180,024
    Special SAIF assessment                                           430,230             --              --
    Other                                                             519,606        368,548         644,928
                                                                 ------------    -----------     -----------
           Total other expenses                                     4,274,401      2,660,156       2,766,819
                                                                 ------------    -----------     -----------


                                                                     (Continued)





See accompanying notes to consolidated financial statements.

                          SOUTHFIRST BANCSHARES, INC.
                                 AND SUBSIDIARY


                Consolidated Statements of Operations, Continued
                 Years Ended September 30, 1996, 1995, and 1994




                                                                     1996             1995           1994
                                                                     ----             ----           ----
           Income before income taxes and cumulative
              effect of a change in accounting method                  75,266        973,587         614,051
Income tax expense                                                     91,922        362,202         235,498
                                                                 ------------    -----------     -----------
           Income (loss) before cumulative effect of
              a change in accounting method                           (16,656)       611,385         378,553

Cumulative effect of a change in accounting
    method                                                                 --             --          17,968
                                                                 ------------    -----------     -----------
           Net income (loss)                                  $       (16,656)       611,385         360,585
                                                                 ============    ===========     ===========
Net income (loss) per common share                            $         (0.02)          1.17              --
Weighted average common shares outstanding                            810,997        520,740              --





See accompanying notes to consolidated financial statements.

                          SOUTHFIRST BANCSHARES, INC.
                                 AND SUBSIDIARY


                Consolidated Statements of Stockholders' Equity
                 Years Ended September 30, 1996, 1995, and 1994



                                                                                                       Net
                                                                            Deferred                unrealized
                                                                         compensation                holding
                                                              Retained      on common                gain on
                                                Additional   earnings-       stock                  available-     Total
                                         Common   paid-in  substantially    employee      Treasury   for-sale   stockholders'
                                         stock    capital    restricted  benefit plans      stock   securities     equity
                                         -----    -------    ----------  -------------      -----   ----------     ------
Balance September 30, 1993            $     --         --    6,901,545            --            --        --      6,901,545
Net income 1994                             --         --      360,585            --            --        --        360,585
                                        ------  ---------   ----------     ---------       -------  --------    -----------
Balance September 30, 1994                  --         --    7,262,130            --            --        --      7,262,130
Net income 1995                             --         --      611,385            --            --        --        611,385
Effect of adoption of FAS 115-
  Accounting for Certain Investments
  in Debt and Equity Securities on
  October 1, 1994                           --         --           --            --                 368,832        368,832
Issuance of common stock                 8,300  7,240,066           --            --            --        --      7,248,366
Establishment of Employee Stock
  Ownership Plan                            --         --           --      (664,000)           --        --       (664,000)
Release of unallocated Employee
  Stock Ownership Plan shares               --         --           --        66,400            --        --         66,400
Cash dividends declared ($.10 per share)    --         --     (249,000)           --            --        --       (249,000)
Increase in net unrealized holding gain
  on available-for-sale securities          --         --           --            --            --   126,473        126,473
                                        ------  ---------   ----------     ---------       -------   -------    -----------
Balance September 30, 1995               8,300  7,240,066    7,624,515      (597,600)           --   495,305     14,770,586
Net loss 1996                               --         --      (16,656)           --            --        --        (16,656)
Release of unallocated Employee Stock
  Ownership Plan shares                     --     41,822           --       167,290            --        --        209,112
Issuance of common stock - Management
  Recognition Plans                        332    422,968           --      (423,300)           --        --             --
Vesting of shares  on Management
  Recognition Plans                         --         --           --       108,900            --        --        108,900
Cash dividends declared ($2.50 per share)   --         --   (1,917,558)           --            --        --     (1,917,558)
Acquisition of treasury stock               --         --           --            --      (500,802)       --       (500,802)
Increase in unrealized holding gain on
  available-for-sale securities             --         --           --            --            --   234,232        234,232
                                        ------  ---------   ----------     ---------       -------  --------    -----------
Balance September 30, 1996            $  8,632  7,704,856    5,690,301      (744,710)     (500,802)  729,537     12,887,814
                                        ======  =========   ==========     =========      ========  ========    ===========







See accompanying notes to consolidated financial statements.

                          SOUTHFIRST BANCSHARES, INC.
                                 AND SUBSIDIARY


                     Consolidated Statements of Cash Flows
                 Years Ended September 30, 1996, 1995, and 1994

                                                                       1996            1995           1994
                                                                       ----            ----           ----
Operating activities:
   Net income (loss)                                          $       (16,656)         611,385        360,585
   Adjustments to reconcile net income to net
      cash provided by operating activities:
         Provision for loan losses                                      1,200           28,730         50,000
         Provision for foreclosed real estate losses                       --          (28,730)        30,000
         Depreciation and amortization                                137,545          137,935        110,290
         Equity in loss of unconsolidated affiliates                   66,773           23,690             --
         Proceeds from sales of loans                               4,359,996        1,034,494      1,593,481
         Loans originated for sale                                 (4,490,996)        (868,308)    (1,617,667)
         Gain on sale of loans                                       (127,386)         (70,822)       (93,714)
         Loss on sale of premises and equipment                         7,543            7,020             --
         Increase (decrease) in deferred loan origination fees         18,012           (1,357)        (3,369)
         Compensation expense on ESOP and MRPs                        318,012           66,400             --
         Gain on sale of investment securities held to
             maturity                                                      --               --         (4,021)
         Net (accretion) amortization of premium/discount
             on investment securities                                  11,015           12,815         87,957
         Gain on sale of foreclosed real estate                       (10,233)         (14,770)       (21,318)
         Stock dividend on Federal Home Loan
             Bank (FHLB) stock                                             --               --        (20,900)
         (Increase) decrease in accrued interest receivable           (20,087)         (96,509)        (3,706)
         (Increase) decrease in other assets                         (221,022)         (28,333)       175,339
         Increase in accrued interest payable                          18,400          263,444        378,687
         Decrease in income taxes payable
             and deferred taxes                                      (255,490)         (19,316)       (35,395)
         Increase (decrease) in accrued expenses and
             other liabilities                                        618,696           42,762        (68,987)
                                                                 ------------    -------------    -----------
                Net cash provided by operating activities             415,322        1,139,162        917,262
                                                                 ------------    -------------    -----------
Investing activities:
   Investment in affiliated companies                                (175,000)        (100,000)            --
   Proceeds from calls and maturities of investment
      securities held to maturity                                          --          600,000        500,000
   Proceeds from calls and maturities of investment
      securities available for sale                                        --        1,000,000             --
   Purchase of investment securities held to maturity                (403,853)      (1,107,000)    (3,533,006)
   Purchase of investment security available for sale              (4,540,770)      (1,803,000)            --
   Principal repayments on investment securities
      held to maturity                                              1,039,115          983,580      7,110,186



                                                                     (Continued)





See accompanying notes to consolidated financial statements.

                          SOUTHFIRST BANCSHARES, INC.
                                 AND SUBSIDIARY


                Consolidated Statements of Cash Flows, Continued
                 Years Ended September 30, 1996, 1995, and 1994

                                                                       1996           1995            1994
                                                                       ----           ----            ----
Investing activities, continued:
   Principal repayments on investment securities
      available for sale                                            7,314,125        1,822,703               --
   Proceeds from sale of investment securities
      held to maturity                                                     --               --          105,228
   Purchase of loans                                                       --       (1,349,380)      (5,360,000)
   Net increase in loans                                           (8,761,092)      (2,067,819)        (382,612)
   Proceeds from sale of premises and equipment                        28,835            5,195           12,823
   Purchase of premises and equipment                                (519,732)        (263,722)        (129,149)
   Proceeds from sale of foreclosed real estate                        39,119           77,438          100,806
                                                                -------------    -------------    -------------
                Net cash used in investing activities              (5,979,253)      (2,202,005)      (1,535,724)
                                                                -------------    -------------    -------------

Financing activities:
   Net (decrease) increase in NOW accounts
      and savings accounts                                           (813,552)      (1,276,629)         900,433
   Net (increase) decrease in certificates of deposit               2,075,997         (665,361)      (2,666,786)
   Proceeds from borrowed funds                                     7,267,811        2,000,000        4,000,000
   Repayment of borrowed funds                                     (2,378,378)      (5,065,636)      (1,008,685)
   Net proceeds from issuance of common stock                              --        7,248,366               --
   Cash dividends paid                                             (1,917,558)        (249,000)              --
   Establishment of employee stock ownership plan                          --         (664,000)              --
   Acquisition of treasury stock                                     (500,802)              --               --
   Decrease in advances by borrowers
      for property taxes and insurance                                 (8,125)         (40,437)         (11,691)
                                                                -------------    -------------    -------------
                Net cash provided by financing activities           3,725,393        1,287,303        1,213,271
                                                                -------------    -------------    -------------
Increase (decrease) in cash and amounts due from
      depository institutions                                      (1,838,538)         224,460          594,809
Cash and amounts due from depository institutions
   at beginning of year                                             4,464,099        4,239,639        3,644,830
                                                                -------------    -------------    -------------
Cash and amounts due from depository institutions
   at end of year                                             $     2,625,561        4,464,099        4,239,639
                                                                 ============    =============    =============
Supplemental information on cash payments:
   Interest paid                                              $     3,541,009        2,834,321        2,453,643
                                                                 ============    =============    =============
   Income taxes paid                                          $       344,757          165,599          148,651
                                                                 ============    =============    =============





See accompanying notes to consolidated financial statements.

                          SOUTHFIRST BANCSHARES, INC.
                                 AND SUBSIDIARY


                Consolidated Statements of Cash Flows, Continued
                 Years Ended September 30, 1996, 1995, and 1994

                                                                      1996             1995           1994
                                                                      ----             ----           ----
Supplemental information on noncash transactions:
   Transfers to foreclosed real estate                        $            --           28,886          89,744
                                                                 ============    =============    ============
   Transfer to investment securities available for sale
      from investment securities held to maturity             $            --       11,958,543              --
                                                                 ============    =============    ============
   Effect of adoption of FAS 115, Accounting for
      Certain Investments in Debt and Equity
      Securities,  on October 1, 1994                         $            --          368,832              --
                                                                 ============    =============    ============
   Change in net unrealized gain
      on investment securities available for sale             $       400,536          126,473              --
                                                                 ============    =============    ============





See accompanying notes to consolidated financial statements.

                          SOUTHFIRST BANCSHARES, INC.
                                 AND SUBSIDIARY
                   Notes to Consolidated Financial Statements


                       September 30, 1996, 1995, and 1994

(1)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         (A)   ORGANIZATION

               The accompanying consolidated financial statements include the accounts of SouthFirst Bancshares, Inc. (the Corporation) and its wholly-owned subsidiary, First Federal of the South (the Bank, formerly First Federal Savings & Loan Association of Sylacauga), collectively as the Company. All significant intercompany accounts and transactions have been eliminated in consolidation.

               On February 13, 1995, the Bank was converted from a mutual to stock form of ownership (the Conversion) whereupon the Corporation, approved by the OTS as a thrift holding company, acquired all of the issued and outstanding shares of the Bank. The Corporation, simultaneously with the Conversion, issued 830,000 shares in the initial public offering of its common stock, par value $.01 per share, at $10.00 per share, for a gross offering proceeds of $8,300,000. The net offering proceeds to the Corporation, after deduction of all expenses and fees associated with the offering, was $7,248,366. Fifty percent (50%) of the net proceeds, or $3,624,183, was distributed to the Bank, as additional capital, in exchange for all of the issued and outstanding shares of capital stock of the Bank. The Corporation also loaned $664,000 of the net offering proceeds to the trustee of the SouthFirst Bancshares, Inc., Employee Stock Ownership Plan (the ESOP), who purchased, on behalf of the trust for the ESOP, 66,400 shares (or 8%) of the shares sold by the Corporation in the public offering. The loan will be repaid from contributions made by the Bank pursuant to ESOP; and, as the loan is repaid, shares will be released to the accounts of the employees eligible to participate therein.

               The Bank, pursuant to applicable OTS regulations, established a special "liquidation account" for the benefit of the eligible account holders and supplemental eligible account holders in the Conversion. The liquidation account was established in an amount equal to the regulatory capital of the Bank as of the date of the statement of financial condition contained in the final Prospectus. Each eligible account holder and supplemental eligible account holder is entitled, on a complete liquidation of the Bank after the Conversion (and only in such event), to an interest in the liquidation account. The initial interest in such liquidation account is determined by multiplying the opening balance in the liquidation account by a fraction of which the numerator is the amount of the qualifying deposit in the related deposit account and the denominator is the total amount of the qualifying deposits of all eligible account holders and supplemental eligible account holders in the Bank. If, on any annual closing date subsequent to the Conversion, the amount in any qualifying deposit account is less than the amount in such account on the initial applicable date, then the interest in the liquidation account is reduced by an amount proportionate to any such reduction. If, subsequent to the Conversion, a qualified deposit account is closed, then the interest of the account holder in the liquidation account will be reduced to zero. A merger, consolidation, sale of bulk assets or similar combination as transaction with an FDIC-insured institution, in which the Bank is not the surviving insured institution, would not be considered to be a "liquidation" under which any distribution of the liquidation account





                                                                     (Continued)

                          SOUTHFIRST BANCSHARES, INC.
                                 AND SUBSIDIARY
                   Notes to Consolidated Financial Statements




(1)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

         (A)   ORGANIZATION, CONTINUED

               would be made. In such a transaction, the liquidation account would be assumed by the surviving institution. The creation and maintenance of the liquidation account would not restrict the use or application of any of the capital accounts of the Bank, except that the Bank may not declare or pay a cash dividend to, or repurchase any of its capital stock from, the Corporation, if the effect of such dividend or repurchase would be to cause its equity to be reduced below the aggregate amount then required for the liquidation account.

               The Company provides a full range of banking services to individual and corporate customers in its primary market area of the cities of Sylacauga, and Talladega in the state of Alabama and provides lending services in Birmingham, Alabama. The Company is subject to competition from other financial institutions. The Company is subject to the regulations of certain federal agencies and undergoes periodic examinations by those regulatory authorities.

         (B)   BASIS OF FINANCIAL STATEMENT PRESENTATION

               Due to the conversion, the 1995 financial statements reflect the combination of the historical cost bases of the Corporation and the Bank as if the pooling of interest method were utilized.

               The accounting principles and reporting policies of the Company, and the methods of applying these principles, conform with generally accepted accounting principles and with general practice within the savings and loan industry. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates.

               Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses. In connection with the determination of the allowance for loan losses, management obtains independent appraisals for properties collateralizing significant troubled loans.

               A substantial portion of Company's loans are secured by real estate in the Company's primary market area. Accordingly, the ultimate collectibility of a substantial portion of the Company's loan portfolio is susceptible to changes in market conditions in the Company's primary market area.

               The Bank began construction lending activities in March of 1994. As of September 30, 1996, the Bank has not experienced significant loss on the construction loan portfolio. Since these lending activities are fairly new to the Bank, the Bank does not have the same historical data available for construction loans as for other loans. As of September 30, 1996, seven borrowers had construction loan commitments in excess of $700,000 with the largest commitment being $2,700,000. Due to this concentration of loans, a default by certain construction loan borrowers or other financial difficulty could result in a significant addition to the allowance for loan losses.





                                                                     (Continued)

                          SOUTHFIRST BANCSHARES, INC.
                                 AND SUBSIDIARY
                   Notes to Consolidated Financial Statements



(1)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

         (B)   BASIS OF FINANCIAL STATEMENT PRESENTATION, CONTINUED

               Management believes that the allowances for losses on loans and foreclosed real estate are adequate. While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in economic conditions, particularly in the Company's primary market area. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowances for loan losses and foreclosed real estate. Such agencies may require the Company to recognize additions to the allowances based on their judgments about information available to them at the time of their examination.

               The principles which significantly affect the determination of financial position, results of operations and cash flows are summarized below.

         (C)   INVESTMENT SECURITIES

               On October 1, 1994, the Company adopted Financial Accounting Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities (FAS 115) which requires that investments be classified in one of the following three categories: (i) held-to-maturity securities, (ii) securities available for sale, and (iii) trading account securities. Investment securities held to maturity represent securities which management has the intent and ability to hold to maturity. These securities are reported at cost adjusted for amortization of premiums and accretion of discounts using the interest method. Investment securities available for sale represent securities which management may decide to sell prior to maturity for liquidity, tax planning or other valid business purposes. Available-for-sale securities are reported at fair value with any unrealized gains or losses excluded from earnings and reflected as a net amount in a separate component of stockholders' equity until realized. Trading account securities represent securities which management has purchased and is holding principally for the purpose of selling in the near term. Trading account securities are reported at fair value with any unrealized gains or losses included in earnings.

               Declines in fair value of investment securities (available for sale or held to maturity) that are considered other than temporary are charged to securities losses, reducing the carrying value of such securities. Gains or losses on the sale of investment securities are computed using the specific identification method and are shown separately in noninterest income in the consolidated statements of earnings. No securities were classified as trading account securities as of September 30, 1996 or 1995.





                                                                     (Continued)

                          SOUTHFIRST BANCSHARES, INC.
                                 AND SUBSIDIARY
                   Notes to Consolidated Financial Statements




(1)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

         (C)   INVESTMENT SECURITIES, CONTINUED

               Upon adoption of FAS 115, the Company transferred, effective October 1, 1994, investment securities securities with a total amortized cost of $11,958,543 and market value of $12,517,380 from held to maturity to available for sale. The unrealized net holding gains on those available-for-sale securities at October 1, 1994 totaled approximately $559,000 and was included as a separate component of stockholdersG equity, net of income taxes of $190,000 upon the Company's adoption of FAS 115.

               In November 1995, the Financial Accounting Standards Board issued Special Report - A Guide to Implementation of Statement No. 115 on Accounting for Certain Investments in Debt and Equity Securities - Questions and Answers. Concurrent with the initial adoption of this implementation guidance, an entity may reassess the appropriateness of the classifications of all securities held at that time and account for any resulting reclassifications at fair value. Entities were allowed a one-time reclassification during the period from November 15, 1995, to December 31, 1995. Reclassifications from the held-to-maturity category that result from this one-time reassessment not call into question the intent of an entity to hold other debt securities to maturity in the future. In conjunction with this special report, the Company transferred, effective December 31, 1995, all of its collateralized mortgage obligations with a total amortized cost of $12,476,980 and fair value of $12,551,775 to the classification of available for sale. The unrealized net holding gains on the collateralized mortgage obligations at December 31, 1995 totaled approximately $75,000 and were included as a separate component of stockholders' equity, net of income taxes of approximately $28,000.

               During all periods prior to the date of adoption, the Company reported securities available for sale at the lower-of-cost or market with any valuation adjustment reflected in earnings as required by generally accepted accounting principles at that time.

               The stock of the Federal Home Loan Bank has no quoted fair value and no ready market exists. The investment in the stock is required of insured institutions that utilize the services of the Federal Home Loan Bank. The Federal Home Loan Bank will purchase the stock at its cost basis from the Company in the event the Company ceases to utilize the services of the Federal Home Loan Bank.

         (D)   PREMISES AND EQUIPMENT

               Land is stated at cost. Premises and equipment are carried at cost less accumulated depreciation. Depreciation is provided by the straight-line method at rates intended to distribute the cost of buildings and improvements and furniture, fixtures, and equipment over their estimated service lives of 40 years and 3 to 12 years, respectively.





                                                                     (Continued)

                          SOUTHFIRST BANCSHARES, INC.
                                 AND SUBSIDIARY
                   Notes to Consolidated Financial Statements



(1)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

         (E)   FORECLOSED REAL ESTATE

               For real estate acquired through foreclosure, a new cost basis is established at fair value at the time of foreclosure through a charge to the allowance for loan losses with a valuation allowance established for estimated costs to sell. The charge to establish the valuation allowance is reflected in other expenses. Fair value for significant properties is determined through outside appraisal of the collateral. Subsequent to foreclosure, foreclosed assets are carried at the lower of fair value less estimated costs to sell or cost, with the difference recorded as a valuation allowance on an individual asset basis. Subsequent decreases in fair value and increases in fair value, up to the value established at foreclosure, are recognized as charges or credits to expense.

         (F)   LOANS RECEIVABLE, LOANS HELD FOR SALE, AND INTEREST INCOME

               Loans receivable are stated at principal amounts outstanding less the undisbursed portion of loans, unearned interest income, deferred loan fees, and the allowance for loan losses. Interest income on loans is credited to income based on the principal amount outstanding at the respective rate of interest except for add on installment loans for which interest is recognized on a method approximating the interest method. It is the general policy of the Company to discontinue the accrual of interest when principal or interest payments are delinquent and the ultimate collection of either is in doubt.

               Loans held for sale are carried at the lower of cost or market, determined on an aggregate basis.

         (G)   ALLOWANCE FOR LOAN LOSSES

               Additions to the allowance for loan losses are based on management's evaluation of the loan portfolio under current economic conditions, including such factors as the volume and character of loans outstanding, past loss experience, general economic conditions, and such other factors which, in management's judgment, deserve recognition in estimating loan losses. Loans are charged to the allowance when, in the opinion of management, such loans are deemed to be uncollectible. Provisions for loan losses and recoveries of loans previously charged to the allowance are added to the allowance.

         (H) LOAN ORIGINATION FEES, PREMIUMS AND DISCOUNTS ON LOANS, MORTGAGE-BACKED SECURITIES, AND COLLATERALIZED MORTGAGE OBLIGATIONS

               Loan origination fees and certain direct loan origination costs are deferred and recognized over the lives of the related loans as an adjustment of the loan yields using the interest method.





                                                                     (Continued)

                          SOUTHFIRST BANCSHARES, INC.
                                 AND SUBSIDIARY
                   Notes to Consolidated Financial Statements




(1)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

         (H) LOAN ORIGINATION FEES, PREMIUMS AND DISCOUNTS ON LOANS, MORTGAGE-BACKED SECURITIES, AND COLLATERALIZED MORTGAGE OBLIGATIONS

               Premiums or discounts on loans, mortgage-backed securities, and collateralized mortgage obligations are amortized over the estimated lives of the related mortgage loans, adjusted for prepayments, using a method approximating the interest method. Premiums and discounts on loans, mortgage-backed securities, and collateralized mortgage obligations were insignificant at September 30, 1996.

         (I)   INCOME TAXES

               The Company provides for income tax expense based upon reported earnings, adjusted for permanent differences, if any, between reported and taxable earnings. Certain items of income and expense are recognized in different periods for income tax purposes than for financial reporting purposes and a provision for deferred taxes is made in recognition of these temporary differences.

               On October 1, 1993, the Company adopted the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (FAS 109). FAS 109 requires a change from the deferred method of accounting for income taxes of Accounting Principles Board Opinion No. 11, Accounting for Income Taxes (APB Opinion 11), which the Company followed prior to the period ended September 30, 1993, to the asset and liability method of accounting for income taxes.
               Under the asset and liability method of FAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be realized or settled. Under FAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date.

               Upon adoption in 1993, the Company applied the provisions of FAS 109 without restating prior years' financial statements. The cumulative effect of the change in the method of accounting for income taxes was reported separately in the 1994 financial statements.

         (J)   LOAN SALES

               Gains or losses on loan sales are recognized at the time of sale and are determined by the difference between net sales proceeds and the carrying value of the loans sold.





                                                                     (Continued)

                          SOUTHFIRST BANCSHARES, INC.
                                 AND SUBSIDIARY
                   Notes to Consolidated Financial Statements



(1)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

         (K)   NET INCOME PER COMMON SHARE

               For purposes of computing net income per common share, the weighted average number of common shares included in the 1995 calculation is based on the issuance date of the initial public offering on February 13, 1995.

         (L)   RECLASSIFICATION

               Certain amounts in the financial statements presented have been reclassified from amounts previously reported in order to be comparable between years. These reclassifications have no effect on previously reported shareholders' equity or net income during the periods involved.


(2)      INVESTMENT SECURITIES HELD TO MATURITY

         The amortized cost and approximate fair value of investment securities held to maturity at September 30, 1996 and 1995, were as follows:

                                                                                    1996
                                                               -------------------------------------------
                                                                              Gross       Gross
                                                                Amortized   unrealized unrealized     Fair
                                                                  cost        gains      losses       value
                                                                  ----        -----      ------       -----
         Federal Home Loan Bank
            time deposits                                      $  153,853          --         --     153,853
                                                                =========     =======    =======    ========


                                                                                   1995
                                                             ---------------------------------------------
                                                                           Gross       Gross
                                                             Amortized  unrealized  unrealized       Fair
                                                                cost       gains       losses        value
                                                                ----       -----       ------        -----
         Federal Home Loan Bank
            time deposits                               $       507,000         --        --         507,000
         Collateralized mortgage obligations                 12,759,095    156,301   (47,156)     12,868,240
                                                             ----------    -------  --------      ----------
                                                        $    13,266,095    156,301   (47,156)     13,375,240
                                                             ==========  =========  ========      ==========

         The Federal Home Loan Bank time deposits have contractual maturities of less than one year.

         Proceeds from sales of investment securities classified as held to maturity were $105,228 in 1994 with gross gains of $4,021. No sales occurred in 1996 or 1995.





                                                                     (Continued)

                          SOUTHFIRST BANCSHARES, INC.
                                 AND SUBSIDIARY
                   Notes to Consolidated Financial Statements




(3)      INVESTMENT SECURITIES AVAILABLE FOR SALE

         The amortized cost and approximate fair value of investment securities available for sale at September 30, 1996 and 1995 were as follows:

                                                                               1996
                                                      ----------------------------------------------------
                                                                        Gross        Gross
                                                        Amortized    unrealized   unrealized         Fair
                                                           cost         gains       losses          value
                                                           ----         -----       ------          -----
            FHLB agency notes                      $     4,697,387            --        901        4,696,486
            Investment in FHLB stock                       849,300            --         --          849,300
            FHLMC stock                                     43,005     1,037,153         --        1,080,158
            Other common stock                             588,385        86,797         --          675,182
            CMO's                                        7,887,577            --      9,086        7,878,491
            AMF mutual fund                                500,000        21,990         --          521,990
            Mortgage-backed securities                   6,028,357        62,888         --        6,091,245
                                                      ------------   -----------     ------      -----------
                                                   $    20,594,011     1,208,828      9,987       21,792,852
                                                      ============   ===========     ======      ===========


                                                                               1995
                                                      ----------------------------------------------------
                                                                        Gross        Gross
                                                        Amortized    unrealized   unrealized         Fair
                                                           cost         gains       losses          value
                                                           ----         -----       ------          -----
            FHLB agency note                       $     1,500,000        2,115          --        1,502,115
            Investment in FHLB stock                       849,300           --          --          849,300
            FHLMC stock                                     43,005      715,988          --          758,993
            Other common stock                             318,000           --          --          318,000
            Mortgage-backed securities                   8,213,086      119,684      39,482        8,293,288
                                                      ------------   ----------    --------      -----------
                                                   $    10,923,391      837,787      39,482       11,721,696
                                                      ============   ==========    ========      ===========

         The contractual maturities of the FHLB agency notes at September 30, 1996, are summarized below:

                                                                                    Amortized        Fair
                                                                                      cost           value
                                                                                      ----           -----


                1997                                                             $   1,500,000     1,498,016
                2000                                                                 2,167,387     3,198,470
                                                                                   -----------    ----------
                                                                                 $   3,667,387     4,696,486
                                                                                   ===========    ==========

         No maturity breakdown is presented for mortgage-backed securities because of the unpredictability as to the timing and amount of principal repayments on these securities.





                                                                     (Continued)

                          SOUTHFIRST BANCSHARES, INC.
                                 AND SUBSIDIARY
                   Notes to Consolidated Financial Statements



(3)      INVESTMENT SECURITIES AVAILABLE FOR SALE, CONTINUED

         Investment securities available for sale with amortized cost of approximately $1,103,288 and $1,943,719 at September 30, 1996 and 1995, respectively, were pledged to secure public deposits as required by law and for other purposes.

         There were no sales of investment securities available for sale in 1996 or 1995.


(4)      LOANS

         Loans consist of the following at September 30, 1996 and 1995:

                                                                                   1996             1995
                                                                                   ----             ----
         Real estate mortgage loans:
            First mortgage loans:
                Single-family residential                                     $  46,841,421       40,538,860
                Multi-family and commercial real estate                             484,984          534,555
            Second mortgage loans                                                 1,008,128        1,054,012
            1-4 family construction loans                                        17,716,993       13,495,112
         Savings account loans                                                      753,416          873,021
         Installment loans                                                        2,129,302        2,736,067
                                                                                -----------     ------------
                   Total                                                         68,934,244       59,231,627
                                                                                -----------     ------------
         Deduct:
            Deferred loan fees and unearned
                credit life premiums                                                216,786          190,165
            Undisbursed portion of loans in process                               6,064,703        5,242,828
            Allowance for loan losses                                               250,714          265,759
                                                                                -----------     ------------
                   Total deductions                                               6,532,203        5,698,752
                                                                                -----------     ------------
                   Total  loans receivable, net                               $  62,402,041       53,532,875
                                                                                ===========     ============

         Activity in the allowance for loan losses was as follows for the years ended September 30, 1996, 1995, and 1994:

                                                                            1996         1995         1994
                                                                            ----         ----         ----
         Beginning balance                                            $    265,759       230,753     189,193
         Provision charged to income                                         1,200        28,730      50,000
         Recovery of amounts charged-off in prior years                      4,799        21,231       7,948
         Loans charged-off                                                 (21,044)      (14,955)    (16,388)
                                                                         ---------    ----------    --------
         Ending balance                                               $    250,714       265,759     230,753
                                                                         =========    ==========    ========

         Nonaccrual loans at September 30, 1996 and 1995 totaled $203,000 and $82,000, respectively.

         Foregone interest on nonaccrual loans was $14,192 in 1996, $11,023 in 1995, and $11,089 in 1994.

         No loans were considered to be impaired at September 30, 1996 or 1995.





                                                                     (Continued)

                          SOUTHFIRST BANCSHARES, INC.
                                 AND SUBSIDIARY
                   Notes to Consolidated Financial Statements



(5)      PREMISES AND EQUIPMENT

         Premises and equipment are summarized as follows at September 30, 1996 and 1995:

                                                                                      1996           1995
                                                                                      ----           ----
            Land                                                                $      235,966       235,966
            Buildings and improvements                                               1,548,520     1,421,156
            Furniture, fixtures, and equipment                                         952,781       574,611
            Automobiles                                                                72,296        101,261
                                                                                  -----------     ----------
                   Total                                                             2,809,563     2,332,994
            Less accumulated depreciation                                           (1,007,081)     (876,321)
                                                                                  -----------     ----------
                   Premises and equipment, net                                  $    1,802,482     1,456,673
                                                                                  ============    ==========


(6)      FORECLOSED REAL ESTATE

         A summary of transactions in foreclosed real estate for the years ended September 30,1996 and 1995 follows:

                                                                                         1996         1995
                                                                                         ----         ----
            Foreclosed real estate - beginning of year                               $    28,886      62,668
            Foreclosures                                                                      --      28,886
            Sales of foreclosed real estate                                              (28,886)    (62,668)
                                                                                       ---------    --------
            Foreclosed real estate - end of year                                     $        --      28,886
                                                                                       =========    ========

         A summary of the transactions in the allowance for losses or other real estate for the years ended September 30, 1996 and 1995 follows:

                                                                               1996        1995       1994
                                                                               ----        ----       ----
             Balance at beginning of year                                  $       --      28,730         --
             Provision charged to earnings                                         --     (28,730)    30,000
             Charge-offs                                                           --          --     (1,270)
                                                                              -------   ---------    -------
             Balance at end of year                                        $       --          --     28,730
                                                                              =======   =========    =======


(7)      ACCRUED INTEREST RECEIVABLE

         Accrued interest receivable consists of the following at September 30, 1996 and 1995:

                                                                                         1996         1995
                                                                                         ----         ----
            Loans                                                                   $    396,611     389,360
            Investment securities held to maturity                                         1,542      53,457
            Investment securities available for sale                                     214,230     140,011
            Allowance for uncollected interest                                           (58,777)    (49,309)
                                                                                       ---------    --------
                   Total accrued interest receivable                                $    553,606     533,519
                                                                                       =========    ========





                                                                     (Continued)

                          SOUTHFIRST BANCSHARES, INC.
                                 AND SUBSIDIARY
                   Notes to Consolidated Financial Statements




(8)      INVESTMENTS IN AFFILIATES

         In March 1995, the Company obtained a 50 percent ownership interest in Magnolia Title Services, Inc. (Magnolia) for an investment of $100,000. Magnolia provides title insurance and related services to various borrowers and lenders in the state of Alabama. In October 1995 the Company obtained a 50 percent ownership interest in Meta Company (Meta) for an investment of $175,000. Meta is engaged in the financial planning business. The Company accounts for these investments under the equity method.


(9)      DEPOSITS

         An analysis of deposit accounts, including the contractual interest rates at the end of the period, is as follows at September 30, 1996 and 1995:

                                                                                   1996              1995
                                                                                   ----              ----
            Demand accounts:
               Non interest bearing checking accounts                         $   1,130,665        1,516,160
               Interest bearing:
                  NOW accounts (2.50% for 1996 and 1995)                          6,697,090        7,243,664
                  Money market demand (2.50% for 1996 and 1995)                     462,717          502,843
                                                                                -----------     ------------
                        Total demand accounts                                     8,290,472        9,262,667
            Passbook savings accounts (2.50% for 1996 and 1995)                   9,861,346        9,702,703
            Certificate accounts:
               Up to 4.00%                                                          394,643        1,162,747
               Over 4.00% to 6.00%                                               39,613,433       28,234,400
               Over 6.00% to 8.00%                                                5,934,709       14,469,641
                                                                                -----------     ------------
                        Total certificate accounts                               45,942,785       43,866,788
                                                                                -----------     ------------
                        Total                                                 $  64,094,603       62,832,158
                                                                                ===========     ============

         Weighted average interest rates on deposit accounts were as follows at September 30, 1996 and 1995:

                                                                                   1996             1995
                                                                                   ----             ----
            Demand accounts:
                NOW accounts                                                       2.50%            2.50%
                Money market demand                                                2.50%            2.50%
            Passbook savings accounts                                              2.50%            2.50%
            Certificate accounts                                                   5.53%            5.59%
                        Total deposit accounts                                     4.56%            4.62%

         Certificate accounts greater than or equal to $100,000, which are not Federal Deposit Insurance Corporation (FDIC) insured, were $4,011,345 at September 30, 1996 and $2,741,495 at September 30, 1995.





                                                                     (Continued)

                          SOUTHFIRST BANCSHARES, INC.
                                 AND SUBSIDIARY
                   Notes to Consolidated Financial Statements



(9)      DEPOSITS, CONTINUED

         Scheduled maturities of certificate accounts were as follows at September 30, 1996 and 1995:

                                                                                   1996              1995
                                                                                   ----              ----
            Less than one year                                              $    34,056,433       25,930,307
            One year to two years                                                 8,115,104        5,234,988
            Two years to three years                                              2,372,263        2,959,168
            Three years to four years                                             1,105,688        8,858,227
            Four years to five years                                                293,297          884,098
                                                                                -----------      -----------
                       Total                                                $    45,942,785       43,866,788
                                                                                ===========      ===========

         Interest expense on deposits for the years ended September 30, 1996, 1995, and 1994 were as follows:

                                                                       1996           1995           1994
                                                                       ----           ----           ----
             Demand accounts                                     $      252,178        248,182       242,968
             Passbook savings accounts                                  279,365        300,705       300,496
             Certificate accounts                                     2,474,494      2,211,503     1,872,060
                                                                    -----------    -----------    ----------
                    Total                                        $    3,006,037      2,760,390     2,415,524
                                                                    ===========    ===========    ==========


(10)     BORROWED FUNDS

         The Company was liable to the Federal Home Loan Bank of Atlanta on the following advances at September 30, 1996 and 1995:

            Maturity date                                 Interest rate            1996            1995
            -------------                                 -------------            ----            ----
            March 1995                                     8.02%             $           --             --
            March 1995                                     4.67%                         --             --
            October 1995                                   7.00%                         --      2,000,000
            March 1996                                     8.28%                         --        367,540
            January 1997                                   5.25%                  2,000,000        346,477
            March 1997                                     8.42%                    346,477        346,477
            March 1997                                     5.25%                    367,540      1,900,000
            May 1997                                       5.06%                  1,900,000      1,900,000
            October 1997                                   6.17%                  2,000,000
            April 1997                                     5.25%                  2,000,000
            March 1998                                     8.54%                    629,505        629,505
            March 1999                                     8.58%                    286,044        286,044
            March 2000                                     8.62%                    271,080        271,080
            March 2001                                     8.68%                    257,439        257,439
                                                                                -----------     ----------
                 Total (weighted average rate of
                    5.99 in 1996 and 6.93% in 1995)                          $   10,058,085      6,058,085
                                                                                ===========     ==========





                                                                     (Continued)

                          SOUTHFIRST BANCSHARES, INC.
                                 AND SUBSIDIARY
                   Notes to Consolidated Financial Statements



(10)     BORROWED FUNDS, CONTINUED

         At September 30, 1996 and 1995, the advances were collateralized by first-mortgage residential loans with carrying values of $10,058,085 and $8,077,000, respectively.

         The Company has a line of credit of up to $1,500,000 which bears interest at prime lending rate plus one percent. The line of credit requires monthly interest payments and payment of the outstanding balance on May 20, 1997. At September 30, 1996, the prime lending rate was 8.25 percent and the outstanding balance on the line of credit was $900,253.

         The Company has a note payable to an individual in the amount of $947 at SeptemberE30, 1996 and $11,767 at SeptemberE30, 1995. The note, which bears an interest rate of 11.00 percent, requires monthly payments of $964 and matures in 1997.


(11)     INCOME TAX EXPENSE

         Income tax expense for the years ended September 30, 1996, 1995, and 1994 consists of the following:

                                                                        1996          1995          1994
                                                                        ----          ----          ----
             Federal:
                 Current                                           $     42,250      296,710       325,939
                 Deferred                                                73,736       36,169      (102,232)
                                                                      ---------     --------     ---------
                                                                        115,986      335,879       223,707
                                                                      ---------     --------     ---------
             State:
                 Current                                                (12,455)      25,277        28,951
                 Deferred                                               (11,609)       1,046       (17,160)
                                                                      ---------     --------     ---------
                                                                        (24,064)      26,323        11,791
                                                                      ---------     --------     ---------
                     Total                                         $     91,922      362,202       235,498
                                                                      =========     ========     =========

         The actual income tax expense differs from the "expected" income tax expense computed by applying the U.S. federal corporate income tax rate of 34 percent to income before income taxes as follows:

                                                                        1996           1995         1994
                                                                        ----           ----         ----
         Computed "expected" income tax expense                     $     25,590       331,020     208,777
         Increase (reduction) in income tax resulting from:
             Compensation expense for ESOP                                57,240            --          --
             Management Recognition Plan                                  24,539            --          --
             Offering cost                                                    --        12,871          --
             State tax, net of federal income tax benefit                 (5,290)       17,374       7,783
             State income tax refund                                                        --       2,369
             FHLMC stock                                                  (4,628)       (3,136)     (2,308)
             Other                                                        (5,529)        4,078      18,877
                                                                      ----------    ---------     --------
                                                                    $     91,922       362,202     235,498
                                                                      ==========    ==========    ========


         Effective tax rate                                                  122%           37%         38%
                                                                      ==========     =========    ========





                                                                     (Continued)

                          SOUTHFIRST BANCSHARES, INC.
                                 AND SUBSIDIARY
                   Notes to Consolidated Financial Statements



(11)     INCOME TAX EXPENSE, CONTINUED

         The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at September 30, 1996 and 1995 are as follows:

                                                                                     1996          1995
                                                                                     ----          ----
             Deferred tax assets:
                Allowance for loan losses                                       $    98,230        97,792
                Allowance for insurance claim receivable                                 --       220,948
                SAIF assessment                                                     157,034            --
                Deferred compensation                                                41,665            --
                Allowance for losses on foreclosed real estate                          464           464
                Investment in equity of affiliate                                    34,410         8,647
                Organizational costs                                                  1,036         1,015
                Net operating loss carryforward                                      79,347            --
                Nonaccrual interest                                                   2,441         2,441
                Other                                                                 1,542         1,525
                                                                                  ---------     ---------
                      Total deferred tax assets                                     416,169       332,832
                                                                                  ---------     ---------

             Deferred tax liabilities:
                Unrealized gain on investment
                   securities available for sale                                    414,219       303,000
                Bad debt expense                                                    119,527       111,693
                Management Recognition Plan                                         129,904            --
                FHLB stock                                                          132,218       132,218
                Prepaid expenses                                                     50,625        40,161
                Foreclosed real estate gain                                          13,172        13,172
                Accrual, principally due to federal/state
                   tax deduction on a cash  basis                                     2,050         4,718
                Other                                                                    --            70
                                                                                  ---------     ---------
                      Total deferred tax liabilities                                861,715       605,032
                                                                                  ---------     ---------
                      Net deferred tax liability                                $  (445,546)     (272,200)
                                                                                  =========     =========

         There was no valuation allowance at September 30, 1996 or 1995, or any change in the valuation allowance during the periods ended September 30, 1996 or 1995.


(12)     EMPLOYEE BENEFIT PLANS

         The Company sponsors a contributory profit-sharing retirement plan which is available to all employees who have met certain age and service requirements. Contributions to the plan are determined by management, based on a percentage of the total payroll and certain limitations as to the deductibility for tax purposes. Effective October 1, 1994, the board of directors suspended any matching contributions by the Company due to the establishment of the Employee Stock Ownership Plan (ESOP). The plan expense for the years ended September 30, 1996, 1995, and 1994 was $98, $3,971, and $49,567,
         respectively.





                                                                     (Continued)

                          SOUTHFIRST BANCSHARES, INC.
                                 AND SUBSIDIARY
                   Notes to Consolidated Financial Statements


(12)     EMPLOYEE BENEFIT PLANS, CONTINUED

         Effective October 1, 1994, the Bank established the SouthFirst Bancshares, Inc. Employee Stock Ownership Plan (ESOP). The ESOP is available to all employees who have met certain age and service requirements. Contributions to the plan are determined by the board of directors and may be in cash or in common stock. The Corporation loaned $664,000 to the trustee of the ESOP, who purchased, on behalf of the trust of the ESOP, 66,400 shares of the shares sold by the Corporation in the public offering.

         The common stock of the Corporation acquired for the ESOP is held as collateral for the loan and is released for allocation to the ESOP participants as principal payments are made on the loan. The Bank makes contributions to the ESOP in amounts sufficient to make loan interest and principal payments and may make additional discretionary contributions. Contributions, which include dividends on ESOP shares, of $222,834 and $104,248 were made to the ESOP in 1996 and 1995, respectively.

         The ESOP's loan is repayable in ten annual installments of principal and interest. The interest rate is adjusted annually and is equal to the prime rate on each October 1st, beginning with October 1, 1995, until the note is paid in full. Principal and interest for the years ended September 30, 1996 and 1995 were $222,834 and $104,248, respectively. The interest rate and principal outstanding at September 30, 1996 were 8.75 percent and $427,056, respectively.
         These payments resulted in the commitment to release 16,729 shares in 1996 and the release and allocation to participants of 7,131 shares in 1995. The Company has recognized compensation expense, equal to the fair value of the committed-to-be released shares of $209,112 and $71,310 in 1996 and 1995, respectively. Excluding committed-to-be released shares, suspense shares at September 30, 1996 and 1995 equaled 42,540 and 59,269, respectively. These suspense shares are excluded from weighted average shares in determining earnings per share.

         During 1996, the Company adopted a Stock Option and Incentive Plan for directors and key employees of the Company. The exercise price cannot be less than the market price on the grant date and number of shares available for options cannot exceed 83,000. Stock appreciation rights may also be granted under the plan. As of September 30, 1996, options to acquire 83,000 shares had been granted at an exercise price of $14 per share. No options have been exercised.

         On November 15, 1995, the Company issued 33,200 shares of common stock (Initial Shares) to key employees under the terms of the Company's Management Recognition Plans (MRP's). These shareholders receive dividends on the shares and have voting rights. However, the sale or transferability of the shares is subject to the vesting requirements of the plan. These vesting requirements provide for the removal of the transferability restrictions upon the performance of employment services. The restrictions will be removed on 20 percent of the Initial Shares on each November 15 through the year 2000.
         Participants who terminate employment prior to satisfying the vesting requirements must forfeit the unvested shares and the accumulated dividends on the forfeited shares. The Company has recorded compensation expense equal to the fair value of the portion of vested shares attributable to 1996 plus the fair value of 3,320 shares for which vesting was accelerated. In addition, the dividends paid on unvested shares are also reflected as compensation expense. Total compensation expense attributable to the MRP's in 1996 was $176,130.





                                                                     (Continued)

                          SOUTHFIRST BANCSHARES, INC.
                                 AND SUBSIDIARY
                   Notes to Consolidated Financial Statements


(12)     EMPLOYEE BENEFIT PLANS, CONTINUED

         The Bank has entered into a deferred compensation agreement with its president and executive vice president, pursuant to which each officer will receive from the Bank certain retirement benefits at age 65.
         Such benefits will be payable for 15 years to the president and executive vice president or, in the event of death, to such officer's respective beneficiary. A portion of the retirement benefits will accrue each year until age 65 or, if sooner, until termination of employment. If the president remains in the employment of the Bank until age 65, his annual benefit will be $65,000. If the executive vice president remains in the employment of the Bank until age 65, his annual benefit will be $45,000. If either of these officers die prior to age 65, while in the employment of the Bank, the full retirement benefits available under the deferred compensation agreements will accrue and will, thereupon, be payable to their respective beneficiaries. The retirement benefits available under the deferred compensation agreements are unfunded. However, the Bank has purchased life insurance policies on the lives of these officers that will be available to the company and the Bank to provide, both, for retirement benefits and for key man insurance. The costs of these arrangements was $51,045, in 1996 and 1995, and was $28,522 in 1994.

(13)     RELATED PARTY TRANSACTIONS

         Certain directors and officers of the Company are loan customers of the Bank. Total loans outstanding to these persons at September 30, 1996 and 1995 amounted to $1,161,848 and $1,037,485, respectively.
         The change from 1995 to 1996 reflects payments of $47,837 and advances of $172,200 and the change from 1994 to 1995 reflects payments of $135,541. Management believes that such loans are made in the ordinary course of business at normal credit terms, including interest rate and collateral requirements, and do not represent more than a normal credit risk.


(14)     COMMITMENTS AND CONTINGENCIES

         Outstanding loan commitments, all of which were fixed-rate single-family residential mortgage loans, were $958,584 and $731,000 at September 30, 1996 and 1995, respectively.

         These financial instruments are not reflected on the accompanying statements of financial condition, but do expose the Company to credit risk. The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of these instruments which was $958,584 and $731,000 at September 30, 1996 and 1995, respectively. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

         These commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.





                                                                     (Continued)

                          SOUTHFIRST BANCSHARES, INC.
                                 AND SUBSIDIARY
                   Notes to Consolidated Financial Statements





(14)     COMMITMENTS AND CONTINGENCIES, CONTINUED

         On December 21, 1993, the Bank filed a complaint against United States Fidelity & Guaranty Company (USF&G) and Robert R. Peoples in the Circuit Court of Talladega County, Alabama. The complaint alleged that USF&G breached its contractual obligations under a fidelity bond and that Robert R. Peoples defrauded the Bank. USF&G denied the Bank's claim under its fidelity bond and the Bank sought compensatory damages in the amount of approximately $612,000 and punitive damages against USF&G. On March 3, 1995, a jury awarded $788,000 to the Bank against USF&G, in compensatory damages and punitive damages for bad faith. The Bank received $619,487 of this jury award and paid therefrom $111,230 in legal fees. The punitive damages and certain of the compensatory damages, in the aggregate amount of approximately $200,000, were then appealed by USF&G.

         On or about March 8, 1996, USF&G filed a subrogation action in the Circuit Court against current and former officers and directors of the Bank, alleging negligence in their oversight of Mr. Peoples. On May 23, 1996, the Bank entered into a final settlement agreement with USF&G under which USF&G dropped its appeal and subrogation actions and the Bank received $75,000, net of legal fees.

         The Company is involved in various legal actions arising in the normal course of business. In the opinion of management, based upon consultation with legal counsel, the ultimate resolution of the proceedings will not have a material adverse effect upon the financial position of the Company.


(15)     RETAINED EARNINGS AND REGULATORY CAPITAL

         The Financial Institutions Reform, Recovery and Enforcement Act of 1989 (FIRREA) and the implementing regulations of the OTS, which became effective on December 7, 1989, changed the capital requirements applicable to thrifts, including the Company, and the consequences for failing to comply with such standards. The capital standards include
         (i) a core capital requirement, (ii) a tangible capital requirement, and (iii) a risk-based capital requirement. FIRREA specifies such capital requirements, and states that such standards shall be no less stringent than the capital standards applicable to national banks.

         In December 1991, the Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA) was enacted. This act recapitalized the Savings Association Insurance Fund and substantially revised statutory provisions, including capital standards. Among other things, FDICIA requires the federal banking agencies to take "prompt corrective action" with respect to thrifts and banks that do not meet minimum capital requirements.





                                                                     (Continued)

                          SOUTHFIRST BANCSHARES, INC.
                                 AND SUBSIDIARY
                   Notes to Consolidated Financial Statements






(15)     RETAINED EARNINGS AND REGULATORY CAPITAL, CONTINUED

         If a depository institution fails to meet regulatory capital requirements, the regulatory agencies can require submission and funding of a capital restoration plan by the institution, place limits on its activities, require the raising of additional capital and, ultimately, require the appointment of a conservator or receiver for the institution. At September 30, 1996 the Company was in compliance with the capital standards.

         At September 30, 1996 and 1995, approximately $2,700,000 of Company's retained earnings represents allocations of bad debt reserves for tax computational purposes. If, in the future, this portion of retained earnings is used for purposes other than to absorb bad debt losses, income taxes will be imposed at the then applicable rate.





                                                                     (Continued)

                          SOUTHFIRST BANCSHARES, INC.
                                 AND SUBSIDIARY
                   Notes to Consolidated Financial Statements





(16)     PARENT COMPANY

         The condensed financial information for SouthFirst Bancshares, Inc. (Parent Company) is presented below:

                                 Parent Company
                            Condensed Balance Sheet
                          September 30, 1996 and 1995

                 Assets                                                               1996           1995
                 ------                                                               ----           ----
         Cash                                                                    $        147             --
         Amounts due from depository institutions                                      49,914      2,347,382
         Investment securities available for sale                                      660,182       303,000
         Investment in subsidiary savings and loan                                   4,414,705     4,209,943
         Investment in affiliates                                                      184,537        76,310
         Other assets                                                                  635,112       124,675
                                                                                   -----------    ----------
                                                                                 $   5,944,597     7,061,310
                                                                                   ===========    ==========

             Liabilities and Stockholders' Equity
             ------------------------------------

         Liabilities:
             Borrowed funds                                                      $     900,253            --
             Other liabilities                                                         94,494         48,159
                                                                                   ----------     ----------
                  Total liabilities                                                    994,747        48,159
         Stockholders' equity:
             Common stock, $.01 per value, authorized 2,000,000
                shares, issued and outstanding 863,200 shares in
                1996 and 830,000 shares in 1995                                          8,632         8,300
             Additional paid-in capital                                              7,704,856     7,240,066
             Treasury stock                                                           (500,802)           --
             Deferred compensation on common stock employee
               benefit plans                                                          (744,710)     (597,600)
             Retained earnings                                                      (1,571,828)      362,385
             Unrealized gain on investment securities
               available for sale, net of tax                                           53,702            --
                                                                                   -----------    ----------
                  Total stockholders' equity                                         4,949,850     7,013,151
                                                                                   -----------    ----------
                  Total liabilities and stockholders' equity                     $   5,944,597     7,061,310
                                                                                   ===========    ==========





                                                                     (Continued)

                          SOUTHFIRST BANCSHARES, INC.
                                 AND SUBSIDIARY
                   Notes to Consolidated Financial Statements





(16)     PARENT COMPANY, CONTINUED

                                 Parent Company
                       Condensed Statements of Operations
                     Year Ended September 30, 1996 and the
                   Period from February 13, 1995 (inception)
                             to September 30, 1995


                                                                                          1996        1995
                                                                                          ----        ----
         Interest income                                                              $    99,603    140,138
                                                                                       ----------    -------

         Expenses:
             Interest on borrowed funds                                                    21,682         --
             Equity in loss of affiliates                                                  66,773     23,690
             Compensation and benefits                                                     11,250      5,250
             Management fee                                                                90,000         --
             Other                                                                        259,515     48,837
                                                                                       ----------     ------
                                                                                          449,220     77,777
                                                                                       ----------     ------
             Net income (loss) before income taxes                                       (349,617)    62,381
             Income tax (expense) benefit                                                 128,198    (36,755)
                                                                                       ----------    -------
             Net income (loss) before equity in
               undistributed earnings of subsidiary                                      (221,419)    25,626
             Equity in undistributed earnings of subsidiary                               204,763    585,759
                                                                                       ----------    -------
             Net income (loss)                                                        $   (16,656)   611,385
                                                                                       ==========    =======







                                                                     (Continued)

                          SOUTHFIRST BANCSHARES, INC.
                                 AND SUBSIDIARY
                   Notes to Consolidated Financial Statements









(16)     PARENT COMPANY, CONTINUED

                                 Parent Company
                       Condensed Statements of Cash Flows
                  Year Ended September 30, 1996 and the Period
            from February 13, 1995 (inception) to September 30, 1995

                                                                                     1996             1995
                                                                                     ----             ----
         Operating activities:
             Net income (loss)                                                 $     (16,656)        611,385
             Adjustments to reconcile net income to cash
               provided by (used in ) operating activities:
               Equity in undistributed earnings of subsidiary                       (204,763)       (585,759)
               Compensation expense on ESOP and MRP                                  318,012          66,400
               Equity in losses of unconsolidated affiliates                          66,773          23,690
               Increase in other assets                                             (510,437)       (124,675)
               Increase (decrease) in other liabilities                               13,242          48,158
                                                                                 -----------     -----------
                   Net cash provided by (used in) operating activities              (333,829)         39,199
                                                                                 -----------     -----------


         Investing activities:
             (Increase) decrease in amounts due from depository
               institutions                                                        2,297,468      (2,347,382)
             Purchase of investment securities                                      (270,385)       (303,000)
             Investment in subsidiary                                                     --      (3,624,183)
             Investment in affiliates                                               (175,000)       (100,000)
                                                                                 -----------     -----------
               Net cash used in investing activities                               1,852,083      (6,374,565)
                                                                                 -----------     -----------

         Financing activities:
             Issuance of common stock                                                     --       6,584,366
             Proceeds from borrowed funds                                            900,253              --
             Cash dividends paid                                                   (1,917558)       (249,000)
             Acquisition of treasury stock                                          (500,802)             --
                                                                                 -----------     -----------
               Net cash provided by (used in) financing activities                (1,518,107)      6,335,366
                                                                                 -----------     -----------

         Net increase in cash                                                            147              --
         Cash at beginning of year                                                        --              --
                                                                                 -----------     -----------
         Cash at end of year                                                   $         147              --
                                                                                 ===========     ===========

                         SouthFirst Bancshares, Inc.
                      Statements of Financial Condition
              June 30, 1997 (Unaudited) and September 30, 1996

ASSETS                                                                      JUNE 30, 1997 SEPTEMBER 30, 1996
------                                                                      ------------- ------------------
                                                                                               (AUDITED)
Cash and amounts due from depository institutions                           $  3,981,164    $  2,625,561
Interest - bearing deposits in other financial
   institutions                                                                    3,350              --
Investment securities held to maturity at cost (fair
   value of $153,853 at June 30, 1997 and $153,853 at
   Sept. 30, 1996                                                                153,853         153,853
Investment securities available for sale at fair value                        17,134,015      21,792,852
Loans receivable                                                              71,797,859      62,652,755
Less allowance for loan losses                                                  (284,988)       (250,714)
                                                                            ------------    ------------
      Net loans                                                               71,512,871      62,402,041
Loans held for sale at fair value                                                     --         131,100
Premises and equipment, net                                                    1,826,537       1,802,482
Foreclosed real estate, net                                                      157,717              --
Accrued interest receivable                                                      558,910         553,606
Other assets                                                                   1,759,599         635,902
Investments in affiliates                                                        195,033         184,537
                                                                            ------------    ------------
      Total assets                                                          $ 97,283,049    $ 90,281,934
                                                                            ============    ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
   Deposits:
      Non-interest bearing                                                  $  1,424,325    $  1,087,042
      Interest bearing                                                        61,117,389      63,007,561
                                                                            ------------    ------------
          Total deposits                                                      62,541,714      64,094,603
                                                                            ------------    ------------
   Advances by borrowers for property taxes and
      insurance                                                                  341,525         392,280
   Accrued interest payable                                                      735,721         842,285
   Borrowed funds                                                             18,493,386      10,959,285
   Income taxes payable                                                          703,586         285,401
   Accrued expenses and other liabilities                                        851,364         820,266
                                                                            ------------    ------------
          Total liabilities                                                 $ 83,667,296    $ 77,394,120

STOCKHOLDERS' EQUITY
Common stock, $.01 par value, 2,000,000 shares
   authorized, 863,200 shares issued, 847,600 and
   823,700 shares outstanding in 1997 and 1996
   respectively                                                                    8,632           8,632
Treasury stock, 15,600 shares and 39,500 shares in
  1997 and 1996 respectively at cost                                            (198,392)       (500,802)
Additional paid in capital                                                     7,909,443       7,704,856
Retained earnings, substantially restricted                                    5,752,152       5,690,301
Unrealized gain on investment securities available for
   sale, net of tax                                                            1,055,918         729,537
Deferred compensation                                                           (912,000)       (744,710)
          Total stockholders' equity                                        $ 13,615,753    $ 12,887,814
                                                                            ------------    ------------
          Total liabilities and stockholders' equity                        $ 97,283,049    $ 90,281,934
                                                                            ============    ============



See accompanying notes to financial statements.

                         SouthFirst Bancshares, Inc.
                  Statements of Earnings (Unaudited) for the
              Nine Months Ending June 30, 1997 and June 30, 1996
       And For The Three Months Ending June 30, 1997 and June 30, 1996




                                                     Nine months ended June 30,    Three months ended June 30,
                                                     --------------------------    ---------------------------
                                                         1997           1996           1997           1996
                                                         ----           ----           ----           ----

Interest and dividend income:
   Interest on loans                                 $ 4,241,169    $ 3,587,803    $ 1,491,225    $ 1,261,842
   Interest and dividend income on investment
   securities held to maturity                             6,740          9,254          2,154          1,879

      Interest and dividend income on securities                                       311,177        419,980
                                                                                   -----------    -----------
            available for sale                         1,023,258      1,290,538
                                                     -----------    -----------    -----------    -----------
      Total interest and dividend income               5,271,167      4,887,595      1,804,556      1,683,701
                                                     -----------    -----------    -----------    -----------

Interest expense:
   Interest on deposits                                2,118,815      2,219,431        689,082        740,858
   Interest on borrowed funds                            676,922        380,585        256,927        157,328
                                                     -----------    -----------    -----------    -----------
      Total interest expense                           2,795,738      2,600,016        946,009        898,186
                                                     -----------    -----------    -----------    -----------
      Net interest income                              2,475,430      2,287,579        858,548        785,515
   Provision for loan losses                              36,465          1,200         18,765             --
                                                     -----------    -----------    -----------    -----------
      Net interest income after provision for loan
             losses                                    2,438,965      2,286,379        839,783        785,515

Other income:
   Settlement of lawsuit (note 2)                             --        583,000             --         75,000
   Service charges and other fees                        441,754        427,117        146,795        137,620
   Gain on sale of loans                                  81,983        104,925         18,250         50,307
   Insurance commissions                                     859          1,348           (573)           182
   Profit(loss) from sale of equipment                        --         (7,543)            --         (7,543)
   Equity in loss of affiliates                          (44,504)       (18,016)        (6,432)        12,097
   Other                                                 252,022         51,251        222,430         22,428
                                                     -----------    -----------    -----------    -----------
      Total other income                                 732,114      1,142,082        380,469        290,091

Other expenses:
   Compensation and benefits                           1,469,938      1,650,182        563,387        473,793
   Insurance expense                                      87,826        109,810         39,683         42,883
   Net occupancy expense                                 139,933        115,393         53,796         37,781
   Furniture and fixtures                                166,720        118,076         55,830         36,794
   Data processing                                       130,516        127,785         46,587         43,511
   Office supplies and expenses                          150,439        144,175         60,661         49,361
   Deposit insurance premiums                             49,591        132,146         10,404         43,785
   Other                                                 359,486        436,910        179,907         74,053
                                                     -----------    -----------    -----------    -----------
      Total other expenses                             2,554,449      2,834,477      1,010,253        801,961
                                                     -----------    -----------    -----------    -----------
      Income before taxes                                616,630        593,984        209,998        273,645
   Income tax expense                                    246,541        214,781         85,771         85,265
                                                     -----------    -----------    -----------    -----------
      Net income                                     $   370,089    $   379,204    $   124,227    $   188,380
                                                     ===========    ===========    ===========    ===========
Net income per common share                          $      0.43    $      0.44    $      0.15    $      0.22
Weighted average common shares outstanding               853,893        856,822        822,116        864,005



See accompanying notes to financial statements.

                         SouthFirst Bancshares, Inc.
                 Statements of Cash Flows (Unaudited) for the
                  Nine Months Ending June 30, 1997 and 1996


                                                                             NINE MONTHS      NINE MONTHS
                                                                            ENDED JUNE 30,   ENDED JUNE 30,
                                                                                 1997             1996
                                                                            -------------    -------------
Operating activities:
   Net income                                                                $    370,089    $    379,204
   Adjustments to reconcile net income to net cash
      Cash provided by operating activities:
          Depreciation and amortization                                           129,213          83,056
          Equity in loss of unconsolidated affiliate                               44,504          18,016
          Gain on sale of loans                                                    81,983        (104,925)
          Loss on sale of premises and equipment                                       --           7,543
          Increase (decrease) in deferred loan origination fees                    25,138          28,696
          Net amortization of premium on investment securities
               available for sale                                                   1,540           4,669
          Provision for loan losses                                               (36,465)             --
          Loans originated for sale                                             2,655,470      (3,525,404)
          Proceeds from sale of loans                                           2,454,964       3,589,602
          Decrease in accrued interest receivable                                  (5,304)         50,915
          Decrease(increase) in other assets                                   (1,123,697)        220,005
          Increase in accrued interest payable                                   (106,564)       (137,105)
          Increase(decrease) in income taxes payable                              218,143         (74,337)
          Increase (decrease) in accrued expenses and other liabilities            31,100          27,201
                                                                             ------------    ------------
               Net cash  provided by operating activities                       4,740,114         567,136
                                                                             ------------    ------------


Investing activities:
   Investment in affiliated company                                          $    (55,000)   $   (175,000)
   Investment in subsidiary                                                       374,309              --
   Maturities on interest bearing deposits in other financial institutions             --         300,000
   Reinvestment of dividends/interest bearing deposits in other
      financial institutions                                                         (168)           (182)
   Proceeds from maturity of investment securities held to maturity                    --         357,000
   Purchase of investment securities available for sale                                --      (4,070,385)
   Purchase of discount on investments available for sale                              --           2,813
   Proceeds from sale of investments                                            5,828,103       3,640,274
   Purchases of FHLB time deposits held to maturity                                    --              --
   Purchase of FHLB agency note available for sale                             (2,000,000)             --
   Reinvestment of mutual fund dividend                                           (24,086)        (14,238)
   Gain on sale of investment securities available for sale                        15,706          23,842
   Principal repayments of MBS available for sale                                 598,055       2,403,595
   Principal repayments of CMO's available for sale                               762,762         280,451
   Net increase in loans                                                      (14,318,537)     (8,592,180)
   Purchase of premises and equipment                                            (153,268)       (426,246)
                                                                             ------------    ------------
      Net cash used in investing activities                                    (8,972,124)     (6,270,256)
                                                                             ------------    ------------

Financing activities:
   Net (decrease) increase in NOW accounts and savings accounts              $     21,533    $    (16,367)
   Net increase (decrease) in certificates of deposits                         (1,574,422)      2,473,936
   Proceeds from borrowed funds                                                 7,535,048       6,817,594
   Cash dividends paid                                                           (308,237)     (2,045,951)
   Treasury stock purchased                                                       (34,606)       (178,925)
   Repayment of borrowed funds                                                       (947)     (2,375,537)
   Decrease in advances by borrowers for property taxes and
      insurance                                                                   (50,755)        (25,110)
                                                                             ------------    ------------
      Net cash provided by financing activities                              $  5,587,614    $  4,649,640
                                                                             ============    ============


See accompanying notes to financial statements.

                         SouthFirst Bancshares, Inc.
                 Statements of Cash Flows (Unaudited) for the
                   Nine Months Ending June 30, 1997 and 1996


                                                                 NINE MONTHS    NINE MONTHS
                                                                ENDED JUNE 30, ENDED JUNE 30,
                                                                     1997          1996
                                                                -------------  -------------

Increase (decrease) in cash and amounts due from depository
         institutions                                           $  1,355,604   $ (1,053,480)
Cash and amounts due from depository institutions beginning
      of year                                                   $  2,625,561   $  4,464,099
                                                                ------------   ------------
Cash and amounts due from depository institutions end of year      3,981,165      3,410,619
                                                                ============   ============


Supplemental information on cash payments:
   Interest                                                     $  2,118,815   $  2,737,121
   Income taxes                                                      246,561        211,778
Supplemental information on non cash transactions:
   Transfers to investment securities available for sale        $          -   $ 12,476,980
   Change in net unrealized gain on investment available
      for sale                                                  $    326,382   $    125,253







See accompanying notes to financial statements.

                         SOUTHFIRST BANCSHARES, INC.
                  NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

(1) BASIS OF PRESENTATION

          Information filed for the quarter ended June 30, 1997 was derived from the financial records of SouthFirst Bancshares, Inc. (the "Corporation") and its wholly-owned subsidiaries, First Federal of the South (the "Bank") and Benefit Financial Services, Inc. ("Benefit Financial"), a Montgomery, Alabama-based employee benefits consulting firm. Collectively, the Corporation and its subsidiaries are referred to herein as the "Company." On February 13, 1995, the Bank converted from a mutual to a stock form of ownership, whereby all of the stock of the Bank was purchased by the Corporation upon the issuance of 830,000 shares of the Corporation's common stock (the "Conversion").

          In the opinion of management of the Company, the accompanying unaudited consolidated financial statements contain all adjustments (none of which are other than normal recurring accruals) necessary for a fair statement of the financial position of the Company and the results of operations for the three month and nine month periods ended June 30, 1997. The results contained in these statements are not necessarily indicative of the results which may be expected for the entire year.

(2) SETTLEMENT OF LAWSUIT

          On May 23, 1996 the Bank entered into a final settlement agreement with United States Fidelity & Guaranty Company ("USF&G"), under which litigation between the Bank and USF&G was ended. Over the course of the litigation, the Bank received, net of legal fees, $619,000. The litigation arose from a claim filed by the Bank alleging, among other things, that USF&G had breached its contractual obligations under a fidelity bond the Bank held with USF&G.

          In the normal course of its business, the Company from time to time is involved in legal proceedings. The Company believes there are no pending or threatened legal proceedings which upon resolution are expected to have a material effect upon the Company's financial condition.

                    [JONES & KIRKPATRICK, P.C. LETTERHEAD]

                          INDEPENDENT AUDITORS' REPORT



August 27, 1997, except for Note 16, as
to which the date is September 17, 1997






Board of Directors
First Federal Savings and Loan
  Association of Chilton County
Clanton, Alabama


We have audited the accompanying statements of financial condition of First Federal Savings and Loan Association of Chilton County as of June 30, 1997 and 1996, and the related statements of operations, stockholders' equity and cash flows for the three years ended June 30, 1997. These financial statements are the responsibility of the Association's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of First Federal Savings and Loan Association of Chilton County as of June 30, 1997 and 1996, the results of its operations and its cash flows for the three years ended June 30, 1997, in conformity with generally accepted accounting principles.

As discussed in Note 1 to the financial statements, effective July 1, 1994 the Association changed its method of accounting for investment securities.



/s/ Jones & Kirkpatrick, P.C.

Certified Public Accountants

          FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF CHILTON COUNTY
                                Clanton, Alabama

                        STATEMENTS OF FINANCIAL CONDITION
                             June 30, 1997 and 1996

--------------------------------------------------------------------------------

                                     ASSETS

                                                             1 9 9 7         1 9 9 6
                                                           ------------   ------------
Cash and cash equivalents:
   Cash and amounts due from depository institutions       $   968,422    $ 1,080,835
   Interest-bearing deposits in other banks                    227,996        132,891
   Federal funds sold                                        7,500,000        500,000
                                                           -----------    -----------

     Total cash and cash equivalents                         8,696,418      1,713,726

Certificate of deposit                                         100,000        101,311

Investment securities, held-to-maturity (Note 2)             8,731,284      9,312,638

Investment securities, available-for-sale (Note 2)          20,885,335     25,413,850

Loans receivable - net (Note 3)                             33,842,696     34,369,238

Accrued interest receivable (Note 4)                           502,445        619,997

Federal Home Loan Bank stock, at cost                          621,500        621,500

Real estate acquired in settlement of loans (Note 6)            59,925         71,869

Office properties and equipment, at cost, less
   accumulated depreciation (Note 5)                         1,080,167      1,147,272

Prepaid expenses and other assets                              168,770        285,249

Deferred income taxes (Note 12)                                 64,530        258,536
                                                           -----------    -----------


      TOTAL ASSETS                                         $74,753,070    $73,915,186
                                                           ===========    ===========

See notes to financial statements.

          FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF CHILTON COUNTY
                                Clanton, Alabama

                        STATEMENTS OF FINANCIAL CONDITION
                             June 30, 1997 and 1996

--------------------------------------------------------------------------------

                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                              1 9 9 7             1 9 9 6
                                                           ------------        ------------
Liabilities:
   Deposit accounts (Note 7)                               $ 68,152,460        $ 69,525,183
   Advances from Federal Home Loan Bank (Note 8)              2,000,000                   0
   Accounts payable and accrued expenses                        147,763             193,660
   Accrued interest                                              72,053              68,664
   Accrued income taxes - current                                 4,935               8,687
                                                           ------------        ------------

      Total Liabilities                                      70,377,211          69,796,194
                                                           ------------        ------------

Commitments and Contingencies (Note 16)

Stockholders' Equity (Note 10):
   Serial preferred stock, 5,000,000 shares
      authorized and unissued                                         0                   0
   Common stock, $ .01 par value, 15,000,000
      shares authorized, 173,822 shares issued
      and 169,222 shares outstanding (Note 9)                     1,738               1,738
   Additional paid-in capital                                 1,520,870           1,520,870
   Retained earnings - substantially restricted               3,490,941           3,558,485
   Net unrealized losses of available-for-sale
      securities (net of tax benefit of $61,197
      and $262,579 in 1997 and 1996, respectively)
      (Note 1)                                                 (587,090)           (911,501)
   Treasury stock, 4,600 shares at cost                         (50,600)            (50,600)
                                                           ------------        ------------

      Total Stockholders' Equity                              4,375,859           4,118,992
                                                           ------------        ------------





      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY           $ 74,753,070        $ 73,915,186
                                                           ============        ============

See notes to financial statements.

          FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF CHILTON COUNTY
                                Clanton, Alabama

                            STATEMENTS OF OPERATIONS
                For the Years Ended June 30, 1997, 1996 and 1995

--------------------------------------------------------------------------------

                                                        1 9 9 7        1 9 9 6     1 9 9 5
                                                      -----------    ----------   ----------
Interest Income:
   Interest on mortgage loans                         $ 2,160,971    $2,120,921   $2,034,147
   Interest and dividends on investments-
      taxable                                           1,639,682     1,583,588    1,553,935
   Interest and dividends on investments-
      non-taxable                                          90,162        96,456       87,575
   Interest on mortgage-backed securities                 744,353       757,972      821,716
   Interest on other loans                                875,103       680,857      471,238
                                                      -----------    ----------   ----------

      Total Interest Income                             5,510,271     5,239,794    4,968,611
                                                      -----------    ----------   ----------

Interest Expense:
   Interest on deposit accounts (Note 7)                3,724,099     3,833,197    3,163,178
   Interest on borrowed funds (Note 8)                    112,152        34,081       94,482
                                                      -----------    ----------   ----------

      Total Interest Expense                            3,836,251     3,867,278    3,257,660
                                                      -----------    ----------   ----------

Net Interest Income                                     1,674,020     1,372,516    1,710,951
Loss Provision on Loans                                    63,767        84,645       52,643
                                                      -----------    ----------   ----------

   Net Interest Income After
      Provision for Losses on Loans                     1,610,253     1,287,871    1,658,308
                                                      -----------    ----------   ----------

Other Income:
   Gain (loss) on sale of mortgage-backed
      securities                                          (10,022)       20,516        3,604
   Gain on sale of investment securities                   40,621        19,645        1,207
   Fees/miscellaneous charges on loans                     81,670        93,128       77,094
   Returned check charges                                  64,128        59,047       46,220
   Miscellaneous other income                              52,024        64,491       67,198
                                                      -----------    ----------   ----------

      Total Other Income                                  228,421       256,827      195,323
                                                      -----------    ----------   ----------



                                   (Continued)

See notes to financial statements.

          FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF CHILTON COUNTY
                                Clanton, Alabama

                      STATEMENTS OF OPERATIONS (Continued)
                For the Years Ended June 30, 1997, 1996 and 1995

--------------------------------------------------------------------------------

                                                         1 9 9 7        1 9 9 6        1 9 9 5
                                                       -----------    -----------    -----------
Other Expenses:
   Salaries and employee benefits                      $   588,428    $   558,435    $   527,296
   Office building and equipment expense                   161,652        159,593        157,332
   Deposit insurance expense                               113,920        154,320        150,336
   Legal and professional fees                             168,335        108,001        181,014
   Data processing expense                                 123,815        117,671        108,608
   (Income) loss on foreclosed real estate                   9,909         35,209         (9,020)
   Loss on other foreclosed assets                          58,484              0              0
   Settlement of lawsuit                                         0              0        275,000
   Special SAIF assessment                                 430,132              0              0
   Other operating expenses                                256,041        241,618        227,917
                                                       -----------    -----------    -----------

      Total Other Expenses                               1,910,716      1,374,847      1,618,483
                                                       -----------    -----------    -----------

Income (Loss) Before Income Taxes                          (72,042)       169,851        235,148
                                                       -----------    -----------    -----------

Provision for Income Tax Expense
   (Benefit) (Note 12):
     Current                                               (44,504)        71,589         33,403
     Deferred                                               (7,376)        (9,076)        47,119
                                                       -----------    -----------    -----------

      Total Income Tax Expense (Benefit)                   (51,880)        62,513         80,522
                                                       -----------    -----------    -----------

Net Income (Loss)                                      $   (20,162)   $   107,338    $   154,626
                                                       ===========    ===========    ===========




Earnings Per Share
------------------
Net Earnings (Loss) Per Share (Note 14)                $      (.12)   $       .63    $       .91
                                                       ===========    ===========    ===========

See notes to financial statements.

          FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF CHILTON COUNTY
                                Clanton, Alabama

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                For the Years Ended June 30, 1997, 1996 and 1995

--------------------------------------------------------------------------------

                                                    Common Stock
                                                -------------------    Additional                                      Total
                                                Number of   $ .01       Paid In    Retained   Valuation   Treasury  Stockholders'
                                                 Shares   Par Value     Capital    Earnings    Reserve      Stock      Equity
                                                --------- ---------    ----------  --------   ---------   --------  -------------

Balance at June 30, 1994                        173,822   $   1,738   $1,520,870  $3,392,977  $(506,740)  $(50,600)  $4,358,245
Adjustment to beginning balance for
  change in accounting principle, net of
  income tax benefit of $52,535 (Note 1)                                                        (78,803)                (78,803)
Net income for year ended June 30, 1995                                              154,626                            154,626
Cash dividends, $ .29 per share                                                      (49,074)                           (49,074)
Net change in unrealized gain (loss) of
  available-for-sale securities, net of
  income tax expense of $76,559                                                                 187,581                 187,581
                                               --------   ---------   ----------  ----------  ---------   --------   ----------

Balance at June 30, 1995                        173,822       1,738    1,520,870   3,498,529   (397,962)   (50,600)   4,572,575
Net income for year ended June 30, 1996                                              107,338                            107,338
Cash dividends, $ .28 per share                                                      (47,382)                           (47,382)
Net change in unrealized gain (loss) of
  available-for-sale securities net of
  income tax benefit of $286,603                                                               (513,539)               (513,539)
                                               --------   ---------   ----------  ----------  ---------   --------   ----------

Balance at June 30, 1996                        173,822       1,738    1,520,870   3,558,485   (911,501)   (50,600)   4,118,992
Net income (loss) for year ended June 30, 1997                                       (20,162)                           (20,162)
Cash dividends, $ .28 per share                                                      (47,382)                           (47,382)
Net change in unrealized gain (loss) of
  available-for-sale securities net of
  income tax expense of $201,382                                                                324,411                 324,411
                                               --------   ---------   ----------  ----------  ---------   --------   ----------

Balance at June 30, 1997                        173,822   $   1,738   $1,520,870  $3,490,941  $(587,090)  $(50,600)  $4,375,859
                                               ========   =========   ==========  ==========  =========   ========   ==========

 See notes to financial statements.

          FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF CHILTON COUNTY
                                Clanton, Alabama

                          STATEMENTS OF CASH FLOWS
              For the Years Ended June 30, 1997, 1996 and 1995

--------------------------------------------------------------------------------

                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

                                                           1 9 9 7      1 9 9 6      1 9 9 5
                                                         -----------  -----------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES:

Net income (loss)                                         $ (20,162)   $ 107,338    $ 154,626

Adjustments to reconcile net income (loss) to
net cash provided by operating activities:
   Accretion (amortization) of:
      Discounts and premiums on loans,
      mortgage-backed securities and
      investment securities                                  13,853       (6,833)         768
      Deferred loan origination fees                          6,866       28,214       50,527
   Provision for losses on loans and
    real estate owned                                        71,710       90,676       56,197
   Net (gain) loss on sales of:
      Mortgage-backed securities                             10,022      (20,516)      (3,604)
      Investment securities                                 (40,621)     (19,645)      (1,207)
      Foreclosed real estate                                  1,964            0       (9,307)
   Depreciation                                              76,906       78,723       76,274
   (Increase) decrease in other assets:
      Prepaid and other assets                              116,479      (97,099)    (123,621)
      Accrued interest receivable                           117,552      (42,074)     (22,943)
   Increase (decrease) in other liabilities:
         Unearned discounts                                 (61,029)     186,292       87,080
         Accrued interest payable                             3,388      (23,884)      39,291
         Accrued income taxes                                (3,752)       8,687     (278,256)
         Deferred income taxes                               (7,376)      (9,076)      47,119
         Accounts payable and other
          expenses                                          (45,899)    (221,763)     282,525
                                                          ---------    ---------    ---------

   Net Cash Provided by Operating
    Activities                                              239,901       59,040      355,469
                                                          ---------    ---------    ---------



                                   (Continued)

See notes to financial statements.

          FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF CHILTON COUNTY
                                Clanton, Alabama

                      STATEMENTS OF CASH FLOWS (Continued)
                For the Years Ended June 30, 1997, 1996 and 1995

--------------------------------------------------------------------------------

                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

                                           1 9 9 7        1 9 9 6        1 9 9 5
                                         -----------    -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES:

(Increase) decrease in certificate
   of deposit                            $     1,311    $    (1,311)   $         0
Loan originations, net of loan
  repayments                                 555,170     (5,382,611)       442,619
Purchases of mortgage-backed
   securities, available-for-sale         (4,771,776)    (5,989,559)      (282,549)
Purchases of mortgage-backed
   securities, held-to-maturity                    0              0     (2,479,394)
Principal payments on mortgage-backed
  securities                               1,335,326      1,416,416      1,078,902
Proceeds from sales of mortgage-backed
   securities, available-for-sale          4,250,535      5,523,659              0
Proceeds of sales of mortgage-backed
   securities, held-to-maturity                    0              0      2,762,511
Purchases of investment securities,
   available-for-sale                     (4,304,511)    (3,043,660)    (2,033,067)
Purchases of investment securities,
   held-to-maturity                                0              0       (866,522)
Proceeds from sales of investment
   securities, available-for-sale          6,304,605      2,362,650        251,406
Proceeds from maturities of investment
   securities, available-for-sale          2,500,000      2,850,000        100,000
Proceeds from maturities of investment
   securities, held-to-maturity              300,000        750,000        300,000
Proceeds from sales of foreclosed
  real estate                                 74,251              0         49,574
Purchases of properties and equipment         (9,801)       (23,961)       (15,238)
Net expenditures on foreclosed real
   estate                                    (72,215)        (1,438)             0
                                         -----------    -----------    -----------

   Net Cash Provided (Used) by
      Investing Activities                 6,162,895     (1,539,815)      (691,758)
                                         -----------    -----------    -----------


                                   (Continued)

See notes to financial statements.

          FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF CHILTON COUNTY
                                Clanton, Alabama

                      STATEMENTS OF CASH FLOWS (Continued)
                For the Years Ended June 30, 1997, 1996 and 1995

--------------------------------------------------------------------------------

                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

                                            1 9 9 7        1 9 9 6        1 9 9 5
                                          -----------    -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES:

Net increase (decrease) in non-interest
   bearing demand, savings and NOW
   deposit accounts                       $(1,965,597)   $  (911,902)   $(6,944,194)
Net increase in time deposits                 592,875      3,038,325      7,840,270
Proceeds from FHLB advances and
   other borrowings                         2,000,000              0      4,000,000
Repayment of borrowings                             0     (1,000,000)    (3,000,000)
Dividends paid                                (47,382)       (47,382)       (49,074)
                                          -----------    -----------    -----------

  Net Cash Provided by Financing
      Activities                              579,896      1,079,041      1,847,002
                                          -----------    -----------    -----------


Net Increase (Decrease) in Cash and
  Cash Equivalents                          6,982,692       (401,734)     1,510,713

Cash and Cash Equivalents -
  Beginning of Year                         1,713,726      2,115,460        604,747
                                          -----------    -----------    -----------

Cash and Cash Equivalents -
  End of Year                             $ 8,696,418    $ 1,713,726    $ 2,115,460
                                          ===========    ===========    ===========



                            SUPPLEMENTAL DISCLOSURES

Cash paid during the year for interest     $3,832,862   $3,891,162     $3,218,369
Cash paid during the year for income
   taxes                                        8,687      104,966        399,281
Loans transferred to foreclosed real
   estate during year                          75,361       57,936         48,483
Proceeds from sales of foreclosed real
   estate financed through loans               24,000       65,000              0
Total increase in unrealized gain (loss)
   on securities available-for-sale           525,793     (800,142)       264,140

See notes to financial statements.

          FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF CHILTON COUNTY
                                Clanton, Alabama

                          NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Nature of Operations - The Association provides a variety of financial services to individuals and corporate customers through its two branches in Clanton and Centreville, Alabama. The Association's primary deposit products are interest-bearing checking accounts and certificates of deposit. Its primary lending products are single-family residential loans. The Association is subject to competition from other financial institutions. The Association is also subject to the regulations of certain federal agencies and undergoes period examinations by those regulatory authorities.

      Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for losses on loans and foreclosed real estate, management obtains independent appraisals for significant properties.

      A majority of the Association's loan portfolio consists of single-family residential loans in the Clanton, Alabama area. Accordingly, the ultimate collectibility of a substantial portion of the Association's loan portfolio and the recovery of a substantial portion of the carrying amount of foreclosed real estate are susceptible to changes in local market conditions.

      While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Association's allowances for losses on loans on foreclosed real estate. Such agencies may require the Association to recognize additions to the allowances based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the allowances for losses on loans and foreclosed real estate may change materially in the near term. However, the amount of the change that is reasonably possible cannot be estimated.


                                   (Continued)

          FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF CHILTON COUNTY
                                Clanton, Alabama

                    NOTES TO FINANCIAL STATEMENTS (Continued)

--------------------------------------------------------------------------------

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

      Investment Securities - On July 1, 1994, the Association adopted the provisions of Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities (SFAS No. 115). In accordance with SFAS No. 115, prior period financial statements have not been restated to reflect the change in accounting principle. For purposes of adopting SFAS No. 115, the Association has classified all of its investments as either held-to-maturity, trading, or available-for-sale securities, based on the following criteria:

         Trading Securities - Securities that are held for short-term resale are classified as trading account securities and recorded at their fair values. Realized and unrealized gains and losses on trading account securities are included in other income. The Association had no securities classified as trading account securities at June 30, 1997 or 1996.

         Securities Held-to-Maturity - Government, Federal agency, and corporate debt securities that management has the positive intent and ability to hold to maturity are reported at cost, adjusted for amortization of premiums and accretion of discounts that are recognized in interest income using methods approximating the interest method over the period to maturity. Mortgage-backed securities represent participating interests in pools of long-term first mortgage loans originated and serviced by issuers of the securities. Mortgage-backed securities are carried at unpaid principal balances, adjusted for unamortized premiums and unearned discounts. Premiums and discounts are amortized using methods approximating the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments.

         Securities Available-for-Sale - Available-for-sale securities consist of investment securities not classified as trading securities nor as held-to-maturity securities. Unrealized holding gains and losses, net of tax, on available-for-sale securities are reported as a net amount in a separate component of stockholders' equity until realized. Gains and losses on the sale of available-for-sale securities are determined using the specific-identification method. The amortization of premiums and the accretion of discounts are recognized in interest income using methods approximating the interest method over the period of maturity.

         Declines in the fair value of individual held-to-maturity and available-for-sale securities below their cost that are other than temporary result in write-downs of the individual securities to their fair value. The related write-downs are included in earnings as realized losses.



                                   (Continued)

          FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF CHILTON COUNTY
                                Clanton, Alabama

                          NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

      Loans - Loans are stated at unpaid principal balances, less the allowance for loan losses and net deferred loan fees and unearned discounts.

      Unearned discounts on installment loans are recognized as income over the term of the loans using a method that approximates the interest method.

      Loan origination and commitment fees, as well as certain direct origination costs, are deferred and amortized as a yield adjustment over the lives of the related loans using the interest method. Amortization of deferred loan fees is discontinued when a loan is placed on nonaccrual status.

      Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance. Interest income on other impaired loans is recognized only to the extent of interest payments received.

      The allowance for loan losses is maintained at a level which, in management's judgment, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, economic conditions and other risks inherent in the portfolio. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. The allowance is increased by a provision for loan losses, which is charged to expense, and reduced by charge-offs, net of recoveries.

      Foreclosed Real Estate - Foreclosed real estate includes both formally foreclosed property and in-substance foreclosed property. In-substance foreclosed properties are those properties for which the institution has taken physical possession, regardless of whether formal foreclosure proceedings have taken place.

      At the time of foreclosure, foreclosed real estate is recorded at the lower of the Association's cost or the asset's fair value, less estimated costs to sell, which becomes the property's new basis. Any write-downs based on the asset's fair value at date of acquisition are charged to the allowance for loan losses. After foreclosure, these assets are carried at the lower of their new cost basis or fair value less cost to sell. Costs incurred in maintaining foreclosed real estate and subsequent write-downs to reflect declines in the fair value of the property are included in income (loss) on foreclosed real estate.


                                   (Continued)

          FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF CHILTON COUNTY
                                Clanton, Alabama

                    NOTES TO FINANCIAL STATEMENTS (Continued)

--------------------------------------------------------------------------------

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

      Premises and Equipment - Land is carried at cost. Other premises and equipment are recorded at cost and are depreciated on the straight-line method. Depreciation and amortization are provided over the estimated useful lives of the respective assets.

      Income Taxes - Income taxes are provided for the tax effects of the transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of available-for-sale securities, allowance for loan losses, stock dividends received, certain loan fees, and accumulated depreciation for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets and liabilities are reflected at income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

      Statements of Cash Flows - The Association considers all cash and amounts due from depository institutions, interest-bearing deposits in other banks, and federal funds sold to be cash equivalents for purposes of the statements of cash flows.

      Fair Values of Financial Instruments - Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized in the statement of financial condition. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. Statement No. 107 excludes certain financial instruments and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Association.

      The following methods and assumptions were used by the Association in estimating its fair value disclosures for financial instruments:

         Cash and cash equivalents: The carrying amounts reported in the statement of financial condition for cash and cash equivalents approximate those assets' fair values.

         Certificate of deposits: Fair values for time deposits are estimated using a discounted cash flow analysis that applies interest rates currently being offered on certificates to a schedule of aggregated contractual maturities on such time deposits.

                                   (Continued)

          FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF CHILTON COUNTY
                                Clanton, Alabama

                    NOTES TO FINANCIAL STATEMENTS (Continued)

--------------------------------------------------------------------------------

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

      Fair Values of Financial Instruments (Continued)

         Investment securities (including mortgage-backed securities): Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

         Loans: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying amounts. The fair values for other loans (for example, fixed rate commercial real estate and rental property mortgage loans and commercial and industrial loans) are estimated using discounted cash flow analysis, based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Loan fair value estimates include judgments regarding future expected loss experience and risk characteristics. The carrying amount of accrued interest receivable approximates its fair value.

         Deposits: The fair values disclosed for demand deposits (for example, interest-bearing checking accounts and passbook accounts) are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated contractual maturities on such time deposits. The carrying amount of accrued interest payable approximates fair value.

         Short-term borrowings and notes payable: The carrying amounts of short-term borrowings and notes payable approximate their fair values.

         Advance payments by borrowers for taxes and insurance (escrows): The carrying amount of escrow accounts approximate fair value.

         Loan commitments: Commitments to extend credit were evaluated and fair value was estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.

      Reclassifications - Certain amounts in the financial statements presented have been reclassified from amounts previously reported in order to be comparable between years. These reclassifications have no effect on previously reported shareholders' equity or net income during the period involved.

          FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF CHILTON COUNTY
                                Clanton, Alabama

                    NOTES TO FINANCIAL STATEMENTS (Continued)

--------------------------------------------------------------------------------

2.    INVESTMENT SECURITIES

      Investment securities have been classified according to management's intent. The amortized cost of securities and their approximate fair values are as follows:

                                                               June 30, 1997
                                   ----------------------------------------------------------------------
                                                         Gross               Gross
                                   Amortized           Unrealized          Unrealized            Fair
                                      Cost               Gains               Losses              Value
                                   ----------          ----------          -----------         ----------
      Investment securities, held-to-maturity:

      U.S. Treasury securities
      and obligations of U.S.
      Government Corporations
      and agencies                 $ 5,956,464         $       0           $  (165,139)        $ 5,791,325

      Mortgage-backed
        securities                     133,994                 0                (1,805)            132,189

      Corporate securities           2,640,826            13,740               (21,212)          2,633,354
                                   -----------          --------           -----------         -----------

                                   $ 8,731,284         $  13,740           $  (188,156)        $ 8,556,868
                                   ===========          ========           ===========         ===========


      Investment securities, available-for-sale:

      U.S. Treasury securities
      and obligations of U.S.
      Government Corporations
      and agencies                 $ 5,350,339         $   2,651           $  (135,336)        $ 5,217,654

      Obligations of state and
      political subdivisions            55,182                 0                  (378)             54,804

      Mortgage-backed
        securities                  10,169,518           112,556               (65,542)         10,216,532

      Corporate securities           1,441,887                 0               (37,359)          1,404,528

      Collateralized
        mortgage obligations         1,000,605                 0               (29,583)            971,022

      Equity securities              3,387,962                 0              (495,295)          2,892,667

      Other investments                128,128                 0                     0             128,128
                                   -----------         ---------           -----------         -----------

                                   $21,533,621         $ 115,207           $  (763,493)        $20,885,335
                                   ===========         =========           ===========         ===========



                                   (Continued)

          FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF CHILTON COUNTY
                                Clanton, Alabama

                    NOTES TO FINANCIAL STATEMENTS (Continued)

--------------------------------------------------------------------------------

2.      INVESTMENT SECURITIES (Continued)

                                                                 June 30, 1996
                                     ----------------------------------------------------------------------
                                                           Gross               Gross
                                     Amortized           Unrealized          Unrealized            Fair
                                        Cost               Gains               Losses              Value
                                     ----------          ----------          -----------         ----------
        Investment securities, held-to-maturity:

        U.S. Treasury securities
        and obligations of U.S.
        Government Corporations
        and agencies                $ 5,960,132         $        0          $   (347,167)        $ 5,612,965

        Mortgage-backed
          securities                    402,363                 45                (7,915)            394,493

        Corporate securities          2,950,143              8,304               (57,017)          2,901,430
                                    -----------         ----------           -----------         -----------

                                    $ 9,312,638         $    8,349          $   (412,099)        $ 8,908,888
                                    ===========         ==========          ============         ===========


        Investment securities, available-for-sale:

        U.S. Treasury securities
        and obligations of U.S.
        Government Corporations
        and agencies                $ 7,653,613         $       0           $  (358,850)        $ 7,294,763

        Obligations of state and
        political subdivisions        1,680,294            58,713                (5,028)          1,733,979

        Mortgage-backed
          securities                 10,752,277            64,970              (297,851)         10,519,396

        Corporate securities          1,520,535                 0               (76,589)          1,443,946

        Collateralized
          mortgage obligations        1,001,180                 0               (41,812)            959,368

        Equity securities             3,886,712                 0              (517,633)          3,369,079

        Other investments                93,319                 0                     0              93,319
                                    -----------         ---------           -----------         -----------

                                    $26,587,930         $ 123,683           $(1,297,763)        $25,413,850
                                    ===========         =========           ===========         ===========


                                   (Continued)

          FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF CHILTON COUNTY
                                Clanton, Alabama

                    NOTES TO FINANCIAL STATEMENTS (Continued)

--------------------------------------------------------------------------------
2.   INVESTMENT SECURITIES (Continued)

     The amortized cost and estimated market value of investment securities held-to-maturity and available-for-sale at June 30, 1997, by contractual maturity, are shown below. Actual maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                     Securities                     Securities
                                   Held-to-Maturity              Available-for-Sale
                                ----------------------      ------------------------
                                Amortized       Fair        Amortized       Fair
                                   Cost         Value         Cost          Value
                                ----------   -----------   -----------   -----------
     Due in one year or less    $3,651,776   $ 3,558,515   $         0   $         0
     Due after one year
       through five years        5,079,508     4,998,353     1,550,821     1,524,613
     Due after five years
       through ten years                 0             0     5,296,587     5,152,373
     Due after ten years                 0             0    11,170,123    11,187,554
                                ----------   -----------   -----------   -----------

       Total debt securities     8,731,284     8,556,868    18,017,531    17,864,540

       Equity securities and
         other investments
         having no specified
         due date                        0             0     3,516,090     3,020,795
                                ----------   -----------   -----------   -----------

                                $8,731,284   $ 8,556,868   $21,533,621   $20,885,335
                                ==========   ===========   ===========   ===========

     During 1997 the Association sold securities available-for-sale for total proceeds of $10,555,140, resulting in gross realized gains of $82,477 and gross realized losses of $51,878. During 1996 the Association sold securities available-for-sale for total proceeds of $7,886,309, resulting in gross realized gains of $62,249 and gross realized losses of $22,088. During 1995 the Association sold securities available-for-sale for total proceeds of $251,406, resulting in gross realized gains of $4,811.

     During 1996 the Association transferred securities from the held-to-maturity category to the available-for-sale category. The amortized costs of the transferred securities was $17,252,348, and the related unrealized gain was $14,205. During 1996 the Association also transferred securities from the available-for-sale category to the held-to-maturity category. The market value of the transferred securities was $771,758 and the related unrealized gain was $1,987. The decision to transfer the securities was based on guidance provided under A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities as issued by the Financial Accounting Standards Board.


                                   (Continued)

          FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF CHILTON COUNTY
                                Clanton, Alabama

                    NOTES TO FINANCIAL STATEMENTS (Continued)

--------------------------------------------------------------------------------

2.   INVESTMENT SECURITIES (Continued)

     At June 30, 1997, investment securities with an amortized cost of $63,895 were pledged as security for various demand deposits.

     At June 30, 1997, the Association had entered into a commitment to purchase certain investment securities for a total price of approximately $4,800,000. The investments are mortgage backed securities scheduled to be issued and settled in July 1997.


3.   LOANS RECEIVABLE

     A summary of loans receivable is as follows:

                                                                1997              1996
                                                           ------------         -----------
     Mortgage Loans:
       Conventional loans:
         1-4 family dwellings                              $ 20,925,017        $ 22,409,017
         Commercial real estate                               4,179,813           1,381,148
       Construction loans                                     1,090,106           3,967,463
       Participation investment in loans purchased               27,697              57,644
                                                           ------------        ------------
                                                             26,222,633          27,815,272
     Deduct:
       Undisbursed portion of construction loans               (192,627)         (1,640,414)
       Allowance for losses                                    (132,125)           (135,696)
       Unearned loan origination fees                           (99,646)           (131,012)
                                                           ------------        ------------
                                                             25,798,235          25,908,150
                                                           ------------        ------------

     Other Loans:
       Consumer loans                                         6,905,863           7,335,889
       Loans to depositors, secured by savings                1,712,388           1,758,364
                                                           ------------        ------------
                                                              8,618,251           9,094,253
     Deduct:
       Unearned discounts                                      (440,934)           (501,964)
       Allowance for losses                                    (132,856)           (131,201)
                                                           ------------        ------------
                                                              8,044,461           8,461,088
                                                           ------------        ------------

     Total Loans                                           $ 33,842,696        $ 34,369,238
                                                           ============        ============


     At June 30, 1997 and 1996, the total recorded investment in impaired loans, all of which had allowances determined in accordance with SFAS No. 114 and No. 118, amounted to approximately $521,000 and $16,500, respectively. The average recorded investment in impaired loans amounted to approximately $80,000 and $23,000 for the years ended June 30, 1997 and 1996, respectively. The allowance for loan losses related to impaired loans amounted to approximately $59,000 and $14,500 at June 30, 1997 and 1996, respectively. Interest income of approximately $5,800 and $600 on impaired loans was recognized for cash payments received in 1997 and 1996, respectively.


                                   (Continued)

          FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF CHILTON COUNTY
                                Clanton, Alabama

                    NOTES TO FINANCIAL STATEMENTS (Continued)

--------------------------------------------------------------------------------

3.      LOANS RECEIVABLE (Continued)

        Also, at June 30, 1997 and 1996, the Association had other non-accrual loans of approximately $223,000 and $219,000, respectively, for which impairment had not been recognized. If interest on these loans had been recognized at the original interest rates, interest income would have increased approximately $13,000 and $9,600, respectively.

        The Association has no commitments to loan additional funds to the borrowers of impaired or non-accrual loans.

        The weighted average interest rate on all loans was 8.78% and 8.67% at June 30, 1997 and 1996, respectively.

        In the ordinary course of business, the Association makes loans to directors, officers and employees of the Association. In the opinion of management, related party loans are made on substantially the same terms, including interest rates and collateral, as comparable transactions with unrelated parties, and do not include more than the normal risks of collectability. The amount of such related party loans was $344,996 and $260,008 at June 30, 1997 and 1996, respectively.

        Activity in related party loans is summarized below:

                                               1997           1996
                                            ----------     ---------
          Balance at beginning of year      $ 260,008      $ 103,683
          New loans                           140,241        232,565
          Repayments                          (55,253)       (76,240)
                                            ---------      ---------

          Balance at end of year            $ 344,996      $ 260,008
                                            =========      =========


        During the years ended June 30, 1997 and 1996 the Association renegotiated certain past due loans in the approximate amounts of $221,510 and $482,500, respectively. The effect of the transaction was to capitalize accrued interest on the various loans and to continue payments under the same interest rates and maturities. The monthly installment payments are normally increased to cover the capitalized interest.


                                   (Continued)

          FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF CHILTON COUNTY
                                Clanton, Alabama

                    NOTES TO FINANCIAL STATEMENTS (Continued)

--------------------------------------------------------------------------------

3.      LOANS RECEIVABLE (Continued)

        The following is a reconciliation of the allowance for loan losses:

                                               1997        1996           1995
                                             ----------   ---------     ---------
        Mortgage Loans:
          Balance at beginning of period     $ 135,696    $ 173,060    $ 238,500
          Provision for losses                  58,508        8,803        8,842
          Loans charged off and
            recoveries, net                     (5,434)       5,574      (65,423)
          Transfers to REO reserves                  0        2,574       (8,859)
          Transfers to other reserves          (56,645)     (54,315)           0
                                             ---------    ---------    ---------

        Balance at End of Period             $ 132,125    $ 135,696    $ 173,060
                                             =========    =========    =========

        Other Loans:
          Balance at beginning of period     $ 131,201    $  54,904    $  39,214
          Provision for losses                   5,259       75,842       43,801
          Loans charged off and
            recoveries, net                    (60,249)     (53,860)     (28,111)
          Transfers from other
            reserves                            56,645       54,315            0
                                             ---------    ---------    ---------

        Balance at End of Period             $ 132,856    $ 131,201    $  54,904
                                             =========    =========    =========



4.      INTEREST RECEIVABLE

        A summary of interest receivable is as follows:

                                                             1997       1996
                                                           --------   ---------
        Accrued interest receivable on loans               $266,290   $284,270
        Accrued interest receivable on
          mortgage-backed securities                         51,518     70,625
        Accrued interest on investments                     184,637    265,102
                                                           --------   --------

                                                           $502,445   $619,997
                                                           ========   ========


          FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF CHILTON COUNTY
                                Clanton, Alabama

                    NOTES TO FINANCIAL STATEMENTS (Continued)
--------------------------------------------------------------------------------

5.      OFFICE PROPERTIES AND EQUIPMENT

        Office properties and equipment are summarized by major classification as follows:

                                                        1997           1996
                                                     ----------      ----------
          Office buildings - land                    $  140,559      $  140,559
          Buildings                                   1,376,548       1,376,548
          Furniture and equipment                       447,405         437,604
                                                     ----------      ----------

                                                      1,964,512       1,954,711
          Less: Accumulated depreciation                884,345         807,439
                                                     ----------      ----------

            Net Office Properties and Equipment      $1,080,167      $1,147,272
                                                     ==========      ==========

        Depreciation in the amount of $76,906, $78,723 and $76,274 is included in the statements of operations for the years ended June 30, 1997, 1996 and 1995, respectively.



6.      REAL ESTATE ACQUIRED IN SETTLEMENT OF LOANS

        The following is a reconciliation of allowances for losses on real estate acquired in settlement of loans:

                                             1997            1996       1995
                                           -------         -------    --------
          Balance at beginning of period   $ 7,985         $ 8,859    $      0
          Provision for losses and
            transfers from loan reserves     7,944           3,457      12,413
          Charge-offs                            0               0           0
          Offset against asset basis        (9,271)         (4,331)     (3,554)
                                           -------         -------    --------

          Balance at end of period         $ 6,658         $ 7,985    $  8,859
                                           =======         =======    ========

          FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF CHILTON COUNTY
                                Clanton, Alabama

                    NOTES TO FINANCIAL STATEMENTS (Continued)

--------------------------------------------------------------------------------

7.   DEPOSIT ACCOUNTS

     Deposit accounts are summarized as follows:


       Type of Account                      Stated Rate      1997              1996
       ---------------                      -----------     ----------       ----------
       Transaction Accounts:

         NOW and Super NOW with
         weighted average rates of
         2.91% and 2.90% at June 30,
         1997 and 1996, respectively                         $ 5,195,083    $ 5,374,617
                                                             -----------    -----------

       Passbook Accounts, with rate
         of 3.25% at June 30, 1997
         and 1996                                              6,376,662      6,316,575
                                                             -----------    -----------

       Certificate Accounts:

         Fixed rates                                 7.75              0          1,272

         Variable rate with weighted
         average rates of 5.90% and
         6.10% at June 30, 1997 and
         1996, respectively                                   51,629,023     51,034,876

         Money market with weighted
         average rates of 4.96% and
         5.01% at June 30, 1997 and
         1996, respectively                                    4,951,692      6,797,843
                                                             -----------    -----------

           Total Certificate Accounts                         56,580,715     57,833,991
                                                             -----------    -----------

                                                             $68,152,460    $69,525,183
                                                             ===========    ===========


         Weighted average cost of deposit accounts                  5.35%          5.48%
                                                             ===========    ===========

        The aggregate amount of deposit accounts over $100,000 was approximately $13,827,000 and $13,155,000 at June 30, 1997 and 1996, respectively.

        NOW accounts include non-interest bearing deposits of $139,325 and $88,565 at June 30, 1997 and 1996, respectively.

                                  (Continued)

          FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF CHILTON COUNTY
                                Clanton, Alabama

                    NOTES TO FINANCIAL STATEMENTS (Continued)

--------------------------------------------------------------------------------

7.      DEPOSIT ACCOUNTS (Continued)

        Certificate accounts by maturities are as follows:

          Type of Account                     1997            1996
          ---------------                  -----------     ----------
         12 months or less                 $39,730,290     $37,307,875
         12 months to 24 months             11,274,727      16,684,544
         24 months to 36 months              5,438,964       3,239,616
         36 months to 48 months                136,734         601,956
                                           -----------     -----------

                                           $56,580,715     $57,833,991
                                           ===========     ===========


        Interest expense on deposit accounts consisted of the following:

                                       1997         1996         1995
                                    ----------   ----------   ----------
          NOW accounts              $  154,413   $  154,388   $  186,598
          Certificates of deposit    3,362,366    3,464,621    2,675,926
          Passbook accounts            207,320      214,188      300,654
                                    ----------   ----------   ----------

                                    $3,724,099   $3,833,197   $3,163,178
                                    ==========   ==========   ==========


        Deposit accounts of officers, directors and employees of the Association were $3,443,480 and $3,244,205 at June 30, 1997 and 1996, respectively.
        In the opinion of management, such deposits are taken on substantially the same terms as comparable transactions with unrelated parties.

        Income of $6,883, $10,657 and $12,453 from early withdrawal penalties is included in other income for the years ended June 30, 1997, 1996 and 1995, respectively.



8.      ADVANCES FROM THE FEDERAL HOME LOAN BANK

        At June 30, 1997, the Association had outstanding advances of $2,000,000 from the Federal Home Loan Bank. The advances bear a fixed interest rate of 6.21%, payable monthly and maturing August 5, 1998. The advances are secured by a blanket lien on all qualifying first mortgage loans.

          FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF CHILTON COUNTY
                                Clanton, Alabama

                    NOTES TO FINANCIAL STATEMENTS (Continued)

--------------------------------------------------------------------------------

9.     STOCK OPTION AND STOCK PURCHASE PLANS

       The Association has adopted a stock option plan which, under its terms, options to purchase shares of the Association's stock were granted to certain directors and employees at a price equal to the market price of the stock at the date of grant ($10.00). As of June 30, 1997, none of the options had been exercised; 7,215 of the options expire in 1998, and 5,716 of the options expire in 1999.

       The Association also has approved an employees' stock ownership plan, which may purchase up to 1% of the common stock issued during the conversion from a mutual association to a stock association in 1988. In April 1997, the plan was no longer authorized to purchase stock by the Board of Directors.

10.    REGULATORY MATTERS

       The Association is subject to various regulatory capital requirements administered by its primary federal regulator, the Office of Thrift Supervision (OTS). Failure to meet the minimum regulatory capital requirements can initiate certain mandatory, and possible additional discretionary actions by regulators that, if undertaken, could have a direct material affect on the Association and the financial statements. Under the regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, the Association must meet specific capital guidelines involving quantitative measures of the Association's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Association's capital amounts and classification under the prompt corrective action guidelines are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors.

       Quantitative measures established by regulation to ensure capital adequacy require the Association to maintain minimum amounts and ratios of: total risk-based capital and Tier I capital to risk-weighted assets (as defined in the regulations), Tier I capital to adjusted total assets (as defined), and tangible capital to adjusted total assets (as defined). As discussed in greater detail below, as of June 30, 1997, the Association meets all of the capital adequacy requirements to which it is subject.

       As of December 31, 1996, the most recent notification from the OTS, the Association was categorized as well capitalized under the regulatory framework for prompt corrective action. To be categorized as adequately capitalized, the Association must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as disclosed in the table below. There are no conditions or events since the most recent notification that management believes have changed the Association's prompt corrective action category.

                                 (Continued)

          FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF CHILTON COUNTY
                                Clanton, Alabama

                    NOTES TO FINANCIAL STATEMENTS (Continued)

--------------------------------------------------------------------------------

10.    REGULATORY MATTERS (Continued)

       The Association's actual capital amounts and ratios are also presented in the table.


                                                                                                 To Be Well Capitalized
                                                                    For Capital Adequacy         Under Prompt Corrective
                                                Actual                     Purposes                  Action Provision
                                                ------              ----------------------      ------------------------
                                          Amount        Ratio         Amount        Ratio         Amount          Ratio
                                          ------        -----         ------        -----         ------          -----
         At June 30, 1997:

         Total Risk-based capital (to   $ 4,684,074     14.13%      $ 2,651,280   >= 8.00%      $ 3,314,100     >= 10.00%
         risk-weighted assets)

         Tier I capital (to risk-         4,467,654     13.48%        1,325,640   >= 4.00%        1,988,460     >=  6.00%
         weighted assets)

         Tier I capital (to adjusted      4,467,654      5.98%        2,990,123   >= 4.00%        3,737,654     >=  5.00%
         total assets)

         Tangible capital (to             4,467,654      5.98%        1,121,296   >= 1.50%        1,121,296     >=  1.50%
         adjusted total assets)


         At June 30, 1996:

         Total risk-based capital (to     4,767,329     13.90%        2,743,280   >= 8.00%        3,429,100     >= 10.00%
         risk-weighted assets)

         Tier I capital (to risk-         4,512,861     13.16%        1,371,640   >= 4.00%        2,057,460     >=  6.00%
         weighted assets)

         Tier I capital (to adjusted      4,512,861      6.11%        2,956,607   >= 4.00%        3,695,759     >=  5.00%
         total assets)

         Tangible capital (to             4,512,861      6.11%        1,108,728   >= 1.50%        1,108,728     >=  1.50%
         adjusted total assets)

          FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF CHILTON COUNTY
                                Clanton, Alabama

                    NOTES TO FINANCIAL STATEMENTS (Continued)

--------------------------------------------------------------------------------

11.    PROFIT-SHARING PLAN

       The Association has a profit-sharing plan that covers all employees with six months of service, and who are twenty-one years of age. Contributions to the plan are at the discretion of the Board of Directors, within maximum limits prescribed by the Internal Revenue Code. Expense charged to operations was $38,729, $34,778 and $43,387 for the years ended June 30, 1997, 1996 and 1995, respectively.



12.    INCOME TAXES

       The provision for income taxes for each of the three years in the period ended June 30, 1997 consisted of the following:

                                                                       1997               1996                  1995
                                                                     --------           --------              --------
         Current:
           Federal                                                   $(48,762)          $ 62,832              $ 33,403
           State                                                        4,258              8,757                     0
                                                                     --------           --------              --------

                                                                      (44,504)            71,589                33,403
                                                                     --------           --------              --------

         Deferred:
           Federal                                                     (3,649)           (11,848)               41,176
           State                                                       (3,727)             2,772                 5,943
                                                                     --------           --------              --------

                                                                       (7,376)            (9,076)               47,119
                                                                     --------           --------              --------

         Total                                                       $(51,880)          $ 62,513              $ 80,522
                                                                     ========           ========              ========


                                   (Continued)

          FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF CHILTON COUNTY
                                Clanton, Alabama

                    NOTES TO FINANCIAL STATEMENTS (Continued)

--------------------------------------------------------------------------------

12.     INCOME TAXES (Continued)

        A summary of deferred tax assets and liabilities at June 30, 1997 and 1996 is as follows:

                                                                                         June 30, 1997
                                                                      -----------------------------------------------------
                                                                        Deferred         Deferred Tax
                                                                       Tax Assets         Liabilities              Net
                                                                      -----------        ------------        --------------
           Federal                                                    $   162,151        $  (108,213)          $    53,938
           State                                                           32,789            (22,197)               10,592
                                                                      -----------        ----------             ----------

                                                                          194,940           (130,410)               64,530
           Valuation allowance                                                  0                  0                     0
                                                                      -----------         ----------           -----------

             Net                                                      $   194,940        $  (130,410)          $    64,530
                                                                      ===========        ===========           ===========

                                                                                         June 30, 1996
                                                                      ----------------------------------------------------
                                                                        Deferred         Deferred Tax
                                                                       Tax Assets         Liabilities              Net
                                                                      -----------        ------------          -----------
           Federal                                                    $   340,283        $  (118,819)          $   221,464
           State                                                           60,211            (23,139)               37,072
                                                                      -----------        -----------           -----------

                                                                          400,494           (141,958)              258,536
           Valuation allowance                                                  0                  0                     0
                                                                      -----------         ----------           -----------

             Net                                                      $   400,494        $  (141,958)          $   258,536
                                                                      ===========        ===========           ===========

                                   (Continued)

          FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF CHILTON COUNTY
                                Clanton, Alabama

                    NOTES TO FINANCIAL STATEMENTS (Continued)

--------------------------------------------------------------------------------

12.     INCOME TAXES (Continued)

        Temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities that gave rise to significant portions of the deferred tax asset (liability) at June 30, 1997 and 1996 relate to the following:

                                                                                             1997                  1996
                                                                                          -----------          -----------
           Investment securities recorded for financial
           reporting purposes in excess of amount allowed
           for income tax purposes                                                        $    61,197          $   262,579

           Loan loss reserves recorded for financial
           reporting purposes in excess of such
           amounts allowed for income tax purposes                                            108,655              109,953

           Stock dividends from FHLB recognized for
           financial reporting purposes and not for
           income tax purposes                                                               (104,920)            (104,920)

           Loan fees recognized for income tax purposes
           and deferred for financial reporting purposes                                       17,042               23,360

           Accrued interest on certain loans recognized
           on cash basis for income tax purposes                                               (4,955)              (7,972)

           Depreciation for income tax purposes
           recognized in excess of amounts for
           financial reporting purposes                                                       (17,610)             (26,538)

           Others, net                                                                          5,121                2,074
                                                                                          -----------          -----------

                                                                                          $    64,530          $   258,536
                                                                                          ===========          ===========


        Retained earnings at June 30, 1997 include earnings of approximately $814,000 representing bad debt deductions for which no provision for income taxes has been made. If, in the future, the portion of retained earnings is used for purposes other than to absorb bad debt losses, income taxes will be imposed at the then applicable rate. As provided under FASB Statement No. 109, no deferred tax liability has been recognized on the amount of the reserve which arose in tax years beginning prior to December 31, 1987. The amount of such liability would be approximately $326,000 if recorded.

                                   (Continued)

          FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF CHILTON COUNTY
                                Clanton, Alabama

                    NOTES TO FINANCIAL STATEMENTS (Continued)

--------------------------------------------------------------------------------

12.     INCOME TAXES (Continued)

        The provision for income taxes differs from the amounts computed by applying the federal statutory rate to income before income taxes and extraordinary items as follows:


                                                                      1997                  1996                   1995
                                                                  -----------            -----------           -----------
        Tax provision at statutory rate                           $   (24,494)           $    57,727           $    79,950

        Increase (decrease) resulting from:
          Surtax exemption                                                  0                 10,996                (9,169)
          Non-deductible expenses                                       3,221                  3,624                 3,158
          Tax exempt interest                                         (25,319)               (23,769)              (21,444)
          State income taxes (net of
            related federal tax benefit)                                 (917)                 8,575                 5,943
          Other - net                                                  (4,371)                 5,360                22,084
                                                                  -----------            -----------           -----------

                                                                  $   (51,880)           $    62,513           $    80,522
                                                                  ===========            ===========           ===========


13.     LEASES

        The Association leases part of its office facilities under an operating lease which expired in 1994. The lease is now on a month-to-month basis. Lease expense under this arrangement charged to operations was $7,200 for each of the years ended June 30, 1997, 1996 and 1995.


14.     EARNINGS PER SHARE

        Earnings per share for the current period is computed by dividing earnings by the weighted average number of shares outstanding during the period.

        Fully diluted earnings per share amounts are not presented for 1997, 1996 or 1995 because they are not materially dilutive.


15.     EMPLOYMENT CONTRACT

        The Association has entered into an employment contract with its President through 1998 that provides for a minimum annual salary, adjusted annually by the Board of Directors. The current annual compensation under the contract is $66,000. The agreement also provides for certain payments to be made to the President in the event of involuntary termination in connection with certain changes in control of the Association. Such required payments approximate three times the annual salary of the employee.

          FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF CHILTON COUNTY
                                Clanton, Alabama

                    NOTES TO FINANCIAL STATEMENTS (Continued)

--------------------------------------------------------------------------------

16.     COMMITMENTS AND CONTINGENCIES

        The Association has entered into an Amended and Restated Agreement and Plan of Merger, dated as of September 17, 1997 (the "Merger Agreement"), by and among the Association, SouthFirst Bancshares, Inc., a Delaware corporation ("SouthFirst"), and First Federal of the South, a federal stock savings bank and a wholly-owned subsidiary of SouthFirst ("First Federal"). The Merger Agreement supersedes an Agreement and Plan of Merger by and among the parties dated as of April 14, 1997. Pursuant to the Merger Agreement, the Association will be merged with and into First Federal, which will be the surviving savings association. Consummation of the merger is subject to, among other things, approval of the shareholders of both the Association and SouthFirst, and to required regulatory filings and approvals. The merger is expected to be completed in the fourth quarter of 1997 and will be accounted for as a purchase transaction. Under the terms of the Merger Agreement, each share of the Association's issued and outstanding common stock (excluding shares held by shareholders who perfect dissenters' rights, if any) shall cease to be outstanding and shall be converted at the option of the shareholder into the right to receive either (i) $31.50 per share (the "Cash Price Per Share"), (ii) the "Stock Price Per Share" (as defined below), or
        (iii) any combination of the Cash Price Per Share and the Stock Price Per Share. The Stock Price Per Share shall be determined by multiplying the "Average Closing Price", which is defined as the average closing price per share of SouthFirst common stock on the American Stock Exchange, by the "Exchange Ratio", which is defined for each share of the Association's common stock as the number of shares of SouthFirst common stock equal to the quotient obtained by dividing $31.50 by the Average Closing Price. Notwithstanding the foregoing, the total consideration to be paid to the Association's shareholders shall consist of 50% cash and 50% shares of SouthFirst common stock. The transaction is expected to have an aggregate value of approximately $5.6 million, or approximately $31.50 per share of the Association's common stock, which is approximately 124% of the Association's fully diluted book value at June 30, 1997.

        The Association is involved in various legal actions arising in the normal course of business. In the opinion of management, based upon consultation with legal counsel, the ultimate resolution of the proceedings will not have a material adverse effect upon the financial position of the Association.

          FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF CHILTON COUNTY
                                Clanton, Alabama

                    NOTES TO FINANCIAL STATEMENTS (Continued)

--------------------------------------------------------------------------------

17.     FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

        The Association is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit, letters of credit, interest rate caps and floors written. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statement of financial position. The contract or notional amounts of those instruments reflect the extent of involvement the Association has in particular classes of financial instruments.

        The Association's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and letters of credit is represented by the contractual notional amount of those instruments. The Association uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. For interest rate caps and floors, the contract or notional amounts do not represent exposure to credit loss.

        A summary of such instruments at June 30, 1997 and 1996 follows:

                                                                                          Contract of Notional Amount
                                                                                      ---------------------------------
                                                                                          1997                  1996
                                                                                      -----------           -----------
              Financial instruments whose contract amounts represent credit risk:
                Commitments to extend credit                                          $   192,627           $ 1,640,414
                                                                                      ===========           ===========




           Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Association evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Association upon extension of credit is based on management's credit evaluation of the counter-party. Collateral held varies but may include residential property, automobiles and income-producing commercial properties.

           Letters of credit and financial guarantees written are conditional commitments issued by the Association to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

          FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF CHILTON COUNTY
                                Clanton, Alabama

                    NOTES TO FINANCIAL STATEMENTS (Continued)

--------------------------------------------------------------------------------

18.    FAIR VALUES OF FINANCIAL INSTRUMENTS

       The estimated fair values of the Association's financial instruments are as follows (in thousands):


                                                                    June 30, 1997                     June 30, 1996
                                                              -------------------------         ------------------------
                                                              Carrying           Fair           Carrying          Fair
                                                               Amount            Value           Amount           Value
                                                              --------         --------         --------         -------
           Financial assets:
              Cash and cash equivalents                       $  8,696         $  8,696         $  1,714         $  1,714
              Certificate of deposit                               100              100              101              101
              Investment securities                             29,617           29,442           34,726           34,323
              Loans, net of allowance                           33,843           33,950           34,369           34,147
              Accrued interest receivable                          502              502              620              620

           Financial liabilities:
              Deposits                                         (68,152)         (68,042)         (69,525)         (69,999)
              Advances from Federal Home
                Loan Bank                                       (2,000)          (1,996)               0                0



         The carrying amounts in the preceding table are included in the statement of financial condition under the applicable captions.


19.      FINANCIAL ACCOUNTING DEVELOPMENTS

         In June 1996, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (SFAS No. 125). SFAS No. 125 establishes, among other things, new criteria for determining whether a transfer of financial assets in exchange for cash or other consideration should be accounted for as a sale or as a pledge of collateral in a secured borrowing. It also establishes new accounting requirements for pledged collateral. Generally those criteria are based on a consistent application of a financial components approach, that focuses on control. Under that approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. SFAS No. 125 was originally intended to be effective for transactions occurring after December 31, 1996. SFAS No. 127 defers the effective date of SFAS No. 125 for one year as it relates to secured borrowings and collateral and to repurchase agreements, dollar-role, securities lending and similar transactions of SFAS No. 125. The Association has not yet determined the impact, if any, the adoption of SFAS No. 125, as amended by SFAS No. 127, will have on the financial statements.


                                   (Continued)

          FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF CHILTON COUNTY
                                Clanton, Alabama

                    NOTES TO FINANCIAL STATEMENTS (Continued)

--------------------------------------------------------------------------------

19.      FINANCIAL ACCOUNTING DEVELOPMENTS (Continued)

         In February 1997, FASB issued SFAS No. 128, Earnings per Share, and SFAS No. 129, Disclosure of Information About Capital Structure. The Statements change the methods for calculating and disclosing earnings per share and are effective for financial statements issued ending after December 15, 1997.

         In June 1997, FASB issued SFAS 130, Reporting Comprehensive Income. The Statement establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. The Statement is effective for fiscal years beginning after December 15, 1997.

         In June 1997, FASB also issued SFAS No. 131, Disclosure About Segments of an Enterprise and Related Information. The Statement requires that a public business enterprise report financial and descriptive information about its reportable operating segments. The Statement is effective for financial statements for periods beginning after December 15, 1997.

                                   APPENDIX A












                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                           SOUTHFIRST BANCSHARES, INC.

                           FIRST FEDERAL OF THE SOUTH

                                       AND

                   FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION

                                OF CHILTON COUNTY

                         DATED AS OF SEPTEMBER 17, 1997






                                       (i)

                              TABLE OF CONTENTS


                                                                                                               PAGE
AGREEMENT AND PLAN OF MERGER
       ...........................................................................................................1
PREAMBLE..........................................................................................................1

ARTICLE 1
      TERMS OF MERGER.............................................................................................1
      1.1        Merger...........................................................................................1
      1.2        Time and Place of Closing........................................................................1
      1.3        Effective Time...................................................................................2

ARTICLE 2
      TERMS OF MERGER.............................................................................................2
      2.1        Federal Stock Charter............................................................................2
      2.2        Bylaws...........................................................................................2
      2.3        Governance; Name.................................................................................2

ARTICLE 3
      MANNER OF CONVERTING SHARES ................................................................................2
      3.1        Conversion of Shares.............................................................................2
      3.2        Anti-Dilution Provisions.........................................................................5
      3.3        Shares Held by Chilton County or SouthFirst......................................................5
      3.4        Fractional Shares................................................................................5
      3.5        Conversion of Stock Options, Warrants, and Other Rights..........................................5

ARTICLE 4
      EXCHANGE OF SHARES..........................................................................................6
      4.1        Exchange Procedures..............................................................................6
      4.2        Dissenting Shareholders..........................................................................6
      4.3        Rights of Former Chilton County Shareholders.....................................................6

ARTICLE 5
      REPRESENTATIONS AND WARRANTIES OF CHILTON COUNTY............................................................7
      5.1        Organization, Standing, and Power................................................................7
      5.2        Authority; No Breach by Agreement................................................................7
      5.3        Capital Stock....................................................................................8
      5.4        Chilton County Subsidiaries......................................................................8
      5.5        Financial Statements.............................................................................8
      5.6        Absence of Certain Changes or Events.............................................................9
      5.7        Tax Matters......................................................................................9
      5.8        Allowance for Possible Loan Losses..............................................................10
      5.9        Assets..........................................................................................10
      5.10       Environmental Matters...........................................................................10
      5.11       Compliance with Laws............................................................................11
      5.12       Labor Relations.................................................................................11



                                     (ii)


      5.13       Employee Benefit Plans..........................................................................11
      5.14       Material Contracts..............................................................................12
      5.15       Legal Proceedings...............................................................................12
      5.16       Reports.........................................................................................13
      5.17       Statements True and Correct.....................................................................13
      5.18       Accounting, Tax and Regulatory Matters..........................................................13
      5.19       Federal Stock Charter Provisions................................................................13
      5.20       Derivatives Contracts...........................................................................14

ARTICLE 6
      REPRESENTATIONS AND WARRANTIES OF SOUTHFIRST AND FIRST FEDERAL.............................................14
      6.1        Organization, Standing, and Power...............................................................14
      6.2        Authority; No Breach By Agreement...............................................................14
      6.3        Capital Stock...................................................................................15
      6.4        SouthFirst Subsidiaries.........................................................................15
      6.5        SEC Filings; Financial Statements...............................................................16
      6.6        Absence of Certain Changes or Events............................................................16
      6.7        Tax Matters.....................................................................................17
      6.8        Allowance for Possible Loan Losses..............................................................17
      6.9        Assets..........................................................................................17
      6.10       Environmental Matters...........................................................................18
      6.11       Compliance With Laws............................................................................18
      6.12       Labor Relations.................................................................................19
      6.13       Employee Benefit Plans..........................................................................19
      6.14       Material Contracts..............................................................................20
      6.15       Legal Proceedings...............................................................................21
      6.16       Reports.........................................................................................21
      6.17       Statements True and Correct.....................................................................21
      6.18       Accounting, Tax and Regulatory Matters..........................................................21
      6.19       Derivatives Contracts...........................................................................22

ARTICLE 7
      CONDUCT OF BUSINESS PENDING CONSUMMATION...................................................................22
      7.1        Affirmative Covenants of Chilton County.........................................................22
      7.2        Negative Covenants of Chilton County............................................................22
      7.3        Covenants of SouthFirst.........................................................................23
      7.4        Adverse Changes In Condition....................................................................24
      7.5        Reports.........................................................................................24
      7.6        Control of Chilton County by SouthFirst.........................................................24

ARTICLE 8
      ADDITIONAL AGREEMENTS......................................................................................24
      8.1        Registration Statement; Prospectus/Joint Proxy Statement; Shareholder Approvals.................24
      8.2        Applications....................................................................................25
      8.3        Filings With State Offices......................................................................25
      8.4        Agreement As To Efforts To Consummate...........................................................25
      8.5        Access to Information; Confidentiality..........................................................25
      8.6        Dividend Payment................................................................................26
      8.7        Current Information.............................................................................26
      8.8        Other Actions...................................................................................26



                                    (iii)

      8.9        Press Releases..................................................................................26
      8.10       Affiliates......................................................................................26
      8.11       Employee Benefits...............................................................................27
      8.12       Indemnification.................................................................................27
      8.13       No Solicitation.................................................................................28
      8.14       Listing of Shares on the American Stock Exchange................................................29

ARTICLE 9
      CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE..........................................................30
      9.1        Conditions to Obligations of Each Party.........................................................30
      9.2        Conditions to Obligations of SouthFirst.........................................................31
      9.3        Conditions to Obligations of Chilton County.....................................................32

ARTICLE 10
      TERMINATION................................................................................................33
      10.1       Termination.....................................................................................33

ARTICLE 11
      MISCELLANEOUS..............................................................................................35
      11.1       Definitions.....................................................................................35
      11.2       Fees and Expenses...............................................................................42
      11.3       Brokers and Finders.............................................................................44
      11.4       Entire Agreement................................................................................44
      11.5       Amendments......................................................................................44
      11.6       Obligations of SouthFirst.......................................................................44
      11.7       Waivers.........................................................................................45
      11.8       Assignment......................................................................................45
      11.9       Notices.........................................................................................45
      11.10      Counterparts....................................................................................46
      11.11      Captions........................................................................................46
      11.12      Enforcement of Agreement........................................................................46
      11.13      Survival........................................................................................46
      11.14      Severability....................................................................................47
      11.15      Governing Law...................................................................................47
      11.16      Liquidation Account.............................................................................47


                                      (iv)

                                LIST OF EXHIBITS

              EXHIBIT
               NUMBER                                 DESCRIPTION
              --------                                -----------
                 1                   ELECTION FORM FOR HOLDERS OF CHILTON
                                     COUNTY COMMON STOCK

                 2                   EMPLOYMENT AGREEMENT DATED SEPTEMBER __,
                                     1997 BETWEEN BOBBY R. COOK AND THE
                                     SURVIVING BANK

                 3                   ADDRESSES AND TERMS OF THE DIRECTORS OF THE
                                     SURVIVING BANK AND SOUTHFIRST


                                       (v)

                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER

      THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of September 17, 1997, by and among SOUTHFIRST BANCSHARES, INC. ("SouthFirst"), a Delaware corporation having its principal office located in Sylacauga, Alabama; FIRST FEDERAL OF THE SOUTH ("First Federal"), a federally chartered stock savings bank having its principal office located in Sylacauga, Alabama, which is a wholly owned subsidiary of SouthFirst; and FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF CHILTON COUNTY ("Chilton County"), a federally chartered stock savings and loan association having its principal office located in Clanton, Alabama. Unless expressly stated otherwise herein, this Agreement shall be deemed to supersede all prior warranties, representations, covenants and agreements between the Parties hereto.

                                    PREAMBLE

      The Boards of Directors of Chilton County, First Federal and SouthFirst are of the opinion that the acquisition described herein is in the best interests of the parties and their respective shareholders. This Agreement provides for the acquisition of Chilton County by SouthFirst pursuant to the merger of Chilton County with and into First Federal (the "Merger"). At the effective time of such Merger, the outstanding shares of the capital stock of Chilton County shall be converted into the right to receive shares of the common stock of SouthFirst and cash (except as provided herein). As a result, certain of the shareholders of Chilton County shall become shareholders of SouthFirst. The transactions described in this Agreement are subject to the approvals of the shareholders of SouthFirst and Chilton County, the Office of Thrift Supervision, the Federal Deposit Insurance Corporation, and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that the Merger (as hereinafter defined) for federal income tax purposes shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code.

      Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

      NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the Parties agree as follows:

                                    ARTICLE 1

                                 TERMS OF MERGER

      1.1 MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time, Chilton County shall be merged with and into First Federal in accordance with the applicable provisions of the regulations of the Office of Thrift Supervision ("OTS"). The separate corporate existence of Chilton County shall thereupon cease, and First Federal shall be the Surviving Bank resulting from the Merger. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of Chilton County, First Federal and SouthFirst.

      1.2 TIME AND PLACE OF CLOSING. The Parties shall use their reasonable efforts to cause the closing of the transactions contemplated by this Agreement to take place at 9:00 A.M. on or before October 31, 1997, or at such other time as the Parties, acting through their chief executive officers or chief financial officers, may mutually agree, provided that such closing shall not occur prior to the Effective Time (as defined in Section 1.3 hereof). The place of closing shall be at such location as may be mutually agreed upon by the Parties.

      1.3 EFFECTIVE TIME. The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time all necessary consents have been issued with respect to the Merger and the conditions of Sections 9.1 and 9.2 of this Agreement have been satisfied (or, if applicable, waived) by the appropriate Party (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by each Party, the Effective Time shall occur on the last to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger if such action is required, and (ii) the date on which the shareholders of each of Chilton County, First Federal and SouthFirst approve this Agreement, to the extent such approval is required by applicable Law. Notwithstanding the preceding sentence, the Merger shall not be effective unless and until the Merger receives necessary approval from the OTS pursuant to 12 C.F.R. Section 563.22(a).

                                    ARTICLE 2

                                 TERMS OF MERGER

      2.1 FEDERAL STOCK CHARTER. Pursuant to the Merger, the Federal Stock Charter of First Federal in effect at the Effective Time shall be the Federal Stock Charter of the Surviving Bank until otherwise amended or repealed.

      2.2 BYLAWS. Pursuant to the Merger, the Bylaws of First Federal in effect at the Effective Time shall be the Bylaws of the Surviving Bank until otherwise amended or repealed.

      2.3 GOVERNANCE; NAME.

                 (a) Upon the Effective Time, the directors of First Federal shall continue as the directors of the Surviving Bank, provided that three of the current directors of Chilton County shall, on or before the Effective Time, be elected as directors of the Surviving Bank, to serve until the next annual meeting of the shareholders of the Surviving Bank; and further provided that one of said three directors shall be elected as a director of SouthFirst to serve until the next annual meeting of the shareholders of SouthFirst. Attached hereto as Exhibit 3 are the number, names, residence addresses and terms of the directors of the Surviving Bank and SouthFirst.

                 (b) The name of the Surviving Bank shall be First Federal of the South.

                                    ARTICLE 3

                           MANNER OF CONVERTING SHARES

      3.1 CONVERSION OF SHARES. Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of Chilton County, First Federal or SouthFirst or the shareholders of any of the foregoing, the shares of the parties shall be converted as follows:

                 (a) Each share of SouthFirst Common Stock, and each Right of SouthFirst, issued and outstanding immediately prior to the Effective Time, shall remain issued and outstanding from and after the Effective Time.

                 (b) Each share of Chilton County Common Stock outstanding immediately prior to the Effective Time, other than shares held by a shareholder who exercises dissenters' rights under the applicable provisions of 12 C.F.R.
Section 552.14 (the "Dissenter Provisions") and shares which shall be canceled without consideration at the Effective Time pursuant to Section 3.3 of this Agreement shall, based on the election of the holders thereof, be exchanged for and converted into, upon surrender of the certificates theretofore representing such Chilton County Common Stock, the right to receive either (i) $31.50 per share, the "Cash Price Per Share," (ii) the "Stock Price Per Share" (as determined below) or (iii) any combination of the Cash Price Per Share and the Stock Price Per Share; subject to the provisions of paragraph (e) hereof and provided that no single share of Chilton County Common Stock may be converted into a combination of the Cash Price Per Share or the Stock Price Per Share.

                 (c) The election to exchange shares of Chilton County Common Stock for the Cash Price Per Share or the Stock Price Per Share, or a combination thereof, shall be made by Chilton County Stockholders no later than the time and date of the Chilton County Shareholders' Meeting by submission to SouthFirst of the Form of Election, provided herein as Exhibit 1, which shall be provided by SouthFirst to each of the Chilton County Stockholders along with the Prospectus/Joint Proxy Statement prior to the Effective Time (provided that SouthFirst may, in its discretion, extend the time period during which Chilton County Stockholders must submit the Form of Election, but not beyond the Effective Time). In the event that any Chilton County Stockholder fails to submit the Form of Election to SouthFirst within the prescribed time period (as may be extended), then SouthFirst, in its sole discretion, and with the intention of preserving the "reorganization" status of the Merger under Section 368(a) of the Code, shall determine the form of the conversion and exchange of the Chilton County Common Stock of such Chilton County Stockholder.

                 (d) The Stock Price Per Share shall be determined by multiplying the Average Closing Price by the exchange ratio. The exchange ratio for each share of Chilton County Common Stock shall be that number of shares of SouthFirst Common Stock equal to the quotient obtained by dividing $31.50 by the Average Closing Price (the "Exchange Ratio"). The Average Closing Price shall mean the average of the closing sale price per share of SouthFirst Common Stock on the American Stock Exchange (as reported in The Wall Street Journal, or if not reported thereby, any other authoritative source as mutually determined by SouthFirst and Chilton County) for each of the 10 Trading Days immediately preceding the 5 consecutive Business Days immediately preceding the Effective Time. A "Trading Day" shall mean any day in which the American Stock Exchange is open and no less than 100 shares of SouthFirst Common Stock are traded. A "Business Day" shall mean any day, except Saturdays, Sundays and Federal Holidays, in which First Federal is open.

                 (e) Notwithstanding the provisions of Sections 3.1(b) and (c) hereof, the Total Merger Consideration shall consist of cash and shares of SouthFirst Common Stock; provided that (A) 50% of the Total Merger Consideration shall be paid in the form of cash at the Cash Price Per Share (the "Threshold Cash Amount"), and (B) 50% of the Total Merger Consideration shall be paid in the form of SouthFirst Common Stock at the Stock Price Per Share. If the Aggregate Cash Amount (as defined below) is more or less than the Threshold Cash Amount, the number of shares of SouthFirst Common Stock and the amount of cash paid to each electing holder of Chilton County Common Stock shall be determined as follows:

                    (i) In the event that the aggregate amount of cash elected by the holders of Chilton County Common Stock at the Cash Price Per Share, including the cash paid for (1) the Chilton County Options, (2) any dissenters' rights (estimated for purposes of the pro-rata allocations required hereunder at $31.50 per share) and (3) fractional shares (collectively, the "Aggregate Cash Amount") will be less than the Threshold Cash Amount, then certain of those shares of Chilton County Common Stock for which the holders have elected conversion into shares of SouthFirst Common Stock (the "Stock Election Shares") shall, instead, be converted into those shares of Chilton County Common Stock which carry the right to convert into the Cash Price Per Share (the "Cash Election Shares"), which Cash Election Shares shall be allocated by SouthFirst to each holder of Stock Election Shares, pro-rata, on the basis of the following formula:

                           Formula For Pro-Rata Allocation When Cash Is
                           Undersubscribed (and Stock is Oversubscribed):

                           A. Stock Election Shares: (1) Divide the Threshold Cash Amount by the Stock Price Per Share. (2) Divide that quotient amount by the Stock Election Shares of all electing holders. (3) Multiply that quotient amount by the total number of shares of Chilton County Common Stock owned by the electing holder. (4) Multiply that product amount by the Exchange Ratio.

                           B. Cash Election Shares: (1) Subtract the product amount obtained in step A(3) above from the total number of shares of Chilton County Common Stock owned by the electing holder. (2) Add that difference to any fractional share of SouthFirst Common Stock that would be issued pursuant to step A(4) above.

                    (ii) In the event that the Aggregate Cash Amount will be greater than the Threshold Cash Amount, then the Cash Election Shares shall, instead, be converted into Stock Election Shares, which SouthFirst shall allocate to each holder of Cash Election Shares, pro-rata, on the basis of the following formula:

                           Formula For Pro-Rata Distribution When Cash Is Oversubscribed (and Stock is Undersubscribed):

                           A. Cash Election Shares: (1) Subtract the cash paid for (i) the Chilton County Options,
                                    (ii) any dissenters' rights and (iii)
                                    fractional shares from the Threshold Cash
                                    Amount. (2) Divide that difference by the Cash Price Per Share. (3) Divide that quotient amount by the Cash Election Shares of all holders. (4) Multiply that quotient amount by the total number of shares of Chilton County Common Stock owned by the electing holder. (5) Add that product to any fractional share of SouthFirst Common Stock that may be issued pursuant to step B(2) below.

                           B. Stock Election Shares: (1) Subtract the product amount obtained in step A(4) above from the total number of shares of Chilton County Common Stock owned by the electing holder. (2) Multiply that difference by the Exchange Ratio.

                 (f) Notwithstanding the provisions of Sections 3.1(e) hereof, SouthFirst:

                    (i) Shall convert Cash Election Shares to Stock Election Shares or Cash Election Shares to Stock Election Shares, as the case may be, pro-rata, to the extent necessary for 50% of the Total Merger Consideration (determined as of the Effective Time) to be paid in the form of cash and 50% of the Total Merger Consideration (determined as of the Effective Time) in the form of SouthFirst Common Stock at the Stock Price Per Share;


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                    (ii)   May, at SouthFirst's sole discretion, waive the
                           maintenance of the Threshold Cash Amount if the difference between the Threshold Cash Amount and the Aggregate Cash Amount is less than 10% of the Threshold Cash Amount; or

                    (iii) May, at SouthFirst's sole discretion, determine the form of consideration to be received under this
                           Article 3 after the Effective Time by a dissenting shareholder of Chilton County who fails to perfect, or effectively withdraws or loses, his right to appraisal and payment of his shares subsequent to the Effective Time.

      3.2 ANTI-DILUTION PROVISIONS. Prior to the Effective Time, Chilton County and SouthFirst each hereby represent and warrant not to change the number of shares of Chilton County Common Stock or SouthFirst Common Stock, respectively, issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification or similar transaction.

      3.3 SHARES HELD BY CHILTON COUNTY OR SOUTHFIRST. Each share of Chilton County Common Stock held by Chilton County or by any SouthFirst Company, in each case other than those shares of Chilton County Common Stock held in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

      3.4 FRACTIONAL SHARES. Notwithstanding any other provision of this Agreement, each holder of shares of Chilton County Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of SouthFirst Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the Average Closing Price of such fractional part of a share of SouthFirst Common Stock at the Effective Time. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

      3.5 CONVERSION OF STOCK OPTIONS, WARRANTS, AND OTHER RIGHTS. At the Effective Time, each award, option, warrant, or other right to purchase or acquire shares of Chilton County Common Stock pursuant to stock awards, stock options, warrant agreements, or stock appreciation rights ("Chilton County Options") granted by Chilton County under the Chilton County Stock Plans or otherwise (including, without limitation, those options issued to certain officers and directors of Chilton County), which are outstanding at the Effective Time and as were previously listed and described in Section 3.5 of the Chilton County Disclosure Memorandum shall be canceled and all rights in respect thereof will cease to exist except as set forth herein. As consideration for the cancellation of all of the Chilton County Options, each holder thereof shall receive cash in an amount equal to (i) the aggregate number of Option Shares which each holder of Chilton County Options could have been converted into immediately prior to the Effective Time, multiplied by (ii) the difference between (A) the Cash Price Per Share (i.e., $31.50) and (B) the exercise price for each Chilton County Option.


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                                    ARTICLE 4

                               EXCHANGE OF SHARES

      4.1        EXCHANGE PROCEDURES

      (a) From and after the Effective Time, each holder of an outstanding certificate which immediately prior to the Effective Time represented shares of Chilton County Common Stock (each a "Chilton County Certificate") shall be entitled to receive in exchange therefor upon surrender thereof to SouthFirst, a certificate or certificates representing the number of whole shares of SouthFirst Common Stock, or, as applicable, cash, to which such holder is entitled pursuant to Sections 3.1 and 3.4. Notwithstanding the other provisions of this Agreement (i) until holders of Chilton County Certificates have surrendered them for exchange as provided herein, no dividends or other distributions shall be paid by SouthFirst with respect to any shares represented by such Chilton County Certificates and no payment for shares or fractional shares shall be made, and (ii) without regard to when such Chilton County Certificates are surrendered for exchange as provided herein, no interest shall be paid on any dividends or other distributions or any cash payments for whole or fractional shares. If any certificate for shares of SouthFirst Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the person requesting such exchange shall pay any transfer or other taxes similar-type required by reason of the issuance of certificates for such shares of SouthFirst Common Stock in a name other than that of the registered holder of the Chilton County Certificate surrendered, or shall establish to the satisfaction of SouthFirst that such tax has been paid or is not applicable.

      (b) SouthFirst (or its Exchange Agent) shall provide each holder of record of a Chilton County Certificate a letter of transmittal containing the Form of Election attached hereto as Exhibit 1 which shall specify that delivery shall be effected, and risk of loss and title to the Chilton County Certificates shall pass, only upon actual delivery of the Chilton County Certificates to SouthFirst. Upon surrender of Chilton County Certificates to SouthFirst for cancellation, together with a duly executed letter of transmittal and such other documents as SouthFirst shall reasonably require, the holder of such Chilton County Certificates shall be entitled to receive in exchange therefor one or more certificates representing that number of whole shares of SouthFirst Common Stock, or, as applicable, cash into which the shares of Chilton County Certificates Stock theretofore represented by the Chilton County Certificates so surrendered shall have been converted pursuant to the provisions of Sections 3.1 and 3.4, and the Chilton County Certificates so surrendered shall forthwith be canceled.

      4.2 DISSENTING SHAREHOLDERS. Any holder of shares of Chilton County Common Stock who perfects his dissenters' rights in accordance with, and as contemplated by, the Dissenter Provisions shall be entitled to receive the value of cash as determined pursuant to the provisions thereof; provided, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with the Dissenter Provisions and surrendered the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time a dissenting shareholder of Chilton County fails to perfect, or effectively withdraws or loses, his right to appraisal and of payment for his shares, SouthFirst shall determine the form of the consideration to which such holder of shares of Chilton County Common Stock is entitled under Section 3.1 and issue and deliver such consideration pursuant to Sections 3.1 and 3.4 (without interest) upon surrender by such holder of the certificate or certificates representing shares of Chilton County Common Stock held by him.

      4.3 RIGHTS OF FORMER CHILTON COUNTY SHAREHOLDERS. At the Effective Time, the stock transfer books of Chilton County shall be closed as to holders of shares of Chilton County Common Stock immediately prior to the Effective Time and no transfer of shares of Chilton County Common Stock by any

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such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Agreement, each certificate theretofore representing shares of Chilton County Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Agreement) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 3.1 and 3.4 of this Agreement in exchange therefor, subject, however, to SouthFirst's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by Chilton County in respect of such shares of Chilton County Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. Whenever a dividend or other distribution is declared by SouthFirst on the SouthFirst Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement, but beginning 60 days after the Effective Time no dividend or other distribution payable to the holders of record of SouthFirst Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of Chilton County Common Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 4.1 of this Agreement. However, upon surrender of such shares of Chilton County Common Stock certificate, both the SouthFirst Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered dividends and cash payments to be paid for fractional share interests (without interest) shall be delivered and paid with respect to each share represented by such certificate. Any portion of the consideration (including the proceeds of any investments thereof) which had been made available to the Exchange Agent pursuant to Section 4.1 of this Agreement that remain unclaimed by the shareholders of Chilton County for six months after the Effective Time shall be paid to SouthFirst. Any shareholders of Chilton County who have not theretofore complied with this Article 4 shall thereafter look only to SouthFirst for payment of their shares of SouthFirst Common Stock, cash in lieu of fractional shares, and unpaid dividends and distributions on the SouthFirst Common Stock deliverable in respect of each Chilton County Common Share such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

                                    ARTICLE 5

                REPRESENTATIONS AND WARRANTIES OF CHILTON COUNTY

      Chilton County hereby represents and warrants to SouthFirst as follows:

      5.1 ORGANIZATION, STANDING, AND POWER. Chilton County is a federal savings association duly incorporated, validly existing, and in good standing under the Laws of the United States, and has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Material Assets. The State of Alabama is the only jurisdiction in which Chilton County's business is conducted.

      5.2 AUTHORITY; NO BREACH BY AGREEMENT.

      (a) Chilton County has the power and authority necessary to execute and deliver this Agreement, and, subject to the approval and adoption of this Agreement by the shareholders of Chilton County, to perform its obligations under this Agreement and consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement by Chilton County and the consummation by Chilton County of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Chilton County, subject to the approval of this Agreement by its shareholders as contemplated by Section
8.1 hereof. Subject to such requisite shareholder approval (and assuming due authorization, execution, and delivery by SouthFirst and Surviving Bank), this Agreement represents a legal, valid, and binding obligation of Chilton County, enforceable against

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Chilton County in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought). The affirmative vote of the holders of two-thirds (66 2/3%) of the outstanding shares of Chilton County Common Stock is the only shareholder vote necessary to approve this Agreement and the transactions contemplated hereby.

      (b) Except as disclosed in Section 5.2(b) of the Chilton County Disclosure Memorandum, neither the execution and delivery of this Agreement by Chilton County, nor the consummation by Chilton County of the transactions contemplated hereby, nor compliance by Chilton County with any of the provisions hereof, will
(i) conflict with or result in a breach of any provision of Chilton County's Federal Stock Charter or Bylaws, or, (ii) constitute or result in a default under, or result in the creation of any Lien on any Material Asset of Chilton County under, or require any consent pursuant to, any Contract or Permit of Chilton County, where such default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Chilton County, or, (iii) subject to receipt of the requisite Consents referred to in Sections 9.1(a), (b) and (c) of this Agreement, violate any Order or, to its knowledge, any Law applicable to Chilton County or any of its Material Assets which will have a Material Adverse Effect on Chilton County.

      (c) Other than Consents required from Regulatory Authorities, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Chilton County of the Merger and the other transactions contemplated in this Agreement.


      5.3 CAPITAL STOCK.

      (a) The authorized capital stock of Chilton County consists of (i) 15,000,000 shares of Chilton County Common Stock, of which 169,222 shares will be issued and outstanding as of the date of this Agreement, except for shares of Chilton County Common Stock which may be issued to employees upon the exercise of Chilton County Options prior to the Effective Time, and (ii) 5,000,000 preferred shares, none of which are issued and outstanding. All of the issued and outstanding shares of Chilton County Common Stock are duly and validly issued and outstanding and are fully paid and nonassessable. None of the outstanding shares of Chilton County Common Stock have been issued in violation of any preemptive rights. Chilton County has reserved 17,382 shares of Chilton County Common Stock for issuance under the Chilton County Stock Plans, pursuant to which options and warrants to purchase not more than 12,931 shares of Chilton County Common Stock are outstanding.

      (b) Except as set forth in Section 5.3(a) of this Agreement, there are no shares of capital stock or other equity securities of Chilton County outstanding and no outstanding Rights relating to the capital stock of Chilton County.

      5.4 CHILTON COUNTY SUBSIDIARIES.  Chilton County has no subsidiaries.

      5.5 FINANCIAL STATEMENTS.

      (a) Chilton County has made available to SouthFirst a copy of its balance sheets and its related consolidated statements of income, consolidated statements of changes in shareholders' equity and consolidated statements of cash flows (including related notes and schedules) as of and for the three-year period ended June 30, 1996.

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      (b) Each of the Chilton County Financial Statements for interim periods ended after the date of this Agreement until the Effective Time, will be prepared on a consistent basis throughout the periods involved (except as may be indicated therein or in the notes to such financial statements) and will present fairly the financial position of Chilton County at the respective dates and the consolidated results of its operations and cash flows at and for the periods indicated, except that the unaudited interim financial statements are subject to normal and recurring year-end adjustments which were not or are not expected to be Material in amount, and except for the absence of certain footnote information in the unaudited statements.

      5.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in Section
5.6 of the Chilton County Disclosure Memorandum since June 30, 1996, (i) there have been no events, changes, or occurrences which have had or, to the Knowledge of Chilton County, are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Chilton County, or (ii) Chilton County has not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a Material breach or violation of any of the covenants and agreements of Chilton County provided in Article 7 or 8 of this Agreement, or which action or failure, if taken after the date of this Agreement, would result in a Material Adverse Effect on Chilton County.

      5.7 TAX MATTERS.

      (a) All Tax Returns required to be filed by or on behalf of any of Chilton County has been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1993, except to the extent that all such failures to file, taken together, are not reasonably likely to have a Material Adverse Effect on Chilton County, and to the Knowledge of Chilton County, all Tax Returns filed are complete and accurate in all Material respects. All Taxes shown on filed Tax Returns have been paid. There is no audit examination, deficiency, or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on Chilton County, except as reserved against in the Chilton County Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 5.7(a) of the Chilton County Disclosure Memorandum. All Taxes and other liabilities due with respect to completed and settled examinations or concluded Litigation have been paid, accrued or provided for as disclosed in Section 5.7(a) of the Chilton County Disclosure Memorandum.

      (b) Except as disclosed in Section 5.7(b) of the Chilton County Disclosure Memorandum, Chilton County has not executed an extension or waiver of any statute of limitations on the assessment or collection of any Material Tax due that is currently in effect.

      (c) Except as disclosed in Section 5.7(c) of the Chilton County Disclosure Memorandum, adequate provision for any Taxes due or to become due for Chilton County for the period or periods through and including the date of the respective Chilton County Financial Statements has been made and is reflected on such Chilton County Financial Statements.

      (d) Deferred Taxes of Chilton County and related valuation allowance have been adequately provided for in the Chilton County Financial Statements in accordance with GAAP. Effective July 1, 1991, Chilton County adopted Financial Accounting Standards Board Statement No. 109 "Accounting for Income Taxes."

      (e) To the Knowledge of Chilton County, Chilton County is in compliance with, and its records contain all information and documents (including properly completed Internal Revenue Service Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup

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withholding under Section 3406 of the Internal Revenue Code, except for such instances of noncompliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Chilton County.

      (f) There are no Liens with respect to Taxes upon any of the assets of Chilton County except for loans on the Subsidiaries' books generated in the normal course of business.

      (g) All Material elections with respect to Taxes affecting Chilton County as of the date of this Agreement have been or will be timely made as set forth in Section 5.7(g) of the Chilton County Disclosure Memorandum. After the date hereof, other than as set forth in Section 5.7(g) of the Chilton County Disclosure Memorandum, no election with respect to Taxes will be made without the prior written consent of SouthFirst, which consent will not be unreasonably withheld.

      5.8 ALLOWANCE FOR POSSIBLE LOAN LOSSES. The allowance for possible loan or credit losses (the "Allowance") shown on the balance sheet of Chilton County included in the most recent Chilton County Financial Statements dated prior to the date of this Agreement was, and the Allowance shown on the consolidated balance sheet of Chilton County included in the Chilton County Financial Statements as of the dates subsequent thereto will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of Chilton County and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by Chilton County as of the dates thereof, except where the failure of such Allowance to be so adequate is not reasonably likely to have a Material Adverse Effect on Chilton County.

      5.9 ASSETS. Except as disclosed in Section 5.9 of the Chilton County Disclosure Memorandum, Chilton County has good and marketable title, free and clear of all Liens (except for those Liens which are not likely to have a Material Adverse Effect on Chilton County) to all of its respective Material Assets, reflected in Chilton County Financial Statements as being owned by Chilton County as of the date hereof. All Material tangible properties used in the business of Chilton County are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with Chilton County's past practices. All Assets which are Material to Chilton County's business are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. Chilton County currently maintains insurance in amounts, scope, and coverage as disclosed in Section 5.9 of the Chilton County Disclosure Memorandum. Chilton County has not received written notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. Except as disclosed in Section 5.9 of the Chilton County Disclosure Memorandum, to the Knowledge of Chilton County there are presently no occurrences giving rise to a claim under such policies of insurance and no notices have been given by Chilton County under such policies.

      5.10 ENVIRONMENTAL MATTERS. To the Knowledge of Chilton County, none of the assets of Chilton County (defined for purposes of this Section 5.10 as the real property and tangible personal property owned or leased by Chilton County as of the date of this Agreement and as of the Effective Time) contain any hazardous materials (defined as any substance whose nature and/or quantity or existence, use, manufacture or effect render it subject to federal, state or local regulation as potentially injurious to public health or welfare ("Hazardous Materials") other than in such quantities which are incidental and customary for the maintenance of such assets (e.g., cleaning fluids) or not otherwise reasonably likely, in the aggregate, to have

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a Material Adverse Effect on Chilton County ("Incidental Quantities"). Except as
disclosed in Section 5.10 of the Chilton County Disclosure Memorandum, to the Knowledge of Chilton County without inquiry, no collateral securing any loan made by Chilton County, as of the date of this Agreement and as of the Effective Time, contains any Hazardous Materials, other than in Incidental Quantities.

      5.11 COMPLIANCE WITH LAWS. Chilton County is duly chartered as a federal stock savings and loan association and is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits in which are insured by the Savings Association Insurance Fund. Chilton County has in effect all Permits necessary for it to own, lease, or operate its Material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Chilton County, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Chilton County. Except as disclosed in Section 5.11 of the Chilton County Disclosure Memorandum, Chilton County:

        (a) is not in violation of any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Chilton County; and

        (b) has not received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that Chilton County is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Chilton County, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Chilton County, or (iii) requiring Chilton County to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts Materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

      5.12 LABOR RELATIONS. Chilton County is not the subject of any Litigation asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving Chilton County, pending or to the Knowledge of Chilton County threatened, nor is there any activity involving Chilton County's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

      5.13 EMPLOYEE BENEFIT PLANS.

      (a) Chilton County has disclosed in Section 5.13(a) of the Chilton County Disclosure Memorandum, and has delivered or made available to SouthFirst prior to the execution of this Agreement copies or summaries in each case of, all Material pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including "employee benefit plans" (as that term is defined in Section 3(3) of ERISA), currently adopted, maintained by, sponsored in whole or in part by, or contributed to by Chilton County for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "Chilton County Benefit Plans"). Any of the Chilton County Benefit Plans which is an

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"employee pension benefit plan" (as that term is defined in Section 3(2) of
ERISA) is referred to herein as a "Chilton County ERISA Plan." No Chilton County Benefit Plan is or has been a multi-employer plan within the meaning of Section 3(37) of ERISA.

      (b) Except as disclosed in Section 5.13(b) of the Chilton County Disclosure Memorandum, all Chilton County Benefit Plans are in compliance in all Material respects with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws, the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Chilton County.

      (c) Except as disclosed in Section 5.13(c) of the Chilton County Disclosure Memorandum, no Chilton County ERISA Plan which is a "defined benefit pension plan" (as defined in Section 4140 of the Internal Revenue Code) has any "unfunded current Liability" (as that term is defined in Section 302(d)(8)(A) of ERISA) and the present fair market value of the assets of any such plan exceeds the plan's "benefit liabilities" (as that term is defined in Section 4001(a)(16) of ERISA) when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements.

      (d) Except as disclosed in Section 5.13(d) of the Chilton County Disclosure Memorandum or otherwise provided by this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of Chilton County, (ii) increase any benefits otherwise payable under any Chilton County Benefit Plan or
(iii) result in any acceleration of the time of payment or vesting of any such benefits, where such payment, increase, or acceleration is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Chilton County.

      5.14 MATERIAL CONTRACTS. Except as disclosed in Section 5.14 of the Chilton County Disclosure Memorandum, Chilton County is not a party to or subject to the following: (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $25,000, (ii) any Contract relating to the borrowing of money by Chilton County or the guarantee by Chilton County of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, and Federal Reserve Bank and Federal Home Loan Bank advances, trade payables, and Contracts relating to borrowings or guarantees made in the ordinary course of business),
(iii) any lease of real property, or (iv) any other Contract involving payments by Chilton County of $25,000 or more per year which is not terminable by Chilton County on 90 days or less notice without Liability (together with all Contracts referred to in Sections 5.9 and 5.13(a) of this Agreement, the "Chilton County Contracts"). With respect to each of the Chilton County Contracts and except as disclosed in Section 5.14 of the Chilton County Disclosure Memorandum: (i) each of the Chilton County Contracts is in full force and effect; (ii) Chilton County is not in default thereunder, other than defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Chilton County; (iii) Chilton County has not repudiated or waived any Material provision of any of such Chilton County Contracts; and (iv) no other party to any such Contract is, to the Knowledge of Chilton County, in default in any Material respect, other than defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Chilton County, or has repudiated or waived any Material provision thereunder. Except for Federal Home Loan Bank advances, all of the indebtedness of Chilton County for money borrowed is prepayable at any time by Chilton County without penalty or premium.

      5.15 LEGAL PROCEEDINGS. Except as disclosed in Section 5.15 of the Chilton County Disclosure Memorandum, there is no Litigation instituted or pending, or, to the Knowledge of Chilton County, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against Chilton County, or against any Asset, employee

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benefit plan, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Chilton County, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against Chilton County, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Chilton County. Section 5.15 of the Chilton County Disclosure Memorandum includes a summary report of all Litigation as of the date of this Agreement to which Chilton County is a party and which names Chilton County as a defendant or cross-defendant.

      5.16 REPORTS. Since July 1, 1993, Chilton County has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the OTS, (ii) other Regulatory Authorities, and (iii) any applicable state securities or banking authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Chilton County). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all Material respects with all applicable Laws. As of its respective date, each such report and document did not, in all Material respects, contain any untrue statement of a Material fact or omit to state a Material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

      5.17 STATEMENTS TRUE AND CORRECT. None of the information supplied or to be supplied by Chilton County for inclusion in the Registration Statement to be filed by SouthFirst with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to make the statements therein not misleading. None of the information to be mailed to Chilton County's shareholders in connection with the Chilton County Shareholders' Meeting, and any other documents to be filed by Chilton County or any Affiliate thereof with any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Prospectus/Joint Proxy Statement, when first mailed to the shareholders of Chilton County, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Prospectus/Joint Proxy Statement or any amendment thereof or supplement thereto, at the time of the Chilton County Shareholders' Meeting, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Chilton County Shareholders' Meeting.

      5.18 ACCOUNTING, TAX AND REGULATORY MATTERS. To the Knowledge of Chilton County, Chilton County has not taken or agreed to take any action which would, or has any Knowledge of any fact or circumstance that is reasonably likely to
(i) prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code, or (ii) Materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

      5.19 FEDERAL STOCK CHARTER PROVISIONS. Chilton County has taken all action so that the entering into this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in any super-majority voting requirement or the grant of any rights to any Person under the Federal Stock Charter, Bylaws, or other governing instruments of any Chilton County or restrict or impair the ability of SouthFirst or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of Chilton County that may be directly or indirectly acquired or controlled by it.


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      5.20 DERIVATIVES CONTRACTS. Except as disclosed in Section 5.20 of the
Chilton County Disclosure Memorandum, Chilton County is not a party to or has agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial contract, or any other interest rate or foreign currency protection contract not included on its balance sheet which is a financial derivative contract (including various combinations thereof) (each a "Derivatives Contract").


                                    ARTICLE 6

         REPRESENTATIONS AND WARRANTIES OF SOUTHFIRST AND FIRST FEDERAL

      SouthFirst and First Federal hereby represent and warrant to Chilton County as follows:

      6.1 ORGANIZATION, STANDING, AND POWER.

      (a) SouthFirst is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, and has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Material Assets. SouthFirst is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SouthFirst.

      (b) First Federal is a federally chartered stock savings bank having its principal office in Sylacauga, Alabama, and has the power and authority to carry on its business as now conducted and to own, lease, and operate its Material Assets. First Federal is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First Federal. First Federal is a member in good standing of the Federal Home Loan Bank of Atlanta and all eligible accounts issued by First Federal are insured by the Savings Association Insurance Fund to the maximum extent permitted under federal law.

      6.2 AUTHORITY; NO BREACH BY AGREEMENT.

      (a) Each of SouthFirst and First Federal has the power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of SouthFirst and First Federal. This Agreement represents a legal, valid, and binding obligation of SouthFirst and First Federal, enforceable against SouthFirst and First Federal in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

      (b) Neither the execution and delivery of this Agreement by SouthFirst or First Federal, nor the consummation by SouthFirst or First Federal of the transactions contemplated hereby, nor compliance by SouthFirst or First Federal with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of SouthFirst's Certificate of Incorporation or Bylaws, or First Federal's Federal Stock Charter or

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Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any of the SouthFirst Companies or First Federal under any Contract or Permit of any of the SouthFirst Companies or First Federal, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SouthFirst or First Federal, or,
(iii) subject to receipt of the requisite Consents referred to in Sections 9.1(a), (b) and (c) of this Agreement, violate any Order or, to its knowledged, Law applicable to any of the SouthFirst Companies or First Federal or any of their respective Material Assets which will have a Material Adverse Effect on SouthFirst or First Federal.

      (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the American Stock Exchange, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SouthFirst and First Federal, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by SouthFirst and First Federal of the Merger and the other transactions contemplated in this Agreement.

      6.3 CAPITAL STOCK.

      (a) The authorized capital stock of SouthFirst consists of (i) 2,000,000 shares of SouthFirst Common Stock, of which 847,600 shares will be issued and outstanding as of the date of this Agreement, not including those 15,600 shares of SouthFirst Common Stock currently held by SouthFirst as treasury shares, and
(ii) 500,000 preferred shares, par value $.01 per share, none of which are issued and outstanding. SouthFirst shall not otherwise issue or repurchase additional shares of capital stock prior to the Effective Time. All of the issued and outstanding shares of SouthFirst Common Stock are, and all of the SouthFirst Common Stock to be issued in exchange for shares of Chilton County Common Stock upon consummation of the Merger, will be authorized and reserved for issuance prior to the Effective Time and, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable. None of the outstanding shares of SouthFirst Common Stock have been, and none of the shares of SouthFirst Common Stock to be issued in exchange for shares of Chilton County Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past shareholders of SouthFirst. SouthFirst has reserved 83,000 shares of SouthFirst Common Stock for issuance under the SouthFirst Stock Plans, as listed and described in Section 6.3 of the SouthFirst Disclosure Memorandum, pursuant to which options to purchase not more than 83,000 shares of SouthFirst Common Stock are outstanding.

      (b) Except as set forth in Section 6.3(a) of this Agreement, there are no shares of capital stock or other equity securities of SouthFirst outstanding and no outstanding rights relating to the capital stock of SouthFirst.

      6.4 SOUTHFIRST SUBSIDIARIES. Except as disclosed in Section 6.4 of the SouthFirst Disclosure Memorandum, the list of Subsidiaries of SouthFirst filed by SouthFirst with the SouthFirst Annual Report on Form 10-K for the fiscal year ended September 30, 1996 is a true and complete list of all of the SouthFirst Subsidiaries as of the date of this Agreement. Except as disclosed in Section
6.4 of the SouthFirst Disclosure Memorandum, SouthFirst or one of its Subsidiaries owns all of the issued and outstanding shares of capital stock of each SouthFirst Subsidiary. No equity securities of any SouthFirst Subsidiary are or may become required to be issued (other than one of the other SouthFirst Companies) by reason of any Rights, and there are no Contracts by which any SouthFirst Subsidiary is bound to issue (other than to one of the other SouthFirst Companies) additional shares of its capital stock or Rights or by which any of the SouthFirst

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Companies is or may be bound to transfer any shares of the capital stock of any
SouthFirst Subsidiary (other than to one of the other SouthFirst Companies). There are no Contracts relating to the rights of any of the SouthFirst Companies to vote or to dispose of any shares of the capital stock of any SouthFirst Subsidiary. All of the shares of capital stock of each SouthFirst Subsidiary held by any of the SouthFirst Companies are fully paid and nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized, and are owned and clear of any Lien. Each SouthFirst Subsidiary is either a bank or a corporation, and is duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each SouthFirst Subsidiary is duly qualified or licensed to transact business as a foreign corporation and is in good standing in each jurisdiction where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SouthFirst and its Subsidiaries taken as a whole. Each SouthFirst Subsidiary that is a depository institution is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits in which are insured by the Bank Insurance Fund or the Savings Association Insurance Fund.

      6.5 SEC FILINGS; FINANCIAL STATEMENTS.

      (a) SouthFirst has filed and made available to Chilton County all forms, reports, and documents required to be filed by SouthFirst with the SEC since October 1, 1994 (collectively, the "SouthFirst SEC Reports"). The SouthFirst SEC Reports (i) at the time filed, complied in all Material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a Material fact or omit to state a Material fact required to be stated in such SouthFirst SEC Reports or necessary in order to make the statements in such SouthFirst SEC Reports, in light of the circumstances under which they were made, not misleading.

      (b) Each of the SouthFirst Financial Statements (including, in each case, any related notes) contained in the SouthFirst SEC Reports, including any SouthFirst SEC Reports filed after the date of this Agreement until the Effective Time, complied and will comply as to form in all Material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared and will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted in Quarterly Reports on Form 10-Q by the SEC), and fairly presented the consolidated financial position of SouthFirst and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be Material in amount.

      6.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the SouthFirst Financial Statements delivered prior to the date of this Agreement, since December 31, 1996, (i) there have been no events, changes or occurrences which have had or, to the Knowledge of SouthFirst, are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SouthFirst, or (ii) the SouthFirst Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a Material breach or violation of any of the covenants and agreements of SouthFirst provided in Articles 7 or 8 of this Agreement, or which action or failure, if taken after the date of this Agreement, would result in a Material Adverse Effect on SouthFirst.


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
      6.7 TAX MATTERS.

      (a) All Tax Returns required to be filed by or on behalf of each of the SouthFirst Companies have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1993, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, except to the extent that all such failures to file, taken together, are not reasonably likely to have a Material Adverse Effect on SouthFirst, and all Tax Returns filed are complete and accurate in all Material respects. All Taxes shown on filed Tax Returns have been paid. There is no audit examination, deficiency, or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on the SouthFirst Companies, except as reserved against in the SouthFirst Financial Statements delivered prior to the date of this Agreement. All Taxes and other liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

      (b) Adequate provision for any Taxes due or to become due for any of the SouthFirst Companies for the period or periods through and including the date of the respective SouthFirst Financial Statements has been made and is reflected on such SouthFirst Financial Statements.

      (c) Deferred Taxes of the SouthFirst Companies have been adequately provided for in accordance with GAAP. Effective October 1, 1993, SouthFirst adopted Financial Accounting Standards Board Statement No. 109, "Accounting for Income Taxes."

      (d) To the Knowledge of SouthFirst, each of the SouthFirst Companies is in compliance with, and its records contain all information and documents (including properly completed Internal Revenue Service Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for such instances of noncompliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SouthFirst.

      6.8 ALLOWANCE FOR POSSIBLE LOAN LOSSES. The allowance for possible loan or credit losses (the "Allowance") shown on the consolidated balance sheet of SouthFirst included in the most recent SouthFirst Financial Statements dated prior to the date of this Agreement was, and the Allowance shown on the consolidated balance sheet of SouthFirst included in the SouthFirst Financial Statements as of the dates subsequent thereto will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of SouthFirst and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by SouthFirst as of the dates thereof, except where the failure of such Allowance to be so adequate is not reasonably likely to have a Material Adverse Effect on SouthFirst.

      6.9 ASSETS. Except as disclosed in Section 6.9 of the SouthFirst Disclosure Memorandum, each of the SouthFirst Companies has good and marketable title, free and clear of all Liens (except for those Liens which are not likely to have a Material Adverse Effect on SouthFirst or its Subsidiaries taken as a whole), to all of their respective Material Assets, reflected in SouthFirst Financial Statements as being owned by SouthFirst as of the date hereof. All Material tangible properties used in the businesses of the SouthFirst Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with SouthFirst's past practices. All Assets which are Material to SouthFirst's business on a consolidated basis, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium,


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or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. The SouthFirst Companies currently maintain insurance in amounts, scope, and coverage as disclosed in Section 6.9 of the SouthFirst Disclosure Memorandum. None of the SouthFirst Companies has received written notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. Except as disclosed in
Section 6.9 of the SouthFirst Disclosure Memorandum, to the Knowledge of SouthFirst there are presently no occurrences giving rise to a claim under such policies of insurance and no notices have been given by any SouthFirst Company under such policies.

      6.10 ENVIRONMENTAL MATTERS.

      To the Knowledge of SouthFirst, none of the assets of SouthFirst (defined for purposes of this Section 6.10 as the real property and tangible personal property owned or leased by SouthFirst as of the date of this Agreement and as of the Effective Time) contain any hazardous materials (defined as any substance whose nature and/or quantity or existence, use, manufacture or effect render it subject to federal, state or local regulation as potentially injurious to public health or welfare ("Hazardous Materials") other than in such quantities which are incidental and customary for the maintenance of such assets (e.g., cleaning fluids) or not otherwise reasonably likely, in the aggregate, to have a Material Adverse Effect on SouthFirst ("Incidental Quantities"). Except as disclosed in
Section 6.10 of the SouthFirst Disclosure Memorandum, to the Knowledge of SouthFirst, without inquiry, no collateral securing any loan made by SouthFirst, as of the date of this Agreement and as of the Effective Time, contains any Hazardous Materials, other than in Incidental Quantities.

      6.11 COMPLIANCE WITH LAWS. SouthFirst is duly registered as a thrift holding company under the applicable regulations of the OTS. Each of the SouthFirst Companies has in effect all Permits necessary for it to own, lease, or operate its Material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SouthFirst. None of the SouthFirst Companies is presently in Default under or in violation of any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SouthFirst. None of the SouthFirst Companies:

           (a) is in violation of any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SouthFirst; and

           (b) has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any SouthFirst Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SouthFirst, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SouthFirst, or (iii) requiring any SouthFirst Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any board resolution or similar undertaking, which restricts Materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management or the payment of dividends.


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      6.12 LABOR RELATIONS. SouthFirst is not the subject of any Litigation asserting that it or any other SouthFirst Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it or any other SouthFirst Company to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving any SouthFirst Company, pending or to the Knowledge of SouthFirst threatened, nor is there any activity involving any SouthFirst Company's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

      6.13 EMPLOYEE BENEFIT PLANS.

      (a) SouthFirst has made available to First Federal prior to the Effective Time copies in each case of all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any SouthFirst Company or Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "SouthFirst Benefit Plans"). Any of the SouthFirst Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "SouthFirst ERISA Plan." Each SouthFirst ERISA Plan which is also a "defined benefit plan" (as defined in Section 4140 of the Internal Revenue Code) is referred to herein as a "SouthFirst Pension Plan." No SouthFirst Pension Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA.

      (b) All SouthFirst Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SouthFirst. Each SouthFirst ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and SouthFirst is not aware of any circumstances likely to result in revocation of any such favorable determination letter. No SouthFirst Company has engaged in a transaction with respect to any SouthFirst Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any SouthFirst Company to a tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA.

      (c) No SouthFirst Pension Plan has any "unfunded current Liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the fair market value of the assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements. Since the date of the most recent actuarial valuation, there has been (i) no Material change in the financial position of any SouthFirst Pension Plan, (ii) no change in the actuarial assumptions with respect to any SouthFirst Pension Plan, and (iii) no increase in benefits under any SouthFirst Pension Plan as a result of plan amendments or changes in applicable Law which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SouthFirst or Materially adversely affect the funding status of any such plan. Neither any SouthFirst Pension Plan nor any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any SouthFirst Company, or the single-employer plan of any entity which is considered one employer with SouthFirst under Section 4001 of ERISA or Section 414 of the Internal Revenue Code or Section 302 of ERISA (whether or not waived) (an "ERISA Affiliate") has an "accumulated funding deficiency" within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA. No SouthFirst Company has provided, or is required to provide,

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security to a SouthFirst Pension Plan or to any single-employer plan of an ERISA
Affiliate pursuant to Section 401(a)(29) of the Code.

      (d) No Liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by any SouthFirst Company with respect to any ongoing, frozen, or terminated single-employer plan or the single-employer plan of any ERISA Affiliate, which Liability is reasonably likely to have a Material Adverse Effect on SouthFirst. No SouthFirst Company has incurred any withdrawal Liability with respect to a multiemployer plan under Subtitle B of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate), which Liability is reasonably likely to have a Material Adverse Effect on SouthFirst. No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any SouthFirst Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

      (e) Except as disclosed in Section 6.13(e) of the SouthFirst Disclosure Memorandum, no SouthFirst Company has any Liability for retiree health and life benefits under any of the SouthFirst Benefit Plans and there are no restrictions on the rights of such SouthFirst Company to amend or terminate any such Plan without incurring any Liability thereunder.

      (f) Except as disclosed in Section 6.13(f) of the SouthFirst Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any a director or any employee of any SouthFirst Company from any SouthFirst Company under any SouthFirst Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any SouthFirst Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

      (g) The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any SouthFirst Company and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Internal Revenue Code or Section 302 of ERISA, have been fully reflected on the SouthFirst Financial Statements to the extent required by and in accordance with GAAP.

      6.14 MATERIAL CONTRACTS. Except as disclosed in Section 6.14 of the SouthFirst Disclosure Memorandum or otherwise reflected in the SouthFirst Financial Statements, none of the SouthFirst Companies, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $25,000, (ii) any Contract relating to the borrowing of money by any SouthFirst Company or the guarantee by any SouthFirst Company of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, and Federal Reserve Bank and Federal Home Loan Bank advances of depository institution Subsidiaries, trade payables, and Contracts relating to borrowings or guarantees made in the ordinary course of business), (iii) any Contracts between or among SouthFirst Companies, (iv) any lease of real property, or (v) any other Contract involving payments by a SouthFirst Company of $25,000 or more per year which is not terminable by such SouthFirst Company on 90 days or less notice without Liability (together with all Contracts referred to in Sections 6.9 and 6.13(a) of this Agreement, the "SouthFirst Contracts"). None of the SouthFirst Companies is in Default under any SouthFirst Contract, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SouthFirst. All of the indebtedness of any SouthFirst Company for money borrowed is prepayable at any time by such SouthFirst Company without penalty or premium.

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      6.15 LEGAL PROCEEDINGS. Except as disclosed in Section 6.15 of the
SouthFirst Disclosure Memorandum, there is no Litigation instituted or pending, or, to the Knowledge of SouthFirst, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any SouthFirst Company, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SouthFirst, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any SouthFirst Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SouthFirst.

      6.16 REPORTS. Since January 1, 1990, or the date of organization if later, each SouthFirst Company has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Regulatory Authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SouthFirst). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all Material respects with all applicable Laws. As of its respective date, each such report and document did not, in all Material respects, contain any untrue statement of a Material fact or omit to state a Material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

      6.17 STATEMENTS TRUE AND CORRECT. None of the information supplied or to be supplied by any of the SouthFirst Companies or any Affiliate thereof for inclusion in the Registration Statement to be filed by SouthFirst with the SEC, will, when the Registration Statement becomes effective, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any of the SouthFirst Companies or any Affiliate thereof for inclusion in the Prospectus/Joint Proxy Statement to be mailed to Chilton County's shareholders in connection with the Chilton County Shareholders' Meeting, and any other documents to be filed by any of the SouthFirst Companies or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Prospectus/Joint Proxy Statement, when first mailed to the shareholders of Chilton County, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Prospectus/Joint Proxy Statement or any amendment thereof or supplement thereto, at the time of the Chilton County Shareholders' Meeting, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meeting. All documents that any of the SouthFirst Companies or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all Material respects with the provisions of applicable Law.

      6.18 ACCOUNTING, TAX AND REGULATORY MATTERS. None of the SouthFirst Companies or any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Sections 368 (a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code, or (ii) Materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

      6.19 DERIVATIVES CONTRACTS. Neither SouthFirst nor any of its Subsidiaries is a party to or has agreed to enter into a Derivatives Contract, except for those Derivatives Contracts set forth in Section 6.19 of the SouthFirst Disclosure Memorandum.

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                                    ARTICLE 7

                    CONDUCT OF BUSINESS PENDING CONSUMMATION

      7.1 AFFIRMATIVE COVENANTS OF CHILTON COUNTY. Unless the prior written consent of SouthFirst shall have been obtained, and except as otherwise expressly contemplated herein, Chilton County shall (i) operate its business only in the usual, regular, and ordinary course, (ii) use its reasonable best efforts to preserve intact its business organization and Assets and maintain its rights and franchises, (iii) use its reasonable efforts to maintain its current employee relationships, and (iv) take no action which would adversely affect the ability of any Party to obtain any Consents of Regulatory Authorities required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of Section 9.1(b) of this Agreement.

      7.2 NEGATIVE COVENANTS OF CHILTON COUNTY. Except as described in Section
7.2 of the Chilton County Disclosure Memorandum, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Chilton County covenants and agrees that it will not do or agree or commit to do, any of the following without the prior written consent of the chief executive officer, chief financial officer of SouthFirst (and, with respect to clauses (c) and (e), of the Board of Directors of SouthFirst), which consent shall not be unreasonably withheld:

                 (a) amend the Federal Stock Charter, Bylaws or other governing instruments of Chilton County, except as may be necessary to consummate the Merger; or

                 (b) incur any additional debt obligation or other obligation for borrowed money in excess of an aggregate of $100,000 except in the ordinary course of the business of Chilton County consistent with past practices (which shall include creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any Asset of Chilton County of any Lien or permit any such Lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the Chilton County Disclosure Memorandum); or

                 (c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of Chilton County, or, except as permitted in
Section 8.6 of this Agreement, declare or pay any dividend or make any other distribution in respect of Chilton County's capital stock; or

                 (d) except for this Agreement, or pursuant to the exercise of Chilton County Options granted to Chilton County employees and outstanding as of the date hereof and pursuant to the terms thereof in existence on the date hereof and as disclosed in Section 7.2(d) of the Chilton County Disclosure Memorandum, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Chilton County Common Stock, or any Right to acquire any such stock; or

                 (e) adjust, split, combine or reclassify any capital stock of Chilton County or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Chilton County Common Stock, or sell, lease, mortgage or otherwise dispose of or otherwise encumber any Asset (other than

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loan participations) having a book value in excess of $25,000 other than in the ordinary course of business for reasonable and adequate consideration; or

                 (f) except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of five years or less, purchase any securities, specifically including but not limited to, derivative securities as such term is defined by the Regulatory Authorities, or make any Material investment, either by purchase of stock of securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person, or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business, or
(ii) acquisitions of control in its fiduciary capacity; or

                 (g) grant any increase in compensation or benefits to the employees or officers of Chilton County except in accordance with past practice disclosed in Section 7.2(g) of the Chilton County Disclosure Memorandum or as required by Law; pay any severance or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement and disclosed in Section 7.2(g) of the Chilton County Disclosure Memorandum; enter into or amend any severance agreements with officers of Chilton County; grant any Material increase in fees or other increases in compensation or other benefits to directors of Chilton County except in accordance with past practice disclosed in Section 7.2(g) of the Chilton County Disclosure Memorandum; or voluntarily accelerate the vesting of any Chilton County Options or other stock-based compensation or employee benefits; or

                 (h) enter into or amend any employment Contract between Chilton County and any Person (unless such amendment is required by Law) that Chilton County does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

                 (i) adopt any new employee benefit plan of Chilton County or make any Material change in or to any existing employee benefit plans of Chilton County other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan; or

                 (j) make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or

                 (k) commence any Litigation other than in accordance with past practice, settle any Litigation involving any Liability of Chilton County for Material money damages or restrictions upon the operations of Chilton County; or

                 (l) except in the ordinary course of business, modify, amend or terminate any Material Contract or waive, release, compromise or assign any Material rights or claims.

      7.3 COVENANTS OF SOUTHFIRST. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, SouthFirst covenants and agrees that it shall (i) continue to conduct its business and the business of its Subsidiaries in a manner designed in its reasonable judgment, to enhance the long-term value of the SouthFirst Common Stock and the business prospects of the SouthFirst Companies; and (ii) take no action which would (a) Materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of Section 9.1(b) of this Agreement, or (b) Materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement;

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
provided, that the foregoing shall not prevent any SouthFirst Company from discontinuing or disposing of any of its Assets or business if such action is, in the judgment of SouthFirst, desirable in the conduct of the business of SouthFirst and its Subsidiaries; and (iii) adjust, split, combine or reclassify any SouthFirst Capital Stock or issue or authorize the issuance of any other securities in respect of or in substitution for SouthFirst Common Stock. SouthFirst further covenants and agrees that it will not, without the prior written consent of the Chief Executive Officer of Chilton County, which consent shall not be unreasonably withheld, amend the Certificate of Incorporation or Bylaws of SouthFirst, in each case in any manner adverse to the holders of shares of Chilton County Common Stock.

      7.4 ADVERSE CHANGES IN CONDITION. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) would cause or constitute a Material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

      7.5 REPORTS. Each Party shall file all reports required to be filed by each of them with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed by SouthFirst with the SEC, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not Material and except for the absence of certain footnote information in the unaudited financial statements). As of their respective dates, such reports filed with the SEC will comply in all Material respects with the Securities Laws and will not contain any untrue statement of a Material fact or omit to state a Material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.

      7.6 CONTROL OF CHILTON COUNTY BY SOUTHFIRST. Notwithstanding any other provision of this Agreement, until the Effective Time, the authority to establish and implement the business policies of Chilton County shall continue to reside solely in Chilton County's officers and Board of Directors.

                                    ARTICLE 8

                              ADDITIONAL AGREEMENTS

      8.1         REGISTRATION STATEMENT; PROSPECTUS/JOINT PROXY STATEMENT;
SHAREHOLDER APPROVALS.

      (a) As soon as practicable after execution of this Agreement, SouthFirst shall (i) file the Registration Statement with the SEC and shall use its best efforts to cause the Registration Statement, including the Prospectus/Joint Proxy Statement, to become effective under the 1933 Act, and
(ii) take any action required to be taken under applicable state securities or "blue sky" laws in connection with the issuance of shares of SouthFirst Common Stock upon consummation of the Merger. Chilton County shall promptly furnish all information concerning it and the holders of its capital stock as SouthFirst may reasonably request in connection with such action.

      (b) Chilton County shall call the Chilton County Shareholders' Meeting and SouthFirst shall call the SouthFirst Shareholders' Meeting, each to be held on a date or dates as soon as practicable after the Registration Statement is declared effective by the SEC.

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      (c)         The Boards of Directors of each of Chilton County and
SouthFirst shall (subject to compliance with their fiduciary duties as advised by counsel and receipt of their respective fairness opinions pursuant to this Agreement) (i) recommend to their shareholders approval of this Agreement and
(ii) use their reasonable efforts to obtain such shareholders' approvals.

      8.2 APPLICATIONS. SouthFirst shall promptly prepare and file, and Chilton County shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement and thereafter use its reasonable best efforts to cause the Merger to be consummated as expeditiously as possible.

      8.3 FILINGS WITH STATE OFFICES. Upon the terms and subject to the conditions of this Agreement, SouthFirst shall execute and make any applicable filings with state regulatory authorities in connection with the Closing.

      8.4 AGREEMENT AS TO EFFORTS TO CONSUMMATE. Subject to the terms and conditions of this Agreement, each Party agrees to use, its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated by this Agreement, including the use of their respective reasonable best efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 9 of this Agreement; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement. Each Party shall use, and SouthFirst shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Permits and Consents of all third parties and Regulatory Authorities necessary or desirable for the consummation of the transactions contemplated by this Agreement.

      8.5        ACCESS TO INFORMATION; CONFIDENTIALITY.

      (a) Prior to the Effective Time, SouthFirst, First Federal and Chilton County will keep one another advised of all Material developments relevant to its business and to consummation of the Merger and shall permit each other to make or cause to be made such investigation of their business and properties and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations.

      (b) Except as may be required by applicable Law or legal process, and except for such disclosure to those of its directors, officers, employees and representatives as may be appropriate or required in connection with the transactions contemplated hereby, SouthFirst, First Federal and Chilton County shall hold in confidence all nonpublic information obtained from each other (including work papers and other Material derived therefrom) as a result of this Agreement or in connection with the transactions contemplated hereby (whether so obtained before or after the execution hereof) until such time as the Party providing such information consents so its disclosure or such information becomes otherwise publicly available. Promptly following any termination of this Agreement, SouthFirst, First Federal and Chilton County agree to use their best efforts to cause their respective directors, officers, employees and representatives to destroy or return to the providing Party all such nonpublic information (including work papers and other Material retrieved therefrom), including all copies thereof. SouthFirst, First Federal and Chilton County shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement

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



is terminated prior to the Effective Time, SouthFirst, First Federal and Chilton County shall promptly return all documents and copies thereof and all work papers containing confidential information received from the other Party, except one copy of certain Materials that can be retained for legal files.

      (c) Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a Material breach of any representation, warranty, covenant or agreement of the other Party or which has had or is reasonably likely to have a Material Adverse Effect on the other Party.

      8.6 DIVIDEND PAYMENT. Prior to the date of this Agreement, Chilton County may have declared and paid an annual dividend not in excess of $.28 per share to holders of Chilton County Common Stock.

      8.7 CURRENT INFORMATION. During the period from the date of this Agreement until the Effective Time or the termination of this Agreement, each of Chilton County and SouthFirst shall, and shall cause its representatives to, confer on a regular and frequent basis with representatives of the other. Each of Chilton County and SouthFirst shall promptly notify the other of (i) any Material change in its business or operations, (ii) any Material complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Regulatory Authority, (iii) the institution or the threats of Material litigation involving such party, or (iv) the occurrence, or nonoccurrence, of any event or condition the occurrence, or nonoccurrence, of which would reasonably be expected to cause any of such party's representations or warranties set forth herein that are qualified as to materiality to become untrue or inaccurate in any respect as of the Effective Time, and in each case shall keep the other fully informed with respect thereto.

      8.8 OTHER ACTIONS. No Party shall take any action, except in every case as may be required by applicable Law, that would or is intended to result in (i) any of its representations and warranties set forth in this Agreement that are qualified as to materiality being or becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any Material manner having a Material Adverse Effect, (iii) any of the conditions set forth in this Agreement not being satisfied or in a violation of any provision of this Agreement, or (iv) adversely affecting the ability of any of them to obtain any of the Consents or Permits from the Regulatory Authorities (unless such action is required by sound banking practice).

      8.9 PRESS RELEASES. Prior to the Effective Time, Chilton County and SouthFirst shall consult with each other as to the form and substance of any press release or other public disclosure Materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this
Section 8.9 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

      8.10 AFFILIATES. Chilton County has disclosed in Section 8.10 of the Chilton County Disclosure Memorandum all Persons whom it reasonably believes are "affiliates" of Chilton County for purposes of Rule 145 under the 1933 Act.


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      8.11       EMPLOYEE BENEFITS.

      (a) Following the Effective Time, SouthFirst shall provide generally to officers and employees of Chilton County, employee benefits under employee benefit plans (other than stock option or other plans involving the potential issuance of SouthFirst Common Stock), on terms and conditions which when taken as a whole are no less favorable than those currently provided by Chilton County or those currently provided by the SouthFirst Companies to their similarly situated officers and employees; provided, that, for a period of 12 months after the Effective Time, SouthFirst shall provide generally to officers and employees of Chilton County severance benefits in accordance with the policies of First Federal. For purposes of eligibility, participation and vesting (but not benefit accrual under any employee benefit plans of SouthFirst and its subsidiaries other than the Chilton County Benefit Plans) under such employee benefit plans, and for receiving other employee benefits including, but not limited to, vacation and sick pay, the service of the employees of Chilton County prior to the Effective Time shall be treated as service with First Federal.

      (b) Chilton County will terminate Chilton County's Profit Sharing Plan prior to the Effective Time and employees of Chilton County who are participants in such Plan and who become employees of SouthFirst or the Surviving Bank as of the Effective Time may have their account balances transferred to the 401(k) Plan maintained by First Federal.

      8.12       INDEMNIFICATION.

      (a) SouthFirst shall, and shall cause the Surviving Bank to, indemnify, defend and hold harmless the present and former directors, officers, employees and agents of Chilton County (the "Indemnified Party") against all Liabilities arising out of actions or omissions occurring at or prior to the Effective Time (including the actions contemplated by this Agreement) to the full extent permitted under applicable Law and by the Federal Stock Charter and Bylaws of Chilton County as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any Litigation. SouthFirst or the Surviving Bank shall pay expenses in advance of the final disposition of any such claim to such Indemnified Party to the full extent permitted by law upon receipt of any undertaking required by Law. Without limiting the foregoing, in any case in which approval by the Surviving Bank is required to effectuate any indemnification, SouthFirst shall cause the Surviving Bank to direct, at the election of the Indemnified Party, that the determination of any such approval shall be made, at SouthFirst's expense, by independent counsel mutually agreed upon between SouthFirst and the Indemnified Party.

      (b) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 8.12, upon learning of any such Liability or Litigation, shall promptly notify SouthFirst thereof. In the event of any such Litigation (whether arising before or after the Effective Time), (i) SouthFirst or the Surviving Bank shall have the right to assume the defense thereof and SouthFirst shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof except that if SouthFirst or the Surviving Bank elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between SouthFirst or the Surviving Bank and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and SouthFirst or the Surviving Bank shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, that SouthFirst shall be obligated pursuant to this paragraph (c) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction, (ii) the Indemnified Parties will cooperate in the defense of any such Litigation, and (iii) SouthFirst shall not be liable for any settlement effected without its prior written consent; and provided further that the Surviving Bank shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine,

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and such determination shall have become final, that the indemnification of such
Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

      (c) SouthFirst shall, or shall cause the Surviving Bank to, (and First Federal shall cooperate prior to the Effective Time in these efforts) to maintain in effect, for a period of three years after the Effective Time, First Federal's existing directors' and officers' Liability insurance policy (provided that SouthFirst may substitute therefor its own or other policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous) with respect to claims arising from facts or events which occurred prior to the Effective Time and covering persons who are currently covered by such insurance; provided, however, that neither SouthFirst nor the Surviving Bank shall be obligated to make premium payments for such three-year period in respect of such policy (or coverage replacing such policy) which exceed, for the portion related to First Federal's directors and officers, 200% of the annual premium payments on First Federal's current policy in effect as of the date of this Agreement (the "Maximum Amount"). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, SouthFirst shall maintain the most advantageous policies of directors' and officers' Liability insurance obtainable for a premium equal to the Maximum Amount.

      (d) If the Surviving Bank or any of its successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or shall transfer all or substantially all of its assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of the Surviving Bank shall assume the obligations set forth in this Section 8.12.

      8.13       NO SOLICITATION.

      (a) Chilton County shall not, nor shall it authorize or permit any officer of, director of, employee of, or any investment banker, attorney or other advisor or representative of, Chilton County to (i) solicit or initiate, or encourage the submission of, any takeover proposal or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction or superior proposal (as hereinafter defined); provided, however, that, if in the opinion of its Board of Directors, after consultation with counsel, such failure to act would be inconsistent with its fiduciary duties to shareholders under applicable law, Chilton County may, in response to an unsolicited takeover proposal, and subject to compliance with subparagraph (c) below, (A) furnish information with respect to Chilton County to any Person pursuant to a confidentiality agreement and (B) participate in negotiations regarding such takeover proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the immediately preceding sentence by any executive officer of Chilton County or any investment banker, attorney or other advisor or representative of Chilton County, whether or not such person is purporting to act on behalf of Chilton County or otherwise, shall be deemed to be a breach of this Section 8.13 by Chilton County. For purposes of this Agreement, "takeover proposal" means an inquiry, proposal or acquisition or purchase of a substantial amount of assets of Chilton County (other than investors in the ordinary course of business) or of over 20% of any class of equity securities of Chilton County or any tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of any class of equity securities of Chilton County, or any merger, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving Chilton County other than the transactions contemplated by this Agreement, or any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or Materially delay the Merger or which would reasonably be expected to dilute Materially the benefits to SouthFirst of the transactions contemplated hereby.


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      (b)        Except as set forth herein, neither the Board of Directors of
Chilton County nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to SouthFirst, the approval or recommendation of such Board of Directors or any such committee of this Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any takeover proposal or (iii) enter into any agreement with respect to any takeover proposal. Notwithstanding the foregoing, if in the opinion of the Chilton County Board of Directors, after consultation with counsel, failure to do so would be inconsistent with its fiduciary duties to Chilton County shareholders under applicable law, then, prior to the Shareholders' Meeting, the Chilton County Board of Directors may (subject to the terms of this and the following sentences) withdraw or modify its approval or recommendation of this Agreement or the Merger, approve or recommend a superior proposal, or enter into an agreement with respect to a superior proposal, in each case at any time after the second business day following SouthFirst's receipt of written notice (a "Notice of Superior Proposal") advising SouthFirst that the Chilton County Board of Directors has received a superior proposal, specifying the Material terms and conditions of such superior proposal and identifying the Person making such superior proposal; provided that Chilton County shall not enter into an agreement with respect to a superior proposal unless Chilton County shall have furnished SouthFirst with written notice no later than 12:00 noon one day in advance of any date that it intends to enter into such agreement. In addition, if Chilton County proposes to enter into an agreement with respect to any takeover proposal, it shall concurrently with entering into such agreement pay, or cause to be paid, to SouthFirst the Termination Fee (as defined in Section 11.2(b)). For purposes of this Agreement, a "superior proposal" means any bona fide takeover proposal to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the shares of Chilton County Common Stock then outstanding or all or substantially all of the assets of Chilton County and otherwise on terms which the Chilton County Board of Directors determines in good faith judgment (based on the advice of a financial advisor of national reputation) to be more favorable to its shareholders than the terms of this Agreement.

      (c) In addition to the obligations of Chilton County set forth in paragraph (b) above, Chilton County shall immediately advise SouthFirst orally and in writing of any request for information or of any takeover proposal, the Material terms and conditions of such request, takeover proposal or inquiry, and the identity of the person making any takeover proposal or inquiry. Chilton County shall keep SouthFirst fully informed of the status and details (including amendments or proposed amendments) of any such request, takeover proposal or inquiry.

      (d) Nothing contained in this Section 8.13 shall prohibit Chilton County from making any disclosure to Chilton County's shareholders if, in the opinion of the Chilton County Board of Directors, after consultation with counsel, failure to so disclose would be inconsistent with its fiduciary duties to its shareholders under applicable law; provided that Chilton County does not, except as permitted by subparagraph (b) above, withdraw or modify, or propose to withdraw or modify, its position with respect to the Merger or approve or recommend, or propose to approve or recommend, a takeover proposal.

      8.14 LISTING OF SHARES ON THE AMERICAN STOCK EXCHANGE. SouthFirst undertakes, prior to the Effective Time, to cause the shares of SouthFirst Common Stock to be issued pursuant to the Merger to be listed on the American Stock Exchange.

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                                    ARTICLE 9

                CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

      9.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY. The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section
11.7 of this Agreement:

                 (a) SHAREHOLDER APPROVALS. The shareholders of Chilton County, First Federal and SouthFirst shall have approved this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law and the rules and regulations of the American Stock Exchange.

                 (b) REGULATORY APPROVALS. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the Board of Directors of either Party would so Materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, such Party would not, in its reasonable judgment, have entered into this Agreement.

                 (c) CONSENTS AND APPROVALS. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b) of this Agreement or listed in Section 9.1(c) of the Chilton County Disclosure Memorandum) or for the preventing of any default under any Contract of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party.

                 (d) LEGAL PROCEEDINGS. No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order (whether temporary, preliminary, or permanent) or taken any other action which prohibits, restricts, or makes illegal consummation of the transactions contemplated by this Agreement.

                 (e) REGISTRATION STATEMENT. The Registration Statement shall have been declared effective under the 1933 Act, and no stop orders suspending the effectiveness of the Registration Statement shall have been issued, and no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of SouthFirst Common Stock issuable pursuant to the Merger shall have been received.

                 (f) TAX MATTERS. Each Party shall have received a written opinion or opinions from Smith, Gambrell & Russell, LLP, counsel to SouthFirst, in a form reasonably satisfactory to such Parties (the "Tax Opinion"), to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and (ii) the exchange in the Merger of shares of Chilton County Common Stock for SouthFirst Common Stock will not give rise to gain or loss to the shareholders of Chilton County with respect to such exchange (except to the extent of any cash received). In rendering such Tax

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Opinion, such counsel shall be entitled to rely upon representations of officers of Chilton County and SouthFirst reasonably satisfactory in form and substance to such counsel.

      9.2 CONDITIONS TO OBLIGATIONS OF SOUTHFIRST. The obligations of SouthFirst to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by SouthFirst pursuant to Section 11.7(a) of this Agreement:

                 (a)       REPRESENTATIONS AND WARRANTIES. For purposes of this
Section 9.2(a), the accuracy of the representations and warranties of Chilton County set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of Chilton County set forth in Section 5.3 of this Agreement shall be true and correct (except for inaccuracies which are de minimus in amount, i.e., less than $5,000). The representations and warranties of Chilton County set forth in Sections 5.18, 5.19 and 5.20 of this Agreement shall be true and correct in all Material respects. There shall not exist inaccuracies in the representations and warranties of Chilton County set forth in this Agreement (including the representations and warranties set forth in Sections 5.3, 5.18, 5.19, and 5.20) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on Chilton County; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "Material" or "Material Adverse Effect" shall be deemed not to include such qualifications.

                 (b) PERFORMANCE OF AGREEMENTS AND COVENANTS. Each and all of the agreements and covenants of Chilton County to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all Material respects.

                 (c) CERTIFICATES. Chilton County shall have delivered to SouthFirst (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Section 9.2(a) and 9.2(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by Chilton County's Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as SouthFirst and its counsel shall request.

                 (d) LOAN LOSS RESERVES. Prior to the Effective Time, the loan loss reserves of Chilton County shall be not less than $260,000.

                 (e) SALE OF CERTAIN SECURITIES. Prior to the Effective Time, Chilton County shall cause to be sold or shall have placed binding and confirmed orders to sell, as requested by SouthFirst, any of the investment securities held in the "available for sale" investment portfolio of Chilton County. Chilton County shall provide to SouthFirst evidence reasonably satisfactory to SouthFirst that such sales have been effected or binding orders for sale have been placed and confirmed on or before such date and time.

                 (f)       LOSS ON INVESTMENT SECURITIES.   Prior to the
Effective Time, the unrealized loss on investment securities held in the "held to maturity" investment portfolio of Chilton County shall not exceed $500,000.


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                 (g)       OPINION OF COUNSEL. SouthFirst shall have received a
written opinion of Reinhart, Boerner, Van Deuren, Norris & Rieselbach, P.C. ("Reinhart Boerner"), special counsel to Chilton County, dated as of the Effective Time, with respect to such matters and in such form as shall be agreed upon between such firm and SouthFirst. As to matters involving the application of laws of any jurisdiction other than the United States, and to the extent reasonably satisfactory in form and scope to SouthFirst, Reinhart Boerner may rely upon the opinions of other counsel, provided that copies of such opinions are delivered to SouthFirst.

                 (h) FAIRNESS OPINION. SouthFirst shall have received from Trident Financial Corporation a letter, dated not more than five Business Days prior to the date of the Prospectus/Joint Proxy Statement, to the effect that, in the opinion of such firm, the Exchange Ratio and the Cash Price Per Share are fair, from a financial point of view, to the holders of SouthFirst Common Stock, and such opinion shall not be withdrawn prior to the SouthFirst Shareholders' meeting.

                 (i) EMPLOYMENT CONTRACT OF CERTAIN OFFICER OF CHILTON COUNTY. SouthFirst shall provide Mr. Bobby R. Cook ("Cook"), and Cook shall enter into, the new First Federal employment contract (attached hereto as Exhibit 2) in exchange for the cancellation by Cook of his existing Chilton County employment contract and corresponding change of control and severance pay agreements.

                 (j) LIMITATION ON DISSENTING SHAREHOLDERS. The holders of not more than 10% of all of the issued and outstanding shares of Chilton County Common Stock shall have filed written notice of intent to demand payment for their shares and voted against the Merger pursuant to the Dissenter Provisions.

      9.3 CONDITIONS TO OBLIGATIONS OF CHILTON COUNTY. The obligations of Chilton County to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Chilton County pursuant to Section 11.7(b) of this Agreement:

                 (a)       REPRESENTATIONS AND WARRANTIES. For purposes of this
Section 9.3(a), the accuracy of the representations and warranties of SouthFirst set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of SouthFirst set forth in Section 6.3 of this Agreement shall be true and correct (except for inaccuracies which are de minimus in amount, i.e., less than $5,000). The representations and warranties of SouthFirst set forth in Section
6.11 of this Agreement shall be true and correct in all Material respects. There shall not exist inaccuracies in the representations and warranties of SouthFirst set forth in this Agreement (including the representations and warranties set forth in Sections 6.3 and 6.11) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on SouthFirst; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "Material" or "Material Adverse Effect" shall be deemed not to include such qualifications.

                 (b) PERFORMANCE OF AGREEMENTS AND COVENANTS. Each and all of the agreements and covenants of SouthFirst to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all Material respects.

                 (c) CERTIFICATES. SouthFirst shall have delivered to Chilton County (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Section 9.3(a) and 9.3(b) of this Agreement have

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



been satisfied, and (ii) certified copies of resolutions duly adopted by SouthFirst's Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as First Federal and its counsel shall request.

                 (d) FAIRNESS OPINION. Chilton County shall have received from Professional Bank Services, Inc. a letter, dated not more than five Business Days prior to the date of the Prospectus/Joint Proxy Statement, to the effect that, in the opinion of such firm, the Exchange Ratio and the Cash Price Per Share are fair, from a financial point of view, to the holders of Chilton County Common Stock, and such opinion shall not be withdrawn prior to the Chilton County Shareholders' Meeting.

                 (e) PAYMENT OF CONSIDERATION. SouthFirst shall have delivered to Exchange Agent the consideration to be paid to holders of the shares of Chilton County Common Stock pursuant to Sections 3.1 and 3.4 of this Agreement.

                 (f) OPINION OF COUNSEL. Chilton County shall have received a written opinion of Smith, Gambrell & Russell, LLP, counsel to SouthFirst, dated as of the Effective Time, with respect to such matters and in such form as shall be agreed upon between such firm and Chilton County.

                                   ARTICLE 10

                                   TERMINATION

      10.1 TERMINATION. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of Chilton County, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

                 (a) By mutual written consent of SouthFirst and Chilton County; or

                 (b) By either SouthFirst or Chilton County if (i) the Merger shall not have been consummated on or before October 31, 1997 (the "Termination Date") provided the terminating party shall not have breached in any material respect its obligations under this Agreement in a manner that proximately contributed to the failure to consummate the Merger by such date,
(ii) any governmental or regulatory body, the consent of which is a condition to the obligations of SouthFirst and Chilton County to consummate the transactions contemplated hereby, shall have determined not to grant its consent and all appeals of such determination shall have been taken and have been unsuccessful, or (iii) any court of competent jurisdiction in the United States or any State shall have issued an order, judgment or decree (other than a temporary restraining order) restraining, enjoining or otherwise prohibiting the Merger and such order, judgment or decree shall have become final and nonappealable.

                 (c)       By SouthFirst:

                    (i) if any event shall have occurred as a result of which any condition set forth in Sections 9.1 or 9.2 is no longer capable of being satisfied; or

                    (ii) if there has been a breach by Chilton County of any representation or warranty contained in this Agreement which would have or would be reasonably likely to have a Material Adverse Effect on the assets, liabilities, financial condition, results of operations, business or prospects of Chilton County, or there has been a Material breach of any of the covenants or agreements set forth in this Agreement on the part

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                           of Chilton County, which breach is not curable, or,
                           if curable, is not cured within 20 days after written notice of such breach is given by SouthFirst to Chilton County; or

                    (iii) if Chilton County (or its Board of Directors) shall have authorized, recommended, proposed or publicly announced its intention to enter into a superior proposal (as defined in Section 8.13(b)) or a Competing Transaction (as hereinafter defined) which has not been consented to in writing by SouthFirst; or

                    (iv) if the Board of Directors of Chilton County shall have withdrawn or materially modified its authorization, approval or recommendation to the holders of Chilton County Common Stock with respect to the Merger or this Agreement in a manner adverse to SouthFirst, unless the fairness opinion pursuant to Section 9.3(d) shall have been withdrawn or, after receipt of a fairness opinion pursuant to Section 9.3(d), shall have failed to make the favorable recommendation required by Section 8.1(c).

                 (d)       By Chilton County:

                    (i) if any event shall have occurred as a result of which any condition set forth in Sections 9.1 or 9.3 is no longer capable of being satisfied; or

                    (ii) if there has been a breach by SouthFirst of any representation or warranty contained in this Agreement which would have or would be reasonably likely to have a Material Adverse Effect on the assets, liabilities, financial condition, results of operations, business or prospects of SouthFirst and its Subsidiaries taken as a whole, or there has been a Material breach of any of the covenants or agreements set forth in this Agreement on the part of SouthFirst which breach is not curable or, if curable, is not cured within 20 days after written notice of such breach is given by Chilton County to SouthFirst; or

                    (iii) if the Board of Directors of SouthFirst shall have withdrawn or materially modified its authorization, approval or recommendation to the holders of SouthFirst Common Stock with respect to the Merger or this Agreement in a manner adverse to Chilton County, unless the fairness opinion pursuant to Section 9.2(h) shall have been withdrawn or, after receipt of a fairness opinion pursuant to Section 9.2(h), shall have failed to make the favorable recommendation required by Section 8.1(c).

For purposes of this Agreement, the term "Competing Transaction" means any of the following involving Chilton County (other than the transactions contemplated by this Agreement): (1) any merger, consolidation, share exchange, business combination, or other similar transaction; (2) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 15% or more of the assets of Chilton County in a single transaction or series of transactions to the same person, entity or group; or (3) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.



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                                   ARTICLE 11

                                  MISCELLANEOUS

      11.1       DEFINITIONS.

      (a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

                 "1933 ACT" shall mean the Securities Act of 1933, as amended.

                 "1934 ACT" shall mean the Securities Exchange Act of 1934, as amended.

                 "ACQUISITION PROPOSAL" with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or assets of, or other business combination involving such Party or any of its Subsidiaries or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, such Party or any of its Subsidiaries (other than the transactions contemplated or permitted by this Agreement).

                 "AFFILIATE" of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person or (ii) any officer, director, partner, employer, or direct or indirect owner of any 10% or greater equity or voting interest of such Person.

                 "AGGREGATE CASH AMOUNT" shall have the meaning set forth in
Section 3.1(e) hereof.

                 "AGREEMENT" shall mean this Amended and Restated Agreement and Plan of Merger, including the Exhibits delivered pursuant hereto and incorporated herein by reference.

                 "ALLOWANCE" shall have the meaning set forth in Sections 5.8 and 6.8 hereof.

                 "ASSETS" of a Person shall mean all of the assets, properties, businesses, and rights of such Person of every kind, nature, character, and description, whether real, personal, or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

                 "AVERAGE CLOSING PRICE" shall have the meaning set forth in
Section 3.1(d) hereof.

                 "BUSINESS DAY(S)" shall have the meaning set forth in Section 3.1(d) hereof.

                 "CASH ELECTION SHARES" shall have the meaning set forth in
Section 3.1(e) hereof.

                 "CHILTON COUNTY" shall have the meaning set forth in the first paragraph hereof.

                 "CHILTON COUNTY BENEFITS PLANS" shall have the meaning set forth in Section 5.13(a) hereof.

                 "CHILTON COUNTY COMMON STOCK" shall mean the $.01 par value common shares of Chilton County.


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                 "CHILTON COUNTY CONTRACT" shall have the meaning set forth in
Section 5.14 hereof.

                 "CHILTON COUNTY DISCLOSURE MEMORANDUM" shall mean the written information entitled "Chilton County Disclosure Memorandum" delivered prior to the date of the Agreement and Plan of Merger by and among SouthFirst, First Federal and Chilton County dated April 14, 1997, which describes in reasonable detail to SouthFirst the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

                 "CHILTON COUNTY ERISA PLAN" shall have the meaning set forth in
Section 5.13(a) hereof.

                 "CHILTON COUNTY FINANCIAL STATEMENTS" shall mean the balance sheets (including related notes and schedules, if any) of Chilton County as of June 30, 1997, 1996 and 1995, and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for each of the three fiscal years ended June 30, 1997, 1996 and 1995.

                 "CHILTON COUNTY OPTIONS" shall have the meaning set forth in
Section 3.5 hereof.

                 "CHILTON COUNTY SHAREHOLDERS' MEETING" shall mean the meeting of the shareholders of Chilton County to be held pursuant to Section 8.1 of this Agreement, including any adjournment or adjournments thereof.

                 "CHILTON COUNTY STOCK PLANS" shall mean the existing stock option and other stock-based compensation plans and warrant instruments of Chilton County set forth in Section 3.5 of the Chilton County Disclosure Memorandum.

                 "CLOSING" shall mean the closing of the transactions contemplated hereby, as described in Section 1.2 of this Agreement.

                 "CLOSING DATE" shall mean the date on which the Closing occurs.

                 "COMPETING TRANSACTION" shall have the meaning set forth in
Section 10.1 hereof.

                 "CONSENT" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person.

                 "CONTRACT" shall mean any written: agreement, commitment, contract, note, bond, mortgage, indenture, instrument, lease, obligation, license, plan, of any kind or character, or other written document to which any Person is a party or that is binding on any Person or its capital stock or Assets.

                 "DEFAULT" shall mean (i) any breach or violation of or default under any Contract, or (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order, where, in any such event, such default is reasonably likely to have a Material Adverse Effect on a Party.

                 "DERIVATIVES CONTRACT" shall have the meaning set forth in
Section 5.20 hereof.

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                 "DISSENTER PROVISIONS" shall have the meaning set forth in
Section 3.1(b) hereof.

                 "EFFECTIVE TIME" shall have the meaning set forth in Section
1.3 hereof.

                 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

                 "EXCHANGE AGENT" shall mean a bank or trust company selected by SouthFirst to act as exchange agent to effectuate the delivery of the Merger consideration to holders of Chilton County Common Stock pursuant to Section 4.1 hereof.

                 "EXCHANGE RATIO" shall have the meaning set forth in Section 3.1(d) hereof.

                 "EXHIBITS" 1 through 3, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

                 "FDIC" shall mean the Federal Deposit Insurance Corporation.

                 "FIRST FEDERAL" shall have the meaning set forth in the first paragraph hereof.

                 "GAAP" shall mean generally accepted accounting principles in the United States consistently applied during the periods involved applicable to banks or bank holding companies, as the case may be.

                 "INDEMNIFIED PARTY" shall have the meaning set forth in Section 8.13(a) hereof.

                 "INTERNAL REVENUE CODE" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

                 "IRS" shall mean the Internal Revenue Service.

                 "KNOWLEDGE" as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean the personal knowledge of the chairman, president, chief financial officer, chief accounting officer, chief credit officer, general counsel, any assistant or deputy general counsel, or any senior or executive vice president of such Person and the knowledge of any such persons obtained or which would have been obtained from a reasonable investigation.

                 "LAW" shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted, or enforced by any Regulatory Authority.

                 "LIABILITY" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsement of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

                 "LIEN" with respect to any Asset shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention, or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable,(ii) for Chilton County or First Federal, pledges to secure deposits, and (iii) other Liens incurred in the ordinary course of the banking business.

                 "LITIGATION" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice by any Person alleging potential Liability.

                 "LOAN PROPERTY" shall mean any property owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or its Subsidiary holds a security or other interest (including an interest in a fiduciary capacity) where required by the context, includes the owner or operator of such property, but only with respect to such property.

                 "MATERIAL" shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

                 "MATERIAL ADVERSE EFFECT" on a Party shall mean an event, change, or occurrence which, individually or together with any other event, change, or occurrence, has a Material adverse impact on (i) the financial position, business, or results of operations of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "Material Adverse Effect" shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (c) actions and omissions of a Party (or any of its Subsidiaries) taken with the prior informed consent of the other Party in contemplation of the transactions contemplated hereby, (d) circumstances affecting regional bank holding companies generally, and (e) the Merger and compliance with the provisions of this Agreement on the operating performance of the Parties.

                 "MERGER" shall mean the merger of Chilton County with and into First Federal referred to in the Preamble hereof.

                 "OTS" shall mean the Office of Thrift Supervision.

                 "ORDER" shall mean any decree, injunction, judgment, order, decision or award, ruling, or writ of any federal, state, local, or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

                 "PARTICIPATION FACILITY" shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

                 "PARTY" shall mean either Chilton County, First Federal or SouthFirst, and "Parties" shall mean Chilton County, First Federal and SouthFirst.

                 "PERMIT" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person.

                 "PERSON" shall mean a natural person or any legal, commercial, or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited Liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

                 "PROSPECTUS/JOINT PROXY STATEMENT" shall mean both the prospectus used by SouthFirst to offer and sell shares of SouthFirst Common Stock to holders of Chilton County Common Stock and the proxy statement used by each of Chilton County and SouthFirst to solicit the approval of their shareholders of the transactions contemplated by this Agreement.

                 "REGISTRATION STATEMENT" shall mean the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by SouthFirst under the 1933 Act with respect to the shares of SouthFirst Common Stock to be issued to the shareholders of Chilton County in connection with the transactions contemplated by this Agreement.

                 "REGULATORY AUTHORITIES" shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, the Office of Thrift Supervision, the SEC, the American Stock Exchange and all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries.

                 "RIGHT(S)" shall mean all calls, commitments, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or any contracts, commitments, or other arrangements may be bound to issue additional shares of its capital stock, or options, warrants, rights to purchase or acquire any additional shares of the capital stock.

                 "SEC DOCUMENTS" shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

                 "SEC" shall mean the Securities and Exchange Commission.

                 "SECURITIES LAWS" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

                 "SOUTHFIRST" shall have the meaning set forth in the first paragraph hereof.

                 "SOUTHFIRST CAPITAL STOCK" shall mean, collectively, the SouthFirst Common Stock, the SouthFirst preferred stock, and any other class or series of capital stock of SouthFirst.

                 "SOUTHFIRST COMMON STOCK" shall mean the $.01 par value common stock of SouthFirst.

                 "SOUTHFIRST COMPANIES" shall mean, collectively, SouthFirst and all SouthFirst Subsidiaries.

                 "SOUTHFIRST DISCLOSURE MEMORANDUM" shall mean the written information entitled "SouthFirst Disclosure Memorandum" delivered prior to the date of the Agreement and Plan of Merger by and among SouthFirst, First Federal and Chilton County dated April 14, 1997, which describes in reasonable detail to Chilton County the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made.

                 "SOUTHFIRST FINANCIAL STATEMENTS" shall mean (i) the consolidated statements of condition (including related notes and schedules, if any) as of June 30, 1997 and as of September 31, 1996, 1995 and 1994, and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for the 9 months ended June 30, 1997, and for each of the three years ended September 31, 1996, 1995 and 1994, as filed by SouthFirst in SEC Documents, and (ii) the consolidated statements of condition of SouthFirst (including related notes and schedules, if any) and related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to June 30, 1997.

                 "SOUTHFIRST SEC REPORTS" shall have the meaning set forth in
Section 6.5(a) hereof.

                 "SOUTHFIRST SHAREHOLDERS' MEETING" shall mean the meeting of the shareholders of SouthFirst to be held pursuant to Section 8.1 of this Agreement, including any adjournment or adjournments thereof.

                 "SOUTHFIRST STOCK PLANS" shall mean existing stock option and other stock-based compensation plans and warrant instruments of SouthFirst set forth in Section 6.3(a) of the SouthFirst Disclosure Memorandum.

                 "SOUTHFIRST SUBSIDIARIES" shall mean the Subsidiaries of SouthFirst, which shall include any corporation, bank, savings association, or other organization acquired as a Subsidiary of SouthFirst in the future and owned by SouthFirst at the Effective Time.

                 "SUBSIDIARIES" shall mean all those corporations, banks, associations, or other entities of which the entity in question owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

                 "SURVIVING BANK" shall mean First Federal as the surviving savings association resulting from the Merger.

                 "TAX OPINION" shall have the meaning set forth in Section 9.1
(f) hereof.

                 "TAX RETURN" shall mean any report, return, information return, or other information required to be supplied to a taxing authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or Subsidiaries of SouthFirst.

                 "TAX(ES)" shall mean all federal, state, local, and foreign taxes, charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by the United States or any state, local, foreign government or subdivision or agency thereof, including any interest, penalties or additions thereto.

                 "TAXABLE PERIOD" shall mean any period prescribed by any governmental authority, including the United States or any state, local, foreign government or subdivision or agency thereof for which a Tax Return is required to be filed or Tax is required to be paid.

                 "TERMINATION FEE" shall have the meaning set forth in Section 11.2(b) hereof.

                 "THRESHOLD CASH AMOUNT" shall have the meaning set forth in
Section 3.1(e) hereof.

                 "THRESHOLD STOCK AMOUNT" shall have the meaning set forth in
Section 3.1(e) hereof.

                 "TOTAL MERGER CONSIDERATION" shall equal the sum of (1)(a) the Cash Price Per Share divided by the sum of the Cash Price Per Share and the Stock Price Per Share, (b) multiplied by the product of the Chilton County Options multiplied by 2/3 (the "Fully Diluted Share Equivalents"), (c) multiplied by the Stock Price Per Share and (2)(a) the Stock Price Per Share divided by the sum of the Cash Price Per Share and the Stock Price Per Share,
(b) multiplied by the Fully Diluted Share Equivalents, (c) multiplied by the Cash Price Per Share.

                                                      Fully-                                                    Fully-
                          Cash                        Diluted     Stock                Stock Price              Diluted      Cash
Total                     ----                                                         -----------
Merger        =         Price                  X      Share   X   Price     +         Cash     +            X   Share    X   Price
Considera               -----                         Equivalents                     Stock
tion                    CashStock                                                     Price      Price          Equivalents
                        PricePrice



      (b) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

      11.2 FEES AND EXPENSES.

      (a) Except as otherwise provided in this Section 11.2, each of SouthFirst and Chilton County shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration, and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that each of SouthFirst and Chilton County shall bear and pay one-half (1/2) of the printing costs incurred in connection with the printing of the Prospectus/Joint Proxy Statement.

      (b) Chilton County acknowledges that SouthFirst has spent, and will be required to spend, substantial time and effort in examining the business, properties, affairs, financial condition and prospects of Chilton County, has incurred, and will continue to incur, substantial fees and expenses in connection with such examination, the preparation of this Agreement and the accomplishment of the transactions contemplated hereunder, and will be unable to evaluate and, possibly, make investments in or acquire other entities due to the limited number of personnel available for such purpose and the constraints of time. Therefore, to induce SouthFirst to enter this Agreement,

                 (i)       If SouthFirst terminates this Agreement pursuant to:

                    (a) Section 10.1(c)(i) or (c)(ii) by reason of the failure to meet any condition contained in Section 9.2(a), which was not previously waived by SouthFirst, or in Section 9.2(b) due to Chilton County's knowing and intentional misrepresentation or knowing and intentional breach of warranty or breach of any covenant or agreement and at the time of such knowing and intentional misrepresentation or breach, Chilton County, had or had previously had between the date hereof and such time, directly or indirectly, through any officer, director, employee, agent, investment banker, financial consultant, attorney, accountant or other representative of Chilton County, verbal or written contact, dialogue or discussions with any third party regarding a Competing Transaction;

                    (b)    Section 10.1(c)(iv);

                    (c) Section 10.1(c)(iii) and within nine months from the Termination Date a superior proposal (as defined in Section 8.13(b)) or a Competing Transaction is consummated or Chilton County shall have entered into an agreement which if consummated would constitute a Competing Transaction; or

                 (ii) If Chilton County terminates this Agreement pursuant to Section 10.1(d) because this Agreement did not receive the requisite vote of the holders of Chilton County Common Stock and within nine months from the Termination Date a superior proposal (as defined in Section 8.13(b)) or a Competing Transaction is consummated or Chilton County shall have entered into an agreement which if consummated would constitute a Competing Transaction;

                 then Chilton County shall pay to SouthFirst a fee in the amount of $270,000 in addition to all reasonable out-of-pocket expenses and fees (including, without limitation, fees and expenses payable to all investment banking firms and their respective agents and counsel, and all fees of counsel, accountants, experts and consultants to SouthFirst) actually incurred by SouthFirst or on its behalf in connection with the Merger and all transactions contemplated by this Agreement (the "Termination Fee"). Upon payment of the Termination Fee, which shall be considered full and complete liquidated damages, Chilton County shall have no further liability to SouthFirst at law or equity. The Termination Fee shall be payable to SouthFirst notwithstanding that any action taken by the Board of Directors of Chilton County which may give rise to the obligation to pay the Termination Fee may have been taken in accordance with the fiduciary duties of the

                 Board of Directors. Any payment required pursuant to this
                 Section 11.2 shall be made as promptly as practicable, but in no event later than two Business Days after the date due and shall be made by wire transfer of immediately available funds to an account designated by SouthFirst. In the event that SouthFirst is entitled to the Termination Fee, Chilton County shall also pay to SouthFirst interest at a simple interest rate per annum equal to the highest "prime rate" of interest published from time to time in the "Money Rates" section of the Wall Street Journal on any amounts that are not paid when due, plus all costs and expenses in connection with or arising out of the enforcement of the obligation of Chilton County to pay the Termination Fee or such interest.

                 (iii) In the event that SouthFirst terminates this Agreement pursuant to Section 10.1(c) by reason of the failure to meet the conditions contained in
                           Section 9.1(a) or Sections 9.2(a), which were not previously waived by SouthFirst or (b) due to Chilton County's knowing or intentional misrepresentation or knowing and intentional breach of warranty or breach of any covenant or agreement, and Chilton County is not obligated to pay the Termination Fee either at such time or in the future, then Chilton County shall pay (but not as liquidated damages and Chilton County shall not be relieved or released from any other damages or liabilities hereunder) SouthFirst on demand, in same day funds, all reasonable out-of-pocket expenses and fees (including, without limitation, fees and expenses payable to all investment banking firms and their respective agents and counsel, and all fees of counsel, accountants, experts and consultants to SouthFirst) actually incurred by SouthFirst or on its behalf in connection with the Merger and all transactions contemplated by this Agreement but in no event more than $300,000;

                 (iv) In the event that Chilton County terminates this Agreement pursuant to Section 10.1(d) by reason of the failure to meet any condition contained in
                           Section 9.1(a) or Sections 9.3(a), which were not previously waived by Chilton County or (b) due to SouthFirst's knowing and intentional misrepresentation or knowing and intentional breach of warranty or breach of any covenant or agreement, then SouthFirst shall pay (but not as liquidated damages and SouthFirst shall not be relieved or released from any other damages or liabilities hereunder) Chilton County on demand, in same day funds, all reasonable out-of-pocket expenses and fees (including, without limitation, fees and expenses payable to all investment banking firms and their respective agents and counsel, and all fees of counsel, accountants, experts and consultants of Chilton County) actually incurred by Chilton County or on its behalf in connection with the Merger and all transactions contemplated by this Agreement, but in no event more than $300,000;

      11.3 BROKERS AND FINDERS. Except for Professional Bank Services, Inc. as to Chilton County and except for Trident Financial Corporation as to SouthFirst, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by Chilton County or SouthFirst, each of Chilton County and SouthFirst, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

      11.4 ENTIRE AGREEMENT. Except as otherwise expressly provided herein, this Agreement constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

      11.5 AMENDMENTS. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties, whether before or after shareholder approval of this Agreement has been obtained; provided, that after any such approval by the holders of shares of Chilton County Common Stock, there shall be made no amendment that reduces or modifies in any Material respect the consideration to be received by holders of shares of Chilton County Common Stock without the further approval of such shareholders.

      11.6 OBLIGATIONS OF SOUTHFIRST. Whenever this Agreement requires SouthFirst (including the Surviving Bank) to take any action, such requirement shall be deemed to include an undertaking by SouthFirst to cause the SouthFirst Subsidiaries to take such action.

      11.7 WAIVERS.

      (a) Prior to or at the Effective Time, SouthFirst, acting through its Board of Directors, chief executive officer, president or other authorized officer, shall have the right to waive any default in the performance of any term of this Agreement by Chilton County, to waive or extend the time for the compliance or fulfillment by Chilton County of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of SouthFirst under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of SouthFirst.

      (b) Prior to or at the Effective Time, Chilton County, acting through its Board of Directors, chief executive officer, president or other authorized officer, shall have the right to waive any default in the performance of any term of this Agreement by SouthFirst, to waive or extend the time for the compliance or fulfillment by SouthFirst of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Chilton County under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Chilton County.

      (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

      11.8 ASSIGNMENT. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors and assigns.

      11.9 NOTICES. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:


Chilton County:        102 5th Street North
                       Clanton, Alabama  35046
                       Telecopy Number: 205-755-3960
                       Attention:   Bobby R. Cook
                                 President and Chief Executive Officer

Copy to Counsel        Reinhart, Boerner, Van Deuren, Norris & Rieselbach, P.C.
                       601 Pennsylvania Avenue, N.W.
                       North Building - Suite 750
                       Washington, D.C.  20004-2612
                       Telecopy Number: 202-393-0796
                       Attention: Edward B. Crosland, Jr.


SouthFirst             126 North Norton Avenue
and First Federal:     Sylacauga, Alabama 35150
                       Telecopy Number: 205-245-6341
                       Attention:  Donald C. Stroup
                                   President and Chief Executive Officer
                       Copy to:    Joe K. McArthur, Vice President and
                                   Chief Financial Officer


Copy to Counsel:       Smith, Gambrell & Russell, LLP
                       3343 Peachtree Road, NE
                       Suite 1800
                       Atlanta, Georgia 30326
                       Telecopy Number: 404-264-2652
                       Attention:  W. Thomas King


      11.10 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

      11.11 CAPTIONS. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

      11.12 ENFORCEMENT OF AGREEMENT. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

      11.13 SURVIVAL. The respective representations, warranties, obligations, covenants and agreements of the Parties shall not survive the Effective Time or the termination and abandonment of this Agreement, except that (i) Articles Two, Three and Eleven and Sections 8.5(b), 8.11, 8.12 and 9.1(f) of this Agreement shall survive the Effective Time; and (ii) Sections 8.5(b), 8.13, 10.1, 11.2,
11.13 and 11.14 shall survive the termination and abandonment of this Agreement; provided, however, that the foregoing shall not relieve any Party for liability for fraud, deception or intentional misrepresentation.

      11.14 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

      11.15 GOVERNING LAW. This Agreement and the legal relations between the Parties shall be governed by and construed in accordance with the laws of Alabama without taking into account a provision regarding choice of law, except to the extent certain matters may be governed by federal law by reason of preemption.

      11.16 LIQUIDATION ACCOUNT. Upon consummation of the Merger, the liquidation account for the benefit of certain savings account holders of Chilton County shall be assumed and maintained by the Surviving Bank pursuant to applicable rules and regulations of the OTS, and such account holders shall have no further right, title or interest in the Chilton County liquidation account.

      IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers thereunto as of the day and year first above written.

                               SOUTHFIRST BANCSHARES, INC.


                               By:   /s/ Paul A. Brown
                                  -------------------------------------------
                                  Name: Paul A. Brown
                                  Title: Chairman


                               By:   /s/ Donald C. Stroup
                                  -------------------------------------------
                                  Name:  Donald C. Stroup
                                  Title:  President and Chief Executive Officer


                               FIRST FEDERAL OF THE SOUTH


                               By:   /s/ Paul A. Brown
                                  -------------------------------------------
                                  Name: Paul A. Brown
                                  Title: Chairman


                               By:   /s/ Donald C. Stroup
                                  -------------------------------------------
                                  Name:  Donald C. Stroup
                                  Title:  President and Chief Executive Officer


                               FIRST FEDERAL SAVINGS AND LOAN
                               ASSOCIATION OF CHILTON COUNTY


                               By:   /s/ L. Neal Bice
                                  -------------------------------------------
                                  Name: L. Neal Bice
                                  Title: Chairman


                               By:   /s/ Bobby R. Cook
                                  -------------------------------------------
                                  Name: Bobby R. Cook
                                  Title:  President and Chief Executive Officer

                                  EXHIBIT 1

                                ELECTION FORM

In connection with the Amended and Restated Agreement and Plan of Merger (the "Agreement") by and among First Federal Savings and Loan Association of Chilton County ("Chilton County"), First Federal of the South ("First Federal") and SouthFirst Bancshares, Inc. ("SouthFirst"), holders of Chilton County Common Stock have the right to elect and receive either (i) cash at the Cash Price Per Share (i.e., $31.50), (ii) shares of SouthFirst Common Stock or (iii) any combination of cash and shares of Southfirst Common Stock for each share of Chilton County Common Stock held by such holder (subject to certain limitations summarized below which are detailed more fully in the Prospectus/Joint Proxy Statement).

Pursuant to the Merger Agreement, 50% of the Total Merger Consideration shall be paid in the form of cash at the Cash Price Per Share and 50% of the Total Merger Consideration shall be paid in the form of SouthFirst Common Stock at the Stock Price Per Share. As a result of the foregoing limitations, a holder of Chilton County Common Stock cannot be guaranteed that he will receive the form of consideration consistent with his or her election (i.e., all cash, all stock or a particular combination of cash and stock). As soon as practicable after the Effective Time, SouthFirst will send to the holders of Chilton County Common Stock a letter of transmittal informing them of the form(s) of consideration they shall be receiving and providing instructions for exchanging their shares of Chilton Common Stock for cash and/or shares of SouthFirst Common Stock, as appropriate.

The above summary is not intended to be complete and is qualified in all respects by reference to the more detailed information contained elsewhere in the Joint Proxy Statement/Prospectus. All capitalized terms used herein (unless otherwise provided herein) are defined in the Joint Proxy Statement/Prospectus.

Please indicate your election:

________ I hereby elect to receive cash at the Cash Price Per Share in exchange for ______ of my shares of Chilton County Common Stock.

________ I hereby elect to receive Southfirst Common Stock at the Stock Price Per Share in exchange for ______ of my shares of Chilton County Common Stock.

Please mark this election card above and then date and sign this election card below exactly as your name appears hereon. When shares are held jointly, both holders should sign. When signing as attorney, executor, administrator, trustee, custodian or guardian, please give your full title. If the holder is a corporation or partnership, the full corporate or partnership name should be signed by a duly authorized officer.



                                     ---------------------------------------
                                         Signature


                                     ---------------------------------------
                                         Signature, if shares held jointly


                                         Date: _______________



              PLEASE COMPLETE, DATE, SIGN AND MAIL THIS ELECTION
                 CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE.



IN THE EVENT YOU DO NOT COMPLETE THIS ELECTION FORM PRIOR TO 4:00 P.M. ON OCTOBER 28, 1997, YOU WILL RECEIVE CASH AT THE CASH PRICE PER SHARE IN EXCHANGE FOR ALL OF YOUR SHARES OF CHILTON COUNTY COMMON STOCK.

                                    EXHIBIT 2

                           FIRST FEDERAL OF THE SOUTH

                              EMPLOYMENT AGREEMENT

                             _____________ ___, 1997

                                 (BOBBY R. COOK)


             THIS AGREEMENT is entered into as of the ___ day of __________, 1997 (the "Effective Date"), by and between First Federal of the South (the "Association") and Bobby R. Cook (the "Employee").

             WHEREAS, the Employee has heretofore been employed by First Federal Savings and Loan Association of Chilton County as President and Chief Executive Officer and is experienced in all phases of the business of banking; and

             WHEREAS, the parties desire by this writing to establish and to set forth the employment relationship between the Association and the Employee.

             NOW, THEREFORE, it is AGREED as follows:

             1. Employment. The Employee is hereby employed as President of the Western Division of the Association. In such capacity, the Employee shall operate and manage the Association's branch locations situated in and surrounding Chilton County, Alabama, within the framework of the approved annual budgets, and with a sound system of internal controls, and in compliance with the policies of the Board of Directors of the Association (the "Board"), and all applicable laws and regulations. The Employee shall also serve on the Loan Committee of the Board, and such other committees as the Board designates, and shall regularly attend such meetings of the committee(s) held at the Association's principal executive offices in Sylacauga, Alabama. Further, the Employee shall promote, by entertainment or otherwise, and to the extent permitted by law, the business of the Association. The Employee's other duties shall be such as the Chief Executive Officer of the Association may from time to time reasonably direct, including the rendering of such administrative and management services for the Association as are customarily performed by persons situated in a similar executive capacity or with similar managerial experience.

             2. Base Compensation. The Association agrees to pay the Employee during the term of this Agreement a salary at the rate of $66,000 per annum, payable in cash not less frequently than monthly. The Board shall review, not less often than annually, the rate of the Employee's salary, and in its sole discretion may decide to increase his salary.

             3. Discretionary Bonuses. The Employee shall participate in an equitable manner with all other senior management employees of the Association in discretionary bonuses that the Board may award from time to time to the Association's senior management employees. No other compensation provided for in this Agreement shall be deemed a substitute for the Employee's right to participate in such discretionary bonuses.

             4.       (a)     Participation in Retirement, Medical and Other
Plans. The Employee shall participate in any plan that the Association maintains for the benefit of its employees if the plan relates to (i) pension, profit-sharing, or other retirement benefits, (ii) medical insurance or the reimbursement of medical or dependent care expenses, or (iii) other group benefits, including disability and life insurance plans.

                      (b) Employee Benefits; Expenses. The Employee shall participate in any fringe benefits which are or may become available to the Association's senior management employees, including for example: any stock option or incentive compensation plans, club memberships, and any other benefits which are commensurate with the responsibilities and functions to be performed by the Employee under this Agreement. The Employee shall be reimbursed for all reasonable out-of-pocket business expenses which he shall incur in connection with his services under this Agreement upon substantiation of such expenses in accordance with the policies of the Association.

             5.       Term.   The Association hereby employs the Employee, and
the Employee hereby accepts such employment under this Agreement, for the period commencing on the Effective Date and ending 36 months thereafter (or such earlier date as is determined in accordance with Section 9 of this Agreement). Additionally, on each annual anniversary date from the Effective Date, this Agreement and the Employee's term of employment shall be extended for an additional one-year period beyond the then effective expiration date, provided the Board determines in a duly adopted resolution that the performance of the Employee has met the Board's requirements and standards, and that this Agreement shall be extended.

             6.       Loyalty; Full Time and Attention.

                      (a) During the period of his employment hereunder and except for illnesses, reasonable vacation periods, and reasonable leaves of absence, the Employee shall devote all his full business time, attention, skill, and efforts to the faithful performance of his duties hereunder; provided, however, from time to time, Employee may serve on the boards of directors of, and hold any other offices or positions in, companies or organizations, which will not present any conflict of interest with the Association or any of its subsidiaries or affiliates, or unfavorably affect the performance of Employee's duties pursuant to this Agreement, or will not violate any applicable statute or regulation. "Full business time" is hereby defined as that amount of time usually devoted to like companies by similarly situated executive officers. During the term of his employment under this Agreement, the Employee shall not engage in any business or activity contrary to the business affairs or interests of the Association, or be gainfully employed in any other position or job other than as provided above.

                      (b) Nothing contained in this Section 6 shall be deemed to prevent or limit the Employee's right to invest in the capital stock or other securities of any business dissimilar from that of the Association, or, solely as a passive or minority investor, in any business.

             7. Standards. The Employee shall perform his duties under this Agreement in accordance with such reasonable standards as the Board may establish from time to time. The Association will provide Employee with the working facilities and staff customary for similar executives and necessary for him to perform his duties.

             8. Vacation and Sick Leave. The Employee shall be entitled, without loss of pay, to absent himself voluntarily from the performance of his duties under this Agreement in accordance with the terms set forth below, all such voluntary absences to count as vacation time; provided that:

                      (a) The Employee shall be entitled to an annual vacation in accordance with the policies that the Board periodically establishes for senior management employees of the Association.

                      (b) The Employee shall not receive any additional compensation from the Association on account of his failure to take a vacation, and the Employee shall not accumulate unused vacation from one fiscal year to the next, except in either case to the extent authorized by the Board.

                      (c) In addition to the aforesaid paid vacations, the Employee shall be entitled without loss of pay, to absent himself voluntarily from the performance of his employment obligations with the Association for such additional periods of time and for such valid and legitimate reasons as the Board may in its discretion approve. Further, the Board may grant to the Employee a leave or leaves of absence, with or without pay, at such time or times and upon such terms and conditions as the Board in its discretion may determine.

                      (d) In addition, the Employee shall be entitled to an annual sick leave benefit as established by the Board.

             9. Termination and Termination Pay. Subject to the provisions of Section 11 of this Agreement, the Employee's employment hereunder may be terminated under the following circumstances:

                      (a) Death. The Employee's employment under this Agreement shall terminate upon his death during the term of this Agreement, in which event the Employee's estate shall be entitled to receive the compensation due the Employee through the last day of the calendar month in which his death occurred.

                      (b) Disability. The Association may terminate the Employee's employment after having established, through a determination by the Board, the Employee's Disability. For purposes of this Agreement, "Disability" means a physical or mental infirmity which impairs the Employee's ability to substantially perform his duties under this Agreement and which results in the Employee becoming eligible for long-term disability benefits under the Association's long-term disability plan (or, if the Association has no such plan in effect, which impairs the Employee's ability to substantially perform his duties under this Agreement for a period of one hundred eighty (180) consecutive days). The Employee shall be entitled to the compensation and benefits provided for under this Agreement for (i) any period during the term of this Agreement and prior to the establishment of the Employee's Disability during which the Employee is unable to work due to the physical or mental infirmity, or (ii) any period of Disability which is prior to the Executive's termination of employment pursuant to this Section 9(b).

                      (c) For Cause. The Board may, by written notice to the Employee, immediately terminate his employment at any time, for Cause. The Employee shall have no right to receive compensation or other benefits for any period after termination for Cause. Termination for "Cause" shall mean termination because of, in the good faith determination of the Board, the Employee's personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement. Notwithstanding the foregoing, the Employee shall not be deemed to have been terminated for Cause unless there shall have been delivered to the Employee a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board (excluding the Employee if a member of the Board) at a meeting of the Board called and held for the purpose (after reasonable notice to the Employee and an opportunity for the Employee to be heard before the Board), finding that in the good faith opinion of the Board the Employee was guilty of conduct set forth above in the second sentence of this Subsection (c) and specifying the particulars thereof in detail.

                      (d)     Without Cause.  Subject to the provisions of
Section 11 hereof, the Board may, by written notice to the Employee, immediately terminate his employment at any time for any reason; provided that if such termination is for any reason other than pursuant to Sections 9 (a) (b) or (c) above, the Employee shall be entitled to receive the following compensation and benefits: (i) the salary provided pursuant to Section 2 hereof, up to the date of expiration of the term (including any renewal term then in effect) of this Agreement (the "Termination Date"), plus said salary for an additional 12-month period, and (ii) the cost to the Employee of obtaining all health, life, disability and other benefits (excluding any bonus, stock option or other compensation benefits) which the Employee would have been eligible to participate in through the Termination Date based upon the benefit levels substantially equal to those that the Association provided for the Employee at the date of termination of employment. Said sum shall be paid, at the option of the Employee, either (I) in periodic payments over the remaining term of this Agreement, as if the Employee's employment had not been terminated, or (II) in one lump sum within 10 days of such termination; provided, however, that the amount to be paid by the Association to the Employee hereunder shall not exceed 3 times the Employee's "average annual compensation". The Employee's "annual average compensation" shall be the average of the total annual "compensation" acquired by the Employee during each of the 5 fiscal years (or the number of full fiscal years of employment, if the Employee's employment is less than 5 years at the termination thereof) immediately preceding the date of termination. The term "compensation" shall mean any payment of money or provision of any other thing of value in consideration of employment, including, without limitation, base compensation, bonuses, pension and profit sharing plans, directors fees or committees fees, fringe benefits and deferred compensation accruals.

                      (e) Constructive Discharge. Notwithstanding Section 9(f) hereof, if the Employee voluntarily terminates his employment with the Association during the term of this Agreement, within 60 days following the occurrence of any of the following events, which has not been consented to in advance by the Employee in writing, the Employee shall be entitled to receive the compensation and benefits set forth in Section 9(d) hereof: (i) the requirement that the Employee move his personal residence, or perform his principal executive functions, more than 35 miles from his primary office (except for any trips to the principal executive offices of the Association in connection with the performance of the Employee's duties pursuant to this Agreement); (ii) a material reduction without reasonable cause in the Employee's Base Compensation; (iii) the failure by the Association to continue to provide the Employee with compensation and benefits provided for under this Agreement, as the same may be increased from time to time, or with benefits substantially similar to those provided to him under any of the employee benefit plans in which the Employee now or hereafter becomes a participant, or the taking of any action by the Association or the Company which would directly or indirectly reduce any of such benefits or deprive the Employee of any material fringe benefit enjoyed by him; (iv) the assignment to the Employee of duties and responsibilities materially different from those normally associated with his position as referenced at Section 1; (v) a material diminution of reduction in the Employee's responsibilities or authority (including reporting responsibilities) in connection with his employment with the Association; or
(vi) a material reduction in the secretarial or other administrative support of the Employee.

                      (f) Voluntary Termination by Employee. Subject to the provisions of Section 11 hereof, the Employee may voluntarily terminate employment with the Association during the term of this Agreement, upon at least 60 days' prior written notice to the Board of Directors, in which case the Employee shall receive only his compensation, vested rights and employee benefits accrued up to the date of his termination.

             10. No Mitigation. The Employee shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Employee in any subsequent employment.

             11.      Change in Control.

             (a) Notwithstanding any provision herein to the contrary, if the Employee's employment under this Agreement is terminated by the Association, without the Employee's prior written consent and for a reason other than for Cause, death or disability in connection with or within 24 months after any change in control of the Association or SouthFirst Bancshares, Inc. (the "Corporation"), the Employee shall be paid an amount equal to the difference between (i) the product of 2.99 times his "base amount" as defined in Section 28OG(b)(3) of the Internal Revenue Code of 1986, as amended (the "Code") and regulations promulgated thereunder, and (ii) the sum of any other "parachute payments" (as defined under Section 28OG(b)(2) of the Code) that the Employee receives on account of the change in control. Said sum shall be paid in one lump sum within 10 days of such termination. The term "change in control" shall mean
(1) a change in the ownership, holding or power to vote more than 25% of the Association's or corporation's voting stock, (2) a change in the ownership or possession of the ability to control the election of a majority of the Association's or Corporation's directors, (3) a change in the ownership or possession of the ability to exercise a controlling influence over the management or policies of the Association or the Corporation by any person or by persons acting as a "group" (within the meaning of Section 13(d) of the Securities Exchange Act of 1934) (except in the case of (1), (2) and (3) hereof, ownership or control of the Association or its directors by the Corporation itself shall not constitute a ("change in control"), or (4) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Corporation or the Association (the "Company Board") (the "Continuing Directors") cease for any reason to constitute at least two-thirds thereof, provided that any individual whose election or nomination for election as a member of the Company Board was approved by a vote of at least two-thirds of the Continuing Directors then in office shall be considered a Continuing Director. The term "person" means an individual other than the Employee, or a corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or any other form of entity not specifically listed herein.

             (b) Notwithstanding any other provision of this Agreement to the contrary, the Employee may voluntarily terminate his employment under this Agreement within 12 months following a change in control of the Association or the Corporation, and the Employee shall thereupon be entitled to receive the payment described in Section 11(a) of this Agreement, upon the occurrence of any of the following events, or within 90 days thereafter, which have not been consented to in advance by the Employee in writing: (i) the requirement that the Employee move his personal residence, or perform his principal executive functions, more than 35 miles from his primary office as of the date of the change in control; (ii) a material reduction in the Employee's base compensation as in effect on the date of the change in control, as the same may be increased from time to time; (iii) the failure by the Association to continue to provide the Employee with compensation and benefits provided for under this Agreement, as the same may be increased from time to time, or with benefits substantially similar to those provided to him under any of the employee benefit plans in which the Employee now or hereafter becomes a participant, or the taking of any action by the Association which would directly or indirectly reduce any of such benefits or deprive the Employee of any material fringe benefit enjoyed by him at the time of the change in control; (iv) the assignment to the Employee of duties and responsibilities materially different from those normally associated with his position as referenced at Section 1; (v) a failure to elect or reelect the Employee to the Board of Directors of the Association if the Employee is serving on such Board on the date of the change in control; or (vi) a material diminution or reduction in the Employee's responsibilities or authority (including reporting responsibilities) in connection with his employment with the Association.

             (c) Any payments made to the Employee pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. Section 1828(k) and any regulations promulgated thereunder.

             (d) In the event that any dispute arises between the Employee and the Association as to the terms or interpretation of this Agreement, including this Section 11, whether instituted by formal legal proceedings or otherwise, including an, action that the Employee takes to enforce the terms of this Section 11 or to defend against any action taken by the Association, the Employee shall be reimbursed for all costs and expenses, including reasonable attorneys' fees, arising from such dispute, proceedings or actions, provided that the Employee shall have obtained a final judgement by a court of competent jurisdiction in favor of the Employee. Such reimbursement shall be paid within 10 days of Employee's furnishing to the Association written evidence, which may be in the form, among other things, of a canceled check or receipt, of any costs or expenses incurred by the Employee.

             12.      Requirements of Applicable Regulations of OTS

             (a) The Association's board of directors may terminate the Employee's employment at any time, but any termination by the Association's board of directors, other than termination for cause, shall not prejudice the Employee's right to compensation or other benefits under this Agreement. The Employee shall have no right to receive compensation or other benefits for any period after termination for cause (as defined in Section 9(c) of this Agreement).

             (b) If the Employee is suspended and/or temporarily prohibited from participating in the conduct of the Association's affairs by a notice served under section 8(e)(3) or (g)(1) of Federal Deposit Insurance Act (12 U.S.C. 1818 (e)(3) and (g)(1)), the Association's obligations under this Agreement shall be suspended as of the date of service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Association may in its discretion (i) pay the Employee all or part of the compensation withheld while its obligations were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

             (c) If the Employee is removed and/or permanently prohibited from participating in the conduct of the Association's affairs by an order issued under section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. 1818 (e)(4) or (g)(1)), all obligations of the Association under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

             (d) If the Association is in default (as defined in section 3(x)(1) of the Federal Deposit Insurance Act), all obligations under this Agreement shall terminate as of the date of default, but this Section 12(d) shall not affect any vested rights of the parties.

             (e) All obligations under this Agreement shall be terminated, except to the extent determined that the continuation of this Agreement is necessary of the continued operation of the Association:

                      (i) By the Director of the Office of Thrift Supervision (the "Director") or his or her designee, at the time the Federal Deposit Insurance Corporation or Resolution Trust Corporation enters into an agreement to provide assistance to or on behalf of the Association under the authority contained in 13(c) of the Federal Deposit Insurance Act; or

                      (ii) By the Director or his or her designee, at the time the Director or his or her designee approves a supervisory merger to resolve problems related to operation of the Association or when the Association is determined by the Director to be in an unsafe or unsound condition.

             Any rights of the Employee that have already vested, however, shall not be affected by such action.

             (f) Should any provision of this Agreement give rise to a discrepancy or conflict with respect to any applicable law or regulation, then the applicable law or regulation shall control the relevant construction and operation of this Agreement.

             13.      Successors and Assigns.

                      (a) This Agreement shall inure to the benefit of and be binding upon any corporate or other successor of the Association which shall acquire, directly or indirectly, by merger, consolidation, purchase or otherwise, all or substantially all of the assets or stock of the Association.

                      (b) Since the Association is contracting for the unique and personal skills of the Employee, the Employee shall be precluded from assigning or delegating his rights or duties hereunder without first obtaining the written consent of the Association.

             14. Amendments. No amendments or additions to this Agreement shall be binding unless made in writing and signed by all of the parties, except as herein otherwise specifically provided.

             15. Applicable Law. Except to the extent preempted by Federal law, the laws of the State of Alabama shall govern this Agreement in all respects, whether as to its validity, construction, capacity, performance or otherwise.

             16. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement.

             17. Entire Agreement. This Agreement, together with any understanding or modifications thereof as agreed to in writing by the parties, shall constitute the entire agreement between the parties hereto.

             IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first hereinabove written.

ATTEST:                                    FIRST FEDERAL OF THE SOUTH


                                           BY:
-------------------------                     ----------------------------------
Secretary                                  President and Chief Executive Officer

WITNESS:


-------------------------                  -------------------------------------
                                           Bobby R. Cook ("Employee")

                                    EXHIBIT 3

                                   GOVERNANCE

                                                                      Year of
         Directors of Surviving Bank                             Expiration of Term
         ---------------------------                             ------------------
  1.     Paul A. Brown                                                  1997
         210 South Elm Avenue
         Sylacauga, Alabama 35150

  2.     L. Neal Bice                                                   1997
         P.O. Box 326
         Clanton, Alabama 35046

  3.     Bobby R. Cook                                                  1997
         P.O. Box 1194
         Clanton, Alabama 35046

  4.     Hobert Cook(1)                                                  --
         9 Huntingdon Drive
         Sylacauga, Alabama 35150

  5.     Kenneth E. Easterling                                          1997
         4141 County Road 85
         Clanton, Alabama 35046

  6.     J. David Foote, Jr.                                            1997
         2517 Overhill Road
         Sylacauga, Alabama 35150

  7.     Joe K. McArthur                                                1998
         1940 Pleasant Ridge Loop
         Sylacauga, Alabama 35150

  8.     Allen G. McMillian, III                                        1998
         One Gunston Drive
         Talladega, Alabama 35160

  9.     John T. Robbs                                                  1997
         1003 Cloverdale Circle
         Talladega, Alabama 35160

 10.    Donald C. Stroup                                               1999
        131 Stone Ridge Drive
        Sylacauga, Alabama 35150

 11.    Charles R. Vawter                                              1999
        108 Stone Ridge Drive
        Sylacauga, Alabama 35150

-----------------
(1)  Director Emeritus


                                                                     Year of
       Directors of SouthFirst                                 Expiration of Term
       -----------------------                                 ------------------
1.     Paul A. Brown                                                  1999
       210 South Elm Avenue
       Sylacauga, Alabama 35150

2.     Bobby R. Cook                                                  1997
       P.O. Box 1194
       Clanton, Alabama  35046

3.     Hobert Cook(1)                                                  --
       9 Huntingdon Drive
       Sylacauga, Alabama 35150

4.     J. David Foote, Jr.                                            1997
       2517 Overhill Road
       Sylacauga, Alabama 35150

5.     Joe K. McArthur                                                1998
       1940 Pleasant Ridge Loop
       Sylacauga, Alabama 35150

7.     Allen G. McMillian, III                                        1998
       One Gunston Drive
       Talladega, Alabama 35160

8.     John T. Robbs                                                  1997
       1003 Cloverdale Circle
       Talladega, Alabama 35160

9.     Donald C. Stroup                                               1999
       131 Stone Ridge Drive
       Sylacauga, Alabama 35150

10.    Charles R. Vawter                                              1999
       108 Stone Ridge Drive
       Sylacauga, Alabama 35150

-----------------
(1)  Director Emeritus

                                   APPENDIX B


                   [TRIDENT FINANCIAL CORPORATION LETTERHEAD]



                               September 26, 1997


Board of Directors
SouthFirst Bancshares, Inc.
126 North Norton Avenue
Sylacauga, Alabama  35150

Gentlemen:

         You have requested our opinion as to the fairness, from a financial point of view, to the holders of shares of common stock (the "SouthFirst Common Stock"), of SouthFirst Bancshares, Inc. ("SouthFirst") of the consideration to be paid by SouthFirst in the proposed merger (the "Merger") with First Federal Savings and Loan Association of Chilton County, Clanton, Alabama ("Chilton County"), pursuant to the Amended and Restated Agreement and Plan of Merger (the "Merger Agreement") dated September 17, 1997. Unless otherwise noted, all terms used herein shall have the same meaning as defined in the Merger Agreement.

         As more specifically set forth in the Merger Agreement, and subject to a number of conditions and procedures described in the Merger Agreement, in the Merger each of the issued and outstanding shares of Chilton County Common Stock shall be exchanged for either (i) $31.50 of cash or (ii) shares of SouthFirst Common Stock based on the Exchange Ratio. The Exchange Ratio will be determined by dividing $31.50 by the average closing price for SouthFirst Common Stock on the American Stock Exchange during the ten trading days immediately preceding the five consecutive business days prior to the Effective Time (the "Average Closing Price"). Chilton County Stockholders may elect to receive cash, stock or a combination of cash and stock, provided that 50% of the Total Merger Consideration (including consideration for options, dissenter's shares, and fractional shares) shall consist of cash. Each outstanding option to purchase Chilton County Common Stock shall be exchanged for $21.50 cash.

         Trident Financial Corporation ("Trident") is a financial consulting and investment banking firm experienced in the valuation of business enterprises with considerable experience in the valuation of financial institutions. Trident is not affiliated with SouthFirst or Chilton County, nor has Trident been retained on a contingent fee basis.

         In connection with rendering our opinion, we have reviewed and analyzed, among other things, the following (i) the First Agreement and the Merger Agreement; (ii) the Joint Proxy

Statement/Prospectus; (iii) certain publicly available information concerning SouthFirst, including the audited financial statements of SouthFirst for each of the years in the three year period ended September 30, 1996 and unaudited financial statements of SouthFirst for the nine months ended June 30, 1997;
(iv) certain publicly available information concerning Chilton County, including the audited financial statements of Chilton County for each of the years in the three year period ended June 30, 1997; (v) certain other internal information, primarily financial in nature, concerning the business and operations of SouthFirst and Chilton County furnished to us by SouthFirst and Chilton County for purposes of our analysis; (vi) certain publicly available information with respect to other companies that we believe to be comparable to Chilton County; and (vii) certain publicly available information concerning the nature and terms of other transactions that we consider relevant. We have also spoken with certain officers and employees of SouthFirst, to discuss the foregoing as well as other matters we believe relevant to our inquiry.

         In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and have not attempted independently to verify any such information. We did not perform a review of the loan portfolio, and we did not assess the adequacy of Chilton County's loan loss reserves. We have not conducted a physical inspection of the properties or facilities of Chilton County, nor have we made or obtained any independent evaluations or appraisals of any of such properties or facilities.

         In conducting our analysis and arriving at our opinion as expressed herein, we have considered such financial and other factors as we have deemed appropriate under the circumstances including, among others, the following:
(i) the historical and current financial condition and results of operations of SouthFirst and Chilton County, including interest income, interest expense, net interest income, net interest margin, interest sensitivity, non-interest income and expense, earnings, dividends, book value, return on assets, return on equity, capitalization, the amount and type of non-performing assets and the reserve for loan losses; (ii) the business prospects of SouthFirst and Chilton County; (iii) the economy of SouthFirst's and Chilton County's market areas, and (iv) the nature and terms of certain other merger transactions that we believe to be relevant. We have also taken into account our assessment of general economic, market, financial and regulatory conditions and trends, as well as our knowledge of the financial services industry, our experience in connection with similar transactions, and our knowledge of securities valuation generally. Our opinion necessarily is based upon conditions as they exist and can be evaluated on the date hereof. Our opinion is, in any event, limited to the fairness, from a financial point of view, of the consideration to be paid by SouthFirst in the Merger and does not address SouthFirst's underlying business decision to effect the Merger.

         Based upon and subject to the foregoing, we are of the opinion that the consideration to be paid by SouthFirst in the Merger is fair, as of the date hereof, from a financial point of view, to the shareholders of SouthFirst.





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


         This opinion is being delivered to the Board of Directors of SouthFirst for its use and is not to be reproduced, disseminated or delivered to any third party without the express written consent of Trident Financial Corporation, except as required by law.


                                        Very truly yours,


                                        TRIDENT FINANCIAL CORPORATION




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
                                   APPENDIX C

                 [PROFESSIONAL BANK SERVICES, INC. LETTERHEAD]


                                 October 1, 1997

Board of Directors
First Federal Savings & Loan Association
 of Chilton County
102 5th Street North
Clanton, Alabama 35045


Dear Members of the Board:

You have requested our opinion as investment bankers as to the fairness, from a financial perspective, to the common shareholders of First Federal Savings & Loan Association of Chilton County, Clanton, Alabama (the "Company") of the proposed merger of The Company with SouthFirst Bancshares, Inc., Sylacauga, Alabama ("SouthFirst"). In the Proposed merger, Company shareholders will receive $31.50 per common share in cash or SouthFirst common stock. The composition of the total market value of the consideration to be paid will equal 50 percent cash and 50 percent stock. The financial terms of the merger are more fully defined in the Amended and Restated Agreement and Plan of Merger by and among SouthFirst and the Company dated September 17, 1997 (the "Agreement").

Professional Bank Services, Inc. ("PBS") is a bank consulting firm and as part of its investment banking business is continually engaged in reviewing the fairness, from a financial perspective, of bank acquisition transactions and in the valuation of banks and other business and their securities in connection with mergers, acquisitions, estate settlements and other purposes. We are independent with respect to the parties of the proposed transaction.

For purposes of this opinion, PBS performed a review and analysis of the historic performance of the Company contained in: (i) Audited Financial Statements as of June 30, 1993, 1994, 1995, 1996 and 1997; (ii) September 30, 1996 and December 31, 1996 Thrift Financial Reports filed with the OTS by the Company; and (iii) common stock trading activity of the Company. We have reviewed and tabulated statistical data regarding the loan portfolio, securities portfolio and other performance ratios and statistics. Financial projections were prepared and analyzed as well as other financial


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Board of Directors
First Federal Savings & Loan Association
   of Chilton County
October 1, 1997
Page 2



studies, analyses and investigations as deemed relevant for the purposes of this opinion. In review of the aforementioned information, we have taken into account our assessment of general market and financial conditions, our experience in other transactions, and our knowledge of the banking industry generally.

We have not compiled, reviewed or audited the financial statements of the Company or SouthFirst, nor have we independently verified any of the information reviewed; we have relied upon such information as being complete and accurate in all material respects. We have not made independent evaluation of the assets of the Company or SouthFirst.

Based on the foregoing and all other factors deemed relevant, it is our opinion as investment bankers, that, as of the date hereof, the consideration proposed to be received by the shareholders of the Company under the Agreement is fair and equitable from a financial perspective.


                                                Very truly yours,

                                                /s/ Christopher L. Hargrove

                                                Professional Bank Services, Inc.
                                                Christopher L. Hargrove
                                                President

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


                                   APPENDIX D

      TEXT OF TITLE 12, SECTION 552.14 OF THE CODE OF FEDERAL REGULATIONS
                         DISSENTER AND APPRAISAL RIGHTS


                 (a) Right to demand payment of fair or appraised value. Except as provided in paragraph (b) of this section, any stockholder of a Federal stock association combining in accordance with # 552.13 of this part shall have the right to demand payment of the fair or appraised value of his stock: Provided, That such stockholder has not voted in favor of the combination and complies with the provisions of paragraph (c) of this section.

                 (b)   Exceptions.   No stockholder required to accept only
qualified consideration for his or her stock shall have the right under this section to demand payment of the stock s fair or appraised value, if such stock was listed on a national securities exchange or quoted on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") on the date of the meeting at which the combination was acted upon or stockholder action is not required for a combination made pursuant to # 552.13(h)(2) of this part. "Qualified consideration" means cash, shares of stock of any association or corporation which at the effective date of the combination will be listed on a national securities exchange or quoted on NASDAQ, or any combination of such shares of stock and cash.

                 (c)   Procedure.

                       (1) Notice.   Each constituent Federal stock association
shall notify all stockholders entitled to rights under this section, not less than twenty days prior to the meeting at which the combination agreement is to be submitted for stockholder approval, of the right to demand payment of appraised value of shares, and shall include in such notice a copy of this section. Such written notice shall be mailed to stockholders of record and may be part of management s proxy solicitation for such meeting.

                       (2) Demand for appraisal and payment. Each stockholder electing to make a demand under this section shall deliver to the Federal stock association, before voting on the combination, a writing identifying himself or herself and stating his or her intention thereby to demand appraisal of and payment for his or her shares. Such demand must be in addition to and separate from any proxy or vote against the combination by the stockholder.

                       (3) Notification of effective date and written offer. Within ten days after the effective date of the combination, the resulting association shall:

                       i. Give written notice by mail to stockholders of constituent Federal stock associations who have complied with the provisions of paragraph (c)(2) of


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                          this section and have not voted in favor of the
                          combination, of the effective date of the combination;

                 ii. Make a written offer to each stockholder to pay for dissenting shares at a specified price deemed by the resulting association to be the fair value thereof; and

                 iii. Inform them that, within sixty days of such date, the respective requirements of paragraphs (c)(5) and (c)
                          (6) of this section (set out in the notice) must be satisfied.

The notice and offer shall be accompanied by a balance sheet and statement of income of the association the shares of which the dissenting stockholder holds, for a fiscal year ending not more than sixteen months before the date of notice and offer, together with the latest available interim financial statements.

                 (4) Acceptance of offer. If within sixty days of the effective date of the combination the fair value is agreed upon between the resulting association and any stockholder who has complied with the provisions of paragraph (c)(2) of this section, payment therefor shall be made within ninety days of the effective date of the combination.

                 (5) Petition to be filed if offer not accepted. If within sixty days of the effective date of the combination the resulting association and any stockholder who has complied with the provisions of paragraph (c)(2) of this section do not agree as to the fair value, then any such stockholder may file a petition with the Office [of Thrift Supervision (the "Office")], with a copy by registered or certified mail to the resulting association, demanding a determination of the fair market value of the stock of all such stockholders. A stockholder entitled to file a petition under this section who fails to file such petition within sixty days of the effective date of the combination shall be deemed to have accepted the terms offered under the combination.

                 (6) Stock certificates to be noted. Within sixty days of the effective date of the combination, each stockholder demanding appraisal and payment under this section shall submit to the transfer agent his certificates of stock for notation thereon that an appraisal and payment have been demanded with respect to such stock and that appraisal proceedings are pending. Any stockholder who fails to submit his or her stock certificates for such notation shall no longer be entitled to appraisal rights under this section and shall be deemed to have accepted the terms offered under the combination.

                 (7) Withdrawal of demand. Notwithstanding the foregoing, at any time within sixty days after the effective date of the combination, any stockholder shall have the right to withdraw his or her demand for appraisal and to accept the terms offered upon the combination.

                 (8) Valuation and payment. The Director [of the Office of Thrift Supervision (the "Director")] shall, as he or she may elect, either appoint one or more independent persons or direct appropriate staff of the Office to appraise the shares to determine their fair market value, as of the effective date of the combination, exclusive of any element of value arising from the accomplishment or expectation of the combination. Appropriate staff of the Office shall review and provide an opinion on appraisals prepared by independent persons as to the suitability of the appraisal methodology and the adequacy of the analysis and supportive data. The Director after consideration of the appraisal report and the advice of the appropriate staff shall, if he or she concurs in the valuation of the shares, direct payment by the resulting association of the appraised fair market value of the shares, upon surrender of the certificates representing such stock. Payment shall be made, together with interest from the effective date of the combination, at a rate deemed equitable by the Director.

                 (9) Costs and expenses. The costs and expenses of any proceeding under this section may be apportioned and assessed by the Director as he or she may deem equitable against all or some of the parties. In making this determination the Director shall consider whether any party has acted arbitrarily, vexatiously, or not in good faith in respect to the rights provided by this section.

                 (10) Voting and distribution. Any stockholder who has demanded appraisal rights as provided in paragraph (c)(2) of this section shall thereafter neither be entitled to vote such stock for any purpose nor be entitled to the payment of dividends or other distributions on the stock (except dividends or other distribution payable to, or a vote to be taken by stockholders of record at a date which is on or prior to, the effective date of the combination): Provided, That if any stockholder becomes unentitled to appraisal and payment of appraised value with respect to such stock and accepts or is deemed to have accepted the terms offered upon the combination, such stockholder shall thereupon be entitled to vote and receive the distributions described above.

                 (11) Status. Shares of the resulting association into which shares of the stockholders demanding appraisal rights would have been converted or exchanged, had they assented to the combination, shall have the status of authorized and unissued shares of the resulting association.





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